     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2014

                                                             FILE NO. 333-193535

                                                              FILE NO. 811-22726

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM N-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

PRE-EFFECTIVE AMENDMENT NO. 2                               /X/
POST-EFFECTIVE AMENDMENT NO.                                / /

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

AMENDMENT NO. 14

                       FORETHOUGHT LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT A

                           (Exact Name of Registrant)

                       FORETHOUGHT LIFE INSURANCE COMPANY

                              (Name of Depositor)

          300 NORTH MERIDIAN STREET, SUITE 1800 INDIANAPOLIS, IN 46204

                   (Address of Depositor's Principal Offices)

                                  860-325-1538

              (Depositor's Telephone Number, Including Area Code)

                               SARAH M. PATTERSON
                       FORETHOUGHT LIFE INSURANCE COMPANY
               82 HOPMEADOW STREET, SUITE 200, SIMSBURY, CT 06089

                    (Name and Address of Agent for Service)

                                  ------------

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

                                  ------------

The Registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                     PART A

FORERETIREMENT II VARIABLE ANNUITY
FORETHOUGHT LIFE INSURANCE COMPANY
SEPARATE ACCOUNT A (EST. 06/05/12)
300 N. MERIDIAN ST
SUITE 1800
INDIANAPOLIS, IN 46204

1-866-645-2449
WWW.FORETHOUGHT.COM

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--------------------------------------------------------------------------------

This prospectus describes information you should know before you purchase ForeRetirement II Variable Annuity. The prospectus describes a contract between each Owner and joint Owner ("you") and Forethought Life Insurance Company ("us," "we" or "our"). This is an individual, deferred, flexible-premium variable annuity. You may own this annuity on a single or joint basis. This variable annuity allows you to allocate your Premium Payment among the following portfolio companies:

X  AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

X  American Century Variable Portfolios, Inc.

X  American Funds Insurance Series(R)

X  BlackRock Variable Series Funds, Inc.

X  Forethought Variable Insurance Trust

X  Franklin Templeton Variable Insurance Products Trust

X  Goldman Sachs Variable Insurance Trust

X  Hartford Series Funds, Inc.


X  Lord Abbett Series Fund, Inc.


X  MFS(R) Variable Insurance Trust

X  MFS(R) Variable Insurance Trust II

X  PIMCO Equity Series VIT

X  PIMCO Variable Insurance Trust

X  Putnam Variable Trust

You may also allocate all or any portion of your Premium Payment(s) to the Fixed Account. The Fixed Account is not available for every Contract share class.

This prospectus refers to the following Contract share classes:

X  B Share

X  C Share

X  L Share

The Contract share class will be selected on your application and identified in your Contract. Not every Contract share class or optional rider may be available from your Financial Intermediary or in your state. Other available Contract share classes offered through select Financial Intermediaries are not described in this Prospectus and may be subject to different charges.

Please read this prospectus carefully before investing and keep it for your records and for future reference. You can also contact us to get a Statement of Additional Information free of charge. The Statement of Additional Information contains more information about this Contract and, like this prospectus, is filed with the Securities and Exchange Commission ("SEC" or "Commission"). We have included the Table of Contents for the Statement of Additional Information at the end of this prospectus. Although we file this prospectus and the Statement of Additional Information with the SEC, the SEC doesn't approve or disapprove these securities or determine if the information in this prospectus is truthful or complete. Anyone who represents that the SEC does these things may be guilty of a criminal offense. This prospectus and the Statement of Additional Information can also be obtained from us or the SEC's website (www.sec.gov).

This variable annuity may not be suitable for everyone. This variable annuity may not be appropriate for people who do not have a long investment time horizon and is not appropriate for people who intend to engage in market timing. You will get NO ADDITIONAL TAX ADVANTAGE from this variable annuity if you are investing through a tax-advantaged retirement plan (such as a 401(k) plan or Individual Retirement Account ("IRA")). This prospectus is not intended to provide tax, accounting or legal advice.

We are not an investment adviser nor are we registered as such with the SEC or any state securities regulatory authority. We are not acting in any fiduciary capacity with respect to your investment. This information does not constitute personalized investment advice or financial planning advice.

         NOT INSURED BY FDIC OR ANY                MAY LOSE           NOT A DEPOSIT OF OR GUARANTEED BY        [NOT FDIC BANK IMAGE]
          FEDERAL GOVERNMENT AGENCY                 VALUE               ANY BANK OR ANY BANK AFFILIATE

--------------------------------------------------------------------------------

PROSPECTUS DATED: MAY 1, 2014

STATEMENT OF ADDITIONAL INFORMATION DATED: MAY 1, 2014

2

-------------------------------------------------------------------------------

CONTENTS


                                                                            PAGE
--------------------------------------------------------------------------------
1. INTRODUCTION                                                                3
2. FEE SUMMARY                                                                 4
3. MANAGEMENT OF THE CONTRACT                                                  8
   The Company                                                                 8
   The General Account                                                         8
   The Separate Account                                                        8
   The Funds                                                                   8
   Fixed Account                                                              10
4. INFORMATION ON YOUR ACCOUNT                                                10
   a. Purchasing a Contract                                                   10
   b. Charges and Fees                                                        18
   c. Surrenders and Partial Withdrawals                                      22
   d. Annuity Payouts                                                         23
5. DEATH BENEFITS                                                             25
   a. Standard Death Benefit                                                  25
   b. Return of Premium                                                       26
   c. Legacy Lock II                                                          28
   d. Maximum Daily Value                                                     32
   e. How is the Death Benefit paid?                                          34
   f. Who will receive the Death Benefit?                                     35
6. OPTIONAL WITHDRAWAL BENEFITS                                               36
   a. Daily Step Up Withdrawal Benefit                                        36
7. ADDITIONAL INFORMATION                                                     44
   a. Glossary                                                                44
   b. State Variations                                                        47
   c. Legal Proceedings                                                       47
   d. How Contracts Are Sold                                                  47
   e. Delay of Payment and Transfers                                          49
8. FEDERAL TAX CONSIDERATIONS/INFORMATION REGARDING IRAS                      49
TABLE OF CONTENTS TO STATEMENT OF ADDITIONAL INFORMATION                      60
APPENDIX A - EXAMPLES                                                    APP A-1
APPENDIX B - ACCUMULATION UNIT VALUES                                    APP B-1
APPENDIX C - FUND DATA                                                   APP C-1
APPENDIX D - OPTIONAL RIDER INVESTMENT RESTRICTIONS                      APP D-1

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1. INTRODUCTION

HOW TO BUY THIS VARIABLE ANNUITY

X  Choose a Contract class

                      MINIMUM INITIAL                                                                            MORTALITY &
                      PREMIUM PAYMENT                                                                           EXPENSE RISK
                                        NON-                                                                         AND
                QUALIFIED            QUALIFIED                                                                 ADMINISTRATIVE
                 CONTRACT             CONTRACT   SALES RELATED CHARGES                                             CHARGES
--------------------------------------------------------------------------------------------------------------------------------
                                                 7 year Contingent Deferred Sales Charge; Premium Based
B SHARE            $5,000               $10,000  Charge                                                              0.65%
C SHARE            $5,000               $10,000  None                                                                1.65%
                                                 4 year Contingent Deferred Sales Charge; Premium Based
L SHARE            $5,000               $10,000  Charge                                                              1.10%


This table does not show Fund expenses, Premium taxes, Annual Maintenance Fee, Fund Facilitation Fee, Premium Based Charge, Contingent Deferred Sales Charges and optional rider fees. Each Contract share class has its own Minimum Contract Value requirements.


X  Choose investment options

- Sub-Accounts - Funds representing a range of investment strategies, objectives and asset classes.
-      Fixed Account (B and L share class only) - A fixed interest account.

Subject to limitations, you may move your investment among each of these options.

X  Choose an optional feature


                      Guaranteed Lifetime                                         Daily Step Up Withdrawal Benefit*
                       Withdrawal Benefit
                       Guaranteed Minimum                                                 Return of Premium
                         Death Benefits                                                  Maximum Daily Value*
                                                                                           Legacy Lock II*


*   Investment restrictions apply.

Optional features may not be available through your Financial Intermediary or in all states.

X Complete our application or order request and submit it to your Financial Intermediary for approval.

X  Pay the applicable minimum initial Premium Payment.

4

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2. FEE SUMMARY

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING, AND SURRENDERING YOUR VARIABLE ANNUITY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY OR SURRENDER THIS VARIABLE ANNUITY. STATE PREMIUM TAXES MAY ALSO BE DEDUCTED.

OWNER TRANSACTION EXPENSES

                                                                                           SURRENDER CHARGE
                                                                         B SHARE                C SHARE               L SHARE
---------------------------------------------------------------------------------------------------------------------------------
CONTINGENT DEFERRED SALES CHARGE (CDSC) (1)                                                        None
 Year 1                                                                    8.5%                                          8%
    2                                                                      7.5%                                          7%
    3                                                                      6.5%                                          6%
    4                                                                      5.5%                                          5%
    5                                                                      4.5%                                          0%
    6                                                                      3.5%
    7                                                                      2.5%
    8+                                                                      0%

(1) Each Premium Payment has its own CDSC schedule. The CDSC is a percentage of Remaining Gross Premiums. Please see Section 4(b) and Examples 1-5 in Appendix A for more information on how CDSC is calculated.

OWNER PERIODIC EXPENSES

THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY PERIODICALLY AND ON A DAILY BASIS (EXCEPT AS NOTED) DURING THE TIME THAT YOU OWN THE VARIABLE ANNUITY, NOT INCLUDING ANNUAL FUND FEES AND EXPENSES.


                                                    B SHARE   C SHARE   L SHARE
--------------------------------------------------------------------------------
ANNUAL MAINTENANCE FEE (2)                            $50       $50       $50
PREMIUM BASED CHARGE (3)                             0.50%      None     0.50%
SEPARATE ACCOUNT ANNUAL EXPENSES (as a percentage
 of average daily
 Contract Value excluding Fixed Account
 investments) (4)
 Mortality and Expense Risk Charge                   0.45%     1.45%     0.90%
 Administrative Charge                               0.20%     0.20%     0.20%
 Maximum Fund Facilitation Fee (5)                   0.50%     0.50%     0.50%
MAXIMUM TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES       1.15%     2.15%     1.60%
MAXIMUM OPTIONAL CHARGES (6)
 Legacy Lock II (7)                                  1.50%     1.50%     1.50%
 Return of Premium (8)                               0.75%     0.75%     0.75%
 Maximum Daily Value (9)                             1.50%     1.50%     1.50%
 Daily Step Up Withdrawal Benefit (10)
  Single Life Option                                 2.50%     2.50%     2.50%
  Joint/Spousal Option                               2.50%     2.50%     2.50%


(2)  Fee waived if Contract Value is $50,000 or more on your Contract
     Anniversary.

(3) For B and L share Contracts, an annual Premium Based Charge is assessed against each Premium Payment. The Premium Based Charge is a percentage of Remaining Gross Premium. Remaining Gross Premium is equal to Premium Payments adjusted by Partial Withdrawals. The Premium Based Charge is assessed on each Quarterly Contract Anniversary. We calculate your Premium Based Charge based on Remaining Gross Premiums on each Quarterly Contract Anniversary as adjusted since the last Premium Based Charge was taken, however, the charge presented above is the annualized charge. Please see section 4.b. Premium Based Charge for more information. The Premium Based Charge will be assessed only with respect to Contract Value invested in Sub-Accounts and not investments in the Fixed Account. Please see Section 4.b. Charges and Fees and Premium Based Charge Examples 1-2 in Appendix A.

(4)  Charges are expressed as annual fees but are assessed on a daily basis.

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(5)  Fee is applied daily to amounts invested in the following Sub-Accounts:
     American Funds Insurance Series(R) - Managed Risk Asset Allocation Fund, BlackRock High Yield V.I. Fund, BlackRock U.S. Government Bond V.I. Fund, Hartford Capital Appreciation HLS Fund, Hartford Index HLS Fund, Hartford Total Return Bond HLS Fund, Invesco V.I. Money Market Fund, PIMCO Total Return Portfolio, Forethought Variable Insurance Trust Franklin Dividend and Income Managed Risk PortFolio, Forethought Variable Insurance Trust Growth Managed Risk Portfolio, Forethought Variable Insurance Trust Select Advisor Managed Risk Portfolio. Current fees range from 0.05% to 0.15% and can be found in Section 4.b Charges and Fees.


(6) You may only elect one of the following optional Death Benefits: Legacy Lock II, Maximum Daily Value, or Return of Premium. All optional charges presented are the annualized charges, however, they will be deducted on each Quarterly Contract Anniversary.


(7)  Rider charge is based on the greater of (a) Enhanced Return of Premium or
     (b) Return of Premium Death Benefit and is assessed on each Quarterly Contract Anniversary. If you elect Legacy Lock II and concurrently elect the Daily Step Up Withdrawal Benefit, the current rider charge for Legacy Lock II is 0.85%. If you elect Legacy Lock II without electing the Daily Step Up Withdrawal Benefit, the current rider charge is based on the age of the oldest Contract Owner or Annuitant at the rider inception date. The current rider charges are 1.15% for ages 0-60 and 1.25% for ages 61-65.


(8) Rider charge is based on Premium Payments adjusted for Partial Withdrawals and is assessed on each Quarterly Contract Anniversary. The current rider charge is 0.15%.

(9) Rider charge is based on the Maximum Daily Value Death Benefit and is assessed on each Quarterly Contract Anniversary. The current rider charge is 0.45%.


(10) Rider charge is based on Withdrawal Base and is assessed on each Quarterly Contract Anniversary. The Withdrawal Base is initially equal to Premium Payments. It will fluctuate based on subsequent Premium Payments, Step Ups, Deferral Bonuses or Partial Withdrawals. The current rider charge is 1.25%.


THE NEXT TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL ANNUAL FUND OPERATING EXPENSES CHARGED BY THE FUNDS THAT YOU MAY PAY ON A DAILY BASIS DURING THE TIME THAT YOU OWN THIS VARIABLE ANNUITY. MORE DETAIL CONCERNING EACH FUND'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH FUND.


                                                              MINIMUM             MAXIMUM
-----------------------------------------------------------------------------------------------
TOTAL ANNUAL FUND OPERATING EXPENSES                               0.58  %             2.84  %
(expenses that are deducted from Sub-Account assets,
including management fees, distribution charges
and/or service fees (12b-1) fees, and other expenses.

6

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EXAMPLE


THIS EXAMPLE IS INTENDED TO HELP YOU COMPARE THE COST OF INVESTING IN THIS VARIABLE ANNUITY WITH THE COST OF INVESTING IN OTHER VARIABLE ANNUITIES. LET'S SAY, HYPOTHETICALLY, THAT YOUR ANNUAL INVESTMENT RETURN IS 5% AND THAT YOUR FEES AND EXPENSES TODAY WERE AS HIGH AS POSSIBLE INCLUDING THE ELECTION OF THE HIGHEST POSSIBLE OPTIONAL CHARGES (I.E., LEGACY LOCK II AND THE DAILY STEP UP WITHDRAWAL BENEFIT AND INVESTMENT IN SUB-ACCOUNTS THAT ARE SUBJECT TO THE FUND FACILITATION FEE). THE EXAMPLE ILLUSTRATES THE EFFECT OF FEES AND EXPENSES THAT YOU COULD INCUR (OTHER THAN TAXES). YOUR ACTUAL FEES AND EXPENSES MAY VARY. FOR EVERY $10,000 INVESTED (EXCLUDING AMOUNTS ALLOCATED TO THE FIXED ACCOUNT, IF APPLICABLE), HERE'S HOW MUCH YOU WOULD PAY UNDER EACH OF THE THREE SCENARIOS
POSED:


B-SHARE

(1)  If you Surrender your Contract at the end of the applicable time period:


1 year                                                                    $1,755
3 years                                                                   $3,368
5 years                                                                   $4,968
10 years                                                                  $8,919


(2)  If you annuitize at the end of the applicable time period:


1 year                                                                      $859
3 years                                                                   $2,671
5 years                                                                   $4,470
10 years                                                                  $8,869


(3)  If you do not Surrender your Contract:


1 year                                                                      $909
3 years                                                                   $2,721
5 years                                                                   $4,520
10 years                                                                  $8,919


C-SHARE

(1)  If you Surrender your Contract at the end of the applicable time period:


1 year                                                                      $961
3 years                                                                   $2,858
5 years                                                                   $4,714
10 years                                                                  $9,139


(2)  If you annuitize at the end of the applicable time period:


1 year                                                                      $911
3 years                                                                   $2,808
5 years                                                                   $4,664
10 years                                                                  $9,089


(3)  If you do not Surrender your Contract:


1 year                                                                      $961
3 years                                                                   $2,858
5 years                                                                   $4,714
10 years                                                                  $9,139

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L-SHARE

(1)  If you Surrender your Contract at the end of the applicable time period:


1 year                                                                    $1,751
3 years                                                                   $3,444
5 years                                                                   $4,711
10 years                                                                  $9,200


(2)  If you annuitize at the end of the applicable time period:


1 year                                                                      $905
3 years                                                                   $2,797
5 years                                                                   $4,661
10 years                                                                  $9,150


(3)  If you do not Surrender your Contract:


1 year                                                                      $955
3 years                                                                   $2,847
5 years                                                                   $4,711
10 years                                                                  $9,200


CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

When Premium Payments are credited to your Funds, they are converted into Accumulation Units by dividing the amount of your Premium Payments minus any Premium taxes (if applicable), by the Accumulation Unit Value for that Valuation Day. All classes of Accumulation Unit Values may be obtained, free of charge, by contacting us. See Appendix B - Accumulation Unit Values for additional information. You can find financial statements for us and the Separate Account in the Statement of Additional Information.

8

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3. MANAGEMENT OF THE CONTRACT

THE COMPANY

We are a life insurance company engaged in the business of writing life insurance and individual variable, fixed and fixed indexed annuities. Forethought Life Insurance Company is authorized to do business in 49 states of the United States, the District of Columbia and Puerto Rico. Forethought Life Insurance Company was incorporated under the laws of Indiana on July 10, 1986. We have offices located in Indianapolis and Batesville, Indiana, Houston, Texas, Simsbury, Connecticut and Berwyn, Pennsylvania. Forethought Life Insurance Company is ultimately controlled by Global Atlantic Financial Group Limited.

THE GENERAL ACCOUNT

The Fixed Account and the DCA Plus Fixed Account are part of our General Account. Please see Section 4.a for a description of the DCA Plus Fixed Account. Any amounts that we are obligated to pay under the Fixed Account and any other payment obligation we undertake under the Contract, including Death Benefits and optional withdrawal benefits, are subject to our financial strength and claims-paying ability and our long-term ability to make such payments. We invest the assets of the General Account according to the laws governing the investments of insurance company general accounts. The General Account is not a bank account and is not insured by the Federal Deposit Insurance Corporation
(FDIC) or any other government agency. We receive a benefit from all amounts held in our General Account. Amounts in our General Account are available to our general creditors. We issue other types of insurance policies and pay our obligations under these products from our assets in the General Account.

THE SEPARATE ACCOUNT

We set aside and invest the assets of some of our annuity contracts, including these Contracts, in a Separate Account. The Separate Account is registered as unit investment trusts under the 1940 Act. This registration does not involve supervision by the SEC of the management or the investment practices of a Separate Account or us. The Separate Account meets the definition of "Separate Account" under federal securities law. The Separate Account referenced in this prospectus holds only assets for variable annuity contracts. The Separate
Account:

- hold assets for your benefit and the benefit of other Owners, and the persons entitled to the payouts described in the Contract;

- is not subject to the liabilities arising out of any other business we may conduct;

-   is not affected by the rate of return of our General Account;

- may be subject to liabilities of other variable annuity contracts offered by this Separate Account which are not described in this prospectus; and

- is credited with income and gains, and takes losses, whether or not realized, from the assets they hold without regard to our other income, gains or loss.

We do not guarantee the investment results of the Separate Account.

THE FUNDS

At the time you purchase your Contract, you may allocate your Premium Payment to Sub-Accounts. These are subdivisions of our Separate Account, described above. The Sub-Accounts then purchase shares of mutual funds set up exclusively for variable annuity or variable life insurance products. These are not the same mutual funds that you buy through your investment professional even though they may have similar investment strategies and the same portfolio managers. Each Fund has varying degrees of investment risk. Funds are also subject to separate fees and expenses such as management fees, distribution charges and operating expenses. "Master-feeder" or "fund of funds" ("feeder funds") invest substantially all of their assets in other funds and will therefore bear a pro-rata share of fees and expenses incurred by both funds. This will reduce your investment return. Election of any optional riders will limit your investment options. Please contact us to obtain a copy of the prospectuses for each Fund (or for any feeder funds). Read these prospectuses carefully before investing. We do not guarantee the investment results of any Fund. Certain Funds may not be available in all states and in all Contract classes. Please see Appendix C for additional information.

MIXED AND SHARED FUNDING - Fund shares may be sold to our insurance company affiliates or other unaffiliated insurance companies to serve as an underlying investment for variable annuity contracts and variable life insurance policies, pursuant to a practice known as mixed and shared funding. As a result, there is a possibility that a material conflict may arise between the interests of Owners, and other Owner's investing in these Funds. If a material conflict arises, we will consider what action may be appropriate, including removing the Fund from the Separate Account or replacing the Fund with another underlying Fund.

VOTING RIGHTS - We are the legal owners of all Fund shares held in the Separate Account and we have the right to vote at the Funds' shareholder meetings. To the extent required by federal securities laws or regulations, we will:

- notify you of any Fund shareholders' meeting if the shares held for your Contract may be voted;

- send proxy materials and a form of instructions that you can use to tell us how to vote the Fund shares held for your Contract;

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-   arrange for the handling and tallying of proxies received from Owners;

- vote all Fund shares attributable to your Contract according to instructions received from you, and

- vote all Fund shares for which no voting instructions are received in the same proportion as shares for which instructions have been received; which could result in the vote of a small number of Owners determining the outcome of a matter subject to a shareholder vote.

If any federal securities laws or regulations, or their present interpretation, change to permit us to vote Fund shares on our own, we may decide to do so. You may attend any shareholder meeting at which Fund shares held for your Contract may be voted. As a result of proportional voting, a small number of Owners could determine the outcome of a proposition subject to shareholder vote.

SUBSTITUTIONS, ADDITIONS, OR DELETIONS OF FUNDS - Subject to any applicable law, we may make certain changes to the Funds offered under your Contract. We may, at our discretion, establish new Funds. New Funds may be made available to existing Owners as we deem appropriate. We may also close one or more Funds to additional Premium Payments or transfers from existing Funds. We may liquidate one or more Sub-Accounts if the board of directors of any Fund determines that such actions are prudent. Unless otherwise directed, investment instructions will be automatically updated to reflect the Fund surviving after any merger, substitution or liquidation.

We may eliminate the shares of any of the Funds from the Contract for any reason and we may substitute shares of another registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account. To the extent required by the 1940 Act, substitutions of shares attributable to your interest in a Fund will not be made until we have the approval of the SEC, and we have notified you of the change.

In the event of any substitution or change, we may, by appropriate endorsement, make any changes in the Contract necessary or appropriate to reflect the substitution or change. If we decide that it is in the best interest of the Owners, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more other Separate Accounts.


FEES AND PAYMENTS WE RECEIVE FROM FUNDS AND RELATED PARTIES- We may receive substantial fees and payments with respect to the Funds that are offered through your Contract (sometimes referred to as revenue sharing payments). We consider these fees and payments, among a number of facts, when deciding to include a Fund that we offer through the Contract. All of the Funds that are offered through your Contract make payments to us or an affiliate. We receive these payments and fees under agreements between us and a Fund's principal underwriter, transfer agent, investment adviser and/or other entities related to the Funds in amounts up to 0.50% of assets invested in a Fund. These fees and payments may include asset-based sales compensation and service fees under distribution charges and/or servicing plans adopted by Funds pursuant to Rule 12b-1 under the Investment Company Act of 1940. These fees and payments may also include administrative service fees and additional payments, expense reimbursements and other compensation. We expect to make a profit on the amount of the fees and payments that exceed our own expenses, including our expenses of payment compensation to broker-dealers, financial institutions and other persons for selling the Contracts.



The availability of these types of arrangements creates an incentive for us to seek and offer Funds (and classes of shares of such Funds) that pay us revenue sharing. Other Funds (or available classes of shares) may have lower fees and better overall investment performance. As of December 31, 2013, we have entered into arrangements to receive Administrative Service and/or 12b-1 fees from each of the following Fund complexes (or affiliated entities): American Century Investment Services, Inc., American Funds Distributors, Inc., BlackRock Advisors, LLC, Forethought Investment Advisors, LLC, Franklin Templeton Services, LLC, Hartford Fund Management Company, LLC, Huntington Asset Advisors, Invesco Advisers Inc., Lord Abbett Series Fund, Inc., MFS Fund Distributors, Inc., Pacific Investment Management Company, LLC, Putnam Retail Management Limited Partnership, Valmark Advisers, Inc.



Not all Fund complexes pay the same amount of fees and compensation to us and not all Funds pay according to the same formula. Because of this, the amount of fees and payments received by us varies by Fund and we may receive greater or less fees and payments depending on the Funds you select. Revenue Sharing and Rule 12b-1 fees did not exceed 0.50% and 0.35%, respectively and 0.50% in total in 2013 and are not expected to exceed 0.50% and 0.40%, respectively, and 0.50% in total of the annual percentage of the average daily net assets (for instance, assuming that you invested an average balance of $10,000 in a Fund that pays us maximum fees, we would collect a total of $50 from that Fund.) For the fiscal year ended December 31, 2013, revenue sharing payments and 12b-1 fees did not collectively exceed approximately $333.000. These fees do not take into account indirect benefits we received by offering FVIT Funds as investment options.


We are affiliated with Forethought Variable Insurance Trust based on our affiliation with its investment adviser Forethought Investment Advisors, LLC. In addition to investment advisory fees, we receive fees to provide, among other things, administrative, processing, accounting and shareholder services for the Forethought Funds.

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FIXED ACCOUNT


INTERESTS IN THE FIXED ACCOUNT ARE NOT REGISTERED UNDER THE 1933 ACT AND THE FIXED ACCOUNT IS NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE 1940 ACT. ACCORDINGLY, NEITHER THE FIXED ACCOUNT NOR ANY OF ITS INTERESTS ARE SUBJECT TO THE PROVISIONS OR RESTRICTIONS OF THE 1933 ACT OR THE 1940 ACT, AND THE STAFF OF THE SEC HAS NOT REVIEWED THE DISCLOSURE REGARDING THE FIXED ACCOUNT. THE FOLLOWING DISCLOSURE ABOUT THE FIXED ACCOUNT IS SUBJECT TO CERTAIN GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING THE ACCURACY AND COMPLETENESS OF DISCLOSURES. THE FIXED ACCOUNT IS NOT OFFERED IN ALL CONTRACT SHARE CLASSES AND IS NOT AVAILABLE IN ALL STATES OR IF YOU HAVE ELECTED THE DAILY STEP UP WITHDRAWAL BENEFIT, MAXIMUM DAILY VALUE OR LEGACY LOCK II.


We guarantee that we will credit interest to amounts you allocate to the Fixed Account at a minimum rate that meets your State's minimum non-forfeiture requirements. Non-forfeiture rates vary from state-to-state. We may credit a rate higher than the minimum rate. We reserve the right to declare different rates of interest depending on when amounts are allocated or transferred to the Fixed Account. This means that amounts at any designated time may be credited with a different rate of interest than the rate previously credited to such amounts and to amounts allocated or transferred at any other designated time. We will periodically publish the Fixed Account interest rates currently in effect. There is no specific formula for determining interest rates and, except as specifically stated above, no assurances are offered as to future rates in excess of non-forfeiture rates. Some of the factors that we may consider in determining whether to credit interest are: general economic trends, rates of return currently available for the types of investments and durations that match our liabilities and anticipated yields on our investments, regulatory and tax requirements, and competitive factors. Fixed Account interest rates may vary by State.

We will account for any deductions, Surrenders or transfers from the Fixed Account on a first-in, first-out basis (i.e., oldest investments will be liquidated first).

ANY INTEREST CREDITED TO AMOUNTS YOU ALLOCATE TO THE FIXED ACCOUNT IN EXCESS OF THE MINIMUM GUARANTEED INTEREST RATE WILL BE DETERMINED AT OUR SOLE DISCRETION. YOU ASSUME THE RISK THAT INTEREST CREDITED TO THE FIXED ACCOUNT MAY NOT EXCEED THE MINIMUM GUARANTEED INTEREST RATE FOR ANY GIVEN YEAR. WHILE WE DO NOT CHARGE A SEPARATE FEE FOR INVESTING IN THE FIXED ACCOUNT, OUR EXPENSES ASSOCIATED WITH OFFERING THIS FEATURE ARE FACTORED INTO THE FIXED ACCOUNT CREDITED RATES.

We may restrict your ability to allocate Contract Value or Premium Payments to the Fixed Account (or your ability to transfer Fixed Account assets to one or more Sub-Account) at any time at our discretion. We may close the Fixed Account to new Premium Payments or transfers of existing Contract Value.

Except as otherwise provided, during each Contract Year, you may make transfers out of the Fixed Account to Sub-Accounts, subject to the transfer restrictions discussed below. All transfer allocations must be in whole numbers (e.g., 1%). Each Contract Year you may transfer the greater of:

- 30% of the Contract Value in the Fixed Account as of the last Contract Anniversary. When we calculate the 30%, we add Premium Payments allocated to the Fixed Account, and transfers from Sub-Accounts made after that date, but before the next Contract Anniversary. These restrictions also apply to systematic transfers. The 30% does not include Contract Value in any DCA Plus Fixed Account; or

- an amount equal to your largest previous transfer from the Fixed Account in any one Contract Year.

We apply these restrictions to all transfers from the Fixed Account, including all systematic transfers and Dollar Cost Averaging Programs, except for transfers under our DCA Plus Fixed Account.

If your interest rate renews at a rate more than 1% lower than your prior interest rate, you may transfer any amount up to 100% of the amount to be invested at the renewal rate. You must make this transfer request within sixty days of being notified of the renewal rate.

We may defer Surrenders and Partial Withdrawals (including transfers to Sub-Accounts) from the Fixed Account for up to six months from the date of your request. In certain states, we may not defer payments of Death Benefit proceeds from the Fixed Account (see State Variations section for details).

You must wait six months after your most recent transfer from the Fixed Account before moving Sub-Account Values back to the Fixed Account. If you make systematic transfers from the Fixed Account under a Dollar Cost Averaging Program or DCA Plus Fixed Account, you must wait six months after your last systematic transfer before moving Contract Value back to the Fixed Account.

As a result of these limitations, it may take a significant amount of time (i.e., several years) to move Contract Value in the Fixed Account to Sub-Accounts; therefore this may not provide an effective short term defensive strategy.

4. INFORMATION ON YOUR ACCOUNT

A. PURCHASING A CONTRACT

WHO CAN BUY THIS CONTRACT?

The Contract is an individual tax-deferred variable annuity Contract. It is designed for retirement planning purposes and may be purchased by any individual, group or trust, including individual retirement annuities adopted according to Section 408 of the Code.


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In addition, individuals and trusts can also purchase Contracts that are not part of a tax qualified retirement plan. These are known as non-qualified Contracts.

If you are purchasing the Contract for use in an IRA or other qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or other qualified Plan receives tax-deferred treatment under the Code.

We do not accept any incoming 403(b) exchanges, transfers or applications for 403(b) individual annuity contracts or additional investments into any individual annuity contract funded through a 403(b) plan.

We do not accept any retirement plans qualified under Sections 401(a) and 403(a) of the Code or employee pension plans established for employees by a state, a political subdivision of a state, or an agency of either a state or a political subdivision of a state, or certain eligible deferred compensation plans as defined in Section 457 of the Code.

HOW DO YOU PURCHASE A CONTRACT?

You may only purchase a Contract through a Financial Intermediary. An investment professional will work with you to complete and submit an application or an order request form. Part of this process will include an assessment as to whether this variable annuity may be suitable for you. Prior to recommending the purchase or exchange of a deferred variable annuity, your investment professional will make reasonable efforts to obtain certain information about you and your investment needs. This recommendation will be independently reviewed by a principal within your Financial Intermediary. Your initial Premium Payment will not be invested in any Account during this period.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, your Financial Intermediary will ask for your name, address, date of birth and other information that will allow us to identify you. They may also ask to see your driver's license or other identifying documents.

The minimum initial Premium Payment required to buy this Contract varies based on the type of investment, Contract share class and whether you enroll in a systematic investment Program such as the InvestEase(R) Program. Financial Intermediaries may impose requirements regarding the form of payment they will accept. Premium Payments not actually received by us within the time period provided below will result in the rejection of your application or order request.

Premium Payments sent to us must be made in U.S. dollars and checks must be drawn on U.S. banks. We do not accept cash, third party checks or double endorsed checks. We reserve the right to limit the number of checks processed at one time. If your check does not clear, your purchase will be cancelled and you could be liable for any losses or fees incurred. A check must clear our account through our Annuity Service Center to be considered to be In Good Order.

Anyone who wishes to purchase a Contract with Premium Payments of $1 million or more must receive our approval before the purchase. We reserve the right to impose special conditions on anyone requesting this approval. In order to request prior approval, you must submit a completed enhanced due diligence form prior to the submission of your application:

- if you are seeking to purchase a Contract with an initial Premium Payment of $1 million or more; and

- if total Premium Payments, aggregated by social security number or taxpayer identification number, equal $1 million or more.


In addition to this restriction on initial Premium Payments, we may also restrict or require approval of subsequent Premium Payments if (1) the subsequent Premium Payment would result in your total Premium Payments equaling or exceeding $1 million, (2) the subsequent Premium Payment would result in your total Premium Payments exceeding 150% of your initial premium or (3) any time after the first Contract Year if you have elected any optional riders. We do not currently enforce the right to approve subsequent Premium Payments, except where a subsequent Premium Payment would result in your total Premium Payments equaling or exceeding $1 million. In the future, we may expand the circumstances under which we restrict or require prior approval of subsequent Premium Payments. There are a variety of factors that could influence our decision to prohibit or restrict subsequent Premium Payments, for example, we could do so in the event of a market disturbance. Any action we take with respect to subsequent Premium Payment restriction or approval will be done following giving notice to you and on a non-discriminatory basis.


You and your Annuitant must not be older than age 80 on the date that your Contract is issued. You must be of minimum legal age in the state where the Contract is being purchased or a guardian must act on your behalf. Optional riders are subject to additional maximum issue age restrictions.

We urge you to discuss with your investment professional which share class is suitable for your needs. Share class availability and/or mortality and expense risk charge arrangements may vary based on the Financial Intermediary selling this variable annuity to you. Charges affect your overall rate of return on your Contract Value. In determining whether to invest in a share class that imposes a CDSC, you might consider whether higher mortality and expense risk and Premium Based Charges, if applicable, outweigh the benefits of CDSC that reduce, or are eliminated, over time. Finally, in determining whether to invest in a share class offered through a Financial Intermediary, you might consider how the fee charged by your Financial Intermediary bears in relation to the costs associated with investing in other share classes that impose higher fees.

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It is important that you notify us if you change your address. If your mail is returned to us, we are likely to suspend future mailings until an updated address is obtained. This may include suspending mailings of a Systematic Withdrawal Program and other payments. In addition, we may rely on a third party, including the US Postal Service, to update your current address. Failure to give us a current address may result in payments due and payable on your annuity contract being considered abandoned property under state law, and remitted to the applicable state.

Every state has unclaimed property laws which generally deem the Contract to be abandoned after a period of inactivity of three to five years from the Contract's maturity date or date the Death Benefit is due and payable. For example, if the payment of a Death Benefit has been triggered, but, if after a thorough search, we are still unable to locate the Beneficiary, or if the Beneficiary does not come forward to claim the Death Benefit in a timely manner, the Death Benefit will be paid to the abandoned property division or unclaimed property office of the state in which you or the Beneficiary last resided, as shown in records, or to our state of domicile. This "escheatment" is revocable, however, and the state is obligated to pay the Beneficiary if he or she presents the proper documentation to the state. To prevent such escheatment, it is important that you update your Beneficiary designations, including full names and complete addresses, if and as they change.

CAN YOU CANCEL YOUR CONTRACT AFTER YOU PURCHASE IT?

Yes. If for any reason you are not satisfied with your Contract, simply return it within ten days after you receive it with a written request for cancellation that indicates your tax-withholding instructions. In some states, you may be allowed more time to cancel your Contract. We may require additional information, including a signature guarantee, before we can cancel your Contract.

Unless otherwise required by state law, we will pay you your Contract Value (refunding applicable expenses) as of the Valuation Day we receive your properly completed request to cancel (In Good Order) and will refund any sales or Contract charges incurred during the period you owned the Contract. The Contract Value may be more or less than your Premium Payments depending upon the investment performance of your Contract. This means that you bear the risk of any decline in your Contract Value until we receive your notice of cancellation at our Annuity Service Center. In certain states, however, we are required to return your Premium Payment without deduction for any fees, charges or market fluctuations.

HOW ARE PREMIUM PAYMENTS APPLIED TO YOUR CONTRACT?

Your initial Premium Payment will usually be invested within two Valuation Days of our receipt at our Annuity Service Center of both a properly completed application or order request and the Premium Payment, both being In Good Order. If we receive a subsequent Premium Payment before the end of a Valuation Day, it will be invested on the same Valuation Day. If we receive your subsequent Premium Payment after the end of a Valuation Day, it will be invested on the next Valuation Day. If we receive a subsequent Premium Payment on a Non-Valuation Day, the amount will be invested on the next Valuation Day. Unless we receive new instructions, we will invest all Premium Payments based on your last instructions on record. We will send you a confirmation when we invest your Premium Payment. Our approval is required for any Premium Payment if the aggregate of all Premium Payments received from You under this Contract exceeds 150% of the initial Premium. The election of any optional riders may also limit your ability to make additional Premium Payments, as described in the sections of this prospectus explaining those riders. A limitation on additional Premium Payments means that you would not be able to increase your benefits under the Contract or optional riders (such as Lifetime Annual Payments or Death Benefits) by making additional deposits into the Contract.

If the request or other information accompanying the Premium Payment is incomplete or not In Good Order when received, we will hold the money in a non-interest bearing account for up to five Valuation Days (from the Valuation Day that we actually receive your initial Premium Payment at our Annuity Service Center) while we try to obtain complete information. If we cannot obtain the information within five Valuation Days, we will either return the Premium Payment and explain why it could not be processed or keep the Premium Payment if you authorize us to keep it until you provide the necessary information.

Generally, we will receive your application or order request (whether for an initial purchase or a subsequent investment) after your Financial Intermediary has completed a suitability review. We will then consider if your investment is In Good Order. While the suitability and good order process is underway, Premium Payments will not be applied to your Contract. You will not earn any interest on Premium Payments even if they have been sent to us or deposited into our bank account. We are not responsible for gains or lost investment opportunities incurred during this review period or if your Financial Intermediary asks us to reverse a transaction based on their review of your investment professional's recommendations. We, and the firm that sold this Contract to you, may directly or indirectly earn income on your Premium Payments. For more information, contact your investment professional.

CAN WE AGGREGATE CONTRACTS?

For purposes of our approval of any Premium Payment, we may aggregate all Premium Payments received from you under all contracts issued by us or by our affiliates.

HOW IS CONTRACT VALUE CALCULATED BEFORE THE ANNUITY COMMENCEMENT DATE?

The Contract Value is the sum of the value of the Fixed Account, if applicable, and all Funds, and does not include any Withdrawal Base associated with an optional benefit. There are two things that affect the value of your Sub-Accounts: (1) the number of

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Accumulation Units, and (2) the Accumulation Unit Value. Contract Value is
determined by multiplying the number of Accumulation Units by the Accumulation Unit Value. On any Valuation Day the investment performance of the Sub-Accounts will fluctuate with the performance of the Funds.

When Premium Payments are credited to Sub-Accounts within your Account, they are converted into Accumulation Units by dividing the amount of your Premium Payments, minus any Premium taxes (if applicable), by the Accumulation Unit Value for that day. The more Premium Payments you make to your Account, the more Accumulation Units you will own. You decrease the number of Accumulation Units you have by requesting Partial Withdrawals or full Surrenders, settling a Death Benefit claim or by annuitizing your Contract or as a result of the application of certain Contract charges.

To determine the current Accumulation Unit Value, we take the prior Valuation Day's Accumulation Unit Value and multiply it by the Net Investment Factor for the current Valuation Day.

The Net Investment Factor is used to measure the investment performance of a Sub-Account from one Valuation Day to the next. The Net Investment Factor for each Sub-Account equals:

- the net asset value per share plus applicable distributions per share of each Fund at the end of the current Valuation Day; divided by

- the net asset value per share of each Fund at the end of the prior Valuation Day; reduced by

- Contract charges including the deductions for the mortality and expense risk charge and any other periodic expenses and administrative charges, divided by the number of days in the year multiplied by the number of days in the Valuation Period.

We will send you a statement at least annually.

WHAT OTHER WAYS CAN YOU INVEST?

You may enroll in the following features (sometimes called a "Program") for no additional fee. Not all Programs are available with all Contract share classes.

INVESTEASE

This electronic Funds transfer feature allows you to have money automatically transferred from your checking or savings account and deposited into your Contract on a monthly or quarterly basis. It can be changed or discontinued at any time. The minimum amount for each transfer is $50. You can elect to have transfers made into any available Fund, or the Fixed Account. You cannot use this Program to invest in the DCA Plus Fixed Account.

STATIC ASSET ALLOCATION MODELS

This systematic program allows you to select an asset allocation model based on several potential factors including your risk tolerance, time horizon, investment objectives, or your preference to invest in certain Funds or Fund complexes. Based on these factors, you can select one of several asset allocation models, with each specifying percentage allocations among various Funds available under your Contract. Some asset allocation models are based on generally accepted investment theories that take into account the historic returns of different asset classes (e.g., equities, bonds or cash) over different time periods. Other asset allocation models focus on certain potential investment strategies that could possibly be achieved by investing in particular Funds or Fund complexes and are not based on such investment theories. Static asset allocation models offered from time to time are reflected in your application and marketing materials. If a model(s) is no longer available for new assets, we will continue to rebalance existing assets in the model(s) at the specified frequency. You may obtain a copy of the current models by contacting your Financial Intermediary.

You may invest in an asset allocation model through the Dollar Cost Averaging Program when the Fixed Account or a DCA Plus Fixed Account is the source of the assets to be invested in the asset allocation model you have chosen. You can also participate in these asset allocation models while enrolled in the InvestEase or Systematic Withdrawal Program.

You can switch asset allocation models up to twelve times per year. Your ability to elect or switch into and between asset allocation models may be restricted based on Fund abusive trading restrictions.

Your investments in an asset allocation model will be rebalanced at least quarterly to reflect the model's original percentages and you may cancel your model at any time subject to investment restrictions for maintaining certain optional riders.

We have no discretionary authority or control over your investment decisions. These asset allocation models are based on then available Funds and do not include the Fixed Account. We make available educational information and materials (e.g., risk tolerance questionnaire, pie charts, graphs, or case studies) that can help you select an asset allocation model, but we do not recommend asset allocation models or otherwise provide advice as to what asset allocation model may be appropriate for you.

While we will not alter allocation percentages used in any asset allocation model, allocation weightings could be affected by mergers, liquidations, fund substitutions or closures. Availability of these models is subject to Fund company restrictions. Please refer to "What Restrictions Are There on your Ability to Make a Sub-Account Transfer?" below for more information.

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You will not be provided with information regarding periodic updates to the
Funds and allocation percentages in the asset allocation models, and we will not reallocate your Contract Value based on those updates. Information on updated asset allocation models may be obtained by contacting your investment professional. If you wish to update your asset allocation model, you may do so by terminating your existing model and re-enrolling into a new one. Investment alternatives other than these asset allocation models are available that may enable you to invest your Contract Value with similar risk and return characteristics. The models available to you may be restricted based on your election of certain optional riders. When considering an asset allocation model for your individual situation, you should consider your other assets, income and investments in addition to this annuity.

Asset allocation does not guarantee that your Contract Value will increase nor will it protect against a decline if market prices fall. If you choose to participate in an asset allocation program, you are responsible for determining which asset allocation model is best for you. Tools used to assess your risk tolerance may not be accurate and could be useless if your circumstances change over time. Although each asset allocation model is intended to maximize returns given various levels of risk tolerance, an asset allocation model may not perform as intended. Market, asset class or allocation option performance may differ in the future from historical performance and from the assumptions upon which the asset allocation model is based, which could cause an asset allocation model to be ineffective or less effective in reducing volatility. An asset allocation model may perform better or worse than any single Fund, allocation option or any other combination of Funds or allocation options. In addition, the timing of your investment and automatic rebalancing may affect performance. Rebalancing and periodic updating of asset allocation models can cause their component Funds to incur transactional expenses to raise cash for money flowing out of Funds or to buy securities with money flowing into the Funds. Moreover, large outflows of money from the Funds may increase the expenses attributable to the assets remaining in the Funds. These expenses can adversely affect the performance of the relevant Funds and of the asset allocation models. In addition, these inflows and outflows may cause a Fund to hold a large portion of its assets in cash, which could detract from the achievement of the Fund's investment objective, particularly in periods of rising market prices. For additional information regarding the risks of investing in a particular Fund, see that Fund's prospectus.

Additional considerations apply for qualified Contracts with respect to static asset allocation model Programs. Neither we, nor any third party service provider, nor any of their respective affiliates, is acting as a fiduciary under The Employment Retirement Income Security Act of 1974, as amended (ERISA) or the Code, in providing any information or other communication contemplated by any Program, including, without limitation, any asset allocation models. That information and communications are not intended, and may not serve as a primary basis for your investment decisions with respect to your participation in a Program. Before choosing to participate in a Program, you must determine that you are capable of exercising control and management of the assets of the plan and of making an independent and informed decision concerning your participation in the Program. Also, you are solely responsible for determining whether and to what extent the Program is appropriate for you and the assets contained in the qualified Contract. Qualified Contracts are subject to additional rules regarding participation in these Programs. It is your responsibility to ensure compliance of any recommendation in connection with any asset allocation model with governing plan documents.

ASSET REBALANCING

In asset rebalancing, you select a portfolio of Funds, and we will rebalance your assets at the specified frequency to reflect the original allocation percentages you selected (choice of frequency may be limited when certain optional riders are elected). You can also combine this Program with others such as the Systematic Withdrawal Program, InvestEase(R) and DCA Programs (subject to restrictions). You may designate only one set of asset allocation instructions at a time.

DOLLAR COST AVERAGING PROGRAMS

Dollar Cost Averaging is a program that allows you to systematically make transfers into Funds over a period of time. Since the transfer into Funds occurs at regularly scheduled intervals, regardless of price fluctuations, you may ultimately have an average cost per share that is lower. We offer three Dollar Cost Averaging Programs:

-   DCA Plus

-   Fixed Amount DCA

-   Earnings/Interest DCA

DCA PLUS - This program allows you to earn a fixed rate of interest on investments and is different from the Fixed Account. We determine, at our discretion, the interest rates to be credited. These interest rates may vary depending on the Contract share class you purchased and the date the request for the Program is received. Please consult your investment professional to determine the interest rate for your Program. DCA Plus may not be available for all Contract share classes.

You may elect either the "12-Month Transfer Program" or the "6-Month Transfer Program".

- Under the 12-Month Transfer Program, new Premium Payments will be credited with an interest rate that will not change for twelve months. You must transfer these investments into available Funds (and not the Fixed Account) during this twelve month period. Unless otherwise depleted, all then remaining Program investments are transferred to the designated destination Funds or other instructions will be sought from you. Transfers out will occur monthly.

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-   Under the 6-Month Transfer Program, new Premium Payments will be credited with an interest rate that will not change for six months. You must transfer these investments into available Funds (and not the Fixed Account) during this six month period. Unless otherwise depleted, all then remaining Program investments are transferred to the designated destination Funds or other instructions will be sought from you. Transfers out will occur monthly.

- Each time you make a subsequent Premium Payment, you can invest in a different rate lock program. Any subsequent investments made are considered a separate rate lock Program investment. You can invest in up to five different rate lock Programs at one time.

- You must invest at least $5,000 in each rate lock program ($2,000 for IRAs). We will pre-authorize Program investment transfers subject to restrictions.

- Pre-authorized transfers will begin within fifteen days of receipt of the Program payment provided we receive complete enrollment instructions In Good Order.

- If a DCA Plus Fixed Account payment is received without enrollment instructions and a DCA Plus Fixed Account is active on the Contract, we will set up the new Program to mirror the existing one. If a DCA Plus Fixed Account payment is received without enrollment instructions and a DCA Plus Fixed Account is not active on the Contract, but if the future investment allocation and a static asset allocation model is active on the Contract, we will set up the new Program to move Funds to the static asset allocation model. Otherwise, we will contact your investment professional to obtain complete instructions. If we do not receive In Good Order enrollment instructions we will refund the payment for further instruction.

- If your Program payment is less than the required minimum to commence the Program, we will invest into the destination Funds indicated on the Program instructions accompanying the payment. If Program instructions were not provided and a DCA Plus Fixed Account is active on the Contract, we will apply the payment to the destination Funds of the current DCA Plus Fixed Account. Otherwise, we will contact your investment professional to obtain further investment instructions.

- The interest credited under the DCA Plus Fixed Account is not earned on the full amount of your Premium Payment for the entire length of the Program. Program transfers to Sub-Accounts decrease the amount of your Premium Payment remaining in the Program.

- You may elect to terminate your involvement in this Program at any time. Upon cancellation, all the amounts remaining in the Program will be immediately transferred to the Funds you designated.

FIXED AMOUNT DCA - This feature allows you to regularly transfer (monthly or quarterly) a fixed amount from the Fixed Account (if available based on the Contract and/ or rider selected) or any Fund(s) into different Fund(s). This program begins fifteen days following our receipt of the Program payment you instruct us otherwise. You must make at least three transfers in order to remain in this Program.

EARNINGS/INTEREST DCA - This feature allows you to regularly transfer (monthly or quarterly) the earnings (i.e., any gains over the previous month's or quarter's value) from your investment in the Fixed Account (if available based on the form of Contract selected) or any Fund(s) into other Fund(s). This program begins two business days following our receipt of your instructions to enroll in the feature plus the frequency selected unless you instruct us otherwise. You must make at least three transfers in order to remain in this Program.

SYSTEMATIC WITHDRAWAL PROGRAM

This systematic withdrawal feature allows you to make Partial Withdrawals. You can designate the Funds to be withdrawn from and also choose the frequency of Partial Withdrawals (monthly, quarterly, semiannual, or annually). If you select a monthly frequency, you must receive payment through electronic transfer. The minimum amount of each Partial Withdrawal is $100. Amounts taken under this Program will count towards the Free Withdrawal Amount (FWA) and may be subject to a CDSC. For more information on the FWA, please see Section 4.b and the Glossary in Section 8. Amounts received prior to age 59 1/2, may have adverse tax consequences, including a 10% federal income tax penalty on the taxable portion of the withdrawal payment. You may be able to satisfy Code Section 72(t)/(q) requirements by enrolling in this Program. Please see the Federal Tax Considerations section and consult your tax adviser for information about the tax consequences associated with your Contract. Your level of participation in this Program may result in your exceeding permissible withdrawal limits under certain optional riders.

OTHER PROGRAM CONSIDERATIONS

-   You may terminate your enrollment in any Program at any time.

- We may discontinue, modify or amend any of these Programs at any time. Your enrollment authorizes us to automatically and unilaterally amend your enrollment instructions if:

       - any Fund is merged or substituted into another Fund - then your allocations will be directed to the surviving Fund; or

       - any Fund is liquidated - then your allocations to that Fund will be directed to any available money market Fund following prior notifications prior to reallocation.

16

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    You may always provide us with updated instructions following any of these events.

- Continuous or periodic investment neither insures a profit nor protects against a loss in declining markets. Because these Programs involve continuous investing regardless of fluctuating price levels, you should carefully consider your ability to continue investing through periods of fluctuating prices.

- All optional Lifetime Withdrawal and Death Benefit riders have different withdrawal limitations. Breaking these limits can have a significant adverse effect on your rights and future benefits. Participation in a systematic withdrawal program may cause you to break these limits.

- These Programs may be modified, terminated or adversely impacted by the imposition of Fund trading policies.

CAN YOU TRANSFER FROM ONE SUB-ACCOUNT TO ANOTHER?

Yes. During those phases of your Contract when transfers are permissible, you may make transfers between Funds according to the following policies and procedures, as they may be amended from time to time.

WHAT IS A SUB-ACCOUNT TRANSFER?

A Sub-Account transfer is a transaction requested by you that involves reallocating part or all of your Contract Value among the Funds available in your Contract. Your transfer request will be processed at the net asset value of each Fund share as of the end of the Valuation Day that it is received In Good Order. Otherwise, your request will be processed on the following Valuation Day. We will send you a confirmation when we process your transfer. You are responsible for verifying transfer confirmations and promptly advising us of any errors within thirty days of receiving the confirmation.

WHAT HAPPENS WHEN YOU REQUEST A SUB-ACCOUNT TRANSFER?

Many Owners request Sub-Account transfers. Some request transfers (purchases) into a particular Sub-Account, and others request transfers out of (redemptions) a particular Sub-Account. In addition, some Owners allocate new Premium Payments to Sub-Accounts, and others request Partial Withdrawals. We combine all the daily requests to transfer out of a Sub-Account along with all full Surrenders from that Sub-Account and determine how many shares of that Fund we would need to sell to satisfy all Owners' "transfer-out" requests. At the same time, we also combine all the daily requests to transfer into a particular Sub-Account or new Premium Payments allocated to that Sub-Account and determine how many shares of that Fund we would need to buy to satisfy all Owners' "transfer-in" requests.

We may take advantage of our size and available technology to combine sales of a particular Fund for any of the other products offered by us or our affiliates. We also combine transfer-out requests and transfer-in requests. We then "net" these trades by offsetting purchases against redemptions. Netting trades has no impact on the net asset value of the Fund shares that you purchase or sell. This means that we sometimes reallocate shares of a Fund rather than buy new shares or sell shares of the Fund.

For example, if we combine all transfer-out requests of a stock Fund with all other transfer-out requests of that Fund from all our other products, we may have to sell $1 million dollars of that Fund on any particular day. However, if other Owners and the owners of other products offered by us, want to transfer-in an amount equal to $300,000 of that same Fund, then we would send a sell order to the Fund for $700,000 (a $1 million sell order minus the purchase order of $300,000) rather than making two or more transactions.

WHAT RESTRICTIONS ARE THERE ON YOUR ABILITY TO MAKE A SUB-ACCOUNT TRANSFER?

FIRST, YOU MAY MAKE ONLY ONE SUB-ACCOUNT TRANSFER REQUEST EACH DAY. We count all Sub-Account transfer activity that occurs on any one Valuation Day as one Sub-Account transfer, however, you cannot transfer the same Contract Value more than once a Valuation Day.

EXAMPLES

TRANSFER REQUEST PER VALUATION DAY                                PERMISSIBLE?
--------------------------------------------------------------------------------
Transfer $10,000 from a money market Sub-Account to a growth          Yes
Sub-Account
Transfer $10,000 from a money market Sub-Account to any number        Yes
of other Sub-Accounts (dividing the $10,000 among the other
Sub-Accounts however you chose)
Transfer $10,000 from any number of different Sub-Accounts to         Yes
any number of other Sub-Accounts
Transfer $10,000 from a money market Sub-Account to a growth           No
Sub-Account and then, before the end of that same Valuation
Day, transfer the same $10,000 from the growth Sub-Account to an international Sub-Account

SECOND, YOU ARE ALLOWED TO SUBMIT A TOTAL OF TWELVE SUB-ACCOUNT TRANSFERS EACH CONTRACT YEAR (the transfer rule) by internet or telephone. Once you have reached the maximum number of Sub-Account transfers, you may only submit any additional Sub-Account transfer requests and any trade cancellation requests in writing through U.S. Mail or overnight delivery service. In other words, Internet or telephone transfer requests will not be honored. We may, but are not obligated to, notify you when you are in jeopardy of

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approaching these limits. For example, we may send you a letter after your tenth
Sub-Account transfer to remind you about the transfer rule. After your twelfth transfer request, our computer system will not allow you to do another Sub-Account transfer by telephone or via the internet. You will then be instructed to send your Sub-Account transfer request by U.S. Mail or overnight delivery service.

We reserve the right to aggregate your Contracts (whether currently existing or those recently Surrendered) for the purposes of enforcing these restrictions.

The transfer rule does not apply to Sub-Account transfers that occur automatically as part of a company-sponsored Program, such as a Contract exchange program that may be offered by us from time to time. Reallocations made based on a Fund merger or liquidation also do not count toward this limit. Restrictions may vary based on state law.

We make no assurances that the transfer rule is or will be effective in detecting or preventing market timing.

THIRD, POLICIES HAVE BEEN DESIGNED TO RESTRICT EXCESSIVE SUB-ACCOUNT
TRANSFERS. You should not purchase this Contract if you want to make frequent Sub-Account transfers for any reason. In particular, don't purchase this Contract if you plan to engage in "market timing," which includes frequent transfer activity into and out of the same Fund, or frequent Sub-Account transfers in order to exploit any inefficiencies in the pricing of a Fund. Even if you do not engage in market timing, certain restrictions may be imposed.

Generally, you are subject to Fund trading policies, if any. We are obligated to provide, at the Fund's request, tax identification numbers and other shareholder identifying information contained in our records to assist Funds in identifying any pattern or frequency of Sub-Account transfers that may violate their trading policy. In certain instances, we have agreed to serve as a Fund's agent to help monitor compliance with that Fund's trading policy.

We are obligated to follow each Fund's instructions regarding enforcement of their trading policy. Penalties for violating these policies may include, among other things, temporarily or permanently limiting or banning you from making Sub-Account transfers into a Fund or other funds within that fund complex. We are not authorized to grant an exception to a Fund's trading policy. Please refer to each Fund's prospectus for more information. Transactions that cannot be processed because of Fund trading policies will be considered not In Good Order.

In certain circumstances, Fund trading policies do not apply or may be limited. For instance:

- Certain types of Financial Intermediaries may not be required to provide us with shareholder information.

- Excepted funds, such as money market funds and any Fund that affirmatively permits short-term trading of its securities may opt not to adopt this type of policy. This type of policy may not apply to any Financial Intermediary that a Fund treats as a single investor.

- A Fund can decide to exempt categories of Contract holders whose Contracts are subject to inconsistent trading restrictions or none at all.

- Non-shareholder initiated purchases or redemptions may not always be monitored. These include Sub-Account transfers that are executed: (i) automatically pursuant to a company-sponsored contractual or systematic program such as transfers of assets as a result of Dollar Cost Averaging programs, asset allocation programs, automatic rebalancing programs, Annuity Payouts, or systematic withdrawal programs; (ii) as a result of the payment of a Death Benefit; (iii) as a result of any deduction of charges or fees under a Contract; or (iv) as a result of payments such as scheduled contributions, scheduled Partial Withdrawals or full Surrenders, retirement plan salary reduction contributions, or planned Premium Payments.

POSSIBILITY OF UNDETECTED ABUSIVE TRADING OR MARKET TIMING. We may not be able to detect or prevent all abusive trading or market timing activities. For instance:

- Since we net all the purchases and redemptions for a particular Fund for this and many of our other products, transfers by any specific market timer could be inadvertently overlooked.

- Certain forms of variable annuities and types of Funds may be attractive to market timers. We cannot provide assurances that we will be capable of addressing possible abuses in a timely manner.

- These policies apply only to individuals and entities that own this Contract or have the right to make transfers (regardless of whether requests are made by you or anyone else acting on your behalf). However, the Funds that make up the Sub-Accounts of this Contract are also available for use with many different variable life insurance policies, variable annuity products and funding agreements, and are offered directly to certain qualified retirement plans. Some of these products and plans may have less restrictive transfer rules or no transfer restrictions at all.

- In some cases, we are unable to count the number of Sub-Account transfers requested by group annuity participants co-investing in the same Funds (participants) or enforce the transfer rule because we do not keep participants' account records for a Contract. In

18

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  those cases, the participant account records and participant Sub-Account transfer information are kept by such owners or its third party service provider. These owners and third party service providers may provide us with limited information or no information at all regarding participant Sub-Account transfers.

HOW ARE YOU AFFECTED BY FREQUENT SUB-ACCOUNT TRANSFERS?

We are not responsible for losses or lost investment opportunities associated with the effectuation of these policies. Frequent Sub-Account transfers may result in the dilution of the value of the outstanding securities issued by a Fund as a result of increased transaction costs and lost investment opportunities typically associated with maintaining greater cash positions. This can adversely impact Fund performance and, as a result, the performance of your Contract Value. This may also lower the Death Benefit paid to your Beneficiary or lower Annuity Payouts for your Payee as well as reduce the value of other optional benefits available under your Contract.

Separate Account investors could be prevented from purchasing Fund shares if we reach an impasse on the execution of a Fund's trading instructions. In other words, a Fund complex could refuse to allow new purchases of shares by all our variable product investors if the Fund and we cannot reach a mutually acceptable agreement on how to treat an investor who, in a Fund's opinion, has violated the Fund's trading policy.

In some cases, we do not have the tax identification number or other identifying information requested by a Fund in our records. In those cases, we rely on the Owner to provide the information. If the Owner does not provide the information, we may be directed by the Fund to restrict the Owner from further purchases of Fund shares. In those cases, all participants under a plan funded by the Contract will also be precluded from further purchases of Fund shares.

MAIL, TELEPHONE AND INTERNET TRANSFERS

You may make transfers through the mail or through your Financial Intermediary. You may also make transfers by calling us or through our website. Transfer instructions received by telephone before the end of any Valuation Day will be carried out at the end of that day. Otherwise, the instructions will be carried out at the end of the next Valuation Day.

Transfer instructions you send electronically are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If the time and date indicated on the acknowledgement is before the end of any Valuation Day, the instructions will be carried out at the end of that Valuation Day. Otherwise, the instructions will be carried out at the end of the next Valuation Day. If you do not receive an electronic acknowledgement, you should contact us as soon as possible.

We will send you a confirmation when we process your transfer. You are responsible for verifying transfer confirmations and promptly reporting any inaccuracy or discrepancy to us and your investment professional. Any verbal communication should be re-confirmed in writing.

Telephone or Internet transfer requests may currently only be cancelled by calling us before the end of the Valuation Day you made the transfer request.

We, our agents or our affiliates are NOT responsible for losses resulting from telephone or electronic requests that we believe are genuine. We will use reasonable procedures to confirm that instructions received by telephone or through our website are genuine, including a requirement that Owners provide certain identification information, including a personal identification number. We record all telephone transfer instructions. WE MAY SUSPEND, MODIFY, OR TERMINATE TELEPHONE OR ELECTRONIC TRANSFER PRIVILEGES AT ANY TIME, FOR ANY REASON.

POWER OF ATTORNEY

You may authorize another person to conduct financial and other transactions on your behalf by submitting a completed power of attorney form that meets the power of attorney requirements of your resident state law. Once we have the completed form on file at our Annuity Service Center, we will accept transaction requests, including transfer instructions, subject to our transfer restrictions, from your designated third party until we receive new instructions in writing (and In Good Order) from you.

B. CHARGES AND FEES

In addition to the following charges, there are optional riders that if elected, assess an additional charge. Please see sections 5 and 6 for more information.

MORTALITY AND EXPENSE RISK CHARGE

We deduct a daily charge for assuming mortality and expense risks under the Contract. This charge is deducted from your Sub-Account Value.

The mortality and expense risk charge is broken into charges for mortality risks and for an expense risk:

- Mortality risk - There are two types of mortality risks that we assume, those made while your Premium Payments are accumulating and those made once Annuity Payouts have begun.

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                                                                          19

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During the accumulation phase of your Contract, we are required to cover any difference between the Death Benefit paid and the Surrender Value. These differences may occur in periods of declining value or in periods when any CDSCs would have been applicable. The risk that we bear during this period is that actual mortality rates, in aggregate, may exceed expected mortality rates.

Once Annuity Payouts have begun, we may be required to make Annuity Payouts as long as the Annuitant is living, regardless of how long the Annuitant lives. The risk that we bear during this period is that the actual mortality rates, in aggregate, may be lower than the expected mortality rates.

- Expense risk - We also bear an expense risk that the sales charges (if applicable), Premium Based Charge (if applicable) and the Annual Maintenance Fee collected before the Annuity Commencement Date may not be enough to cover the actual cost of selling, distributing and administering the Contract.

Annuity Payouts will NOT be affected by (a) the actual mortality experience of our Annuitants, or (b) our actual expenses if they are greater than the deductions stated in the Contract. Because we cannot be certain how long our Annuitants will live, we charge this percentage fee based on the mortality tables currently in use. The mortality and expense risk charge enables us to keep our commitments and to pay you as planned. If the mortality and expense risk charge under a Contract is insufficient to cover our actual costs, we will bear the loss. If the mortality and expense risk charge exceeds these costs, we keep the excess as profit. We may use these profits, as well as revenue sharing and Rule 12b-1 fees received from certain Funds, for any proper corporate purpose including, among other things, payment of sales expenses, including the fees paid to distributors. We expect to make a profit from the mortality and expense risk charge.

ANNUAL MAINTENANCE FEE

The Annual Maintenance Fee is a flat fee that is deducted from your Contract Value to reimburse us for expenses relating to the administrative maintenance of the Contract and your Account. The annual charge is deducted on a Contract Anniversary or when the Contract is fully Surrendered if the Contract Value at either of those times is less than $50,000. The charge is deducted proportionately from each Account in which you are invested.

We will waive the Annual Maintenance Fee if your Contract Value is $50,000 or more on your Contract Anniversary or when you fully Surrender your Contract. In addition, if you have multiple Contracts with a combined Contract Value of $100,000 or greater, we may waive the Annual Maintenance Fee on all Contracts. However, we may, but are not obligated to, limit the number of waivers to a total of six Contracts. We also may waive the Annual Maintenance Fee under certain other conditions.

ADMINISTRATIVE CHARGE

We apply a daily administrative charge against all Contract Values held in the Separate Account during both the accumulation and annuity phases of the Contract. This charge compensates us for administrative expenses that exceed revenues from the Annual Maintenance Fee described above. There is not necessarily a relationship between the amount of administrative charge imposed on a given Contract and the amount of expenses that may be attributable to that Contract; expenses may be more or less than the charge.

PREMIUM BASED CHARGE (B AND L SHARE CONTRACTS)

We apply a quarterly Premium Based Charge, if applicable, against all Premium Payments based on Remaining Gross Premiums. The Premium Based Charge will be prorated for the number of days since the last Premium Based Charge or, if there has been no Premium Base Charge, then since the Contract issue date. The Premium Based Charge will be assessed only with respect to Contract Value invested in Sub-Accounts and not investments in the Fixed Account . The Premium Based Charge is intended to compensate us for a portion of our acquisition expenses, including promotion and distribution of the Contract. A Premium Based Charge will be deducted upon:

    1.   each Quarterly Contract Anniversary; and/or

    2.   full Surrender.

The amount of Remaining Gross Premium used for calculating the Premium Based Charge is determined on the date of each of the above transactions.

Please see Premium Based Charge Examples 1-2 in Appendix A.

If a Beneficiary elects to continue the Contract under any of the available options described under the Standard Death Benefits section below, we will continue to deduct the Premium Based Charge, based on the portion of Remaining Gross Premium applicable for that Beneficiary. The Premium Based Charge is taken proportionally out of the Sub-Accounts.

Please see Premium Based Charge Example 2 in Appendix A for an example of how the Premium Based Charge and CDSC work together.

20

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FUND FACILITATION FEE

We apply a daily fund facilitation fee to the assets in certain Sub-Accounts at the following annualized rates:

FUND NAME                                                             RATE
--------------------------------------------------------------------------------
American Funds Insurance Series(R) - Managed Risk Asset Allocation
 Fund                                                                  0.10%
BlackRock High Yield V.I. Fund                                         0.10%
BlackRock U.S. Government Bond V.I. Fund                               0.10%
FVIT Franklin Dividend and Income Managed Risk Portfolio               0.05%
FVIT Growth Managed Risk Portfolio                                     0.05%
FVIT Select Advisor Managed Risk Portfolio                             0.05%
Hartford Capital Appreciation HLS Fund                                 0.05%
Hartford Index HLS Fund                                                0.15%
Hartford Total Return Bond HLS Fund                                    0.05%
Invesco V.I. Money Market Fund                                         0.10%
PIMCO Total Return Portfolio                                           0.15%

The Fund Facilitation Fee allows us to offer these Funds to you, even though the amounts paid to us by the Funds are not sufficient to allow us to meet our expenses and revenue targets. While we reserve the right to increase the Fund Facilitation Fee for any of these Sub-Accounts (subject to the maximum shown in the Fee Summary), such a change will not be applied to existing Contract Owners.

PREMIUM TAXES

A deduction is also made for Premium taxes, if any, imposed on us by a state, municipality, or other governmental entity. The tax, currently ranging from 0% to 3.5% is assessed, when annuity payments begin or upon full Surrender. We will pay Premium taxes at the time imposed under applicable law. We may deduct Premium taxes at the time we pay such taxes to the applicable taxing authorities, upon full Surrender, or when annuity payments commence.

SALES CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) (B AND L SHARE CONTRACTS)

Subject to the exclusions below, we may deduct a CDSC when you make full Surrenders, Partial Withdrawals or withdraw Commuted Value of Annuity Payouts under Annuity Payout Options Three, Five or Six. This charge is designed to recover acquisition expenses that have not yet been recouped from revenue generated by your Contract. Premium Payments will be taken out on a first-in, first-out basis. This may impact whether subsequent Partial Withdrawals might be subject to a CDSC. Please see Sections 4.c Surrenders, and 4.d Annuity Payouts, for more information regarding when a CDSC may be applied.

We use the following general approach to calculating your CDSC:

 Step 1. Remaining Gross Premium not subject to CDSC that have been invested for longer than the applicable CDSC period can always be taken out free of any CDSC. The applicable CDSC period begins on the date we receive the Premium Payment. Please see
          Section 2 Fee Summary for a description of CDSC periods applicable to your share class.

 Step 2. If the amount of money that you wish to take out is less than your FWA (as described below), plus any amount from step 1, then this sum will also be paid to you without the imposition of a CDSC. No further steps will be applied.

 Step 3. Assuming that steps 1 and 2 do not apply because the amount of money that you wish to take out is more than your FWA and is still subject to a CDSC, then we will deduct your FWA from the amount of the money you wish to take out and then process your request using steps 4-6.

 Step 4. We will then multiply Remaining Gross Premiums still subject to CDSC by a factor. The factor is equal to the amount of money resulting from step 3 divided by the Contract Value above the available FWA. If you take a Surrender during declining market conditions, Remaining Gross Premiums will have the effect of increasing the percentage of your Contract Value that is subject to a CDSC.

 Step 5. We will then take the amount of Remaining Gross Premium resulting from step 4 and multiply it by the corresponding CDSC percentage as shown in the Fee Summary using the applicable CDSC schedule. Each Premium Payment has its own CDSC schedule regardless of whether it has been invested in the Sub-Accounts or the Fixed Account.

 Step 6. We then deduct the CDSC calculated in step 5 from the amount of money in step 3, plus FWA and pay the remaining balance to you.

These same steps are generally used when a CDSC is charged upon Annuity Payouts (as applicable under the Annuity Payout Options noted above).

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Please refer to CDSC Examples 1-5 in Appendix A for further information about how these formulas will be applied.

THE FOLLOWING ARE NOT SUBJECT TO A CDSC:

- Free Withdrawal Amount - During a period when a CDSC may be applied, you may fully Surrender up to the greater of:

       -   5% of premium that would otherwise be subject to a CDSC, or

       -   earnings.

  We compute the FWA as of the end of the Valuation Day when a Partial Withdrawal, full Surrender or commutation request is received by us In Good Order.

  You may not carry over unused portions of your FWA from one year to another.

- Lifetime Annual Payments. See Glossary for a definition of Lifetime Annual Payments.

- If you are a patient in a certified long-term care facility or other eligible facility - CDSC will be waived for a Partial Withdrawal or full Surrender if you or the joint Owner are confined for at least 90 calendar days to a facility which: (i) provides skilled nursing care under the supervision of a physician; and (ii) has 24 hour a day nursing services by or under the supervision of a registered nurse; and (iii) keeps a daily medical record of each patient.

    For this waiver to apply, you must:

       -   have owned the Contract continuously since it was issued,

       -   provide written proof of your eligibility satisfactory to us, and

       - request a Partial Withdrawal or the full Surrender within ninety-one calendar days after the last day that you are an eligible patient in a recognized facility or nursing home.

     This waiver is not available if the Owner or the joint Owner is in a facility or nursing home when you purchase the Contract. We will not waive any CDSC applicable to any Premium Payments made while you are in an eligible facility or nursing home. This waiver can be used any time after the first 90 days in a certified long-term care facility or other eligible facility up until 91 days after exiting such a facility. This waiver may not be available in all states.

-   Upon death of any Owner(s) - CDSC will be waived if any Owner(s) dies.

- Upon Annuitization - CDSC will be waived when you annuitize the Contract. However, we will charge a CDSC if the Contract is fully Surrendered during the CDSC period under an Annuity Payout Option which allows commutation.

- For RMDs - CDSC will be waived for any Owner age 70 1/2 or older with a Contract held under an IRA who withdraws an amount equal to or less the RMD for that Contract Year. All requests for RMDs must be in writing.

- For substantially equal periodic payments - CDSC will be waived if you take Partial Withdrawals under the Systematic Withdrawal Program where you receive a scheduled series of substantially equal periodic payments for the greater of five years or to age 59 1/2.

- Upon cancellation during the Right to Cancel Period - CDSC will be waived if you cancel your Contract during the Right to Cancel Period.

- Exchanges - As an accommodation, we may, at our discretion, time-credit CDSC for the time that you held an annuity previously issued by us.

- Settlements - We may, at our discretion, waive or time-credit CDSCs in connection with the settlement of disputes or if required by regulatory authorities.

CHARGES AGAINST THE FUNDS

Annual fund operating expenses - The Separate Account purchases shares of the Funds at net asset value. The net asset value of the Fund reflects investment advisory fees, distribution charges, operating expenses and administrative expenses already deducted from the assets of the Funds. These charges are described in the Funds' prospectuses, in Section 2 Fee Summary and in Appendix C.

REDUCED FEES AND CHARGES

We may offer, at our discretion, reduced fees and charges for certain Contracts (including employer-sponsored savings plans) which may result in decreased costs and expenses.

22

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C. SURRENDERS AND PARTIAL WITHDRAWALS

WHAT KINDS OF FULL SURRENDERS AND PARTIAL WITHDRAWALS ARE AVAILABLE?

BEFORE THE ANNUITY COMMENCEMENT DATE:

Full Surrenders/Contract Termination - When you fully Surrender or terminate your Contract before the Annuity Commencement Date, the Surrender Value of the Contract will be made in a lump sum payment. The Surrender Value is the Contract Value minus any applicable Premium taxes, CDSCs, a pro-rated portion of optional benefit charges, if applicable, Premium Based Charges, if applicable, and the Annual Maintenance Fee. The Surrender Value may be more or less than the amount of the Premium Payments made to a Contract.

Partial Withdrawals - You may request a Partial Withdrawal of Contract Value at any time before the Annuity Commencement Date. We will deduct any applicable CDSC. You can request that we deduct this charge in either of two ways. One option, a gross withdrawal, is to deduct the CDSC from the amount that you request. The other option, a net of charges withdrawal, is to fully Surrender an amount of Contract Value greater than what you requested, but after the deduction of CDSC will result in payment to you of the amount you requested. Because the net of charges withdrawal will Surrender a greater amount of Contract Value, your CDSC may be greater under this method. Our default option is a gross withdrawal. Please see CDSC Examples 1-5 in Appendix A.

Partial Withdrawals of Contract Value are taken proportionally out of the Sub-Accounts and the Fixed Account unless you direct us otherwise.

There are several restrictions on Partial Withdrawals of Contract Value before the Annuity Commencement Date:

       - the Partial Withdrawal of Contract Value must be at least equal to $500, and


       - your Contract Value following the Partial Withdrawal must be equal to or greater than the Minimum Contract Value set forth in your Contract. The Minimum Contract Value refers to the minimum Contract Value that you must maintain within this Contract. IF YOU FAIL TO COMPLY, WE RESERVE THE RIGHT TO FULLY TERMINATE YOUR CONTRACT. The Contract Minimum Value varies by Contract share class and may also vary if you have elected certain optional riders. Currently the Minimum Contract Value for Class B, C and L shares is $2,500. We may increase this minimum from time to time, but in no event shall the minimum exceed $10,000 and in many states, cannot be increased after your Contract is issued (see State Variations section for details). Please see "What effect do Partial Withdrawals or full Surrenders have on your benefits" under Daily Step Up Withdrawal Benefit for a description of the effect of Partial Withdrawals and the Minimum Contract Value when you elect this rider.


Partial Withdrawals will reduce your standard Death Benefit on a dollar-for-dollar basis. Please see the sections of this prospectus describing optional Death Benefit riders for a description of how Partial Withdrawals affect benefits under those riders.

Please consult with your investment professional to be sure that you fully understand the ways a Partial Withdrawal will affect your Contract.

AFTER THE ANNUITY COMMENCEMENT DATE:

Full Surrenders/Contract Termination - You may fully Surrender or terminate your Contract on or after the Annuity Commencement Date only if you selected Annuity Payout Options Three, Five, or Six. IN THE EVENT YOU TERMINATE YOUR CONTRACT AFTER ELECTING ANNUITY PAYOUT OPTION THREE OR FIVE YOU WILL FORFEIT THE LIFE CONTINGENT PAYMENTS PAYABLE UNDER THESE OPTIONS. Upon Contract termination, we pay you the Commuted Value, minus any applicable CDSCs and any applicable Premium Tax.

Partial Withdrawals - Partial Withdrawals are permitted after the Annuity Commencement Date if you select Annuity Payout Option Three, Five, or Six. Upon Partial Withdrawal we will pay you the commuted value minus any applicable CDSC.

Not all Annuity Payout Options may be available if the Contract is issued to qualify under Code Section 408.

WHAT IS THE COMMUTED VALUE?

You may choose to accelerate Annuity Payouts under certain Annuity Payout Options to be received in one lump sum. This is referred to as commuting your Annuity Payout.

The amount that you request to commute must be at least equal to $500. There will be a waiting period of at least thirty days forpayment of any lump sum commutation.

Commuted Value is determined on the day we receive your written request.

HOW DO YOU REQUEST A PARTIAL WITHDRAWAL OR FULL SURRENDER?

Requests for full Surrenders terminating your Contract must be in writing. Requests for Partial Withdrawals can be made in writing or by telephone. We will send your money within seven days of receiving complete instructions. However, we may postpone payment whenever: (a) the New York Stock Exchange is closed, (b) trading on the New York Stock Exchange is restricted by the SEC, (c) the SEC permits and orders postponement or (d) the SEC determines that an emergency exists to restrict valuation. We may also

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postpone payment of Surrenders with respect to a money market Fund if the board of directors of the underlying money market Fund suspends redemptions from the Fund in connection with the Fund's plan of liquidation, in compliance with rules of the SEC or an order of the SEC.

Written Requests - Complete a Surrender form or send us a letter, signed by you, to our Annuity Service Center stating:

- the dollar amount that you want to receive, either before or after we withhold taxes and deduct for any applicable charges,

-   your tax withholding amount or percentage, if any, and

-   your mailing address.

You may submit this form to our Annuity Service Center via fax.

Unless you specify otherwise, we will provide the dollar amount you want to receive minus applicable taxes and charges as the default option.

If there are joint Owners, both must authorize these transactions. For a Partial Withdrawal, specify the Sub-Accounts that you want your Surrender to come from (this may be limited to pro-rata Surrenders if optional benefits are elected); otherwise, the Surrender will be taken in proportion to the value in each Sub-Account.

Telephone Requests - To request a Partial Withdrawal by telephone, we must have received your completed telephone redemption program enrollment form. If there are joint Owners, both must sign this form. By signing the form, you authorize us to accept telephone instructions for Partial Withdrawals from either Owner. Telephone authorization will remain in effect until we receive a written cancellation notice from you or your joint Owner, we discontinue the program, or you are no longer the Owner of the Contract. Please call us with any questions regarding restrictions on telephone Surrenders.

Internet Requests - We do not currently offer Partial Withdrawal or full Surrenders via the internet. If in the future we offer internet withdrawals, we must receive your completed internet Partial Withdrawal program enrollment form In Good Order at our Annuity Service Center. If there are joint Owners, both must sign this form. By signing the form, you authorize us to accept internet instructions for Partial Withdrawals from either Owner. Internet authorization will remain in effect until we receive a written cancellation notice from you or your joint Owner, we discontinue the program, or you are no longer the Owner of the Contract. Please call us with any questions regarding restrictions on internet withdrawals. We may modify the requirements for internet withdrawals at any time.

We may record telephone calls and use other procedures to verify information and confirm that instructions are genuine. We will not be liable for losses or expenses arising from telephone instructions reasonably believed to be genuine. WE MAY MODIFY THE REQUIREMENTS FOR TELEPHONE REDEMPTIONS AT ANY TIME.

Telephone and internet withdrawal instructions received before the end of a Valuation Day will be processed at the end of that Valuation Day. Otherwise, your request will be processed at the end of the next Valuation Day.

Completing a power of attorney form for another person to act on your behalf may prevent you from making Partial Withdrawals via telephone and internet.

WHAT SHOULD BE CONSIDERED ABOUT TAXES?

There are certain tax consequences associated with Partial Withdrawals and full Surrenders. Taking these actions before age 59 1/2 may also affect the continuing tax-qualified status of some Contracts and may result in a penalty tax.

WE DO NOT MONITOR PARTIAL WITHDRAWAL OR FULL SURRENDER REQUESTS. CONSULT YOUR PERSONAL TAX ADVISER TO DETERMINE WHETHER A FULL SURRENDER OR PARTIAL WITHDRAWAL IS PERMISSIBLE, WITH OR WITHOUT FEDERAL INCOME TAX PENALTY.

If you own more than one Contract issued by us or our affiliates in the same calendar year, then these Contracts may be treated as one Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date.

Please see Section 8 for more information.

D. ANNUITY PAYOUTS

Generally speaking, when you annuitize your Contract, you begin the process of converting Accumulation Units into what is known as the payout phase. The payout phase starts when you annuitize your Contract or with your Annuity Commencement Date and ends when we make the last payment required under your Contract. Once you annuitize your Contract, you may no longer make any Premium Payments. You must commence taking Annuity Payouts no later than when you reach your Annuity Commencement Date. Please check with your investment professional to select the Annuity Payout Option that best meets your income needs. All Annuity Payout Options are subject to availability in your state. Annuitizing your Contract may result in the termination of optional riders; see the sections of this prospectus dealing with the optional riders for detailed information.

Upon Annuitization, your Contract Value will be moved to the General Account.


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WHEN DO YOUR ANNUITY PAYOUTS BEGIN?

Contract Value (minus any applicable Premium Taxes) may only be annuitized on the Annuity Commencement Date.

Your Annuity Commencement Date cannot be earlier than your first Contract Anniversary. In no event, however, may the Annuity Commencement Date be later than:

- The later of the oldest Owner's 90th birthday (or if the Owner is a non-natural person, the Annuitant's 90th birthday) or 10 years from the Contract Issue Date (subject to state variation);

- The Annuity Commencement Date stated in an extension request (subject to your Financial Intermediary's rules for granting extension requests) received by us not less than thirty days prior to a scheduled Annuity Commencement Date.

Extending your Annuity Commencement Date may have tax consequences. You should consult a qualified tax adviser before doing so.

We reserve the right, at our discretion, to refuse to extend your Annuity Commencement Date regardless of whether we may have granted extensions in the past to you or other similarly situated investors. Your Financial Intermediary may ask us to prohibit Annuity Commencement Date extensions beyond when the Annuitant turns age 95. Please ask your investment professional whether you are affected by any such prohibition and make sure that you fully understand the implications this might have in regard to your Death Benefits. We will not extend the Annuity Commencement Date beyond the oldest Owner's 100th birthday. If the Owner is a non-natural person, the Annuitant's 100th birthday.

Except as otherwise provided, the Annuity Calculation Date is when the amount of your Annuity Payout is determined. This occurs within five Valuation Days before your selected Annuity Commencement Date.

All Annuity Payouts, regardless of frequency, will occur on the same day of the month as the Annuity Commencement Date. After the initial payout, if an Annuity Payout date falls on a Non-Valuation Day, the Annuity Payout is computed on the prior Valuation Day. If the Annuity Payout date does not occur in a given month due to a leap year or months with only thirty days (i.e. the 31st), the Annuity Payout will be computed on the last Valuation Day of the month.

WHICH ANNUITY PAYOUT OPTION DO YOU WANT TO USE?

Your Contract contains the Annuity Payout Options described below. We may at times offer other Annuity Payout Options. We may change these Annuity Payout Options at any time. Once we begin to make Annuity Payouts, the Annuity Payout Option cannot be changed.

-   OPTION 1 - LIFE ANNUITY WITH CASH REFUND

We will make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we will calculate the sum of all Annuity Payouts that were made. If the sum of such Annuity Payments at the time of the Annuitant's death does not equal or exceed the Contract Value (minus any applicable Premium Taxes) at the time of annuitization, we will pay the Beneficiary the difference between the sum of the Annuity Payouts and the Contract Value (minus any applicable Premium Taxes) at annuitization.

-   OPTION 2 - LIFE ANNUITY

We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. A Payee would receive only one Annuity Payout if the Annuitant dies after the first payout, two Annuity Payouts if the Annuitant dies after the second payout, and so forth.

-   OPTION 3 - LIFE ANNUITY WITH GUARANTEED PAYMENTS FOR 10 YEARS

We will make Annuity Payouts as long as the Annuitant is living, but we at least guarantee to make Annuity Payouts for 10 years. If the Annuitant dies before 10 years have passed, then the Beneficiary may elect to continue Annuity Payouts for the remainder of the guaranteed number of years or receive the Commuted Value in one sum.

-   OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

We will make Annuity Payouts as long as the Annuitant and Joint Annuitant are living. When one Annuitant dies, we continue to make Annuity Payouts until that second Annuitant dies.

-   OPTION 5 - JOINT AND LAST SURVIVOR LIFE ANNUITY GUARANTEED PAYMENTS FOR 10
    YEARS

We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living, but we at least guarantee to make Annuity Payouts 10 years. If the Annuitant and the Joint Annuitant both die before ten years have passed, then the Beneficiary may continue Annuity Payouts for the remainder of the guaranteed number of years or receive the Commuted Value in one sum.

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-   OPTION 6 - GUARANTEED PAYMENT PERIOD ANNUITY

We agree to make payments for a specified time. The minimum period that you can select is 10 years. The maximum period that you can select is 30 years. If, at the death of the Annuitant, Annuity Payouts have been made for less than the time period selected, then the Beneficiary may elect to continue the remaining Annuity Payouts or receive the Commuted Value in one sum.

YOU CANNOT TERMINATE YOUR CONTRACT ONCE ANNUITY PAYOUTS BEGIN, UNLESS YOU HAVE SELECTED ANNUITY PAYOUT OPTIONS THREE, FIVE OR SIX. A CDSC, IF APPLICABLE, MAY BE DEDUCTED.

For certain qualified Contracts, if you elect an Annuity Payout Option with a Period Certain, the guaranteed number of years must be less than the life expectancy of the Annuitant at the time the Annuity Payouts begin. We compute life expectancy using the IRS mortality tables.

AUTOMATIC ANNUITY PAYOUTS

In most states, if you do not elect an Annuity Payout Option, quarterly Annuity Payouts will automatically begin on the Annuity Commencement Date under Annuity Payout Option Three. In other states, if you do not elect an Annuity Payout Option, quarterly Annuity Payouts will automatically begin on the Annuity Commencement Date under Annuity Payout Option One (see the State Variations section for details).

HOW OFTEN DO YOU WANT THE PAYEE TO RECEIVE ANNUITY PAYOUTS?

In addition to selecting an Annuity Commencement Date and an Annuity Payout Option, you must also decide how often you want the Payee to receive Annuity Payouts. You may choose to receive Annuity Payouts:

-   monthly (only available with direct deposit),

-   quarterly,

-   semi-annually, or

-   annually.

Once you select a frequency, it cannot be changed. When selecting a frequency other than monthly, the Payout Purchase Rate used to determine Annuity Payouts will be adjusted by a factor. The factor accounts for the current value of accelerated Payouts, and will result in a Payout that is less than the sum of each monthly Payout that would have been paid during the same period of time. If you do not make a selection, the Payee will receive quarterly Annuity Payouts. You must select a frequency that results in an Annuity Payout of at least $100. If the amount falls below $100, we have the right to change the frequency to bring the Annuity Payout up to at least $100.

-   FIXED DOLLAR AMOUNT ANNUITY PAYOUTS

You will receive equal fixed dollar amount Annuity Payouts throughout the Annuity Payout period. Fixed dollar amount Annuity Payout amounts are determined by multiplying the Contract Value, minus any applicable Premium taxes, by an annuity rate set by us.

5. DEATH BENEFITS

A. STANDARD DEATH BENEFIT

WHAT IS THE DEATH BENEFIT AND HOW IS IT CALCULATED?

The Death Benefit is the amount we will pay if the Owner or joint Owner dies before we begin to make Annuity Payouts. The Standard Death Benefit is equal to your Contract Value calculated as of the Valuation Day when we receive a certified death certificate or other legal document acceptable to us In Good Order at our Annuity Service Center. The calculated Death Benefit will remain invested according to the Owner's last instructions until we receive complete written settlement instructions from the Beneficiary but in no event sooner than the day following the day on which we receive due proof of death. This means the Death Benefit amount will fluctuate with the performance of the Account. When there is more than one Beneficiary, we will calculate the Accumulation Units for each Sub-Account and the dollar amount for the Fixed Account for each Beneficiary's portion of the proceeds. The Premium Based Charge is not assessed when the Death Benefit is paid.

Please see the heading entitled "What kinds of Surrenders are available? - Before the Annuity Commencement Date" in Section 4.c Surrenders. Taking Excess Withdrawals may significantly negatively affect your Death Benefit. Please consult with your investment professional before making Excess Withdrawals to be sure that you fully understand the ways such a decision will affect your Contract. If you have not elected an Optional Withdrawal Benefit, all Partial Withdrawals are Excess Withdrawals and if you have elected an Optional Withdrawal Benefit, any Partial Withdrawal prior to the Minimum Income age is also an Excess Withdrawal.

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B. RETURN OF PREMIUM

OBJECTIVE

To provide a Death Benefit equal to the greater of Premium Payments adjusted for Partial Withdrawals; or Contract Value that we will pay if the Owner or joint Owner dies before we begin to make Annuity Payouts.

Please consider the following prior to electing this rider:

- Excess Withdrawals will reduce the benefit proportionally, as described below.

-   The Premium Based Charge is not assessed when the Death Benefit is paid.

WHEN CAN YOU BUY THE RIDER?

You may elect this rider at any time, provided you have not previously elected any optional Death Benefit. Non-natural Owners cannot elect this rider after the Contract issue date.

IF YOU ELECT THIS RIDER OTHER THAN AT CONTRACT ISSUANCE,RIDER BENEFITS WILL BE CALCULATED FROM THE RIDER EFFECTIVE DATE, NOT THE CONTRACT ISSUE DATE. THE STARTING VALUES FOR DETERMINING YOUR DEATH BENEFIT WILL BE YOUR CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE PLUS SUBSEQUENT PREMIUM PAYMENTS RECEIVED AFTER THE RIDER EFFECTIVE DATE, AND NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.

This rider may not be available through all Financial Intermediaries and may be subject to additional restrictions set by your Financial Intermediary or us. We reserve the right to withdraw this rider for the sale of new Contracts at any time without notice. The maximum age of any Owner or Annuitant when electing this rider is 80.

DOES ELECTING THIS RIDER FORFEIT YOUR ABILITY TO BUY OTHER RIDERS?

Yes. You may not elect this rider if you have already elected another optional Death Benefit.

HOW IS THE CHARGE FOR THIS RIDER CALCULATED?

The fee for the rider is based on Premium Payments adjusted for Partial Withdrawals and is assessed on each Quarterly Contract Anniversary. This charge will automatically be deducted from your Contract Value on your Quarterly Contract Anniversary. A pro-rated charge will be deducted in the event of a full Surrender of this Contract, revocation of this rider; or election of this rider other than on the Contract Anniversary. The charge for the rider will be withdrawn from each Sub-Account in the same proportion that the value of each Sub-Account bears to the total Contract Value, excluding the Fixed Account. Except as otherwise provided below, we will continue to deduct this charge until we begin to make Annuity Payouts.

The rider fee may be increased or decreased at each Contract Anniversary.

IS THIS RIDER DESIGNED TO PAY YOU DEATH BENEFITS?

Yes. This Death Benefit is equal to the higher of A or B:

A     =   Contract Value; or
B     =   Premium Payments adjusted for Partial Withdrawals.

The death benefit before the Annuity Commencement Date under this rider is limited. The death benefit cannot exceed the Contract Value at the time we receive due proof of death, plus $1 million.

The Premium Based Charge is not assessed when the Death Benefit is paid.

See the Return of Premium Example 1 in Appendix A.

DOES THIS RIDER REPLACE THE STANDARD DEATH BENEFIT?

Yes.

CAN YOU TERMINATE THIS RIDER?

Yes. At anytime following the fifth anniversary of the rider effective date, the Owner may elect to terminate this rider. You may also terminate this rider on or after the first anniversary of the rider effective date if the rider charge at that time is greater than the rider charge on the rider effective date. If this rider is terminated, then a pro-rated rider charge will be assessed on the termination date, and will not be assessed thereafter. The Death Benefit will be reset to the Standard Death Benefit. No other optional Death Benefit may be elected following the termination. Please also see "Other Information" at the end of this section for other ways the rider may terminate.

A company-sponsored exchange of this rider will not be considered to be a termination by you of the rider. This rider will also terminate upon election of a Death Benefit option (described in Sections 5.f and 5.g) by the Beneficiary (excluding Spousal Contract continuation).

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WHAT EFFECT DO PARTIAL WITHDRAWALS HAVE ON YOUR BENEFITS UNDER THE RIDER?

Partial Withdrawals reduce your Death Benefit in different ways depending on whether they are Excess Withdrawals or not.

- PARTIAL WITHDRAWALS THAT ARE NOT EXCESS WITHDRAWALS will reduce your Death Benefit on a dollar for dollar basis.

- EXCESS WITHDRAWALS WILL REDUCE YOUR DEATH BENEFIT ON A PROPORTIONATE BASIS. IF YOUR CONTRACT VALUE IS LESS THAN YOUR DEATH BENEFIT, REDUCTIONS ON A PROPORTIONATE BASIS WILL BE GREATER THAN IF DONE ON A DOLLAR-FOR-DOLLAR BASIS.

If you elect another optional rider, Partial Withdrawals (including Lifetime Annual Payments) may affect those other riders differently than they affect this rider.

If you have not elected an Optional Withdrawal Benefit, all Partial Withdrawals are Excess Withdrawals and if you have elected an Optional Withdrawal Benefit, any Partial Withdrawal prior to the Minimum Income age is also an Excess Withdrawal.

See Return of Premium Example 1 in Appendix A.

WHAT HAPPENS IF YOU CHANGE OWNERSHIP?

An ownership change will terminate this rider and the Death Benefit will be reset to the Standard Death Benefit. A final pro-rated rider charge will be assessed on the termination date, and then will no longer be assessed. If the ownership change is a result of Spousal Contract continuation, the Contract Value will be reset to equal the Death Benefit payable on the deceased Spouse's death and the surviving Spouse who continues the Contract may choose to elect any optional Death Benefit rider then available. Please see "Can your Spouse continue your Death Benefit?" below for additional information.

Ownership changes may be taxable to you. We recommend that you consult with a tax adviser before making any ownership changes.

CAN YOUR SPOUSE CONTINUE YOUR DEATH BENEFIT?

Generally, yes. This rider terminates upon the death of the Owner. The Spouse may continue the Contract under the "Spouse Beneficiary" provision of the Contract, whereby the Contract Owner's Spouse will become the Contract Owner if the Spouse was named as Beneficiary. The Spouse may either choose to continue the Contract or may elect to be paid a Death Benefit option, if eligible. If the Spouse chooses to continue the Contract, we will increase the Contract Value to the Death Benefit value as of the Valuation Day We receive due proof of death according to the future contribution allocation then in effect. The surviving Spouse becomes the new Owner on the effective Valuation Day of the Spousal Contract continuation. This right may be exercised only once during the term of the Contract. The surviving Spouse may re-elect this rider, subject to the election rules that are then in place.

WHAT HAPPENS IF YOU ANNUITIZE YOUR CONTRACT?

If you elect to annuitize your Contract prior to reaching the Annuity Commencement Date, you may only annuitize your Contract Value. If your Contract reaches the Annuity Commencement Date, the Contract must be annuitized unless we agree to extend the Annuity Commencement Date, at our discretion. In this circumstance, the Contract may be annuitized under our standard annuitization rules. This rider terminates once an Annuity Payout is elected and the Death Benefit terminates.

ARE THERE RESTRICTIONS ON HOW YOU MUST INVEST?

No. We reserve the right to impose investment restrictions in the future for new sales only.

If you elect this rider in combination with an optional living benefit, then in the event of a conflict between the investment restrictions above and those set forth in such optional riders, the investment restrictions in such optional riders shall prevail.

ARE THERE RESTRICTIONS ON THE AMOUNT OF SUBSEQUENT PREMIUM PAYMENTS?


Yes. We reserve the right to require our approval on all subsequent Premium Payments received after the Contract Anniversary following the rider effective date. We do not currently enforce the right to approve subsequent Premium Payments, except where a subsequent Premium Payment would result in your total Premium Payments equaling or exceeding $1 million. In the future, we may expand the circumstances under which we require prior approval of subsequent Premium Payments. There are a variety of factors that could influence our decision to prohibit or restrict subsequent Premium Payments, for example, we could do so in the event of a market disturbance. Any action we take with respect to subsequent Premium Payment restriction or approval will be done on a non-discriminatory basis. Following your Annuity Commencement Date, we will no longer accept subsequent Premium Payments. A limitation on subsequent Premium Payments means that you would not be able to increase your Death Benefits by making additional deposits into the Contract.


OTHER INFORMATION

The rider may not be appropriate for all investors. Several factors, among others, should be considered:

- IF YOU ARE ELECTING THIS RIDER AFTER YOUR CONTRACT HAS BEEN ISSUED, THE STARTING VALUES FOR THE BENEFIT WILL BE THE CONTRACT VALUE ON THE RIDER EFFECTIVE DATE AND NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.


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-   The benefits under the rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will invalidate the rider and allow us to terminate the rider.

- We may terminate this rider based upon the following conditions: Spousal Contract continuation, ownership changes, and/or assignment. If we terminate the rider, it cannot be re-elected by you.

- The selection of an Annuity Payout Option and the timing of the selection may have an impact on the tax treatment of the benefits.

- Any Excess Withdrawal will trigger a proportionate reduction to your Death Benefit.

- The fee for the rider may change at every Contract Anniversary. Please carefully review the maximum fee disclosed in Section 2. Fee Summary.

- ANY PAYMENT OBLIGATION WE MAKE UNDER THE CONTRACT, INCLUDING DEATH BENEFITS PAYMENTS, IS SUBJECT TO OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY AND OUR LONG-TERM ABILITY TO MAKE SUCH PAYMENTS.

C. LEGACY LOCK II

OBJECTIVE

To provide a Death Benefit equal to the greatest of: (a) Enhanced Return of Premium (Premium Payments adjusted for certain Partial Withdrawals); (b) Base Return of Premium (as defined in the glossary); or (c) Contract Value. We will pay the Death Benefit if the Owner or joint Owner dies before we begin to make Annuity Payouts.

Please consider the following prior to electing this rider:

- This rider has investment restrictions. Violation of the investment restrictions may result in termination of this rider.

- Partial Withdrawals taken prior to reaching the Minimum Amount Rule that do not exceed the Allowable Withdrawal will not reduce the value of the Enhanced Return of Premium component of this Death Benefit.

- Partial Withdrawals that exceed the Allowable Withdrawal will reduce the benefit proportionally, as described below.

- The Enhanced Return of Premium component of this Death Benefit reduces to zero if your Contract Value falls below the Minimum Amount Rule.

-   The Premium Based Charge is not assessed when the Death Benefit is paid.

WHEN CAN YOU BUY THE RIDER?


You can elect this rider at the time you purchase your Contract, provided you do not elect any other optional Death Benefit at that time. If you are electing this rider when you purchase your Contract, you may elect it with or without Daily Step Up Withdrawal Benefit. You may also elect to add this rider after you have purchased your Contract, provided you have not previously elected any other optional Death Benefit or the Daily Step Up Withdrawal Benefit. Non-natural Owners cannot elect this rider after the Contract issue date.


IF YOU ELECT THIS RIDER OTHER THAN AT CONTRACT ISSUANCE, RIDER BENEFITS WILL BE CALCULATED FROM THE RIDER EFFECTIVE DATE, NOT THE CONTRACT ISSUE DATE. THE STARTING VALUES FOR DETERMINING YOUR DEATH BENEFIT WILL BE YOUR CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE, NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.


This rider may not be available in all states or through all Financial Intermediaries and may be subject to additional restrictions set by your Financial Intermediary or us. We reserve the right to withdraw this rider at any time without notice. If you elect this rider with the Daily Step Up Withdrawal Benefit, the maximum age of any Owner or Annuitant is 70. If you elect this rider without also electing the Daily Step Up Withdrawal Benefit, the maximum issue age is 65.


DOES ELECTING THIS RIDER FORFEIT YOUR ABILITY TO BUY OTHER RIDERS?


Yes. You may not elect this rider if you have already elected any other optional Death Benefit. If you elect this rider and have not elected the Daily Step Up Withdrawal Benefit at the same time, you will not be able to elect the Daily Step Up Withdrawal Benefit at a later time.


HOW IS THE CHARGE FOR THIS RIDER CALCULATED?


The charge for this rider will vary based on whether or not you elect this rider with the Daily Step Up Withdrawal Benefit. If you do not elect this rider with the Daily Step Up Withdrawal Benefit, your rider fee will be based on the age of the oldest Owner or Annuitant at the rider inception date. If you elect this rider and concurrently elect the Daily Step Up Withdrawal Benefit, the rider fee will not vary based on age.


The fee for the rider is based on the greater of (a) Enhanced Return of Premium or (b) Base Return of Premium and is assessed on each Quarterly Contract Anniversary. This charge will automatically be deducted from your Contract Value on your Quarterly Contract Anniversary. A pro-rated charge will be deducted in the event of a full Surrender of this Contract; revocation of this rider; or

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election of this rider other than on the Quarterly Contract Anniversary. The charge for the rider will be withdrawn from each Sub-Account in the same proportion that the value of each Sub-Account bears to the total Contract Value. The rider fee may be increased or decreased on each Contract Anniversary.

IS THIS RIDER DESIGNED TO PAY YOU DEATH BENEFITS?

Yes. The Death Benefit is equal to the greatest of: (a) Enhanced Return of Premium (Premium Payments adjusted for certain Partial Withdrawals), (b) Base Return of Premium or (c) Contract Value.

The Premium Based Charge is not assessed when the Death Benefit is paid.

See the Legacy Lock II Examples 1-3 in Appendix A.

DOES THIS RIDER REPLACE THE STANDARD DEATH BENEFIT?

Yes.

CAN YOU TERMINATE THIS RIDER?

Yes. At anytime on or after the first anniversary of the rider effective date, the Owner may elect to terminate this rider if the rider charge on the date of termination is greater than the rider charge on the rider issue date. If this rider is terminated, then a pro-rated rider charge will be assessed on the termination date, and will no longer be assessed thereafter. The Death Benefit will be reset to the Standard Death Benefit. No other optional Death Benefit may be elected following the termination. Please also see "Other Information" at the end of this section for other ways the rider may terminate.

WHAT EFFECT DO PARTIAL WITHDRAWALS HAVE ON YOUR BENEFITS UNDER THE RIDER?

Partial Withdrawals reduce your Death Benefit in different ways depending on whether or not they exceed the Allowable Withdrawal.


- The following are considered Allowable Withdrawals if you elected the Daily Step Up Withdrawal Benefit: All Partial Withdrawals which, on a cumulative basis with all other Partial Withdrawals in a given Contract Year, are equal to or less than the greater of:


    (a)  Your Lifetime Annual Payment; or

    (b) Your Required Minimum Distribution for either one of the calendar years in which the Contract Year occurs.


  The following are considered Allowable Withdrawals if you did not elect the Daily Step Up Withdrawal Benefit: All Partial Withdrawals after you attain age 59 1/2 which, on a cumulative basis with all other Partial Withdrawals in a given Contract Year, are equal to or less than the greater of:


    (a)  5% of Premium Base; or

    (b) Your Required Minimum Distribution for either one of the calendar years in which the Contract Year occurs.

  Partial Withdrawals prior to your attainment of age 59 1/2 are not Allowable Withdrawals.

- PARTIAL WITHDRAWALS THAT DO NOT EXCEED THE ALLOWABLE WITHDRAWAL will not reduce your Enhanced Return of Premium prior to reaching Minimum Amount Rule, but will reduce your Base Return of Premium and Contract Value on a dollar for dollar basis.

- PARTIAL WITHDRAWALS THAT EXCEED THE ALLOWABLE WITHDRAWAL WILL REDUCE YOUR DEATH BENEFIT ON A PROPORTIONATE BASIS. IF YOUR CONTRACT VALUE IS LESS THAN YOUR DEATH BENEFIT, REDUCTIONS ON A PROPORTIONATE BASIS WILL BE GREATER THAN IF DONE ON A DOLLAR-FOR-DOLLAR BASIS.

See Legacy Lock II Examples 1-3 in Appendix A for an illustration of this calculation.

DEATH BENEFIT STEP-UP AFTER FIRST PARTIAL WITHDRAWAL

The Enhanced Return of Premium component of Legacy Lock II is eligible for an automatic one-time step-up to the Contract Value upon the first Partial Withdrawal. The step-up will occur if the Contract Value prior to the Partial Withdrawal is greater than the Enhanced Return of Premium value on the Valuation Day prior to the first Partial Withdrawal.

ENHANCED RETURN OF PREMIUM COMPONENT OF LEGACY LOCK II

The Enhanced Return of Premium component equals 100% of Premium, adjusted by some Partial Withdrawals as described above. Enhanced Return of Premium will be increased by subsequent Premium and may be eligible for a one-time step-up.


IF YOU HAVE ELECTED THE DAILY STEP UP WITHDRAWAL BENEFIT: If your Contract Value on any Contract Anniversary is ever reduced below the Minimum Amount Rule (equal to the greater of the Minimum Contract Value described in section 4.c or one Lifetime Annual Payment under any optional guaranteed lifetime withdrawal benefit rider) as a result of investment performance, or deduction of fees and/or charges or if on any Valuation Day a Partial Withdrawal is taken that reduces your Contract Value below the Minimum Amount Rule, we will no longer accept subsequent Premium Payments. In addition, THE ENHANCED RETURN OF PREMIUM

30

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COMPONENT OF YOUR DEATH BENEFIT WILL BE RESET TO EQUAL ZERO. THE DEATH BENEFIT
WILL THEN BE EQUAL TO THE GREATER OF: (A) CONTRACT VALUE OR (B) BASE RETURN OF PREMIUM.

You may then either make a full Surrender and terminate your Contract and rider, or you may continue your Contract. If you continue your Contract, you must transfer your remaining Contract Value to approved Sub-Account(s) and/or Program(s) within ten business days or we will exercise our reserved contractual rights to reallocate these sums to the money market Sub-Account.


IF YOU HAVE NOT ELECTED THE DAILY STEP UP WITHDRAWAL BENEFIT: IF ON ANY VALUATION DAY A PARTIAL WITHDRAWAL IS TAKEN THAT REDUCES YOUR CONTRACT VALUE BELOW THE MINIMUM AMOUNT RULE, WE WILL TERMINATE YOUR CONTRACT AND ALL BENEFITS THEREUNDER, INCLUDING DEATH BENEFITS.


WHAT HAPPENS IF YOU CHANGE OWNERSHIP?

An ownership change will terminate this rider and the Death Benefit will be reset to the Standard Death Benefit. A final pro-rated rider charge will be assessed on the termination date, and then will no longer be assessed. If the ownership change is a result of Spousal Contract continuation, the Contract Value will be reset to equal the Death Benefit payable on the deceased Spouse's death and the surviving Spouse who continues the Contract may choose to elect any optional Death Benefit rider then available. Please see "Can your Spouse continue your Death Benefit?" below for additional information.

Ownership changes may be taxable to you. We recommend that you consult with a tax adviser before making any ownership changes.

CAN YOUR SPOUSE CONTINUE YOUR DEATH BENEFIT?

Generally, yes. This rider terminates upon the death of the Owner. The Spouse may continue the Contract under the "Spouse Beneficiary" provision of the Contract, whereby the Contract Owner's Spouse will become the Contract Owner if the Spouse was named as sole Beneficiary. The Spouse may either choose to continue the Contract or may elect to be paid a Death Benefit option, if eligible. If the Spouse chooses to continue the Contract, we will increase the Contract Value to the Death Benefit value as of the Valuation Day We receive due proof of death according to the future contribution allocation then in effect. The surviving Spouse becomes the new Owner on the effective Valuation Day of the Spousal Contract continuation. This right may be exercised only once during the term of the Contract. The surviving Spouse may re-elect this rider, subject to the election rules that are then in place.

WHAT HAPPENS IF YOU ANNUITIZE YOUR CONTRACT?

Except as otherwise provided, if you elect to annuitize your Contract prior to reaching the Annuity Commencement Date, you may only annuitize your Contract Value. If your Contract reaches the Annuity Commencement Date, the Contract must be annuitized unless we agree to extend the Annuity Commencement Date, at our discretion. In this circumstance, the Contract may be annuitized under our standard annuitization rules. This rider terminates once an Annuity Payout Option is elected and the Death Benefit terminates.

ARE THERE RESTRICTIONS ON HOW YOU MUST INVEST?

Yes. You must invest your Contract Value (including future investments) within an approved Sub-Account(s) and other investment program(s) approved and designated by us that correspond with the rider version chosen. You must invest in the approved Sub-Account(s) listed in Appendix D. This means you will be limited in your choice of Sub-Account investments. This also means you will not be able to allocate your Contract Value to all available Sub-Accounts. Current investment restrictions are listed in Appendix D.

We may modify, add, delete, or substitute (to the extent permitted by applicable law), investment programs, Sub-Accounts, portfolio rebalancing requirements, and other investment requirements and restrictions that apply while the rider is in effect. For instance, we might amend these restrictions if a Sub-Account (i) merges into another fund, (ii) changes investment objectives, (iii) closes to further investments and/or (iv) fails to meet acceptable risk parameters. These changes will not be applied with respect to then existing investments. We will give you advance notice of these changes. Please refer to "Other Program considerations" under the section entitled "What other ways can you invest?" in
Section 4.a for more information regarding the potential impact of Fund mergers and liquidations with respect to then existing investments within an asset allocation model.

Except as provided below, failure to comply with any applicable investment requirement or restriction will result in termination of the rider. If the rider is terminated by us, for violation of applicable investment requirements or restrictions, we will assess a pro-rated share of the rider charge and will no longer assess a rider charge thereafter. In the event of a conflict between the investment requirements and restrictions of this rider and those imposed by any guaranteed minimum withdrawal benefit rider, the investment requirements and restrictions of the guaranteed minimum withdrawal benefit rider shall prevail.

If the rider is terminated by us due to a failure to comply with these investment restrictions, you will have one opportunity to reinstate the rider by reallocating your Contract Value in accordance with then prevailing investment restrictions. You will have a five day reinstatement period to do this. The reinstatement period will begin upon termination of the rider.

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We may require that you comply with then prevailing investment restrictions upon
Spousal Contract continuation or permissible ownership changes. Investment in any asset allocation model and certain Funds could mitigate losses but also hamper potential gains. We are not responsible for lost investment opportunities associated with the implementation and enforcement of these investment requirements and restrictions. Investment restrictions may reduce the overall volatility in investment performance. Such reduced volatility may reduce the returns on investments and mitigate our guarantee obligations under the Contract.

It may be presumed that investment in any of the approved Sub-Account(s) or other investment program(s) could mitigate losses but also hamper potential gains. The approved Sub-Account(s) or other investment program(s) provide very different potential risk/reward characteristics. Other investment options that are available if investment restrictions did not apply may offer the potential for higher returns. We are not responsible for lost investment opportunities associated with the implementation and enforcement of these investment requirements and restrictions. These investment restrictions may limit your Contract Value and benefits. Before you elect an optional benefit that is subject to investment restrictions, you and your Financial Intermediary should carefully consider whether the investment options available under the investment restrictions meet your investment objectives and risk tolerance.

Investment restrictions may reduce the overall volatility in investment performance. Such reduced volatility may reduce returns on investments and mitigate our guarantee obligations under the Contract. Investment restrictions do not guarantee reduced volatility.

ARE THERE RESTRICTIONS ON THE AMOUNT OF SUBSEQUENT PREMIUM PAYMENTS?

Yes. We require prior approval of subsequent Premium Payments after the first Contract Anniversary after the rider effective date. We do not currently enforce the right to approve subsequent Premium Payments, except where a subsequent Premium Payment would result in your total Premium Payments equaling or exceeding $1 million. In the future, we may expand the circumstances under which we require prior approval of subsequent Premium Payments. There are a variety of factors that could influence our decision to prohibit or restrict subsequent Premium Payments, for example, we could do so in the event of a market disturbance. Any action we take with respect to subsequent Premium Payment restriction or approval will be done on a non-discriminatory basis. Following your Annuity Commencement Date, we will no longer accept subsequent Premium Payments. A limitation on subsequent Premium Payments means that you would not be able to increase your Death Benefits by making additional deposits into the Contract.

OTHER INFORMATION

The rider may not be appropriate for all investors. Several factors, among others, should be considered:

- IF YOU ARE ELECTING THIS RIDER AFTER YOUR CONTRACT HAS BEEN ISSUED, THE STARTING VALUES FOR THE BENEFIT WILL BE THE CONTRACT VALUE ON THE RIDER EFFECTIVE DATE AND NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.

- You will automatically receive a one-time step-up of the Enhanced Return of Premium to the Contract Value, if greater, upon the first Partial Withdrawals. We will not provide a notice prior to applying this step-up.


- IF YOU HAVE ELECTED THE DAILY STEP UP WITHDRAWAL BENEFIT: IF YOUR CONTRACT VALUE IS REDUCED BELOW THE MINIMUM AMOUNT RULE (EQUAL TO THE GREATER OF THE MINIMUM CONTRACT VALUE DESCRIBED IN SECTION 4.C OR ONE LIFETIME ANNUAL PAYMENT), THE ENHANCED RETURN OF PREMIUM COMPONENT OF THE DEATH BENEFIT WILL BE REDUCED TO ZERO. PLEASE SEE SECTION 4.C. SURRENDERS FOR MORE INFORMATION REGARDING THE MINIMUM CONTRACT VALUE. THIS HAS THE EFFECT OF PROVIDING A DEATH BENEFIT THAT WAS REDUCED BY ALL PRIOR PARTIAL WITHDRAWALS, INCLUDING LIFETIME ANNUAL PAYMENTS. IN ADDITION, ANY STEP-UP APPLIED TO THE ENHANCED RETURN OF PREMIUM COMPONENT OF THE DEATH BENEFIT WILL BE LOST.



- IF YOU HAVE NOT ELECTED THE DAILY STEP UP WITHDRAWAL BENEFIT:If your Contract Value is reduced below the Minimum Amount Rule, we will terminate your Contract and all benefits thereunder, including Death Benefits.


- The benefits under the rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will invalidate the rider and allow us to terminate the rider.

- We may terminate this rider based upon the following conditions: Spousal Contract continuation, ownership changes, or assignment and/or violation of investment restrictions. If we terminate the rider, it cannot be re-elected by you.

- Any Partial Withdrawal that exceeds the Allowable Withdrawal will trigger a proportionate reduction to your Death Benefit.

- Legacy Lock II is referred to as Enhanced Return of Premium Death Benefit Rider II in your Contract.

- The selection of an Annuity Payout Option and the timing of the selection may have an impact on the tax treatment of the benefit.

- The fee for the rider may change at every Contract Anniversary. Please carefully review the maximum fee disclosed in Section 2. Fee Summary.

- You should consult with your investment professional for assistance in determining whether these investment restrictions are suited for your financial needs and risk tolerance.

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32

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-   ANY PAYMENT OBLIGATION WE MAKE UNDER THE CONTRACT, INCLUDING DEATH BENEFITS
    PAYMENTS, IS SUBJECT TO OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY AND OUR LONG-TERM ABILITY TO MAKE SUCH PAYMENTS.

D. MAXIMUM DAILY VALUE

OBJECTIVE

To provide a Death Benefit equal to the greater of: (a) Maximum Daily Value or
(b) Contract Value that we will pay if the Owner or joint Owner, dies before we begin to make Annuity Payouts.

Please consider the following prior to electing this rider:

- This rider has investment restrictions. Violation of the investment restrictions may result in termination of this rider.

- Excess Withdrawals will reduce the benefit proportionally, as described below.

-   The Premium Based Charge is not assessed when the Death Benefit is paid.

WHEN CAN YOU BUY THE RIDER?

You may elect this rider at any time, provided you have not previously elected any optional Death Benefit. Non-natural Owners cannot elect this rider after the Contract issue date.

IF YOU ELECT THIS RIDER OTHER THAN AT CONTRACT ISSUANCE, RIDER BENEFITS WILL BE CALCULATED FROM THE RIDER EFFECTIVE DATE, NOT THE CONTRACT ISSUE DATE. THE STARTING VALUES FOR DETERMINING YOUR DEATH BENEFIT WILL BE YOUR CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE, NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.

This rider may not be available in all states or through all Financial Intermediaries and may be subject to additional restrictions set by your Financial Intermediary or by us. We reserve the right to withdraw this rider at any time without notice. The maximum age on any Owner or Annuitant when electing this rider is 75.

DOES ELECTING THIS RIDER FORFEIT YOUR ABILITY TO BUY OTHER RIDERS?

Yes. You may not elect this rider if you have already elected another optional Death Benefit.

HOW IS THE CHARGE FOR THIS RIDER CALCULATED?

The fee for the rider is based on the Maximum Daily Value and is assessed on each Quarterly Contract Anniversary. This rider fee will be automatically deducted from your Contract Value on your Quarterly Contract Anniversary prior to all other financial transactions. A pro-rated charge will be deducted in the event of a full Surrender of this Contract; revocation of this rider; or election of this rider other than on the Contract Anniversary. The charge for the rider will be withdrawn from each Sub-Account in the same proportion that the value of each Sub-Account bears to the total Contract Value excluding the Fixed Account. Except as otherwise provided below, we will continue to deduct this charge until we begin to make Annuity Payouts.

The rider charge may increase or decrease on each Contract Anniversary.

IS THIS RIDER DESIGNED TO PAY YOU DEATH BENEFITS?

Yes. This Death Benefit is equal to the greater of A or B:

A     =   Contract Value;
B     =   Maximum Daily Value.

The death benefit before the Annuity Commencement Date under this rider is limited. The death benefit cannot exceed the Contract Value at the time we receive due proof of death, plus $1 million.

The Premium Based Charge is not assessed when the Death Benefit is paid.

See Maximum Daily Value Examples 1-3 in Appendix A.

DOES THIS RIDER REPLACE THE STANDARD DEATH BENEFIT?

Yes

CAN YOU TERMINATE THIS RIDER?

Yes. At anytime on or after the first anniversary of the rider effective date, the Owner may elect to terminate this rider if the rider charge on the date of termination is greater than the rider charge on the rider issue date. If this rider is terminated, then a pro-rated rider charge will be assessed on the termination date, and will no longer be assessed thereafter. The Death Benefit will be reset to the Standard Death Benefit. No other optional Death Benefit may be elected following the termination. Please also see "Other Information" at the end of this section for other ways the rider may terminate.

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                                                                          33

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WHAT EFFECT DO PARTIAL WITHDRAWALS HAVE ON YOUR BENEFITS UNDER THE RIDER?

Partial Withdrawals reduce your Death Benefit in different ways depending on whether they are Excess Withdrawals or not.

- PARTIAL WITHDRAWALS THAT ARE NOT EXCESS WITHDRAWALS will reduce your Death Benefit on a dollar for dollar basis.

- EXCESS WITHDRAWALS WILL REDUCE YOUR DEATH BENEFIT ON A PROPORTIONATE BASIS. IF YOUR CONTRACT VALUE IS LESS THAN YOUR DEATH BENEFIT, REDUCTIONS ON A PROPORTIONATE BASIS WILL BE GREATER THAN IF DONE ON A DOLLAR-FOR-DOLLAR BASIS.

See Maximum Daily Value Example 2 in Appendix A for an illustration of this calculation.

If you elect another optional rider, Partial Withdrawals (including Lifetime Annual Payments) may affect those other riders differently than they affect this rider.

If you have not elected an Optional Withdrawal Benefit, all Partial Withdrawals are Excess Withdrawals and if you have elected an Optional Withdrawal Benefit, any Partial Withdrawal prior to the Minimum Income age is also an Excess Withdrawal.

WHAT HAPPENS IF YOU CHANGE OWNERSHIP?

An ownership change will terminate this rider and the Death Benefit will be reset to the Standard Death Benefit. A final pro-rated rider charge will be assessed on the termination date, and then will no longer be assessed. If the ownership change is a result of Spousal Contract continuation, the Contract Value will be reset to equal the Death Benefit payable on the deceased Spouse's death and the surviving Spouse who continues the Contract may choose to elect any optional Death Benefit rider then available. Please see "Can your Spouse continue your Death Benefit?" below for additional information.

Ownership changes may be taxable to you. We recommend that you consult with a tax adviser before making any ownership changes.

CAN YOUR SPOUSE CONTINUE YOUR DEATH BENEFIT?

Generally, yes. This rider terminates upon the death of the Owner. The Spouse may continue the Contract under the "Spouse Beneficiary" provision of the Contract, whereby the Contract Owner's Spouse will become the Contract Owner if the Spouse was named as sole Beneficiary. The Spouse may either choose to continue the Contract or may elect to be paid a Death Benefit option, if eligible. If the Spouse chooses to continue the Contract, we will increase the Contract Value to the Death Benefit value as of the Valuation Day We receive due proof of death according to the future contribution allocation then in effect. The surviving Spouse becomes the new Owner on the effective Valuation Day of the Spousal Contract continuation. This right may be exercised only once during the term of the Contract. The surviving Spouse may re-elect this rider, subject to the election rules that are then in place.

WHAT HAPPENS IF YOU ANNUITIZE YOUR CONTRACT?

If you elect to annuitize your Contract prior to reaching the Annuity Commencement Date, you may only annuitize your Contract Value. If your Contract reaches the Annuity Commencement Date, the Contract must be annuitized unless we agree to extend the Annuity Commencement Date, at our discretion. In this circumstance, the Contract may be annuitized under our standard annuitization rules. This rider terminates once an Annuity Payout Option is elected and the Death Benefit terminates.

ARE THERE RESTRICTIONS ON HOW YOU MUST INVEST?

Yes. You must invest your Contract Value (including future investments) within an approved asset allocation model(s), Sub-Account(s), and other investment program(s) approved and designated by us. This means you will be limited in your choice of Sub-Account investments. This also means you will not be able to allocate your Contract Value to all available Sub-Accounts. Current investment restrictions are listed in Appendix D.

We may modify, add, delete, or substitute (to the extent permitted by applicable law), the asset allocation models, investment programs, Sub-Accounts, portfolio rebalancing requirements, and other investment requirements and restrictions that apply while the rider is in effect. For instance, we might amend these asset allocation models if a Sub-Account (i) is merged into another fund, (ii) changes investment objectives, (iii) closes to further investments, and/or (iv) fails to meet acceptable risk parameters. These reservations will not be applied with respect to then existing investments. We will give you advance notice of these changes. Please refer to "Other Program considerations" under the section entitled "What other ways can you invest?" in Section 4.a for more information regarding the potential impact of Fund mergers and liquidations with respect to then existing investments within an asset allocation model.

Except as provided below, failure to comply with any applicable investment requirement or restriction will result in termination of the rider. If the rider is terminated by us for violation of applicable investment requirements or restrictions, we will assess a pro-rated share of the rider charge and will no longer assess a rider charge thereafter. If the rider is terminated by us due to a failure to comply with these investment restrictions, you will have one opportunity to reinstate the rider by reallocating your Contract Value in accordance with then prevailing investment restrictions. You will have a five day reinstatement period to do this. The reinstatement period will begin upon termination of the rider.


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34

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It may be presumed that investment in any of the approved asset allocation model(s), Sub-Account(s), or other investment program(s) could mitigate losses but also hamper potential gains. The approved asset allocation model(s), Sub-Account(s), or other investment program(s) provide very different potential risk/reward characteristics. Other investment options that are available if investment restrictions did not apply may offer the potential for higher returns. We are not responsible for lost investment opportunities associated with the implementation and enforcement of these investment requirements and restrictions. These investment restrictions may limit your Contract Value and benefits. Before you elect an optional benefit that is subject to investment restrictions, you and your Financial Intermediary should carefully consider whether the investment options available under the investment restrictions meet your investment objectives and risk tolerance.

Investment restrictions may reduce the overall volatility in investment performance. Such reduced volatility may reduce returns on investments and mitigate our guarantee obligations under the Contract. Investment restrictions do not guarantee reduced volatility.

If you elect this rider in combination with an optional living benefit, then in the event of a conflict between the investment restrictions above and those set forth in such optional riders, the investment restrictions in such optional riders shall prevail.

ARE THERE RESTRICTIONS ON THE AMOUNT OF SUBSEQUENT PREMIUM PAYMENTS?


Yes. We reserve the right to approve all subsequent Premium Payments received after the first Contract Anniversary following the rider effective date. We do not currently enforce the right to approve subsequent Premium Payments, except where a subsequent Premium Payment would result in your total Premium Payments equaling or exceeding $1 million. In the future, we may expand the circumstances under which we require prior approval of subsequent Premium Payments. There are a variety of factors that could influence our decision to prohibit or restrict subsequent Premium Payments, for example, we could do so in the event of a market disturbance. Any action we take with respect to subsequent Premium Payment restriction or approval will be done on a non-discriminatory basis. Following your Annuity Commencement Date, we will no longer accept subsequent Premium Payments. A limitation on subsequent Premium Payments means that you would not be able to increase your Death Benefits by making additional deposits into the Contract.


OTHER INFORMATION

The rider may not be appropriate for all investors. Several factors, among others, should be considered:

- IF YOU ARE ELECTING THIS RIDER AFTER YOUR CONTRACT HAS BEEN ISSUED, THE STARTING VALUES FOR THE BENEFIT WILL BE THE CONTRACT VALUE ON THE RIDER EFFECTIVE DATE AND NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.

- The benefits under the rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will invalidate the rider and allow us to terminate the rider.

- We may terminate this rider based upon the following conditions: Spousal Contract continuation, ownership changes, assignment and/or violation of the investment restrictions. If we terminate the rider, it cannot be re-elected by you.

- The selection of an Annuity Payout Option and the timing of the selection may have an impact on the tax treatment of the benefit.

- Any Excess Withdrawal will trigger a proportionate reduction to your Death Benefit.

- The fee for the rider may change at every Contract Anniversary. Please carefully review the maximum fee disclosed in Section 2. Fee Summary.

- You should consult with your investment professional for assistance in determining whether these investment restrictions are suited for your financial needs and risk tolerance.

- ANY PAYMENT OBLIGATION WE MAKE UNDER THE CONTRACT, INCLUDING DEATH BENEFITS PAYMENTS, IS SUBJECT TO OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY AND OUR LONG-TERM ABILITY TO MAKE SUCH PAYMENTS.

E. HOW IS THE DEATH BENEFIT PAID?

The Death Benefit may be taken in one lump sum or under any of the Annuity Payout Options then being offered by us, unless the Owner has designated the manner in which the Beneficiary will receive the Death Benefit. We will calculate the Death Benefit as of the date we receive a certified death certificate or other legal documents acceptable to us. The Death Benefit amount remains invested according to the last instructions on file and is subject to market fluctuation until complete settlement instructions are received from each Beneficiary. On the date we receive complete instructions from the Beneficiary, we will compute the Death Benefit amount to be paid out or applied to a selected Annuity Payout Option. When there is more than one Beneficiary, we will calculate the Death Benefit amount for each Beneficiary's portion of the proceeds and then pay it out or apply it to a selected Annuity Payout Option according to each Beneficiary's instructions. If we receive the complete instructions on a Non-Valuation Day, computations will take place on the next Valuation Day.

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The Beneficiary may elect to leave proceeds from the Death Benefit invested with us for up to five years from the date of death of the Owner if death occurred before the Annuity Commencement Date. Once we receive a certified death certificate or other legal documents acceptable to us, the Beneficiary can: (a) make Sub-Account transfers (subject to applicable restrictions) and (b) take Partial Withdrawals without paying CDSCs, if any. We shall endeavor to fully discharge the last instructions from the Owner wherever possible or practical.

The Beneficiary of a non-qualified Contract or IRA (prior to the required distribution date) may also elect an Annuity Payout Option that allows the Beneficiary to take the Death Benefit in a series of payments spread over a period equal to the Beneficiary's remaining life expectancy. Distributions are calculated based on IRS life expectancy tables. This option is subject to different limitations and conditions depending on whether the Contract is non-qualified or an IRA.

If the Owner dies before the Annuity Commencement Date, the Death Benefit must be distributed within five years after death or be distributed under a distribution option or Annuity Payout Option that satisfies the Alternatives to the Required Distributions described below. Please see Section 8(C)(2)(f) Federal Tax Considerations for more information.

If the Owner dies on or after the Annuity Commencement Date under an Annuity Payout Option that permits the Beneficiary to elect to continue Annuity Payouts or receive the Commuted Value, any remaining value must be distributed at least as rapidly as under the payment method being used as of the Owner's death.

If the Owner is not an individual (e.g. a trust), then the original Annuitant will be treated as the Owner in the situations described above.

F. WHO WILL RECEIVE THE DEATH BENEFIT?

The distribution of the Death Benefit applies only when death is before the Annuity Commencement Date.

If death occurs on or after the Annuity Commencement Date, there may be no payout at death unless the Owner has elected an Annuity Payout Option that permits the Beneficiary to elect to continue Annuity Payouts, or receive any remaining value such as a cash refund.

IF DEATH OCCURS BEFORE THE ANNUITY COMMENCEMENT DATE:

IF THE DECEASED IS THE . . .                AND . . .                        AND . . .                     THEN THE . . .
Owner                            There is a surviving joint       The Annuitant is living or       Joint Owner receives the Death
                                 Owner                            deceased                         Benefit.
Owner                            There is no surviving joint      The Annuitant is living or       Beneficiary receives the Death
                                 Owner                            deceased                         Benefit.
Owner                            There is no surviving joint      The Annuitant is living or       Owner's estate receives the
                                 Owner and the Beneficiary        deceased                         Death Benefit.
                                 predeceases the Owner
Annuitant                        The Owner is living                                               The Owner becomes the Annuitant
                                                                                                   and the Contract continues. The
                                                                                                   Owner may name a new Annuitant.

IF DEATH OCCURS ON OR AFTER THE ANNUITY COMMENCEMENT DATE:

IF THE DECEASED IS THE . . .                             AND . . .                               THEN THE . . .
Owner                                     The Annuitant is living                   Beneficiary becomes the Owner.
Annuitant                                 The Owner is living                       Owner receives the payout at death.
Annuitant                                 The Annuitant is also the Owner           Beneficiary receives the payout at
                                                                                    death.

THESE ARE THE MOST COMMON SCENARIOS. SOME OF THE ANNUITY PAYOUT OPTIONS MAY NOT RESULT IN A PAYOUT AT DEATH.

In the event that the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner.

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36

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6. OPTIONAL WITHDRAWAL BENEFITS



A. DAILY STEP UP WITHDRAWAL BENEFIT (DAILY 6 AND DAILY +4)


OBJECTIVE (DAILY 6 AND DAILY +4)

The objective of the rider is to provide longevity protection in the form of Lifetime Annual Payments that may periodically increase based on the daily performance of your Contract and/or Deferral Bonuses.

You have two options to elect from when purchasing this rider, Daily 6 and Daily +4. These options differ as described in the chart and discussion below. The election must be made at the time you purchase the rider and is irrevocable. Before making this election, you should carefully consider and discuss with your investment professional which option is right for you.


                                                            DAILY 6                                   DAILY +4
-------------------------------------------------------------------------------------------------------------------------------
                                           Daily 6 provides a Lifetime Annual         Daily +4 provides a Lifetime Annual
                                           Payment based off the greater of a 6%      Payment based off both a 4% Deferral
                                           Deferral Bonus OR market-based Step Up,    Bonus AND a market based Step Up.
                                           if greater.
DEFERRAL BONUS                             The Deferral Bonus for Daily 6 is 6%       The Deferral Bonus for Daily +4 is 4%
                                           during the Deferral Bonus Period.          during the Deferral Bonus Period.
LIFETIME ANNUAL PAYMENTS                   Lifetime Annual Payment set on each        Lifetime Annual Payment set on each
                                           Valuation Day equal to the Lifetime        Valuation Day equal to the Lifetime
                                           Withdrawal Percentage multiplied by your   Withdrawal Percentage multiplied by your
                                           then current Withdrawal Base.              then current Withdrawal Base.
ANNIVERSARY WITHDRAWAL BASE                Your Anniversary Withdrawal Base is used   Not Applicable.
                                           to calculate if your Withdrawal Base will
                                           reset. The reset will occur on each
                                           Contract Anniversary and will equal the
                                           Withdrawal Base.
HIGH WATER MARK                            Not Applicable.                            The High Water Mark is used to determine
                                                                                      if your Withdrawal Base will be reset.
                                                                                      The High Water mark reset is equal to the
                                                                                      greater of your prior High Water Mark,
                                                                                      adjusted for Premium Payments or Partial
                                                                                      Withdrawals or your Contract Value prior
                                                                                      to the deduction of any applicable rider
                                                                                      charge.
DEFERRAL BONUS BASE                        The Deferral Bonus Base may reset on each  The Deferral Bonus Base will not reset on
                                           Contract Anniversary during the Deferral   the Contract Anniversary. The Deferral
                                           Bonus Period. The Deferral Bonus Base      Bonus Base will only be increased by
                                           will be increased by subsequent Premium    subsequent Premium Payments.
                                           Payments and may be reset annually to
                                           equal the Withdrawal Base.
PARTIAL WITHDRAWALS                        Partial Withdrawals reduce your            Partial Withdrawals reduce your
                                           Withdrawal Base and Anniversary            Withdrawal Base and High Water Mark in
                                           Withdrawal Base in different ways          different ways depending on whether they
                                           depending on whether they are Excess       are Excess Withdrawals or not.
                                           Withdrawals or not.                        - Partial Withdrawals that are not Excess
                                           - Partial Withdrawals that are not Excess  Withdrawals will not reduce the
                                           Withdrawals will not reduce the            Withdrawal Base or High Water Mark.
                                           Withdrawal Base or Anniversary Withdrawal  - Excess Withdrawals will reduce the
                                           Base.                                      Withdrawal Base and High Water Mark on a
                                           - Excess Withdrawals will reduce the       proportionate basis.
                                           Withdrawal Base and Anniversary
                                           Withdrawal Base on a proportionate basis.
STEP UP                                    A Step Up is a potential increase to your  A Step-Up is a potential increase to your
                                           Withdrawal Base, based on market           Withdrawal Base, based on market
                                           performance. You will receive the greater  performance. You will receive both the
                                           of a Step Up or the Deferral Bonus.        Step Up and the Deferral Bonus.


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                                                                          37

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
                                                            DAILY 6                                   DAILY +4
-------------------------------------------------------------------------------------------------------------------------------
SUBSEQUENT PREMIUM PAYMENTS                Subsequent Premium Payments increase your  Subsequent Premium Payments increase your
                                           Withdrawal Base, Anniversary Withdrawal    Withdrawal Base, High Water Mark,
                                           Base, Deferral Bonus Base and Contract     Deferral Bonus Base and Contract Value by
                                           Value by the dollar amount of that         the dollar amount of that Premium
                                           Premium Payment.                           Payment.

Please consider the following prior to electing the rider:

- The rider has investment restrictions. Violation of the investment restrictions may result in termination of the rider.

-   Excess Withdrawals will reduce the rider's benefit, as described below.

HOW DOES THE RIDER HELP ACHIEVE THIS GOAL?

The rider provides an opportunity to receive withdrawals in the form of Lifetime Annual Payments until the death of either the first Covered Life (Single Life Option) or the Covered Life that is second to die (Joint/Spousal Option). This rider also provides a Deferral Bonus. When electing this rider, you may choose one of two options. Daily 6 provides a 6% annual Deferral Bonus OR market based Step Ups, if greater. Daily +4 provides a 4% annual Deferral Bonus AND market based Step Ups. A Step Up is the potential increase to your Withdrawal Base, based on market performance.

WHEN CAN YOU BUY THE RIDER? (DAILY 6 AND DAILY +4)

You may elect this rider at any time, provided you have not PREVIOUSLY elected any optional Withdrawal Benefit or Legacy Lock II. Non-natural Owners cannot elect this rider after the Contract issue date.

IF YOU ELECT THIS RIDER OTHER THAN AT CONTRACT ISSUANCE, RIDER BENEFITS WILL BE CALCULATED FROM THE RIDER EFFECTIVE DATE NOT THE CONTRACT ISSUE DATE. THE STARTING VALUES FOR DETERMINING YOUR WITHDRAWAL BASE, ANNIVERSARY WITHDRAWAL BASE (DAILY 6 ONLY), HIGH WATER MARK (DAILY +4 ONLY) AND DEFERRAL BONUS BASE WILL BE YOUR CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE, NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.

This rider may not be available in all states or through all Financial Intermediaries and may be subject to additional restrictions set by your Financial Intermediary or by us. We reserve the right to withdraw this rider at any time without notice. The maximum age of any Owner or Annuitant when electing this rider is 80.

If you elect this rider after the Contract issue date, and have not previously elected an optional Death Benefit, you will have a one-time opportunity to add Legacy Lock II concurrently.

DOES BUYING THE RIDER FORFEIT YOUR ABILITY TO BUY OTHER RIDERS? (DAILY 6 AND DAILY +4)

Yes, buying the rider precludes you from electing the Legacy Lock II rider at a future date. You may only elect Legacy Lock II at the time you elect this rider.

HOW IS THE CHARGE FOR THE RIDER CALCULATED? (DAILY 6 AND DAILY +4)

The rider has a current charge and maximum rider charge and both are based on your Withdrawal Base. We will deduct the rider charge on each Quarterly Contract Anniversary on a pro-rated basis from each Sub-Account. The rider charge is the same for both Daily 6 and Daily +4.


We may increase or decrease the rider charge on a prospective basis on each Contract Anniversary up to the maximum described in the Fee Table. THE RIDER CHARGE MAY INCREASE IRRESPECTIVE OF WHETHER YOU RECEIVE EITHER A STEP UP OR A DEFERRAL BONUS. We will not increase the rider charge by more than 0.50% during any Contract Year. We will provide advance notice of changes to your rider charge. You may decline a rider charge increase in which event your Withdrawal Percentage will be reduced by 1%. For example, if your Withdrawal Percentage would be 5%, but you declined a rider fee increase at some point, your Withdrawal Percentage will be 4%. This declination is irrevocable and no future Daily Step Up Withdrawal Benefit rider fee changes will apply to you. The Rider Charge may also increase if you elect this rider following Spousal Contract continuation, but only if the Single Life option was elected and the rider terminated upon the death of your Spouse.


If the rider is terminated, or if there is a full Surrender from your Contract, then we will deduct a pro-rated share of the rider charge from your Contract Value based on your Withdrawal Base immediately prior to such termination or full Surrender.

DOES YOUR BENEFIT BASE CHANGE UNDER THE RIDER?

Yes, this rider provides an opportunity to take a maximum Withdrawal each year in the form of a Lifetime Annual Payment. We calculate your Lifetime Annual Payments by multiplying your Withdrawal Percentage by your Withdrawal Base. Under each Daily 6 and Daily +4, the Withdrawal Base will fluctuate as described below.


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38

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-   WITHDRAWAL BASE AND ANNIVERSARY WITHDRAWAL BASE - DAILY 6

Under Daily 6, we use the Withdrawal Base to calculate your Lifetime Annual Payment. In Daily 6 you receive a 6% Deferral Bonus or a Step Up, whichever is greater. A Step Up is the potential increase to your Withdrawal Base, based on market performance.

Your initial Withdrawal Base and Anniversary Withdrawal Base are equal to your initial Premium Payment (without deduction of sales charges, if any). Your Withdrawal Base and Anniversary Withdrawal Base will fluctuate based on Step Ups, Deferral Bonuses, sub- sequent Premium Payments, or Excess Partial Withdrawals.

If you are electing this rider after your Contract has been issued, the Withdrawal Base and Anniversary Withdrawal Base will be based on the Contract Value on the date the rider is effective. This may be less than your initial Premium Payment or Contract Value on any day prior to your rider effective date.

Your Withdrawal Base may be reset each Valuation Day following the effective date of the rider until the Owner or the Covered Life is age 90. The reset is equal to the greater of (A), (B) or (C) where:

A = Your Withdrawal Base as of the prior Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals.

B = Your Contract Value, prior to the deduction of any applicable Rider Charge.

C = Your Anniversary Withdrawal Base as of the prior Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals, plus the Deferral Bonus, if applicable. The Deferral Bonus is only applicable on the Contract Anniversary and during the Deferral Bonus Period.

Your Anniversary Withdrawal Base may be reset each Contract Anniversary to equal the greater of the Withdrawal Base or the Anniversary Withdrawal Base as of the prior Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals. The Anniversary Withdrawal Base includes any applicable Deferral Bonus (the amount added to your Withdrawal Base during the Deferral Bonus Period if a Step Up does not occur).


Please refer to Daily Step Up Withdrawal Benefit Examples 1-3 in Appendix A for an illustration of ways that your Withdrawal Base may increase based on a Step Up or Deferral Bonus.


Subsequent Premium Payments increase your Withdrawal Base, Anniversary Withdrawal Base and Contract Value by the dollar amount of that Premium Payment.

Partial Withdrawals reduce your Withdrawal Base and Anniversary Withdrawal Base in different ways depending on whether they are Excess Withdrawals or not.

- Partial Withdrawals that are not Excess Withdrawals will not reduce the Withdrawal Base or Anniversary Withdrawal Base.

- Excess Withdrawals will reduce the Withdrawal Base and Anniversary Withdrawal Base on a proportionate basis. If your Contract Value is less than your Withdrawal Base, reductions on a proportionate basis will be greater than if done on a dollar-for-dollar basis.

-   WITHDRAWAL BASE AND HIGH WATER MARK - DAILY +4

Under Daily +4, we use the Withdrawal Base to calculate your Lifetime Annual Payment. In Daily +4 you receive a 4% Deferral Bonus every year during the Deferral Bonus Period IN ADDITION TO any Step Up. A Step Up is the potential increase to your Withdrawal Base, based on market performance. In order to calculate your Step Up, we use your High Water Mark. Your High Water Mark is generally your highest Contract Value as described below.

We automatically reset your Contract's High Water Mark each day to equal the greater of (i) your prior High Water Mark adjusted to include any additional Premium Payments or Partial Withdrawals or (ii) the Contract Value prior to the deduction of any applicable rider charge.

Your initial Withdrawal Base and High Water Mark are equal to your initial Premium Payment (without deduction of sales charges, if any). Your Withdrawal Base and High Water Mark may fluctuate based on Step Ups, Deferral Bonuses, or sub-sequent Premium Payments, or Excess Partial Withdrawals.

If you are electing this rider after your Contract has been issued, the Withdrawal Base and High Water Mark will be based on the Contract Value on the date the rider is effective. This may be less than your initial Premium Payment or Contract Value on any day prior to your rider effective date.

Your Withdrawal Base may be reset each Valuation Day following the effective date of the rider until the Owner or the Covered Life is age 90. The reset is equal to the sum of (A), (B) and (C) where:

A = Your Withdrawal Base as of the prior Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals.

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                                                                          39

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B   = The Contract Value High Water Mark as of the current Valuation Day less the Contract Value High Water Mark as of the prior Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals.

C = The Deferral Bonus, if applicable. The Deferral Bonus is only applicable on the Contract Anniversary and during the Deferral Bonus Period.


Please refer to Daily Step Up Withdrawal Benefit Examples 4-6 in Appendix A for an illustration of ways that your Withdrawal Base may increase based on a Step Up or Deferral Bonus.


Subsequent Premium Payments increase your Withdrawal Base, High Water Mark and Contract Value by the dollar amount of that Premium Payment.

Partial Withdrawals reduce your Withdrawal Base in different ways depending on whether they are Excess Withdrawals or not.

- Partial Withdrawals that are not Excess Withdrawals will not reduce the Withdrawal Base or High Water Mark.

- Excess Withdrawals will reduce the Withdrawal Base and High Water Mark on a proportionate basis. If your Contract Value is less than your Withdrawal Base, reductions on a proportionate basis will be greater than if done on a dollar-for-dollar basis.

DAILY 6 AND DAILY +4

Your Withdrawal Base can never be less than $0 or more than $5 million. Any transactions that would otherwise increase the Withdrawal Base outside these limits will not be included for any benefits under the rider.

Please refer to this rider's section entitled "What happens if you change ownership?" and "Can your Spouse continue your Lifetime Withdrawal Benefit?" for a discussion regarding how your Withdrawal Base can be recalculated following a Covered Life change. Please refer to the section entitled "How is the charge for the rider calculated?" for more information regarding the decrease of your Lifetime Withdrawal Percentage associated with declining rider charge increases.

Excess Withdrawals will reduce the Withdrawal Base and Deferral Bonus Base on a proportionate basis. If your Contract Value is less than your Withdrawal Base, reductions on a proportionate basis will be greater than if done on a dollar-for-dollar basis.


Partial Withdrawals taken during any Contract Year that cumulatively exceed the Free Withdrawal Amount, but do not exceed Lifetime Annual Payments will be free of any applicable CDSC. Please refer to Daily Step Up Withdrawal Benefit Examples 1-6 in Appendix A.


DEFERRAL BONUS BASE - DAILY 6

On each Contract Anniversary during the Deferral Bonus Period, we may apply a Deferral Bonus to your Withdrawal Base. You will not receive a Deferral Bonus if your Step Up (as of the date of your Contract Anniversary) is greater than or equal to your Deferral Bonus Base multiplied by the Deferral Bonus. The Deferral Bonus for Daily 6 is 6%. The Deferral Bonus will be calculated as a percentage of the Deferral Bonus Base as of the Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals prior to each Contract Anniversary during an effective Deferral Bonus Period.

If you elect this rider when the Contract is issued, your Deferral Bonus Base is equal to your initial Premium Payment and any subsequent Premium Payments made during your first Contract Year (without deduction of sales charges, if any). If you are electing this rider after your Contract has been issued the Deferral Bonus Base is equal to your Contract Value on the date the rider is effective. Contract Value and Premium Payments prior to the election of the rider (as well as those values that would have been used to set the Deferral Bonus Base had this rider been elected upon Contract issuance), will be disregarded. Thereafter, your Deferral Bonus Base will be reset on each Contract Anniversary during the Deferral Bonus Period.

If, on your Contract Anniversary, you have a Step Up that is greater than your Deferral Bonus, we will reset your Deferral Bonus Base to equal your Withdrawal Base. If, on your Contract Anniversary, a Step Up does not occur or is less than your Deferral Bonus, your Deferral Bonus Base is not reset.

THE DEFERRAL BONUS PERIOD WILL CEASE UPON THE EARLIER OF THE TENTH CONTRACT ANNIVERSARY FOLLOWING THE RIDER EFFECTIVE DATE OR WHEN YOU TAKE ANY PARTIAL WITHDRAWAL.

During the Deferral Bonus Period, subsequent Premium Payments will increase your Deferral Bonus Base by the dollar amount of the Premium Payment.


Please refer to Daily Step Up Withdrawal Benefit Examples 4-6 in Appendix A for an illustration of a Deferral Bonus being applied to increase a Withdrawal Base.


Your Deferral Bonus Base can never be less than $0 or more than $5 million. Any activities that would otherwise increase the Deferral Bonus Base above these limits will not be included for any benefits under the rider.

Please refer to the section entitled "What happens if you change ownership?" and "Can your Spouse continue your Lifetime Withdrawal Benefit?" for a discussion regarding how your Deferral Bonus Base can be recalculated following a Covered Life change.

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DEFERRAL BONUS BASE - DAILY +4

The Deferral Bonus for Daily +4 is 4%. The Deferral Bonus will be calculated as a percentage of the Deferral Bonus Base as of the Valuation Day adjusted to include the current Valuation Day Premium Payment and Partial Withdrawals prior to each Contract Anniversary during an effective Deferral Bonus Period.

If you elect this rider when the Contract is issued, your Deferral Bonus Base is equal to your initial Premium Payment and any subsequent Premium Payments made during your first Contract Year (without deduction of sales charges, if any). The Deferral Bonus Base will not reset on the Contract Anniversary.

If you are electing this rider after your Contract has been issued the Deferral Bonus Base is equal to your Contract Value on the date the rider is effective. Contract Value and Premium Payments prior to the election of the rider (as well as those values that would have been used to set the Deferral Bonus Base had this rider been elected upon Contract issuance), will be disregarded.

THE DEFERRAL BONUS PERIOD WILL CEASE UPON THE EARLIER OF THE TENTH CONTRACT ANNIVERSARY FOLLOWING THE RIDER EFFECTIVE DATE OR WHEN YOU TAKE ANY PARTIAL WITHDRAWAL.

During the Deferral Bonus Period, subsequent Premium Payments will increase your Deferral Bonus Base by the dollar amount of the Premium Payment. The Deferral Bonus Base will not be increased by anything other than subsequent Premium Payments.


Please refer to Daily Step Up Withdrawal Benefit Examples 4-6 in Appendix A for an illustration of a Deferral Bonus being applied to increase a Withdrawal Base.


Your Deferral Bonus Base can never be less than $0 or more than $5 million. Any activities that would otherwise increase the Deferral Bonus Base above these limits will not be included for any benefits under the rider.

Please refer to the section entitled "What happens if you change ownership?" and "Can your Spouse continue your Lifetime Withdrawal Benefit?" for a discussion regarding how your Deferral Bonus Base can be recalculated following a Covered Life change.

IS THE RIDER DESIGNED TO PAY YOU WITHDRAWAL BENEFITS FOR YOUR LIFETIME? (DAILY 6 AND DAILY +4)

YES. HOWEVER, WITHDRAWALS TAKEN PRIOR TO THE MINIMUM INCOME AGE (AGE 59 1/2) ARE NOT GUARANTEED TO BE AVAILABLE THROUGHOUT YOUR LIFETIME. SUCH WITHDRAWALS WILL REDUCE (AND MAY EVEN ELIMINATE) THE WITHDRAWAL BASE OTHERWISE AVAILABLE TO ESTABLISH LIFETIME BENEFITS. ADDITIONALLY, IF YOUR CONTRACT VALUE FALLS BELOW THE MINIMUM AMOUNT RULE BEFORE YOU ATTAIN AGE 59 1/2, YOUR LIFETIME ANNUAL PAYMENTS WILL BE REDUCED TO ZERO.

Lifetime Annual Payments are calculated by multiplying your Withdrawal Base by the applicable Withdrawal Percentage. The Lifetime Withdrawal Percentage varies based on the age of the relevant Covered Life and whether or not you've taken your first Partial Withdrawal.

Prior to your first Partial Withdrawal, your Lifetime Annual Payment is set on each Valuation Day and is equal to your applicable Lifetime Withdrawal Percentage multiplied by your then current Withdrawal Base. Thereafter, your Lifetime Annual Payment may reset on any of the following events:

a)  Contract Anniversary;

b)  The Lifetime Withdrawal Percentage changes;

c)  A subsequent Premium Payment;

d)  An Excess Withdrawal; or

e)  A change of Owner, because of Spousal Contract continuation.

The applicable Withdrawal Percentages are as follows:

                                                 WITHDRAWAL PERCENTAGE
                                        JOINT/SPOUSAL               SINGLE
                 AGE                        OPTION                  OPTION
--------------------------------------------------------------------------------
             59 1/2 - 64                      3.5%                    4.0%
               65 - 84                        4.5%                    5.0%
                 85+                          5.5%                    6.0%

- Except as provided below, the Lifetime Withdrawal Percentage will be based on the age of the relevant Covered Life at the time of the first Partial Withdrawal. If a Partial Withdrawal HAS NOT been taken, your new Lifetime Withdrawal Percentage will be effective on the next birthday that brought the relevant Covered Life into a new Lifetime Withdrawal Percentage age band; or

- If a Partial Withdrawal HAS been taken, the Lifetime Withdrawal Percentage will be locked at the time of the Partial Withdrawal. The Lifetime Withdrawal Percentage may increase based on the current attained age of the Covered Life provided there is a Step Up and a new age band is reached.

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IS THE RIDER DESIGNED TO PAY YOU DEATH BENEFITS? (DAILY 6 AND DAILY +4)

No.

DOES THE RIDER REPLACE THE STANDARD DEATH BENEFIT? (DAILY 6 AND DAILY +4)

No.

CAN YOU REVOKE THE RIDER? (DAILY 6 AND DAILY +4)

No. Please also see "Other Information" at the end of this section for other ways the rider may terminate.

WHAT EFFECT DO PARTIAL WITHDRAWALS OR FULL SURRENDERS HAVE ON YOUR BENEFITS UNDER THE RIDER? (DAILY 6 AND DAILY +4)

Please refer to "Does your benefit base change under the rider?" for the effect of Partial Withdrawals. You may make a full Surrender of your entire Contract at any time. However, you will receive your Contract Value with any applicable charges (and Premium Tax) deducted and not your Withdrawal Base, Deferral Bonus Base and any future Lifetime Annual Payments.

If your Contract Value on any Contract Anniversary is ever reduced below the Minimum Amount Rule (equal to the greater of the Minimum Contract Value described in section 4.c or one Lifetime Annual Payment) as a result of investment performance or deduction of fees and/or charges, or if on any Valuation Day a Partial Withdrawal is taken that reduces your Contract Value below this Minimum Amount Rule, we will no longer accept subsequent Premium Payments. You may then either make a full Surrender and terminate your Contract and your rider, or you may continue the Contract provided the following:

- You must Transfer your remaining Contract Value to an approved Sub-Account(s) and/or Programs within ten business days. Failure to do so will be deemed as your acquiescence to our exercising reserved contractual rights to reallocate these sums to the money market Sub-Account;

-   Lifetime Annual Payments will continue;

-   Step Ups and Deferral Bonuses, if applicable, will no longer apply;

- All other privileges under the rider will terminate and you will no longer be charged a rider fee, Premium Based Charge or Annual Maintenance Fee; and

If any amount greater than a Lifetime Annual Payment is requested, the Contract will be liquidated and the rider will terminate.

WHAT HAPPENS IF YOU CHANGE OWNERSHIP? (DAILY 6 AND DAILY +4)

An ownership change will terminate this rider. A final pro-rated rider charge will be assessed on the termination date, and then will no longer be assessed. If the ownership change is a result of Spousal Contract continuation and the Joint/Spousal option was elected, the rider will not terminate. The rider will terminate on Spousal Contract continuation if the Single Life Option was elected. Please see "Can your Spouse continue your Lifetime Withdrawal Benefit?" below for additional information.

Ownership changes may be taxable to you. We recommend that you consult with a tax adviser before making any ownership changes.

CAN YOUR SPOUSE CONTINUE YOUR LIFETIME WITHDRAWAL BENEFIT? (DAILY 6 AND DAILY
+4)

-   SINGLE LIFE OPTION:

This rider terminates upon the death of the Owner. The Spouse may continue the Contract under the "Spouse Beneficiary" provision of the Contract, whereby the Contract Owner's Spouse will become the Contract Owner if the Spouse was named as Beneficiary. The Spouse may either choose to continue the Contract or may elect to be paid a Death Benefit option, if eligible. If the Spouse chooses to continue the Contract, we will increase the Contract Value to the Death Benefit value as of the Valuation Day We receive due proof of death according to the future contribution allocation then in effect. The surviving Spouse becomes the new Owner on the effective Valuation Day of the Spousal Contract continuation. This right may be exercised only once during the term of the Contract. The surviving Spouse may re-elect this rider, subject to the election rules that are then in place.

-   JOINT/SPOUSAL OPTION:

The rider is designed to facilitate the continuation of your rights by your Spouse through the inclusion of a Joint/Spousal Option. If a Covered Life dies and the Contract and the rider are continued as described below, the rider will continue with respect to all benefits at the then current rider charge. The benefits will be reset as follows:

- The Withdrawal Base will be equal to the greater of Contract Value or the Withdrawal Base on the Spousal Contract continuation date;

- The Deferral Bonus Base will be equal to the greater of Contract Value or the Deferral Bonus Base on the Spousal Contract continuation date;


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-   For Daily 6, only the Anniversary Withdrawal Base will be equal to the greater of Contract Value or the Anniversary Withdrawal Base on the Spousal Contract continuation date;

- For Daily +4 only, the High Water Mark will be equal to the greater of Contract Value or the High Water Mark on the Spousal Contract continuation date.

- The Deferral Bonus Period, if applicable, will not reset; the Deferral Bonus Period will continue uninterrupted;

-   The Lifetime Annual Payment will be recalculated; and

- The Lifetime Withdrawal Percentage will remain at the current percentage if Partial Withdrawals have commenced; otherwise the Lifetime Withdrawal Percentage will be based on the attained age of the remaining Covered Life on the Spousal Contract continuation date.

The remaining Covered Life cannot name a new Owner on the Contract. Any new Beneficiary that is added to the Contract will not be taken into consideration as a Covered Life. The rider will terminate upon the death of the remaining Covered Life.

WHAT HAPPENS IF YOU ANNUITIZE YOUR CONTRACT? (DAILY 6 AND DAILY +4)

If you elect to annuitize your Contract prior to reaching the Annuity Commencement Date, you may only annuitize your Contract Value, not your Withdrawal Base. If your Contract reaches the Annuity Commencement Date, the Contract must be annuitized unless we agree to extend the Annuity Commencement Date, at our discretion. In this circumstance, the Contract may be annuitized under our standard annuitization rules or, alternatively, under the rules applicable when the Contract Value is below our Minimum Amount Rule then in effect.

SINGLE LIFE OPTION:

At the Annuity Commencement Date, the Contract may be annuitized under our standard Annuity Options or as Lifetime Annual Payments With a Cash Refund - an annuity payable during the lifetime of the Covered Life. At the death of the Covered Life, any remaining value will be paid to the Beneficiary. The remaining value equals the Contract Value on the Annuity Commencement, less Premium Tax, minus the sum of all Annuity Payments made.

JOINT/SPOUSAL OPTION:

At the Annuity Commencement Date, the Contract may be annuitized under our standard Annuity Options or as Lifetime Annual Payments With a Cash Refund - an annuity payable during the lifetime of the Covered Lives. At the death of the second Covered Life, any remaining value will be paid to the Beneficiary. The remaining value equals the Contract Value on the Annuity Commencement Date, less Premium Tax, minus the sum of all Annuity Payments made.

ARE THERE RESTRICTIONS ON HOW YOU MUST INVEST? (DAILY 6 AND DAILY +4)

Yes. You must invest your Contract Value (including future investments) within an approved asset allocation model(s), Sub-Account(s), and other investment program(s) approved and designated by us that correspond with the rider version chosen. This means you will be limited in your choice of Sub-Account investments. This also means you will not be able to allocate your Contract Value to all available Sub-Accounts. Current investment restrictions are listed in Appendix D.

We may modify, add, delete, or substitute (to the extent permitted by applicable law), the asset allocation models, investment programs, Sub-Accounts, portfolio rebalancing requirements, and other investment requirements and restrictions that apply while the rider is in effect. For instance, we might amend these asset allocation models if a Sub-Account (i) merges into another fund, (ii) changes investment objectives, (iii) closes to further investments and/or (iv) fails to meet acceptable risk parameters. These changes will not be applied with respect to then existing investments. We will give you advance notice of these changes. Please refer to "Other Program considerations" under the section entitled "What other ways can you invest?" in Section 4.a for more information regarding the potential impact of Fund mergers and liquidations with respect to then existing investments within an asset allocation model.

Except as provided below, failure to comply with any applicable investment requirement or restriction will result in termination of the rider. If the rider is terminated by us, for violation of applicable investment requirements or restrictions, we will assess a pro-rated share of the rider charge and will no longer assess a rider charge thereafter. Termination of the rider will not terminate any concurrent guaranteed minimum death benefit rider. In the event of a conflict between the investment requirements and restrictions of this rider and those imposed by any guaranteed minimum death benefit rider, the investment requirements and restrictions of this rider shall prevail.

If the rider is terminated by us due to a failure to comply with these investment restrictions, you will have one opportunity to reinstate the rider by reallocating your Contract Value in accordance with then prevailing investment restrictions. You will have a five day reinstatement period to do this. The reinstatement period will begin upon termination of the rider. Your right to reinstate the rider will be terminated if during the reinstatement period you make a subsequent Premium Payment, take a Partial Withdrawal, or make a Covered Life change. Upon reinstatement, your Withdrawal Base will be reset at the lower of the Withdrawal Base prior to the termination or Contract Value as of the date of reinstatement. Your Lifetime Withdrawal Percentage will be reset to equal the

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Lifetime Withdrawal Percentage prior to termination unless during the reinstatement period the relevant Covered Life qualifies for a new age band.

UPON REINSTATEMENT OF YOUR RIDER, YOUR PREMIUM PAYMENTS WILL BE RESET TO EQUAL THE LOWER OF THE CONTRACT VALUE AS OF THE VALUATION DAY OF THE REINSTATEMENT OR THE PREMIUM PAYMENTS PRIOR TO THE TERMINATION. IF APPLICABLE, YOUR BENEFIT BASES WILL BE RESET AT THE LOWER OF THE CONTRACT VALUE OR THE VALUES PRIOR TO THE REVOCATION AS OF THE DATE OF THE REINSTATEMENT. WE WILL DEDUCT A PRO-RATED RIDER CHARGE ON YOUR QUARTERLY CONTRACT ANNIVERSARY FOLLOWING THE REINSTATEMENT FOR THE TIME PERIOD BETWEEN THE REINSTATEMENT DATE AND YOUR FIRST QUARTERLY CONTRACT ANNIVERSARY FOLLOWING THE REINSTATEMENT. VIOLATION OF THESE INVESTMENT RESTRICTIONS COULD RESULT IN A SERIOUS EROSION OF THE VALUE IN THIS RIDER.

We may require that you comply with then prevailing investment restrictions upon Spousal Contract continuation or permissible Covered Life changes. Investment in any asset allocation model and certain Funds could mitigate losses but also hamper potential gains. We are not responsible for lost investment opportunities associated with the implementation and enforcement of these investment requirements and restrictions. Investment restrictions may reduce the overall volatility in investment performance. Such reduced volatility may reduce the returns on investments and mitigate our guarantee obligations under the Contract.

It may be presumed that investment in any of the approved asset allocation model(s), Sub-Account(s), or other investment program(s) could mitigate losses but also hamper potential gains. The approved asset allocation model(s), Sub-Account(s), or other investment program(s) provide very different potential risk/reward characteristics. Other investment options that are available if investment restrictions did not apply may offer the potential for higher returns. We are not responsible for lost investment opportunities associated with the implementation and enforcement of these investment requirements and restrictions. These investment restrictions may limit your Contract Value and benefits. Before you elect an optional benefit that is subject to investment restrictions, you and your Financial Intermediary should carefully consider whether the investment options available under the investment restrictions meet your investment objectives and risk tolerance.

Investment restrictions may reduce the overall volatility in investment performance. Such reduced volatility may reduce returns on investments and mitigate our guarantee obligations under the Contract. Investment restrictions do not guarantee reduced volatility.

ARE THERE RESTRICTIONS ON THE AMOUNT OF SUBSEQUENT PREMIUM PAYMENTS? (DAILY 6 AND DAILY +4)

Yes. We require prior approval of subsequent Premium Payments after the first Contract Anniversary after the rider effective date. We do not currently enforce the right to approve subsequent Premium Payments, except where a subsequent Premium Payment would result in your total Premium Payments equaling or exceeding $1 million. In the future, we may expand the circumstances under which we require prior approval of subsequent Premium Payments. There are a variety of factors that could influence our decision to prohibit or restrict subsequent Premium Payments, for example, we could do so in the event of a market disturbance. Any action we take with respect to subsequent Premium Payment restriction or approval will be done on a non-discriminatory basis. We will not accept Premium Payments after the Annuity Commencement Date. A limitation on subsequent Premium Payments means that you would not be able to increase your Lifetime Annual Payments by making additional deposits into the Contract.

OTHER INFORMATION (DAILY 6 AND DAILY +4)

The rider may not be appropriate for all investors. Several factors, among others, should be considered:

- IF YOU ARE ELECTING THIS RIDER AFTER YOUR CONTRACT HAS BEEN ISSUED, THE STARTING VALUES FOR ALL BENEFITS WILL BE THE CONTRACT VALUE ON THE RIDER EFFECTIVE DATE AND NOT YOUR INITIAL PREMIUM PAYMENT OR ANY OTHER PRIOR VALUES.

- We reserve the right to impose a daily Withdrawal Base Cap for new sales only. We do not currently enforce a daily Withdrawal Base Cap.

- If your Contract Value falls below the Minimum Amount Rule before you attain age 59 1/2, your Lifetime Annual Payment will be reduced to zero.

- The benefits under the rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will invalidate the rider and allow us to terminate the rider.


- The Fixed Account is not available if you have elected the Daily Step Up Withdrawal Benefit.


- Annuitizing your Contract, whether voluntary or not, will impact and possibly eliminate this benefit.

- Even though the rider is designed to provide living benefits, you should not assume that you will necessarily receive payments for life if you have violated any of the terms of the rider or if you commence taking Partial Withdrawals prior to your Minimum Income Age. Partial Withdrawals taken prior to the Minimum Income Age are not guaranteed to be available throughout your lifetime. Such Partial Withdrawals will reduce (and may even eliminate) the Withdrawal Base otherwise available to establish lifetime benefits.

- This rider may not be appropriate for you if you are interested in maximizing the Contract's potential for long-term accumulation rather than taking current withdrawals and ensuring a stream of income.

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44

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-   We may withdraw the rider for new Contract sales at any time.

- Any Excess Withdrawal will trigger a proportionate reduction in your benefit.

- Transfers made pursuant to a Systematic Withdrawal Program may violate this rider if made during the reinstatement period following a violation of investment restrictions under this rider.

- When the Single Life Option is chosen, Spouses may find continuation of the rider to be unavailable or unattractive after the death of the Owner. Continuation of the benefits available in the optional rider is dependent upon its availability at the time of death of the first Covered Life.

- Annuity Payout Options available subsequent to the Annuity Commencement Date may not necessarily provide a stream of income for your lifetime and may be less than Lifetime Annual Payments.

- The fee for the rider may change at every Contract Anniversary. Please carefully review the maximum fee disclosed in Section 2. Fee Summary.

- WE DO NOT AUTOMATICALLY INCREASE PAYMENTS UNDER THE SYSTEMATIC WITHDRAWAL PROGRAM IF YOUR LIFETIME ANNUAL PAYMENT INCREASES. IF YOU ARE ENROLLED IN OUR SYSTEMATIC WITHDRAWAL PROGRAM TO MAKE LIFETIME ANNUAL PAYMENTS AND YOUR ELIGIBLE LIFETIME ANNUAL PAYMENT INCREASES, YOU NEED TO REQUEST AN INCREASE IN YOUR SYSTEMATIC WITHDRAWAL PROGRAM. WE WILL NOT INDIVIDUALLY NOTIFY YOU OF THIS PRIVILEGE.

- We will share data regarding your Contract with our affiliates or designees to help us manage our guarantee obligations under this rider.

- The purchase of the rider may not be appropriate for custodial owned Contracts, Beneficiary or inherited IRAs or Contracts owned by certain types of non-natural entities, including Charitable Trusts. Because these types of owners and many non-natural entities may be required to make certain periodic distributions and those amounts may be different than the withdrawal limits permitted under the rider, you should discuss this with your tax advisor or investment professional to determine the appropriateness of this benefit. We are not responsible for violations to riders due to your obligation to comply with RMD obligations.


- The Daily Step Up Withdrawal Benefit is referred to as Enhanced Guaranteed Lifetime Withdrawal Benefit II Rider in your Contract.


- You should consult with your investment professional for assistance in determining whether these investment restrictions are suited for your financial needs and risk tolerance.

- ANY PAYMENT OBLIGATION WE MAKE UNDER THE CONTRACT, INCLUDING OPTIONAL WITHDRAWAL BENEFIT PAYMENTS, IS SUBJECT TO OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY AND OUR LONG-TERM ABILITY TO MAKE SUCH PAYMENTS.

7. ADDITIONAL INFORMATION

A. GLOSSARY

Except as provided elsewhere in this prospectus, the following capitalized terms shall have the meaning ascribed below:

ACCOUNT: Any of the Sub-Accounts or the Fixed Accounts.

ACCUMULATION UNITS: If you allocate your Premium Payment to any of the Sub-Accounts, we will convert Premium Payments into Accumulation Units in the selected Sub-Accounts. Accumulation Units are valued at the end of each Valuation Day and are used to calculate Contract Value prior to Annuitization.

ACCUMULATION UNIT VALUE: The daily price of Accumulation Units on any Valuation Day.

ALLOWABLE WITHDRAWALS: The annual amount available as a Partial Withdrawal under the Legacy Lock II optional rider that will not reduce the Enhanced Return of Premium component of that rider.


ANNIVERSARY WITHDRAWAL BASE: For the Daily Step Up Withdrawal Benefit, the value on any Contract Anniversary during the Deferral Bonus Period used to determine if a reset to the Withdrawal Base will occur.


ANNUAL MAINTENANCE FEE: An annual charge deducted on a Contract Anniversary or upon full Surrender.

ANNUITANT: The person on whose life Annuity Payouts are based.

ANNUITY CALCULATION DATE: The date we calculate the first Annuity Payout.

ANNUITY COMMENCEMENT DATE: The first day of the first period for which a distribution is received as an Annuity Payout under the Contract.

ANNUITY PAYOUT: The money we pay out after the Annuity Commencement Date for the duration and frequency you select.

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ANNUITY PAYOUT OPTION: Any of the options available for payout after the Annuity
Commencement Date, the death of the Owner or Annuitant.

ANNUITY SERVICE CENTER: Correspondence, service or transaction requests, and inquiries to P.O. Box 758507 Topeka, Kansas, 66675-8507 or via fax 785-286-6104. PLEASE NOTE: Premium payments must be sent to P.O. Box 758502, Topeka, Kansas, 66675-8502. The overnight mailing address is Mail zone 507, 5801 SW 6th Avenue, Topeka, Kansas 66636, this should only be used for mail delivered via a courier.

BASE RETURN OF PREMIUM: Premium Payments adjusted for Partial Withdrawals. In the case of an optional rider elected after the Contract is issued, Base Return of Premium equals Contract Value on the rider effective date, plus subsequent Premium Payments, adjusted for Partial Withdrawals.

BENEFICIARY: The person(s) entitled to receive benefits pursuant to the terms of the Contract upon the death of any Owner.

CODE: The Internal Revenue Code of 1986, as amended.

COMMUTED VALUE: The present value of any Annuity Payout due and payable during guaranteed Annuity Payouts. This amount is calculated using the applicable discount rate determined by us for applicable fixed dollar amount Annuity Payouts.

CONTINGENT DEFERRED SALES CHARGE (CDSC): The deferred sales charge, if applicable, that may apply when you make a full Surrender or Partial Withdrawal.

CONTRACT: The individual Annuity Contract and any endorsements or riders.

CONTRACT ANNIVERSARY: The anniversary of the date we issued your Contract. If the Contract Anniversary falls on a Non-Valuation Day, then the Contract Anniversary will be the next Valuation Day.

CONTRACT OWNER, OWNER OR YOU: The owner or holder of the Contract described in this prospectus including any joint Owner(s). We do not capitalize "you" in the prospectus.

CONTRACT VALUE: The total value of the Sub-Account and the Fixed Accounts on any Valuation Day.

CONTRACT YEAR: Any 12 month period between Contract Anniversaries, beginning with the date the Contract was issued.


COVERED LIFE: The governing life or lives used for determining the lifetime withdrawal feature under the Daily Step Up Withdrawal Benefit guaranteed lifetime withdrawal benefit riders.


DEATH BENEFIT: Except as otherwise provided, the amount payable if the Owner or joint Owner dies before the Annuity Commencement Date. Where applicable, your Death Benefit includes the standard or an optional Death Benefit.

DEFERRAL BONUS: The amount added to your Withdrawal Base on each Contract Anniversary while the Deferral Bonus Period is in effect, provided that a Step Up does not occur on such Contract Anniversary.


DEFERRAL BONUS PERIOD: The Deferral Bonus Period commences on the date the Daily Step Up Withdrawal Benefit has been added to your Contract and Deferral Bonus Period ends when the first of the following events occur: (a) tenth Contract Anniversary from the date the Daily Step Up Withdrawal Benefit has been added to your Contract, or (b) the Valuation Day that you take your first Partial Withdrawal (including your first Lifetime Annual Payment) Once the Deferral Bonus Period ends, it cannot be re-started.



DOLLAR COST AVERAGING: A program that allows you to systematically make transfers into Funds.

ELIGIBLE INVESTMENT: The amount we use to assign applicable CDSC and Premium Based Charge amounts. Eligible Investments are the higher of (a) Premium Payments less any withdrawals; or (b) your last Valuation Day's Contract Value.

ENHANCED RETURN OF PREMIUM: One of two components used to determine the Legacy Lock II that provides a Death Benefit amount that will not be reduced by Lifetime Annual Payments.


EXCESS WITHDRAWALS: The portion of any Partial Withdrawal which, on a cumulative basis with all other Partial Withdrawals in a Contract Year, exceeds the Lifetime Annual Payment. Any Partial Withdrawal taken prior to the Minimum Income Age is considered an Excess Withdrawal. Any Partial Withdrawal taken from a Contract that does not have a Lifetime Annual Payment associated with it is considered an Excess Withdrawal. If the Daily Step Up Withdrawal Benefit has been elected, any Partial Withdrawal taken to satisfy the Required Minimum Distribution (RMD) requirements related to this Contract imposed by federal law will not be considered an Excess Withdrawal.


FINANCIAL INTERMEDIARY: The investment professional through whom you purchase your Contract.

FIXED ACCOUNT: Part of our General Account, where you may allocate all or a portion of your Contract Value. In your Contract, the Fixed Account may be called the Fixed Account. Not all classes of Contracts we offer contain a Fixed Account. The Fixed Account includes the DCA Plus Fixed Account.


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FREE WITHDRAWAL AMOUNT (FWA): The amount you may Surrender each Contract Year without incurring a CDSC.

FUND: A registered investment company or a series thereof in which assets of a Sub-Account may be invested. We sometimes call the Funds you select Sub-Accounts.

GENERAL ACCOUNT: The General Account includes our Company assets, including any money you may have invested in the Fixed Account, if available.

GUARANTEED PAYOUT DURATION: The time period (sometimes referred to as a period certain) specified in Annuity Payout Options Three, Five and Six.


HIGH WATER MARK: The value on any Valuation Day used to determine if a reset to the Withdrawal Base will occur if you have elected Daily +4 under the Daily Step Up Withdrawal Benefit.


IN GOOD ORDER: Certain transactions require your authorization and completion of requisite forms. Such transactions will not be considered in good order unless received by us in our Annuity Service Center or via telephone, facsimile or through an internet transaction. Generally, our request for documentation will be considered in good order when we receive all of the requisite information, on the form required by us.

JOINT ANNUITANT: The person on whose life Annuity Payouts are based if the Annuitant dies after Annuitization. You may name a Joint Annuitant only if your Annuity Payout Option provides for a survivor. The Joint Annuitant may not be changed.


LIFETIME ANNUAL PAYMENT: The maximum guaranteed amount that can be withdrawn each year under the Daily Step Up Withdrawal Benefit.


MAXIMUM DAILY VALUE: The highest attained Contract Value prior to the first to occur of the date of death or the oldest Owner's 81st birthday, and adjusted for any Premium Payments and any Partial Withdrawals.

MINIMUM AMOUNT RULE: The greater of Minimum Contract Value or one Lifetime Annual Payment, if applicable.

MINIMUM CONTRACT VALUE: The minimum value your Contract can reach before we have the right to liquidate it. The Minimum Contract Value for your Contract is set forth in your Contract.

MINIMUM INCOME AGE: The Valuation Day when the Covered Life has an attained age of 59 1/2

NET INVESTMENT FACTOR: This is used to measure the investment performance of a Sub-Account from one Valuation Day to the next, and is also used to calculate your Annuity Payout amount.

1933 ACT: The Securities Act of 1933, as amended.

1934 ACT: The Securities Exchange Act of 1934, as amended.

1940 ACT: The Investment Company Act of 1940, as amended.

NON-VALUATION DAY: Any day the New York Stock Exchange is not open for trading.

PAYEE: The person or party you designate to receive Annuity Payouts.

PARTIAL WITHDRAWAL: Any withdrawal of a portion of Your Contract Value. May be subject to charges, if applicable.


PREMIUM BASE: Premium adjusted for Partial Withdrawals in excess of Allowable Withdrawals and subsequent Premium Payments when Legacy Lock II is elected without the Daily Step Up Withdrawal Benefit.


PREMIUM OR PREMIUM PAYMENT: Money sent to us to be invested in your Sub-Accounts and your Fixed Account.

QUARTERLY CONTRACT ANNIVERSARY: Each successive three-month anniversary of the Issue Date of the Contract. If the Quarterly Contract Anniversary falls on a Non-Valuation Day, then the Quarterly Contract Anniversary will be the next Valuation Day.

REMAINING GROSS PREMIUM: Equals the Premium Payments adjusted by prior Partial Withdrawals. During the CDSC period, Premium Payments will be adjusted for Partial Withdrawals in excess of the FWA; after the CDSC period, Premium Payments will be adjusted for all Partial Withdrawals.

REQUIRED MINIMUM DISTRIBUTION: A federal requirement that individuals age 70 1/2 and older generally must take a distribution from their tax-qualified retirement account by December 31, each year. For employer sponsored qualified Contracts, the individual must generally begin taking distributions at the age of 70 1/2 or upon retirement, whichever comes later.

SPOUSE: A person related to a Owner by marriage pursuant to the Code.

STEP UP: A potential increase to your Withdrawal Base prior to the deduction of rider charges based on market performance subject to the applicable Withdrawal Base Cap, if any.

SUB-ACCOUNT: A division of the Separate Account containing shares of a Fund. There is a Sub-Account for each Fund. We sometimes call the Funds you select your Sub-Account.

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SUB-ACCOUNT VALUE: The value of each Sub-Account on or before the Annuity
Calculation Date, which is determined on any day by multiplying the number of Accumulation Units by the Accumulation Unit Value for each Sub-Account.

SURRENDER: A complete withdrawal from your Contract.

SURRENDER VALUE: The amount we pay you if you terminate your Contract before the Annuity Commencement Date. The Surrender Value is equal to the Contract Value minus any applicable charges and Premium Tax (subject to rounding).

TOTAL REMAINING GROSS PREMIUMS (TOTAL RGP): Cummulative Remaining Gross Premium.

VALUATION DAY: Every day the New York Stock Exchange is open for trading. Values of the Separate Account are determined as of the close of the New York Stock Exchange. The New York Stock Exchange generally closes at 4:00 p.m. Eastern Time but may close earlier on certain days and as conditions warrant.

VALUATION PERIOD: The time span between the close of trading on the New York Stock Exchange from one Valuation Day to the next.

WE, US OR OUR: Forethought Life Insurance Company .


WITHDRAWAL BASE: The amount used to determine the Lifetime Annual Payment and rider charge under the Daily Step Up Withdrawal Benefit.



WITHDRAWAL BASE CAP: The maximum percentage the Withdrawal Base may be increased due to a Step Up or a Deferral Bonus under the Daily Step Up Withdrawal Benefit.



WITHDRAWAL PERCENTAGE: The percentage of your Withdrawal Base that you may withdraw each Contract Year in the form of a Lifetime Annual Payment.

YOU: The Owner including any joint Owner(s). We do not capitalize "you" or "your" in this prospectus.

B. STATE VARIATIONS

The following section describes modifications to this prospectus required by one or more state insurance departments as of the date of this prospectus. Unless otherwise noted, variations apply to all forms of Contracts we issue. References to certain state's variations do not imply that we actually offer Contracts in each such state. These variations are subject to change without notice and additional variations may be imposed as specific states approve new riders.

ARIZONA, ARKANSAS, CALIFORNIA, CONNECTICUT, DELAWARE, DISTRICT OF COLUMBIA, FLORIDA, MONTANA, NORTH DAKOTA, SOUTH DAKOTA - The default annuitization option is Annuity Payout Option 1 - Life Annuity with Cash Refund. The Minimum Contract Value may be increased after the contract is issued. Death Benefits payable from the Fixed Account may be delayed for up to six months.

CALIFORNIA - The Annuitant may not be changed at any time if the Owner is a non-natural person, unless the non-natural person is a transferee of a natural person. The Contract Maturity Date is based on the Owner's age (or Annuitant's age for a non-natural Owner) in effect on the Issue Date of the Contract. The CDSC will not be waived if you are a patient in a certified long-term care facility or other eligible facility.

CONNECTICUT - The CDSC will not be waived if you are a patient in a certified long-term care facility or other eligible facility on the Contract Issue Date.

SOUTH DAKOTA - The CDSC will not be waived if you are a patient in a certified long-term care facility or other eligible facility.

C.  LEGAL PROCEEDINGS

There continues to be significant federal and state regulatory activity relating to financial services companies. We are subject to various legal proceedings and claims incidental to or arising in the ordinary course of our business. In the future, we may be subject to additional lawsuits, arbitration proceedings and/or regulatory/legal proceedings. While it is not possible to predict with certainty the ultimate outcome of any pending or future case, legal proceeding or regulatory action, we do not expect the ultimate result of any of our known legal proceedings or claims to result in a material adverse effect on the Company or its Separate Account. Nonetheless, given the indeterminate amounts sought in certain of these proceedings, and the inherent unpredictability of litigation, an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

D. HOW CONTRACTS ARE SOLD

We have entered into a distribution agreement with our affiliate Forethought Distributors, LLC under which serves as the principal underwriter for the Contracts, which are offered on a continuous basis. Forethought Distributors, LLC is registered with the Securities and Exchange Commission under the 1934 Act as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The principal business address of Forethought Distributors, LLC is 82 Hopmeadow Street, Suite 200, Simsbury, CT 06089. Forethought Distributors, LLC has entered into selling agreements with affiliated and unaffiliated broker-dealers, and

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financial institutions (Financial Intermediaries) for the sale of the Contracts.
We pay compensation to Forethought Distributors, LLC for sales of the Contracts by Financial Intermediaries. Forethought Distributors, LLC in its role as Principal Underwriter, did not retain any underwriting commissions for the fiscal year ended December 31, 2013. Contracts will be sold by individuals who have been appointed by us as insurance agents and who are investment professionals of Financial Intermediaries.

We list below types of arrangements that help to incentivize sales people to sell our suite of variable annuities. Not all arrangements necessarily affect each variable annuity. These types of arrangements could be viewed as creating conflicts of interest.

Financial Intermediaries receive commissions (described below under Commissions). Certain selected Financial Intermediaries also receive additional compensation (described below under Additional Payments). All or a portion of the payments we make to Financial Intermediaries may be passed on to investment professionals according to a Financial Intermediaries' internal compensation practices.

Affiliated broker-dealers also employ individuals called wholesalers in the sales process. Wholesalers typically receive commissions based on the type of Contract or optional benefits sold. Commissions are based on a specified amount of Premium Payments or Contract Value.

-   COMMISSIONS

Up front commissions paid to Financial Intermediaries generally range from 0% to up to 7.5% of each Premium Payment. Trail commissions (fees paid for customers that maintain their Contracts generally for more than 1 year) range up to 1% of your Contract Value. We pay different commissions based on the Contract variation that you buy. We may pay a lower commission for sales to Owners over age 80.

Commission arrangements vary from one Financial Intermediary to another. We are not involved in determining your investment professional's compensation. Under certain circumstances, your investment professional may be required to return all or a portion of the commissions paid.

Check with your investment professional to verify whether your account is a brokerage or an advisory account. Your interests may differ from ours and your investment professional (or the Financial Intermediary with which they are associated). Please ask questions to make sure you understand your rights and any potential conflicts of interest. If you are an advisory client, your investment professional (or the Financial Intermediary with which they are associated) can be paid both by you and by us based on what you buy. Therefore, profits, and your investment professional's (or their Financial Intermediary's) compensation, may vary by product and over time. Contact an appropriate person at your Financial Intermediary with whom you can discuss these differences.

-   ADDITIONAL PAYMENTS

Subject to FINRA and Financial Intermediary rules, we (or our affiliates) also pay the following types of fees to, among other things, encourage the sale of this Contract. These additional payments could create an incentive for your investment professional, and the Financial Intermediary with which they are associated, to recommend products that pay them more than others, which may not necessarily be to your benefit.

ADDITIONAL
PAYMENT TYPE               WHAT IT'S USED FOR
-------------------------------------------------------------------------------------------------------------------------------
Access                     Access to investment professionals and/or Financial Intermediaries such as one-on-one wholesaler visits or attendance at national sales meetings or similar events.
Gifts & Entertainment      Occasional meals and entertainment, tickets to sporting events and other gifts.
Marketing                  Joint marketing campaigns and/or Financial Intermediary event advertising/participation; sponsorship of Financial Intermediary sales contests and/or promotions in which participants (including investment professionals) receive prizes such as travel Awards, merchandise and recognition; client generation expenses.
Marketing Expense          Pay Fund related parties for wholesaler support, training and marketing activities for certain
Allowances                 Funds.
Support                    Sales support through such things as providing hardware and software, operational and systems integration, links to our website from a Financial Intermediary's websites; shareholder services
                           (including sub-accounting sponsorship of Financial Intermediary due diligence meetings; and/or expense allowances and reimbursements).
Training                   Educational (due diligence), sales or training seminars, conferences and programs, sales and service desk training, and/or client or prospect seminar sponsorships.
Visibility                 Inclusion of our products on a Financial Intermediary's preferred list; participation in, or visibility at, national and regional conferences; and/or articles in Financial Intermediary publications highlighting our products and services.
Volume                     Pay for the overall volume of their sales or the amount of money investing in our products.


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As of December 31, 2013, we have entered into ongoing contractual arrangements to make Additional Payments to the following Financial Intermediaries for our suite of variable annuities: AIG Advisor Group, Inc.; BBVA Compass Investment Solutions, Inc.; Cambridge Investment Research, Inc.; Capital Financial Services; Capital Investment Companies; CFD Investments; Commerce Brokerage Services; Corecap Investments; Fifth Third Securities; First Bancorp; First Tennessee Brokerage; Geneos Wealth Management Inc.; Girard Securities; Harvest Capital LLC; HBW Securities, LLC; HD Vest Investment Services; Hines Securities Inc.; The Huntington Investment Company; Independent Financial Group; Infinex Investments, Inc.; ING Financial Partners; Investacorp; Janney Montgomery Scott LLC; JJB Hilliard, WL Lyons LLC; Key Investment Services; Lincoln Financial Advisors; LPL Financial LLC; Morgan Stanley Smith Barney LLC; New Era Investments, LLC; NewBridge Financial Inc.; Parsonex Securities; People's Securities, Inc.; Quest Securities; RBC Capital Markets, LLC; RBC Wealth Management; Sammons Securities Inc.; Securities America; Sigma Financial Corp; Summit Brokerage Services Inc.; SunTrust Bank; TFS Securities Inc.; Transamerica Financial Advisors, Inc.; Triad Advisors; UBS Financial Services Insurance Agency Inc.; United Capital Management of Kansas; US Bancorp Investments, Inc.; VSR Financial Services, Inc.; VSR Group Inc.; WRP Investments.


Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by FINRA Conduct Rule 2830(l)(4). We will endeavor to update this listing annually and interim arrangements may not be reflected. We assume no duty to notify any investor whether their investment professional is or should be included in any such listing.


As of December 31, 2013, we have entered into arrangements to pay Marketing Expense Allowances to the following Fund Companies (or affiliated parties) for our suite of variable annuities: AIG Advisor Group, Inc.; BBVA Compass Investment Solutions, Inc.; Cambridge Investment Research, Inc.; Capital Investment Companies, CFD Investments; Corecap Investments; Geneos Wealth Management Inc.; Harvest Capital, LLC; The Huntington Investment Company; Independent Financial Group; ING Financial Partners; Investacorp; Janney Montgomery Scott LLC; JJB Hilliard, WL Lyons LLC; Key Investment Services; LPL Financial LLC; Morgan Stanley Smith Barney LLC; RBC Capital Markets, LLC; Securities America; TFS Securities Inc.; Transamerica Financial Advisors, Inc.; Triad Advisors; UBS Financial Services Insurance Agency Inc.; US Bancorp Investments, Inc.; VSR Financial Services, Inc.



For the fiscal year ended December 31, 2013, Additional Payments did not in the aggregate exceed approximately $762,893 (excluding corporate-sponsorship related perquisites and Marketing Expense Allowances) or approximately 0.14% of average total individual variable annuity assets. Marketing Expense Allowances for this period did not exceed $245,854 or approximately 0.04% of the Premium Payments invested in a particular Fund during this period. Financial Intermediaries that received Additional Payments in 2013, but do not have an ongoing contractual relationship, are listed in the Statement of Additional Information.


E. DELAY OF PAYMENT AND TRANSFERS

If, pursuant to SEC rules, the Invesco V.I. Money Market Fund suspends payment of redemption proceeds in connection with a liquidation of such Fund, we will delay payment of any transfer, Partial Withdrawal, full Surrender, or Death Benefit from the Invesco V.I. Money Market Fund until the Fund is liquidated.

If you have submitted a check or draft, we have the right to defer payment of Partial Withdrawals, full Surrenders, Death Benefit proceeds, or payments under a settlement option until such check or draft has been honored. We also reserve the right to defer payment of transfers, Partial Withdrawals, full Surrenders, or death benefit proceeds from the Fixed Account for up to six months.

In addition, federal laws designed to counter terrorism and prevent money laundering by criminals might require us to reject a Premium Payment and/or "freeze" an Owner's account. If these laws apply in a particular situation, we would not be able to pay any request for Partial Withdrawals, full Surrenders, or Death Benefits, make transfers or continue making annuity payments absent instructions from the appropriate federal regulator. We may also be required to provide information about you and your Contract to government agencies or departments.

8.FEDERAL TAX CONSIDERATIONS

A. INTRODUCTION

The following summary of tax rules does not provide or constitute any tax advice. It provides only a general discussion of certain of the expected federal income tax consequences with respect to amounts contributed to, invested in or received from a Contract, based on our understanding of the existing provisions of the Internal Revenue Code ("Code"), Treasury Regulations thereunder, and public interpretations thereof by the IRS (e.g., Revenue Rulings, Revenue Procedures or Notices) or by published court decisions. This summary discusses only certain federal income tax consequences to United States Persons, and does not discuss state, local or foreign tax consequences. The term United States Persons means citizens or residents of the United States, domestic corporations, domestic partnerships, trust or estates that are subject to United States federal income tax, regardless of the source of their income. See "Annuity Purchases by Nonresident Aliens and Foreign Corporations," regarding annuity purchases by non-U.S. Persons or residents.

This summary has been prepared by us after consultation with tax counsel, but no opinion of tax counsel has been obtained. We do not make any guarantee or representation regarding any tax status (e.g., federal, state, local or foreign) of any Contract or any

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transaction involving a Contract. In addition, there is always a possibility that the tax treatment of an annuity contract could change by legislation or other means (such as regulations, rulings or judicial decisions). Moreover, it is always possible that any such change in tax treatment could be made retroactive (that is, made effective prior to the date of the change). Accordingly, you should consult a qualified tax adviser for complete information and advice before purchasing a Contract.

In addition, although this discussion addresses certain tax consequences if you use the Contract in various arrangements, including Charitable Remainder Trusts, tax-qualified retirement arrangements, deferred compensation plans, split-dollar insurance arrangements, or other employee benefit arrangements, this discussion is not exhaustive. The tax consequences of any such arrangement may vary depending on the particular facts and circumstances of each individual arrangement and whether the arrangement satisfies certain tax qualification or classification requirements. In addition, the tax rules affecting such an arrangement may have changed recently, e.g., by legislation or regulations that affect compensatory or employee benefit arrangements. Therefore, if you are contemplating the use of a Contract in any arrangement the value of which to you depends in part on its tax consequences, you should consult a qualified tax adviser regarding the tax treatment of the proposed arrangement and of any Contract used in it.

The federal, as well as state and local, tax laws and regulations require the Company to report certain transactions with respect to Your contract (such as an exchange of or a distribution from the contract) to the Internal Revenue Service and state and local tax authorities, and generally to provide You with a copy of what was reported. This copy is not intended to supplant Your own records. It is Your responsibility to ensure that what You report to the Internal Revenue Service and other relevant taxing authorities on your income tax returns is accurate based on Your books and records. You should review whatever is reported to the taxing authorities by the Company against your own records, and in consultation with your own tax advisor, and should notify the Company if You find any discrepancies in case corrections have to be made.

THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL PURPOSES ONLY. SPECIAL TAX RULES MAY APPLY WITH RESPECT TO CERTAIN SITUATIONS THAT ARE NOT DISCUSSED HEREIN. EACH POTENTIAL PURCHASER OF A CONTRACT IS ADVISED TO CONSULT WITH A QUALIFIED TAX ADVISER AS TO THE CONSEQUENCES OF ANY AMOUNTS INVESTED IN A CONTRACT UNDER APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN TAX LAW.

B. TAXATION OF THE COMPANY AND THE SEPARATE ACCOUNT

The Separate Account is taxed as part of the Company which is taxed as a life insurance company under Subchapter L of Chapter 1 of the Code. The Company is entitled to certain tax benefits related to the investment of company assets, including assets of the Separate Account. These tax benefits, which may include the foreign tax credit and the corporate dividends received deduction, are not passed back to you since the Company is the owner of the assets from which the tax benefits are derived.

C. TAXATION OF ANNUITIES - GENERAL PROVISIONS AFFECTING CONTRACTS NOT HELD IN TAX-QUALIFIED RETIREMENT PLANS

Section 72 of the Code governs the taxation of annuities in general.

    1.   NON-NATURAL PERSONS AS OWNERS

Pursuant to Code Section 72(u), an annuity contract held by a taxpayer other than a natural person generally is not treated as an annuity contract under the Code. Instead, such a non-natural Owner generally could be required to include in gross income currently for each taxable year the excess of (a) the sum of the Contract Value as of the close of the taxable year and all previous distributions under the Contract over (b) the sum of net premiums paid for the taxable year and any prior taxable year and the amount includable in gross income for any prior taxable year with respect to the Contract under Section 72(u). However, Section 72(u) does not apply to:

- A contract the nominal owner of which is a non-natural person but the beneficial owner of which is a natural person (e.g., where the non-natural owner holds the contract as an agent for the natural person),

- A contract acquired by the estate of a decedent by reason of such decedent's death,

- Certain contracts acquired with respect to tax-qualified retirement arrangements,

- Certain contracts held in structured settlement arrangements that may qualify under Code Section 130, or

- A single premium immediate annuity contract under Code Section 72(u)(4), which provides for substantially equal periodic payments and an annuity starting date that is no later than 1 year from the date of the contract's purchase.

A non-natural Owner that is a tax-exempt entity for federal tax purposes (e.g., a tax-qualified retirement trust or a Charitable Remainder Trust) generally would not be subject to federal income tax as a result of such current gross income under Code Section 72(u). However, such a tax-exempt entity, or any annuity contract that it holds, may need to satisfy certain tax requirements in order to maintain its qualification for such favorable tax treatment. See, e.g., IRS Tech. Adv. Memo. 9825001 for certain Charitable Remainder Trusts.

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Pursuant to Code Section 72(s), if the Owner is a non-natural person, the primary annuitant is treated as the "holder" in applying the required distribution rules described below. These rules require that certain distributions be made upon the death of a "holder." In addition, for a non-natural owner, a change in the primary annuitant is treated as the death of the "holder." However, the provisions of Code Section 72(s) do not apply to certain contracts held in tax-qualified retirement arrangements or structured settlement arrangements.

    2.   OTHER OWNERS (NATURAL PERSONS).

A Owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.

The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.

       a.   AMOUNTS RECEIVED AS AN ANNUITY

Contract payments made periodically at regular intervals over a period of more than one full year, such that the total amount payable is determinable from the start ("amounts received as an annuity") are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the allocable "investment in the contract" to the total amount of the payments to be made after the start of the payments (the "exclusion ratio") under Section 72 of the Code. Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract." The start of the payments may be the Annuity Commencement Date, or may be an annuity starting date assigned should any portion less than the full Contract be converted to periodic payments from the Contract (Annuity Payouts).

i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the allocated investment in the contract for the Annuity Payout, any additional payments (including surrenders) will be entirely includable in gross income.

ii. To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract". It is unclear what value should be used in determining the "income on the contract." We believe that the "income on the contract" does not include some measure of the value of certain future cash-value type benefits, but the IRS could take a contrary position and include such value in determining the "income on the contract".

iii. Under Section 72(a)(2) of the Code, if any amount is received as an annuity (i.e., as one of a series of periodic payments at regular intervals over more than one full year) for a period of 10 or more years, or during one or more lives, under any portion of an annuity, endowment, or life insurance contract, then that portion of the contract shall be treated as a separate contract with its own annuity starting date (otherwise referred to as a partial annuitization of the contract). This assigned annuity starting date for the new separate contract can be different from the original Annuity Commencement Date for the Contract. Also, for purposes of applying the exclusion ratio for the amounts received under the partial annuitization, the investment in the contract before receiving any such amounts shall be allocated pro rata between the portion of the Contract from which such amounts are received as an annuity and the portion of the Contract from which amounts are not received as an annuity. These provisions apply to payments received in taxable years beginning after December 31, 2010.

       b.  AMOUNTS NOT RECEIVED AS AN ANNUITY

i. To the extent that the "cash value" of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract."

ii. Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a withdrawal or Partial Withdrawal), which is non-periodic and not part of a partial annuitization, is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" is computed by reference to the aggregation rule described in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract," and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

iii. Generally, non-periodic amounts received or deemed received after the Annuity Commencement Date (or after the assigned annuity starting date for a partial annuitization) are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after such date, only the excess of the amount received (after any surrender charge)

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      over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph 2.c. may apply).

iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph 2.b. and the previous subparagraph 2.a.

v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph 2.b. and the previous subparagraph 2.a. This transfer rule does not apply, however, to certain transfers of property between Spouses or incident to divorce.

vi. In general, any amount actually received under the Contract as a Death Benefit, including an optional Death Benefit, if any, will be treated as an amount received for purposes of this subparagraph 2.b. and the previous subparagraph 2.

       c.   AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.

Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same owner within the same calendar year (other than certain contracts held in connection with tax-qualified retirement arrangements) will be aggregated and treated as one annuity contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new contract for this purpose. We believe that for any Contracts subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will be treated first as withdrawals of income until all of the income from all such Contracts is withdrawn. In addition, the Treasury Department has specific authority under the aggregation rules in Code Section 72(e)(12) to issue regulations to prevent the avoidance of the income-out-first rules for non-periodic distributions through the serial purchase of annuity contracts or otherwise. As of the date of this prospectus, there are no regulations interpreting these aggregation provisions.

       d. 10% PENALTY TAX - APPLICABLE TO CERTAIN WITHDRAWALS AND ANNUITY PAYMENTS.

i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.

ii.  The 10% penalty tax will not apply to the following distributions:

       1. Distributions made on or after the date the taxpayer has attained the age of 59 1/2.

       2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.

       3.   Distributions attributable to a taxpayer becoming disabled.

       4. A distribution that is part of a scheduled series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the taxpayer (or the joint lives or life expectancies of the taxpayer and the taxpayer's designated Beneficiary).

       5. Distributions made under certain annuities issued in connection with structured settlement agreements.

       6. Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e.).

       7. Distributions purchased by an employer upon termination of certain qualified plans and held by the employer until the employee separates from service.

If the taxpayer avoids this 10% penalty tax by qualifying for the substantially equal periodic payments exception and later such series of payments is modified (other than by death or disability), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the taxpayer has reached age 59 1/2 and (b) 5 years have elapsed since the first of these periodic payments.

       e. SPECIAL PROVISIONS AFFECTING CONTRACTS OBTAINED THROUGH A TAX-FREE EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.

If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come
(1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and
(4) last from the remaining "investment in the contract." As a result, to the extent that such amount received or deemed received does not exceed such pre-8/14/82 investment, such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable

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thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph e.

       f.   REQUIRED DISTRIBUTIONS

i.   Death of Owner or Primary Annuitant

      Subject to the alternative election or Spouse beneficiary provisions in ii or iii below:

       1. If any Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

       2. If any Owner dies before the Annuity Commencement Date, the entire interest in the Contract shall be distributed within 5 years after such death; and

       3. If the Owner is not an individual, then for purposes of 1. or 2. above, the primary annuitant under the Contract shall be treated as the Owner, and any change in the primary annuitant shall be treated as the death of the Owner. The primary annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

ii.  Alternative Election to Satisfy Distribution Requirements

      If any portion of the interest of a Owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. Such distributions must begin within a year of the Owner's death.

iii.  Spouse Beneficiary

      If any portion of the interest of a Owner is payable to or for the benefit of his or her Spouse, and the Annuitant is living, such Spouse shall be treated as the Owner of such portion for purposes of section i. above. This Spousal Contract continuation shall apply only once for this Contract.

       g.   ADDITION OF RIDER OR MATERIAL CHANGE.

The addition of a rider to the Contract, or a material change in the Contract's provisions, could cause it to be considered newly issued or entered into for tax purposes, and thus could cause the Contract to lose certain grandfathered tax status. Please contact your tax adviser for more information.

       h.  PARTIAL EXCHANGES.

The IRS, in Rev. Rul. 2003-76, confirmed that the owner of an annuity contract can direct its insurer to transfer a portion of the contract's cash value directly to another annuity contract (issued by the same insurer or by a different insurer), and such a direct transfer can qualify for tax-free exchange treatment under Code Section 1035 (a "partial exchange").

The IRS issued additional guidance, Rev. Proc. 2011-38, that addresses partial exchanges. Rev. Proc. 2011-38 modifies and supersedes Rev. Proc. 2008-24 and applies to the direct transfer of a portion of the cash surrender value of an existing annuity contract for a second annuity contract, regardless of whether the two annuity contracts are issued by the same or different companies and is effective for transfers that are completed on or after October 24, 2011. The Rev. Proc. does not apply to transactions to which the rules for partial annuitization under Code Section 72(a)(2) apply.

Under Rev. Proc. 2011-38, a transfer within the scope of the Rev. Proc. will be treated as a tax-free exchange under Section 1035 if no amount, other than an amount received as an annuity for a period of 10 years or more or during one or more lives, is received under either the original contract or the new contract during the 180 days beginning on the date of the transfer (in the case of a new contract, the date the contract is placed in-force). A subsequent direct transfer of all or a portion of either contract is not taken into account for purposes of this characterization if the subsequent transfer qualifies (or is intended to qualify) as a tax-free exchange under Code Section 1035.

If a transfer falls within the scope of the Rev. Proc. but is not described above (for example - if a distribution is made from either contract within the 180 day period), the transfer will be characterized in a manner consistent with its substance, based on general tax principles and all the facts and circumstances. The IRS will not require aggregation (under Code Section 72(e)(12)) of an original, pre-existing contract with a second contract that is the subject of a tax-free exchange, even if both contracts are issued by the same insurance company, but will instead treat the contracts as separate annuity contracts. The applicability of the IRS's partial exchange guidance to the splitting of an annuity contract is not clear. You should consult with a qualified tax adviser as to potential tax consequences before attempting any partial exchange or split of annuity contracts.


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    3.   DIVERSIFICATION REQUIREMENTS.

The Code requires that investments supporting your Contract be adequately diversified. Code Section 817(h) provides that a variable annuity contract will not be treated as an annuity contract for any period during which the investments made by the separate account or Fund are not adequately diversified. If a contract is not treated as an annuity contract, the Owner will be subject to income tax on annual increases in cash value.

The Treasury Department's diversification regulations under Code Section 817(h) require, among other things, that:

- no more than 55% of the value of the total assets of the segregated asset account underlying a variable contract is represented by any one investment,

-   no more than 70% is represented by any two investments,

-   no more than 80% is represented by any three investments and

-   no more than 90% is represented by any four investments.

In determining whether the diversification standards are met, all securities of the same issuer, all interests in the same real property project, and all interests in the same commodity are each treated as a single investment. In the case of government securities, each government agency or instrumentality is treated as a separate issuer.

A separate account must be in compliance with the diversification standards on the last day of each calendar quarter or within 30 days after the quarter ends. If an insurance company inadvertently fails to meet the diversification requirements, the company may still comply within a reasonable period and avoid the taxation of contract income on an ongoing basis. However, either the insurer or the Owner must agree to make adjustments or pay such amounts as may be required by the IRS for the period during which the diversification requirements were not met.

Fund shares may also be sold to tax-qualified plans pursuant to an exemptive order and applicable tax laws. If Fund shares are sold to non-qualified plans, or to tax-qualified plans that later lose their tax-qualified status, the affected Funds may fail the diversification requirements of Code Section 817(h), which could have adverse tax consequences for Owners with premiums allocated to affected Funds.

    4.   TAX OWNERSHIP OF THE ASSETS IN THE SEPARATE ACCOUNT.

In order for a variable annuity contract to qualify for tax income deferral, assets in the separate account supporting the contract must be considered to be owned by the insurance company, and not by the Owner, for tax purposes. The IRS has stated in published rulings that a variable Owner will be considered the "owner" of separate account assets for income tax purposes if the Owner possesses sufficient incidents of ownership in those assets, such as the ability to exercise investment control over the assets. In circumstances where the variable Owner is treated as the "tax owner" of certain separate account assets, income and gain from such assets would be includable in the variable Owner's gross income. The Treasury Department indicated in 1986 that it would provide guidance on the extent to which Owners may direct their investments to particular Sub-Accounts without being treated as tax owners of the underlying shares. Although no such regulations have been issued to date, the IRS has issued a number of rulings that indicate that this issue remains subject to a facts and circumstances test for both variable annuity and life insurance contracts.

Rev. Rul. 2003-92, amplified by Rev. Rul. 2007-7, indicates that, where interests in a partnership offered in an insurer's separate account are not available exclusively through the purchase of a variable insurance contract (e.g., where such interests can be purchased directly by the general public or others without going through such a variable contract), such "public availability" means that such interests should be treated as owned directly by the Owner (and not by the insurer) for tax purposes, as if such Owner had chosen instead to purchase such interests directly (without going through the variable contract). None of the shares or other interests in the fund choices offered in our Separate Account for your Contract are available for purchase except through an insurer's variable contracts or by other permitted entities.

Rev. Rul. 2003-91 indicates that an insurer could provide as many as 20 fund choices for its variable Owners (each with a general investment strategy, e.g., a small company stock fund or a special industry fund) under certain circumstances, without causing such a Owner to be treated as the tax owner of any of the Fund assets. The ruling does not specify the number of fund options, if any, that might prevent a variable Owner from receiving favorable tax treatment. As a result, although the owner of a Contract has more than 20 fund choices, we believe that any owner of a Contract also should receive the same favorable tax treatment. However, there is necessarily some uncertainty here as long as the IRS continues to use a facts and circumstances test for investor control and other tax ownership issues. Therefore, we reserve the right to modify the Contract as necessary to prevent you from being treated as the tax owner of any underlying assets.

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D. FEDERAL INCOME TAX WITHHOLDING

The portion of an amount received under a Contract that is taxable gross income to the Payee is also subject to federal income tax withholding, pursuant to Code
Section 3405, which requires the following:

    1. Non-Periodic Distributions. The portion of a non-periodic distribution that is includable in gross income is subject to federal income tax withholding unless an individual elects not to have such tax withheld ("election out"). We will provide such an "election out" form at the time such a distribution is requested. If the necessary "election out" form is not submitted to us in a timely manner, generally we are required to withhold 10 percent of the includable amount of distribution and remit it to the IRS.

    2. Periodic Distributions (payable over a period greater than one year). The portion of a periodic distribution that is includable in gross income is generally subject to federal income tax withholding as if the Payee were a married individual claiming 3 exemptions, unless the individual elects otherwise. An individual generally may elect out of such withholding, or elect to have income tax withheld at a different rate, by providing a completed election form. We will provide such an election form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold tax as if the recipient were married claiming 3 exemptions, and remit this amount to the IRS.

Generally no "election out" is permitted if the distribution is delivered outside the United States and any possession of the United States. Regardless of any "election out" (or any amount of tax actually withheld) on an amount received from a Contract, the Payee is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. A Payee also may be required to pay penalties under estimated income tax rules, if the withholding and estimated tax payments are insufficient to satisfy the Payee's total tax liability.

E. ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and mandatory withholding on U.S. source taxable annuity distributions at a 30% rate, unless a lower treaty rate applies and any required tax forms are submitted to us. If withholding applies, we are required to withhold tax at the 30% rate, or a lower treaty rate if applicable, and remit it to the IRS. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence.

F. ESTATE, GIFT AND GENERATION-SKIPPING TAX AND RELATED TAX CONSIDERATIONS

Any amount payable upon a Owner's death, whether before or after the Annuity Commencement Date, is generally includable in the Owner's estate for federal estate tax purposes. Similarly, prior to the Owner's death, the payment of any amount from the Contract, or the transfer of any interest in the Contract, to a beneficiary or other person for less than adequate consideration may have federal gift tax consequences. In addition, any transfer to, or designation of, a non-Spouse beneficiary who either is (1) 37 1/2 or more years younger than a Owner or (2) a grandchild (or more remote further descendent) of a Owner may have federal generation-skipping-transfer ("GST") tax consequences under Code
Section 2601. Regulations under Code Section 2662 may require us to deduct any such GST tax from your Contract, or from any applicable payment, and pay it directly to the IRS. However, any federal estate, gift or GST tax payment with respect to a Contract could produce an offsetting income tax deduction for a beneficiary or transferee under Code Section 691(c) (partially offsetting such federal estate or GST tax) or a basis increase for a beneficiary or transferee under Code Section 691(c) or Section 1015(d). In addition, as indicated above in "Distributions Prior to the Annuity Commencement Date," the transfer of a Contract for less than adequate consideration during the Owner's lifetime generally is treated as producing an amount received by such Owner that is subject to both income tax and the 10% penalty tax. To the extent that such an amount deemed received causes an amount to be includable currently in such Owner's gross income, this same income amount could produce a corresponding increase in such Owner's tax basis for such Contract that is carried over to the transferee's tax basis for such Contract under Code Section 72(e)(4)(C)(iii) and
Section 1015.

G. TAX DISCLOSURE OBLIGATIONS

In some instances certain transactions must be disclosed to the IRS or penalties could apply. See, for example, IRS Notice 2004-67. The Code also requires certain "material advisers" to maintain a list of persons participating in such "reportable transactions," which list must be furnished to the IRS upon request. It is possible that such disclosures could be required by The Company, the Owner(s) or other persons involved in transactions involving annuity contracts. It is the responsibility of each party, in consultation with their tax and legal advisers, to determine whether the particular facts and circumstances warrant such disclosures.


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H. MEDICARE TAX

Beginning in 2013, distributions from non-qualified annuity policies will be considered "investment income" for purposes of the newly enacted Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts. Please consult a tax advisor for more information.

INFORMATION REGARDING IRAS

This summary does not attempt to provide more than general information about the federal income tax rules associated with use of a Contract by IRAs. State income tax rules applicable to IRAs may differ from federal income tax rules, and this summary does not describe any of these differences. Because of the complexity of the tax rules, owners and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

1. INDIVIDUAL RETIREMENT ANNUITIES ("IRAS").

In addition to "traditional" IRAs governed by Code Sections 408(a) and (b) ("Traditional IRAs"), there are Roth IRAs governed by Code Section 408A, SEP IRAs governed by Code Section 408(k), and SIMPLE IRAs governed by Code Section 408(p). Also, Qualified Plans under Code Section 401, 403(b) or 457(b) may elect to provide for a separate account or annuity contract that accepts after-tax employee contributions and is treated as a "Deemed IRA" under Code Section 408(q), which is generally subject to the same rules and limitations as Traditional IRAs. Contributions to each of these types of IRAs are subject to differing limitations. The following is a very general description of each type of IRA for which a Contract is available.

    a.   TRADITIONAL IRAS

Traditional IRAs are subject to limits on the amounts that may be contributed each year, the persons who may be eligible, and the time when minimum distributions must begin. Depending upon the circumstances of the individual, contributions to a Traditional IRA may be made on a deductible or non-deductible basis. Failure to make required minimum distributions ("RMDs") when the Owner reaches age 70 1/2 or dies, as described below, may result in imposition of a 50% penalty tax on any excess of the RMD amount over the amount actually distributed. In addition, any amount received before the Owner reaches age 59 1/2 or dies is subject to a 10% penalty tax on premature distributions, unless a special exception applies, as described below. Under Code Section 408(e), an IRA may not be used for borrowing (or as security for any loan) or in certain prohibited transactions, and such a transaction could lead to the complete tax disqualification of an IRA.

You (or your surviving spouse if you die) may rollover funds tax-free from certain existing Qualified Plans (such as proceeds from existing insurance contracts, annuity contracts or securities) into a Traditional IRA under certain circumstances, as indicated below. In addition, under Code Section 402(c)(11) a non-spouse "designated beneficiary" of a deceased Plan participant may make a tax-free "direct rollover" (in the form of a direct transfer between Plan fiduciaries, as described below in "Rollover Distributions") from certain Qualified Plans to a Traditional IRA for such beneficiary, but such Traditional IRA must be designated and treated as an "inherited IRA" that remains subject to applicable RMD rules (as if such IRA had been inherited from the deceased Plan participant).

IRAs generally may not invest in life insurance contracts. However, an annuity contract that is used as an IRA may provide a death benefit that equals the greater of the premiums paid or the contract's cash value. The Contract offers an enhanced death benefit that may exceed the greater of the Contract Value or total premium payments. The tax rules are unclear as to what extent an IRA can provide a death benefit that exceeds the greater of the IRA's cash value or the sum of the premiums paid and other contributions into the IRA. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

    b.  SEP IRAS

Code Section 408(k) provides for a Traditional IRA in the form of an employer-sponsored defined contribution plan known as a Simplified Employee Pension ("SEP") or a SEP IRA. A SEP IRA can have employer contributions, and in limited circumstances employee and salary reduction contributions, as well as higher overall contribution limits than a Traditional IRA, but a SEP is also subject to special tax-qualification requirements (e.g., on participation, nondiscrimination and withdrawals) and sanctions. Otherwise, a SEP IRA is generally subject to the same tax rules as for a Traditional IRA, which are described above. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

    c.   SIMPLE IRAS

SIMPLE IRAs permit certain small employers to establish SIMPLE plans as provided by Code Section 408(p), under which employees may elect to defer to a SIMPLE IRA a specified percentage of compensation. The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply

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to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10 percent penalty tax, which is increased to 25.

    d.  ROTH IRAS

Code Section 408A permits eligible individuals to establish a Roth IRA. Contributions to a Roth IRA are not deductible, but withdrawals of amounts contributed and the earnings thereon that meet certain requirements are not subject to federal income tax. In general, Roth IRAs are subject to limitations on the amounts that may be contributed by the persons who may be eligible to contribute, certain Traditional IRA restrictions, and certain RMD rules on the death of the Owner. Unlike a Traditional IRA, Roth IRAs are not subject to RMD rules during the Owner's lifetime. Generally, however, upon the Owner's death the amount remaining in a Roth IRA must be distributed by the end of the fifth year after such death or distributed over the life expectancy of a designated beneficiary. The Owner of a Traditional IRA or other qualified plan assets may convert a Traditional IRA into a Roth IRA under certain circumstances. The conversion of a Traditional IRA or other qualified plan assets to a Roth IRA will subject the fair market value of the converted Traditional IRA to federal income tax in the year of conversion. In addition to the amount held in the converted Traditional IRA, the fair market value may include the value of additional benefits provided by the annuity contract on the date of conversion, based on reasonable actuarial assumptions. Tax-free rollovers from a Roth IRA can be made only to another Roth IRA under limited circumstances, as indicated below. Distributions from eligible Qualified Plans can be "rolled over" directly (subject to tax) into a Roth IRA under certain circumstances. Anyone considering the purchase of a Qualified Contract as a Roth IRA or a "conversion" Roth IRA should consult with a qualified tax adviser. Please note that the Roth IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as a Roth IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.

5. TAXATION OF AMOUNTS RECEIVED FROM IRAS

Except under certain circumstances in the case of Roth IRAs or Roth accounts in certain Qualified Plans, amounts received from Qualified Contracts or Plans generally are taxed as ordinary income under Code Section 72, to the extent that they are not treated as a tax-free recovery of after-tax contributions or other "investment in the contract." For annuity payments and other amounts received after the Annuity Commencement Date from a Qualified Contract or Plan, the tax rules for determining what portion of each amount received represents a tax-free recovery of "investment in the contract" are generally the same as for Non-Qualified Contracts, as described above.

For non-periodic amounts from certain Qualified Contracts or Plans, Code Section 72(e)(8) provides special rules that generally treat a portion of each amount received as a tax-free recovery of the "investment in the contract," based on the ratio of the "investment in the contract" over the Contract Value at the time of distribution. However, in determining such a ratio, certain aggregation rules may apply and may vary, depending on the type of Qualified Contract or Plan. For instance, all Traditional IRAs owned by the same individual are generally aggregated for these purposes, but such an aggregation does not include any IRA inherited by such individual or any Roth IRA owned by such individual.

In addition, penalty taxes, mandatory tax withholding or rollover rules may apply to amounts received from a Qualified Contract or Plan, as indicated below, and certain exclusions may apply to certain distributions (e.g., distributions from an eligible Government Plan to pay qualified health insurance premiums of an eligible retired public safety officer). Accordingly, you are advised to consult with a qualified tax adviser before taking or receiving any amount (including a loan) from a Qualified Contract or Plan.

6. PENALTY TAXES FOR IRAS

Unlike Non-Qualified Contracts, IRAs are subject to federal penalty taxes not just on premature distributions, but also on excess contributions and failures to make required minimum distributions ("RMDs").

    a.   PENALTY TAXES ON PREMATURE DISTRIBUTIONS

Code Section 72(t) imposes a penalty income tax equal to 10% of the taxable portion of a distribution from certain types of Qualified Plans that is made before the employee reaches age 59 1/2. However, this 10% penalty tax does not apply to a distribution that is either:

    (i) made to a beneficiary (or to the employee's estate) on or after the employee's death;

    (ii) attributable to the employee's becoming disabled under Code Section 72(m)(7);

    (iii) part of a series of substantially equal periodic payments (not less frequently than annually - "SEPPs") made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and a designated beneficiary ("SEPP Exception"), and for certain Qualified Plans (other than IRAs) such a series must begin after the employee separates from service;

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    (iv) (except for IRAs) made to an alternate payee pursuant to a qualified domestic relations order under Code Section 414(p) (a similar exception for IRAs in Code Section 408(d)(6) covers certain transfers for the benefit of a spouse or ex-spouse);

    (v) not greater than the amount allowable as a deduction to the employee for eligible medical expenses during the taxable year;

    (vi) certain qualified reservist distributions under Code Section 72(t)(2)(G) upon a call to active duty;

    (vii) made an account of an IRS levy on the Qualified Plan under Code
          Section 72(t)(2)(A)(vii); or

    (viii) made as a "direct rollover" or other timely rollover to an Eligible Retirement Plan, as described below.

  In addition, the 10% penalty tax does not apply to a distribution from an IRA that is either:

    (ix) made after separation from employment to an unemployed IRA owner for health insurance premiums, if certain conditions in Code Section 72(t)(2)(D) are met;

    (x) not in excess of the amount of certain qualifying higher education expenses, as defined by Code Section 72(t)(7); or

    (xi) for a qualified first-time home buyer and meets the requirements of Code Section 72(t)(8).

If the taxpayer avoids this 10% penalty tax by qualifying for the SEPP Exception and later such series of payments is modified (other than by death, disability or a method change allowed by Rev. Rul. 2002-62), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the employee has reached age 59 1/2 and (b) 5 years have elapsed since the first of these periodic payments.

    b.  RMDS AND 50% PENALTY TAX

If the amount distributed from a Qualified Contract or Plan is less than the amount of the required minimum distribution ("RMD") for the year, the participant is subject to a 50% penalty tax on the amount that has not been timely distributed.

An individual's interest in an IRA generally must be distributed, or begin to be distributed, not later than the Required Beginning Date. Generally, the Required Beginning Date is April 1 of the calendar year following the calendar year in which the individual attains age 70 1/2, or

The entire interest of the individual must be distributed beginning no later than the Required Beginning Date over -

    (a) the life of the individual or the lives of the individual and a designated beneficiary (as specified in the Code), or

    (b) over a period not extending beyond the life expectancy of the individual or the joint life expectancy of the individual and a designated beneficiary.

If an individual dies before reaching the Required Beginning Date, the individual's entire interest generally must be distributed within 5 years after the individual's death. However, this RMD rule will be deemed satisfied if distributions begin before the close of the calendar year following the individual's death to a qualifying designated beneficiary and distribution is over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of such beneficiary). If the individual's surviving spouse is the sole designated beneficiary, distributions may be delayed until the deceased individual would have attained age 70 1/2.

If an individual dies after RMDs have begun for such individual, any remainder of the individual's interest generally must be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

The RMD rules that apply while the Owner is alive do not apply with respect to Roth IRAs. The RMD rules applicable after the death of the Owner apply to Roth IRAs. In addition, if the Owner of a Traditional or Roth IRA dies and the Owner's surviving spouse is the sole designated beneficiary, this surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.

The RMD amount for each year is determined generally by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the Contract Value as of the close of business on the last day of the previous calendar year. RMD incidental benefit rules also may require a larger annual RMD amount, particularly when distributions are made over the joint lives of the Owner and an individual other than his or her spouse. RMDs also can be made in the form of annuity payments that satisfy the rules set forth in Regulations under the Code relating to RMDs.

In addition, in computing any RMD amount based on a contract's Contract Value, such Contract Value must include the actuarial value of certain additional benefits provided by the contract. As a result, electing an optional benefit under an IRA may require the RMD amount for such IRA to be increased each year, and expose such additional RMD amount to the 50% penalty tax for RMDs if such additional RMD amount is not timely distributed.

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7. TAX WITHHOLDING FOR IRAS

Distributions from an IRA generally are subject to federal income tax withholding requirements. These federal income tax withholding requirements, including any "elections out" and the rate at which withholding applies, generally are the same as for periodic and non-periodic distributions from a Non-Qualified Contract, as described above, except where the distribution is an "eligible rollover distribution" from a Qualified Plan.

Regardless of any "election out" (or any actual amount of tax actually withheld) on an amount received from an IRA the payee is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. A payee also may be required to pay penalties under estimated income tax rules, if the withholding and estimated tax payments are insufficient to satisfy the payee's total tax liability.

8. ROLLOVER DISTRIBUTIONS

Rollover rules for distributions from IRAs under Code Sections 408(d)(3) and 408A(d)(3) vary according to the type of transferor IRA and type of transferee IRA or other Plan. For instance, generally no tax-free "direct rollover" or "60-day rollover" can be made between a "NonRoth IRA" (Traditional, SEP or SIMPLE IRA) and a Roth IRA, and a transfer from NonRoth IRA to a Roth IRA, or a "conversion" of a NonRoth IRA to a Roth IRA, is subject to special rules. In addition, generally no tax-free "direct rollover" or "60-day rollover" can be made between an "inherited IRA" (NonRoth or Roth) for a beneficiary and an IRA set up by that same individual as the original owner. Generally, any amount other than an RMD distributed from a Traditional or SEP IRA is eligible for a "direct rollover" or a "60-day rollover" to another Traditional IRA for the same individual. Similarly, any amount other than an RMD distributed from a Roth IRA is generally eligible for a "direct rollover" or a "60-day rollover" to another Roth IRA for the same individual. However, in either case such a tax-free 60-day rollover is limited to 1 per year (365-day period); whereas no 1-year limit applies to any such "direct rollover." Similar rules apply to a "direct rollover" or a "60-day rollover" of a distribution from a SIMPLE IRA to another SIMPLE IRA or a Traditional IRA, except that any distribution of employer contributions from a SIMPLE IRA during the initial 2-year period in which the individual participates in the employer's SIMPLE Plan is generally disqualified (and subject to the 25% penalty tax on premature distributions) if it is not rolled into another SIMPLE IRA for that individual. Amounts other than RMDs distributed from a Traditional or SEP IRA (or SIMPLE IRA after the initial 2-year period) also are eligible for a "direct rollover" or a "60-day rollover" to an Eligible Retirement Plan (e.g., a TSA) that accepts such a rollover, but any such rollover is limited to the amount of the distribution that otherwise would be includable in gross income (i.e., after-tax contributions are not eligible).

Special rollover rules also apply to (1) transfers or rollovers for the benefit of a spouse (or ex-spouse) or a nonspouse designated beneficiary, (2) Plan distributions of property, (3) distributions from a Roth account in certain Plans, (4) recontributions within 3 years of "qualified hurricane distributions" made before 2007 under Code Section 1400Q(a), (5) transfers from a Traditional or Roth IRA to certain health savings accounts under Code Section 408(d)(9), and
(6) obtaining a waiver of the 60-day limit for a tax-free rollover from the IRS.


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TABLE OF CONTENTS TO STATEMENT OF ADDITIONAL INFORMATION


GENERAL INFORMATION
  Safekeeping of Assets
  Independent Registered Public Accounting Firms
  Non-Participating
  Misstatement of Age or Sex
  Principal Underwriter
  Additional Payments to Financial Intermediaries
PERFORMANCE RELATED INFORMATION
  Total Return for all Sub-Accounts
  Yield for Sub-Accounts
  Money Market Sub-Accounts
  Additional Materials
  Performance Comparisons
FINANCIAL STATEMENTS

                                                                     APP A-1

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APPENDIX A - EXAMPLES

TABLE OF CONTENTS


                                                                          PAGE
--------------------------------------------------------------------------------
CONTINGENT DEFERRED SALES CHARGE EXAMPLES                                APP A-2
PREMIUM BASED CHARGE EXAMPLES                                            APP A-7
RETURN OF PREMIUM EXAMPLE                                                APP A-8
LEGACY LOCK II EXAMPLES                                                  APP A-8
MAXIMUM DAILY VALUE EXAMPLES                                            APP A-10
DAILY STEP UP WITHDRAWAL BENEFIT EXAMPLES                               APP A-12

APP A-2

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CONTINGENT DEFERRED SALES CHARGE EXAMPLES (CLASS B AND CLASS L SHARES)

All CDSC Examples reflect gross withdrawals that deduct the CDSC from the amount of the Partial Withdrawals requested.

EXAMPLE 1: ILLUSTRATES A PARTIAL WITHDRAWAL THAT IS EQUAL TO THE FREE WITHDRAWAL AMOUNT (FWA) IN A DOWN MARKET. ASSUME A PARTIAL WITHDRAWAL TAKEN IN CONTRACT YEAR 2 EQUALS $5,000.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

     Values immediately prior to the Partial Withdrawal:

       -   Premiums subject to CDSC are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value is $90,000

       -   Earnings are $0

         - Your earnings are the greater of (1) Contract Value - Remaining Gross Premiums, or (2) $0

       -   FWA is $5,000

         - Your FWA is the greater of (1) 5% of total Premiums subject to CDSC, or (2) earnings

STEP 2: As the amount withdrawn is equal to the FWA, there are no CDSC incurred on the transaction. Also, there is no adjustment to Remaining Gross Premiums. The FWA has been exhausted for the duration of the Contract Year. There are no additional steps.

     Values after the Partial Withdrawal:

       -   Premiums subject to CDSC are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value is $85,000

       -   FWA is $0

EXAMPLE 2: ILLUSTRATES A PARTIAL WITHDRAWAL IN EXCESS OF THE FWA IN A DOWN MARKET AND IMPACTS TO SUBSEQUENT FWA CALCULATIONS. ASSUME A PARTIAL WITHDRAWAL TAKEN IN CONTRACT YEAR 2 EQUALS $5,000.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

     Values immediately prior to the first Partial Withdrawal:

       -   Premiums subject to CDSC are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value is $90,000

       -   Earnings are $0

         - Your earnings are the greater of (1) Contract Value - Remaining Gross Premiums, or (2) $0

       -   FWA is $5,000

         - Your FWA is the greater of (1) 5% of total Premiums subject to CDSC, or (2) earnings

STEP 2: As the amount Surrendered is equal to the FWA, there are no CDSC incurred on the transaction. Also, there is no adjustment to Remaining Gross Premiums. The FWA has been exhausted for the duration of the Contract Year. There are no additional steps.

     Values after the Partial Withdrawal:

       -   Premiums subject to CDSC are $100,000

       -   Remaining Gross Premiums are $100,000

                                                                     APP A-3

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       -   Contract Value is $85,000

       -   FWA is $0

NEXT, ASSUME AN ADDITIONAL WITHDRAWAL DURING THE SAME CONTRACT YEAR EQUALS $5,000. THE CONTRACT VALUE HAS CHANGED DUE TO MARKET FLUCTUATION, BUT NO OTHER TRANSACTIONS HAVE OCCURRED.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

STEP 2: Determines that the transaction is in excess of the FWA.

     Values immediately prior to the second Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value is $75,000

       -   Earnings are $0

       -   FWA is $0

STEP 3: As the FWA is $0; the entire $5,000 is in excess of the FWA.

STEP 4: We determine the amount that is subject to CDSC by applying a proportional factor to the Remaining Gross Premiums.

     The factor is derived as [A/B]:

     A = The amount in Step 3

     B = Contract Value immediately prior to the withdrawal - FWA

     The amount subject to CDSC is $6,667 ($100,000 x [$5,000/$75,000])

     Your Remaining Gross Premiums are adjusted dollar-for-dollar for the amount subject to CDSC.

STEP 5: The applicable CDSC is 7.5%. We apply this to the amount subject to CDSC as determined in Step 4, and the resulting CDSC incurred is $500 [7.5% x $6,667].

STEP 6: We deduct the CDSC of $500 from the excess amount $5,000. The amount paid to you is $4,500.

     Values after the second Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premium is $93,333 ($100,000 - $6,667)

       -   Contract Value is $70,000

       -   FWA is $0

NEXT, ASSUME THAT A THIRD PARTIAL WITHDRAWAL IS TAKEN DURING CONTRACT YEAR 3 FOR AN AMOUNT EQUAL TO $15,000. THE CONTRACT VALUE HAS CHANGED DUE TO MARKET FLUCTUATION, BUT NO OTHER TRANSACTIONS HAVE OCCURRED.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

STEP 2: Determines that the transaction is in excess of the FWA.

     Values prior to the third Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premium is $93,333

       -   Contract Value is $78,000

       -   Earnings are $0

       -   FWA is $5,000

STEP 3: We deduct the available FWA of $5,000; the remaining $10,000 is in excess of the FWA.

APP A-4

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STEP 4: We determine the amount that is subject to CDSC by applying a proportional factor to the Remaining Gross Premiums.

     The factor is derived as [A/B]:

     A = The amount in Step 3

     B = Contract Value immediately prior to the withdrawal - FWA

     The amount subject to CDSC is $12,785 ($93,333 x [$10,000/$73,000])

     Your Remaining Gross Premiums are adjusted dollar-for-dollar for the amount subject to CDSC.

STEP 5: The applicable CDSC is 6.5%. We apply this to the amount subject to CDSC as determined in Step 4, and the resulting CDSC incurred is $831 [6.5% x $12,785].

STEP 6: We deduct the CDSC of $831 from the excess amount $10,000, and combine this with your FWA of $5,000. The amount paid to you is $14,169.

     Values after the third Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premium is $80,548 ($93,333 - $12,785)

       -   Contract Value is $63,000

       -   FWA is $0

EXAMPLE 3: ILLUSTRATES A PARTIAL WITHDRAWAL IN EXCESS OF THE FWA IN AN UP MARKET, THE NON-CUMULATIVE FEATURE OF THE FWA AND IMPACTS TO FUTURE FWA CALCULATIONS. ASSUME A PARTIAL WITHDRAWAL IS TAKEN IN CONTRACT YEAR 1 FOR $10,000.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

     Values prior to the first Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value is $110,000

       -   Earnings are $10,000

         - Your earnings are the greater of (1) Contract Value - Remaining Gross Premiums, or (2) $0

       -   FWA is $10,000

         - Your FWA is the greater of (1) 5% of total Premiums subject to CDSC, or (2) earnings

STEP 2: As the amount Surrendered is equal to the FWA, there are no CDSC incurred on the transaction. Also, there is no adjustment to Remaining Gross Premiums. The FWA has been exhausted for the duration of the Contract Year. There are no additional steps.

     Values after the first Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premium is $100,000

       -   Contract Value is $100,000

       -   FWA is $0

NEXT, ASSUME AN ADDITIONAL PARTIAL WITHDRAWAL IS TAKEN IN CONTRACT YEAR 1 FOR $10,000. THE CONTRACT VALUE HAS CHANGED DUE TO MARKET FLUCTUATION, BUT NO OTHER TRANSACTIONS HAVE OCCURRED.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

                                                                     APP A-5

-------------------------------------------------------------------------------

STEP 2: Determines that the transaction is in excess of the FWA.

     Values prior to the second Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value is $100,000

       -   Earnings are $0

       -   FWA is $0

STEP 3: As the FWA is $0; the entire $10,000 is in excess of the FWA.

STEP 4: We determine the amount that is subject to CDSC by applying a proportional factor to the Remaining Gross Premiums.

     The factor is derived as [A/B]:

     A = The amount in Step 3

     B = Contract Value immediately prior to the withdrawal - FWA

     The amount subject to CDSC is $10,000 ($100,000 x [$10,000/$100,000])

     Your Remaining Gross Premiums are adjusted dollar-for-dollar for the amount subject to CDSC.

STEP 5: The applicable CDSC is 8.5%. We apply this to the amount subject to CDSC as determined in Step 4, and the resulting CDSC incurred is $850 [8.5% x $10,000].

STEP 6: We deduct the CDSC of $850 from the excess amount $10,000. The amount paid to you is $9,150.

     Values after the second Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $90,000 ($100,000 - $10,000)

       -   Contract Value is $90,000

       -   FWA is $0

NEXT, ASSUME AN ADDITIONAL PARTIAL WITHDRAWAL IS TAKEN IN CONTRACT YEAR 3 FOR $15,000. THE CONTRACT VALUE HAS CHANGED DUE TO MARKET FLUCTUATION, BUT NO OTHER TRANSACTIONS HAVE OCCURRED.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

STEP 2: Determines that the transaction is in excess of the FWA of $0.

     Values prior to the third Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $90,000

       -   Contract Value is $99,000

       -   Earnings are $9,000

       -   FWA is $9,000

STEP 3: We deduct the available FWA of $9,000; the remaining $6,000 is in excess of the FWA.

STEP 4: We determine the amount that is subject to CDSC by applying a proportional factor to the Remaining Gross Premiums.

     The factor is derived as [A/B]:

     A = The amount in Step 3

     B = Contract Value immediately prior to the withdrawal - FWA

     The amount subject to CDSC is $6,000 ($90,000 x [$6,000/$90,000])

     Your Remaining Gross Premiums are adjusted dollar-for-dollar for the amount subject to CDSC.

APP A-6

-------------------------------------------------------------------------------

STEP 5: The applicable CDSC is 6.5%. We apply this to the amount subject to CDSC as determined in Step 4, and the resulting CDSC incurred is $390 [6.5% x $6,000].

STEP 6: We deduct the CDSC of $390 from the excess amount $6,000, and combine this with your FWA of $9,000. The amount paid to you is $14,610.

     Values after the third Partial Withdrawal:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $84,000 ($90,000 - $6,000)

       -   Contract Value is $84,000

       -   FWA is $0

EXAMPLE 4: ILLUSTRATES A FULL SURRENDER CALCULATION WITH ONE OF TWO PREMIUMS OUT OF THE APPLICABLE CDSC SCHEDULE. ASSUME TWO PREMIUMS WERE MADE FOR $100,000 EACH INVESTED IN THE SUB-ACCOUNTS. THE FIRST WAS APPLIED AT THE BEGINNING OF CONTRACT YEAR 1, THE SECOND IN THE BEGINNING OF CONTRACT YEAR 3. A FULL SURRENDER IS TAKEN IN CONTRACT YEAR 8.

STEP 1: Your initial Premium of $100,000 is available without a CDSC.

     Values prior to the full Surrender:

       -   Premiums are $200,000

       -   Remaining Gross Premiums is $200,000

         -   Remaining Gross Premium subject to CDSC is $100,000

       -   Contract Value just prior to the full Surrender is $300,000

       -   Earnings are $100,000

         - Your earnings are the greater of (1) Contract Value - Remaining Gross Premiums, or (2) $0

       -   FWA is $100,000

         - Your FWA is the greater of (1) 5% of total Premiums subject to CDSC, or (2) earnings.

STEP 2: The full Surrender is in excess of the sum of the FWA of $100,000 plus the amount determined in Step 1 of $100,000.

STEP 3: We deduct the available FWA; the remaining $100,000 is in excess of the FWA.

STEP 4: We determine the amount that is subject to CDSC by applying a proportional factor to the Remaining Gross Premiums.

     The factor is derived as [A/B]:

     A = The amount in Step 3

     B = Contract Value immediately prior to the withdrawal - FWA

     The amount subject to CDSC is $100,000 ($100,000 x [$100,000/$100,000])

     Your Remaining Gross Premiums are adjusted dollar-for-dollar for the amount subject to CDSC.

STEP 5: The applicable CDSC is 3.5%. We apply this to the amount subject to CDSC as determined in Step 4, and the resulting CDSC incurred is $3,500 [3.5% x $100,000].

STEP 6: We deduct the CDSC of $3,500 from the excess amount $100,000, and combine this with your FWA of $200,000. The amount paid to you is $296,500.

     Values after the full Surrender:

       -   Contract Value is $0

     The Contract is terminated.

                                                                     APP A-7

-------------------------------------------------------------------------------

EXAMPLE 5: ILLUSTRATES A FULL SURRENDER CALCULATION IN A DOWN MARKET. ASSUME $100,000 IS INVESTED IN THE SUB-ACCOUNTS, AND A FULL SURRENDER OCCURS IN CONTRACT YEAR 3.

STEP 1 DOES NOT APPLY because Premiums have not been invested for longer than the applicable CDSC as referenced in the CDSC section of the prospectus.

STEP 2: Determines that the full Surrender is in excess of the FWA.

     Values prior to the full Surrender:

       -   Premiums are $100,000

       -   Remaining Gross Premiums are $100,000

       -   Contract Value just prior to the full Surrender is $50,000

       -   Earnings are $0

         - Your earnings are the greater of (1) Contract Value - Remaining Gross Premiums, or (2) $0

       -   FWA is $5,000

         - Your FWA is the greater of (1) 5% of total Premiums subject to CDSC, or (2) earnings

STEP 3: We deduct the available FWA of $5,000; the remaining $45,000 is in excess of the FWA.

STEP 4: We determine the amount that is subject to CDSC by applying a proportional factor to the Remaining Gross Premiums.

     The factor is derived as [A/B]:

     A = The amount in Step 3

     B = Contract Value immediately prior to the withdrawal - FWA

     The amount subject to CDSC is $100,000 ($100,000 x [$45,000/$45,000])

     Your Remaining Gross Premiums are adjusted dollar-for-dollar for the amount subject to CDSC.

STEP 5: The applicable CDSC is 6.5%. We apply this to the amount subject to CDSC as determined in Step 4, and the resulting CDSC incurred is $6,500 [6.5% x $100,000].

STEP 6: We deduct the CDSC of $6,500 from the excess amount $45,000, and combine this with your FWA of $5,000. The amount paid to you is $43,500.

     Values after the full Surrender:

       -   Contract Value is $0

     The Contract is terminated.

PREMIUM BASED CHARGE EXAMPLES (CLASS B AND CLASS L SHARES)

EXAMPLE 1: ASSUME THAT YOUR INITIAL PREMIUM IS $100,000. NO WITHDRAWALS OCCUR DURING CONTRACT YEAR 1. ON DAY 70 OF CONTRACT YEAR 2 YOU MAKE A PARTIAL WITHDRAWAL IN EXCESS OF THE FWA BY $5,000.

     Upon each Quarterly Contract Anniversary, your annual Premium Based Charge is calculated solely on the Remaining Gross Premium upon each Quarterly Contract Anniversary. As there were no Partial Withdrawals during Contract Year 1, the amount deducted from your Contract Value is $125 [($100,000 x 0.50%)/4] upon each Quarterly Contract Anniversary.

     Upon the Partial Withdrawal in Contract Year 2, the Premium Based Charge is NOT deducted at the time of the Partial Withdrawal. The Remaining Gross Premium after the Partial Withdrawal is $95,000.

     At the next Quarterly Contract Anniversary, the Premium Based Charge applied to the Remaining Gross Premium is $118.75 [($95,000 x 0.50%)/4].

EXAMPLE 2: ASSUME THAT YOUR INITIAL DEPOSIT INTO YOUR B-SHARE VARIABLE ANNUITY IS $100,000. ON DAY 75 OF CONTRACT YEAR 5 YOU CHOOSE TO SURRENDER YOUR ENTIRE CONTRACT VALUE, WHICH IS EQUAL TO $120,000.

     A prorated Premium Based Charge is assessed upon the full Surrender and the entire Remaining Gross Premium is subject to the charge. The Premium Based Charge is equal to $104.17 [($100,000 x 0.50%)/4 x (75 / 90)]. We would also assess a CDSC on the amount of Remaining Gross Premium subject to CDSC. The CDSC is equal to $4,500 [($120,000-$20,000)/ ($120,000-$20,000) x
     $100,000 x 0.045%] as the $20,000 in earnings is the Free Withdrawal Amount that is not subject to a CDSC. Therefore, the Surrender Value of the Contract is $115,395.83 ($120,000 - $104.17 - $4,500).

APP A-8

-------------------------------------------------------------------------------

RETURN OF PREMIUM EXAMPLE


EXAMPLE 1: ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000. IN CONTRACT YEAR 2 YOU APPLY A SUBSEQUENT PREMIUM PAYMENT OF $50,000. IN CONTRACT YEAR 3 YOU WITHDRAW $7,500.00, AN AMOUNT EQUAL TO THE LIFETIME ANNUAL PAYMENT OF THE DAILY STEP UP WITHDRAWAL BENEFIT. IN CONTRACT YEAR 5 YOU TAKE A PARTIAL WITHDRAWAL FOR $10,000.


                                                                 MINIMUM
                                                                GUARANTEED
                                                              DEATH BENEFIT
          CONTRACT              CONTRACT    PREMIUM             AT END OF
            YEAR              VALUE(3)(4)   PAYMENTS        EACH CONTRACT YEAR
--------------------------------------------------------------------------------
             0                 $100,000.00  $100,000.00         $100,000.00
             1                  102,120.00  100,000.00           102,120.00
             2                  157,001.34  150,000.00 (1)       157,001.34
             3                  147,538.82  142,500.00 (5)       147,538.82
             4                  134,407.86  142,500.00           142,500.00
             5                  130,657.83  132,465.41 (2)       132,465.41

        (1) Premium Payments of $100,000 are adjusted by the subsequent Premium Payment of $50,000.

        (2) The $10,000 Partial Withdrawal results in a factor of 0.981225287 being applied to Premium Payments. After multiplying the factor of
             0.98122 to $135,000, the adjusted Premium Payments equal $132,465.41. The factor of 0.98122 is derived by (Contract Value prior to Partial Withdrawal less Excess Withdrawal / Contract Value prior to Partial Withdrawal less the Partial Withdrawal not considered Excess Withdrawal).

        (3)  Does not reflect a Premium Based Charge, if applicable.

        (4) Assumes annual performance on the Contract Value, as well as subsequent Premium Payment and Partial Withdrawal activity.

        (5) Premium Payments of $150,000 are adjusted by Partial Withdrawal of $7,500.00.

LEGACY LOCK II EXAMPLES

Your Guaranteed Minimum Death Benefit is the greatest of:

    1)  Return of Premium

    2)  Enhanced Return of Premium

    3)  Contract Value

EXAMPLE 1: ASSUME YOUR INITIAL PREMIUM IS $100,000. AT THE END OF CONTRACT YEAR 1 YOU WITHDRAW $5,300 WHICH IS EQUAL TO THE ALLOWABLE WITHDRAWAL. IN CONTRACT YEAR 3 YOU WITHDRAW $7,000 WHICH IS GREATER THAN THE ALLOWABLE WITHDRAWAL OF $5,300.

                      CONTRACT VALUE         ASSUMED RETURN                              AFTER TRANSACTION           GUARANTEED
    CONTRACT             PRIOR TO          (NET OF ALL POLICY        RETURN              ENHANCED RETURN           MINIMUM DEATH
     YEAR*          TRANSACTIONS(1)(2)         EXPENSES)           OF PREMIUM              OF PREMIUM                 BENEFIT
------------------------------------------------------------------------------------------------------------------------------------
       0                  $100,000                                   $100,000                $100,000                  $100,000
       1                   102,120                 2.12%               94,700  (3)            102,120  (3)              102,120
       2                   101,448                 4.78%               94,700                 102,120                   102,120
       3                   100,180                -1.25%               87,798  (4)            100,290  (5)              100,290
       4                    84,887                -8.90%               87,798                 100,290                   100,290
       5                    93,851                10.56%               87,798                 100,290                   100,290

       *   Contract Year "0" represents your Contract issue date

       (1)  Does not reflect a Premium Based Charge, if applicable

       (2) Assumes annual performance on the Contract Value, as well as Partial Withdrawal activity

       (3) As a result of the Withdrawal, the Return of Premium is adjusted dollar for dollar to $94,700 as the withdrawal did not exceed the Allowable Withdrawal. Because the withdrawal did not exceed the Allowable Withdrawal, the

                                                                     APP A-9

-------------------------------------------------------------------------------

                    Enhanced Return of Premium is not adjusted down. Since this is the first withdrawal, the Enhanced Return of Premium will step up to the Contract Value prior to the withdrawal.

              (4) As a result of the year 3 withdrawal, an excess withdrawal, the Return of Premium is adjusted first dollar for dollar by the partial withdrawal that was not excess ($5,300) and subsequently by a proportional factor of 0.98208. This factor is derived by (A / B) where A is Contract Value immediately after the Partial Withdrawal and B is the Contract Value immediately prior to the Partial Withdrawal less the Allowable Withdrawal.

                a.   Return of Premium = (94,700 - 5,300) x (100,180 -
                     7,000)/(100,180 - 5,300) = 87,798

              (5) As a result of the year 3 withdrawal, an excess withdrawal, the Enhanced Return of Premium is adjusted by a proportional factor of 0.98208. This factor is derived by (A / B) where A is Contract Value immediately after the Partial Withdrawal and B is the Contract Value immediately prior to the Partial Withdrawal less the Allowable Withdrawal.

                a. Enhanced Return of Premium = (102,120) x (100,180 - 7,000)/(100,180 - 5,300) = 100,290

EXAMPLE 2: ASSUME YOUR INITIAL PREMIUM IS $100,000. AT THE END OF CONTRACT YEAR 1 YOU WITHDRAW $5,300 WHICH IS EQUAL TO THE ALLOWABLE WITHDRAWAL. IN CONTRACT YEAR 3 YOU WITHDRAW $7,000 WHICH IS GREATER THAN THE ALLOWABLE WITHDRAWAL OF $5,300.

                       CONTRACT VALUE        ASSUMED RETURN                              AFTER TRANSACTION           GUARANTEED
    CONTRACT              PRIOR TO         (NET OF ALL POLICY        RETURN              ENHANCED RETURN           MINIMUM DEATH
     YEAR *          TRANSACTIONS(1)(2)         EXPENSES)          OF PREMIUM              OF PREMIUM                 BENEFIT
------------------------------------------------------------------------------------------------------------------------------------
        0                  $100,000                                  $100,000                $100,000                  $100,000
        1                   105,000                5.00%               94,700  (3)            105,000  (3)              105,000
        2                   104,685                5.00%               94,700                 105,000                   105,000
        3                   109,919                5.00%               87,947  (4)            103,294  (5)              103,294
        4                   108,065                5.00%               87,947                 103,294                   103,294
        5                   113,468                5.00%               87,947                 103,294                   103,294

       *   Contract Year "0" represents your Contract issue date

       (1)  Does not reflect a Premium Based Charge, if applicable

       (2) Assumes annual performance on the Contract Value, as well as Partial Withdrawal activity

       (3) As a result of the Withdrawal, the Return of Premium is adjusted dollar for dollar to $94,700 as the withdrawal did not exceed the Allowable Withdrawal. Because the withdrawal did not exceed the Allowable Withdrawal, the Enhanced Return of Premium is not adjusted down. Since this is the first withdrawal, the Enhanced Return of Premium will step up to the Contract Value prior to the withdrawal.

       (4) As a result of the year 3 withdrawal, an excess withdrawal, the Return of Premium is adjusted first dollar for dollar by the partial withdrawal that was not excess ($5,300) and subsequently by a proportional factor of 0.98375. This factor is derived by (A / B) where A is Contract Value immediately after the Partial Withdrawal and B is the Contract Value immediately prior to the Partial Withdrawal less the Allowable Withdrawal.

                a.   Return of Premium = (94,700 - 5,300) x (109,919 -
                     7,000)/(109,919 - 5,300) = 87,947

              (5) As a result of the year 3 withdrawal, an excess withdrawal, the Enhanced Return of Premium is adjusted by a proportional factor of 0.98375. This factor is derived by (A / B) where A is Contract Value immediately after the Partial Withdrawal and B is the Contract Value immediately prior to the Partial Withdrawal less the Allowable Withdrawal.

                a. Enhanced Return of Premium = (105,000) x (109,919 - 7,000)/(109,919 - 5,300) = 103,294

APP A-10

-------------------------------------------------------------------------------

EXAMPLE 3: ASSUME YOUR INITIAL PREMIUM IS $100,000. AT THE END OF CONTRACT YEAR 1 YOU WITHDRAW $5,300 WHICH IS EQUAL TO THE ALLOWABLE WITHDRAWAL. IN CONTRACT YEAR 3 YOU WITHDRAW $7,000 WHICH IS GREATER THAN THE ALLOWABLE WITHDRAWAL OF $5,300.

                   CONTRACT VALUE         ASSUMED RETURN                                AFTER TRANSACTION            GUARANTEED
  CONTRACT            PRIOR TO          (NET OF ALL POLICY        RETURN               ENHANCED RETURN             MINIMUM DEATH
   YEAR *        TRANSACTIONS(1)(2)         EXPENSES)           OF PREMIUM                OF PREMIUM                  BENEFIT
------------------------------------------------------------------------------------------------------------------------------------
      0                $100,000                                   $100,000                  $100,000                   $100,000
      1                  95,000                -5.00%               94,700  (3)              100,000   (3)              100,000
      2                  85,215                -5.00%               94,700                   100,000                    100,000
      3                  80,954                -5.00%               87,391  (4)               97,753   (5)               97,753
      4                  70,257                -5.00%               87,391                    97,753                     97,753
      5                  66,744                -5.00%               87,391                    97,753                     97,753

       *   Contract Year "0" represents your Contract issue date

       (1)  Does not reflect a Premium Based Charge, if applicable

       (2) Assumes annual performance on the Contract Value, as well as Partial Withdrawal activity

       (3) As a result of the Withdrawal, the Return of Premium is adjusted dollar for dollar to $94,700 as the withdrawal did not exceed the Allowable Withdrawal. Because the withdrawal did not exceed the Allowable Withdrawal, the Enhanced Return of Premium is not adjusted down. Since this is the first withdrawal, the Enhanced Return of Premium will step up to the Contract Value prior to the withdrawal.

       (4) As a result of the year 3 withdrawal, an excess withdrawal, the Return of Premium is adjusted first dollar for dollar by the partial withdrawal that was not excess ($5,300) and subsequently by a proportional factor of 0.97753. This factor is derived by (A / B) where A is Contract Value immediately after the Partial Withdrawal and B is the Contract Value immediately prior to the Partial Withdrawal less the Allowable Withdrawal.

                a.   Return of Premium = (94,700 - 5,300) x (80,954 -
                     7,000)/(80,954 - 5,300) = 87,391

              (5) As a result of the year 3 withdrawal, an excess withdrawal, the Enhanced Return of Premium is adjusted by a proportional factor of 0. 97753. This factor is derived by (A / B) where A is Contract Value immediately after the Partial Withdrawal and B is the Contract Value immediately prior to the Partial Withdrawal less the Allowable Withdrawal.

                a. Enhanced Return of Premium = (100,000) x (80,954 - 7,000)/(80,954 - 5,300) = 97,753

MAXIMUM DAILY VALUE EXAMPLES

EXAMPLE 1: ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000. ON THE 2ND FRIDAY, YOU MAKE AN ADDITIONAL PREMIUM PAYMENT OF $50,000.

                                                                MAXIMUM DAILY
                       CONTRACT              MAXIMUM             VALUE DEATH
                     VALUE(1)(5)           DAILY VALUE            BENEFIT(2)
---------------------------------------------------------------------------------
    Monday              $100,000              $100,000              $100,000
    Tuesday               98,105               100,000               100,000
   Wednesday              98,887               100,000               100,000
   Thursday              101,321  (3)          101,321  (3)          101,321
    Friday               101,895  (3)          101,895  (3)          101,895
    Monday               103,676  (3)          103,676  (3)          103,676
    Tuesday              105,460  (3)          105,460  (3)          105,460
   Wednesday             105,120               105,460               105,460
   Thursday              103,895               105,460               105,460
    Friday               155,108               155,460  (4)          155,460

        (1)  Does not reflect Premium Based Charge, if applicable.

                                                                    APP A-11

-------------------------------------------------------------------------------

                (2) The Death Benefit under Maximum Daily Value pays the greater value of: (A) the Maximum Daily Value, adjusted for Partial Withdrawals; or (B) the Contract Value.

                (3) The Maximum Daily Value component is equal to the greater of the Contract Value or the Maximum Daily Value as of the prior Valuation Day.

                (4) The additional Premium Payment increases the Maximum Daily Value on a dollar-for-dollar basis.

                (5) Assumes annual performance on the Contract Value. Annual performance is only shown for illustration purposes, and it is not indicative of the performance you have achieved or will achieve under the rider.

EXAMPLE 2: ASSUME THAT NO ADDITIONAL PREMIUM PAYMENT WAS MADE, AND YOU INSTEAD TAKE A PARTIAL WITHDRAWAL OF $5,000 ON THE FOLLOWING TUESDAY (PRIOR TO THE PARTIAL WITHDRAWAL, THE CONTRACT VALUE WAS 103,385).

                                                             MAXIMUM DAILY
                       CONTRACT             MAXIMUM           VALUE DEATH
                     VALUE(1)(4)          DAILY VALUE           BENEFIT
------------------------------------------------------------------------------
    Monday              $102,568            $105,460             $105,460
    Tuesday               98,385             100,360  (2)         100,360
   Wednesday              99,887             100,360              100,360
   Thursday               99,460             100,360              100,360
    Friday               101,052             101,052  (3)         101,052

        (1)  Does not reflect Premium Based Charge, if applicable.

        (2) The Partial Withdrawal adjusts the Maximum Daily Value by a proportional factor of 0.95164. The factor is derived as (A/B), where A = Contract Value prior to the Partial Withdrawal minus the Partial Withdrawal and B = Contract Value prior to the Partial Withdrawal.

        (3) The Maximum Daily Value continues to increase any day that the Contract Value exceeds the Maximum Daily Value as of the prior Valuation Day.

        (4) Assumes annual performance on the Contract Value. Annual performance is only shown for illustration purposes, and it is not indicative of the performance you have achieved or will achieve under the rider.


EXAMPLE 3: ASSUME THE SAME FACTS AS ABOVE, AND THAT YOU HAVE ELECTED DAILY STEP UP WITHDRAWAL BENEFIT AND HAVE A LIFETIME BENEFIT PAYMENT AVAILABLE OF $5,677 WHEN YOU TAKE THE PARTIAL WITHDRAWAL OF $5,000.


                                                             MAXIMUM DAILY
                       CONTRACT             MAXIMUM           VALUE DEATH
                     VALUE(1)(3)          DAILY VALUE           BENEFIT
------------------------------------------------------------------------------
    Monday              $102,568            $105,460             $105,460
    Tuesday               98,385             100,460  (2)        $100,460
   Wednesday              99,887             100,460             $100,460
   Thursday               99,460             100,460             $100,460
    Friday               101,052             101,052             $101,052

        (1)  Does not reflect Premium Based Charge, if applicable.

        (2) The Partial Withdrawal adjusts the Maximum Daily Value by the dollar amount of the Partial Withdrawal.

        (3) Assumes annual performance on the Contract Value. Annual performance is only shown for illustration purposes, and it is not indicative of the performance you have achieved or will achieve under the rider.

APP A-12

-------------------------------------------------------------------------------


DAILY STEP UP WITHDRAWAL BENEFIT EXAMPLES



EXAMPLE 1(A): ASSUME THE DAILY STEP UP WITHDRAWAL BENEFIT DAILY 6 WAS ELECTED ON THE RIDER EFFECTIVE DATE. ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000, YOU ARE AGE 67, AND YOU ELECTED SINGLE OPTION. NO PARTIAL WITHDRAWALS HAVE OCCURRED.


                                                                       ANNIVERSARY                               LIFETIME
                 CONTRACT     ASSUMED NET         WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)      RETURN(2)             BASE                 BASE              BONUS BASE           PAYMENT
-----------------------------------------------------------------------------------------------------------------------------
    Monday         100,000                           100,000              100,000              100,000             5,000
    Tuesday         98,105        -1.90%             100,000              100,000              100,000             5,000
   Wednesday        98,887         0.80%             100,000              100,000              100,000             5,000
   Thursday        101,321         2.46%             101,321   (3)        100,000              100,000             5,066   (3)
    Friday         101,895         0.57%             101,895   (3)        100,000              100,000             5,094   (3)
    Monday         103,676         1.75%             103,676   (3)        100,000              100,000             5,183   (3)
    Tuesday        105,460         1.72%             105,460   (3)        100,000              100,000             5,273   (3)
   Wednesday       105,120        -0.32%             105,460              100,000              100,000             5,273
   Thursday        103,895        -1.17%             105,460              100,000              100,000             5,273
    Friday         105,108         1.17%             105,460              100,000              100,000             5,273

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) When the Contract Value exceeds the Withdrawal Base as of the prior Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.

EXAMPLE 1(B): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT TUESDAY IS THE FIRST CONTRACT ANNIVERSARY.

                                                                       ANNIVERSARY                               LIFETIME
                 CONTRACT     ASSUMED NET         WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)      RETURN(2)             BASE                 BASE              BONUS BASE           PAYMENT
-----------------------------------------------------------------------------------------------------------------------------
    Monday         102,568                           105,460              100,000              100,000             5,273
    Tuesday        104,385         1.77%             106,000   (3)        106,000              100,000             5,300
   Wednesday       105,887         1.44%             106,000              106,000              100,000             5,300
   Thursday        105,460        -0.40%             106,000              106,000              100,000             5,300
    Friday         107,459         1.90%             107,459   (4)        106,000              100,000             5,373   (4)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs because the sum of the Anniversary Withdrawal Base as of the prior Valuation Day ($100,000) plus 6% of the Deferral Bonus Base ($6,000) exceeds both the Withdrawal Base as of the prior Valuation Day and the current Contract Value.

       (4) When the Contract Value exceeds the Withdrawal Base as of the prior Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.


EXAMPLE 1(C): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT THURSDAY IS THE SECOND CONTRACT ANNIVERSARY. ADDITIONALLY, ON WEDNESDAY OF THE FOLLOWING WEEK YOU TAKE YOUR FIRST PARTIAL WITHDRAWAL OF $473 THAT REPRESENTS ONE-TWELFTH OF YOUR LIFETIME ANNUAL PAYMENT.


                                                                         ANNIVERSARY                               LIFETIME
                 CONTRACT          ASSUMED NET        WITHDRAWAL          WITHDRAWAL           DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)           RETURN(2)            BASE                BASE             BONUS BASE           PAYMENT
-------------------------------------------------------------------------------------------------------------------------------
    Monday         110,941                              110,941             106,000              100,000             5,547
    Tuesday        112,576             1.47%            112,576             106,000              100,000             5,629
   Wednesday       111,892            -0.61%            112,576             106,000              100,000             5,629
   Thursday        113,540   (3)       1.47%            113,540   (3)       113,540   (3)        113,540   (3)       5,677   (3)
    Friday         112,137            -1.24%            113,540             113,540              113,540             5,677
    Monday         111,244            -0.80%             113540             113,540              113,540             5,677
    Tuesday        111,509             0.24%             113540             113,540              113,540             5,677
   Wednesday       112,458             1.28%            113,540             113,540                    0   (4)       5,677
   Thursday        112,044            -0.37%            113,540             113,540                    0             5,677
    Friday         114,286   (5)       2.00%            114,286   (5)       113,540                    0             5,677   (5)

       (1)  Does not reflect Premium Based Charge, if applicable.

                                                                    APP A-13

-------------------------------------------------------------------------------

              (2) For illustration purposes only. Does not indicate actual Contract Value performance.

              (3) On the Contract Anniversary, the Contract Value exceeds both the Withdrawal Base as of the prior Valuation Day and the sum of the Anniversary Withdrawal Base as of the prior Valuation Day ($106,000) plus 6% of the Deferral Bonus Base ($6,000). There is no Deferral Bonus increase applied, but the Deferral Bonus Base increases to the Withdrawal Base.

              (4) The Deferral Bonus Period terminates upon the Partial Withdrawal, and the Deferral Bonus Base is zero.

              (5) Step Ups continue to occur to the Withdrawal Base, however, following the first Partial Withdrawal, the Lifetime Annual Payment amount does not increase due to the Step Up alone.

EXAMPLE 1(D): ASSUME THE SAME FACTS AS ABOVE, BUT INSTEAD YOU MAKE A PARTIAL WITHDRAWAL OF $10,000 INSTEAD OF ONE TWELFTH OF THE LIFETIME ANNUAL PAYMENT.

                                                                       ANNIVERSARY                               LIFETIME
                 CONTRACT     ASSUMED NET         WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)      RETURN(2)             BASE                 BASE              BONUS BASE           PAYMENT
-----------------------------------------------------------------------------------------------------------------------------
    Monday         111,244                            113540              113,540              113,540             5,677
    Tuesday        111,509         0.24%              113540              113,540              113,540             5,677
   Wednesday       103,404         1.70%             108,984   (3)        108,984   (3)              0   (3)       5,499
   Thursday        102,517        -0.86%             108,984              108,984                    0             5,499
    Friday         104,759         2.19%             108,984              108,984                    0             5,499

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) The Partial Withdrawal in excess of the Lifetime Annual Payment adjusts the Withdrawal Base and the Anniversary Withdrawal Base by a factor of 0.95987. The factor is derived as (113,404 - 10,000) / (113,404 - 5,677). Upon the Excess Withdrawal, the Lifetime Annual Payment is reset. There is zero Available Lifetime Annual Payment for the remainder of the year.


EXAMPLE 2(A): ASSUME THE DAILY STEP UP WITHDRAWAL BENEFIT DAILY 6 WAS ELECTED ON THE RIDER EFFECTIVE DATE. ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000, YOU ARE AGE 67, AND YOU ELECTED SINGLE OPTION. NO PARTIAL WITHDRAWALS HAVE OCCURRED.


                                                                          ANNIVERSARY                               LIFETIME
                 CONTRACT       ASSUMED NET          WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)        RETURN(2)              BASE                 BASE              BONUS BASE           PAYMENT
--------------------------------------------------------------------------------------------------------------------------------
    Monday         100,000                              100,000              100,000              100,000             5,000
    Tuesday        101,000            1.00%             101,000   (3)        100,000              100,000             5,050   (3)
   Wednesday       102,010            1.00%             102,010   (3)        100,000              100,000             5,101   (3)
   Thursday        103,030            1.00%             103,030   (3)        100,000              100,000             5,152   (3)
    Friday         104,060            1.00%             104,060   (3)        100,000              100,000             5,203   (3)
    Monday         105,101            1.00%             105,101   (3)        100,000              100,000             5,255   (3)
    Tuesday        106,152            1.00%             106,152   (3)        100,000              100,000             5,308   (3)
   Wednesday       107,214            1.00%             107,214   (3)        100,000              100,000             5,361   (3)
   Thursday        108,286            1.00%             108,286   (3)        100,000              100,000             5,414   (3)
    Friday         109,369            1.00%             109,369   (3)        100,000              100,000             5,468   (3)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) When the Contract Value exceeds the Withdrawal Base as of the prior Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.

EXAMPLE 2(B): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT TUESDAY IS THE FIRST CONTRACT ANNIVERSARY.

                                                                          ANNIVERSARY                               LIFETIME
                 CONTRACT       ASSUMED NET          WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)        RETURN(2)              BASE                 BASE              BONUS BASE           PAYMENT
--------------------------------------------------------------------------------------------------------------------------------
    Monday         110,000                              110,000              100,000              100,000             5,500
    Tuesday        111,100            1.00%             111,100   (3)        111,100              111,100             5,555   (3)
   Wednesday       112,211            1.00%             112,211   (4)        111,100              111,100             5,611   (4)
   Thursday        113,333            1.00%             113,333   (4)        111,100              111,100             5,667   (4)
    Friday         114,466            1.00%             114,466   (4)        111,100              111,100             5,723   (4)

       (1)  Does not reflect Premium Based Charge, if applicable.

APP A-14

-------------------------------------------------------------------------------

              (2) For illustration purposes only. Does not indicate actual Contract Value performance.

              (3) Applies a Step Up to the Withdrawal Base and the Bonus Base on the first Contract Anniversary because the Contract Value exceeds the prior Withdrawal Base plus the Deferral Bonus.

              (4) When the Contract Value exceeds the Withdrawal Base as of the prior Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.


EXAMPLE 2(C): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT THURSDAY IS THE SECOND CONTRACT ANNIVERSARY. ADDITIONALLY, ON WEDNESDAY OF THE FOLLOWING WEEK YOU TAKE YOUR FIRST PARTIAL WITHDRAWAL OF $509 THAT REPRESENTS ONE-TWELFTH OF YOUR LIFETIME ANNUAL PAYMENT.


                                                                          ANNIVERSARY                               LIFETIME
                 CONTRACT       ASSUMED NET          WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)        RETURN(2)              BASE                 BASE              BONUS BASE           PAYMENT
--------------------------------------------------------------------------------------------------------------------------------
    Monday         115,000                              115,000              111,100              111,100             5,750
    Tuesday        116,150            1.00%             116,150   (5)        111,100              111,100             5,808   (5)
   Wednesday       117,312            1.00%             117,312   (5)        111,100              111,100             5,866   (5)
   Thursday        118,485            1.00%             118,485   (3)        118,485   (2)        118,485   (3)       5,924   (3)
    Friday         119,669            1.00%             119,669   (5)        118,485              118,485             5,983   (5)
    Monday         120,866            1.00%             120,866   (5)        118,485              118,485             6,043   (5)
    Tuesday        122,075            1.00%             122,075   (5)        118,485              118,485             6,104   (5)
   Wednesday       122,787            1.00%             122,787   (5)        118,485                    0   (4)       6,139   (5)
   Thursday        124,015            1.00%             124,015   (5)        118,485                    0             6,139   (5)
    Friday         125,255            1.00%             125,255   (5)        118,485                    0             6,139   (5)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Contract Anniversary, the Contract Value exceeds both the Withdrawal Base as of the prior Valuation Day and the sum of the Anniversary Withdrawal Base as of the prior Valuation Day ($106,000) plus 6% of the Deferral Bonus Base ($6,000). There is no Deferral Bonus increase applied, but the Deferral Bonus Base increases to the Withdrawal Base.

       (4) The Deferral Bonus Period terminates upon the Partial Withdrawal, and the Deferral Bonus Base is zero.

       (5) Step Ups continue to occur to the Withdrawal Base, however, following the first Partial Withdrawal, the Lifetime Annual Payment amount does not increase due to the Step Up alone.

EXAMPLE 2(D): ASSUME THE SAME FACTS AS ABOVE, BUT INSTEAD YOU MAKE A PARTIAL WITHDRAWAL OF $10,000 INSTEAD OF ONE TWELFTH OF THE LIFETIME ANNUAL PAYMENT.

                                                                          ANNIVERSARY                               LIFETIME
                 CONTRACT       ASSUMED NET          WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)        RETURN(2)              BASE                 BASE              BONUS BASE           PAYMENT
--------------------------------------------------------------------------------------------------------------------------------
    Monday         120,866                              120,866              118,485              118,485             6,043
    Tuesday        122,075            1.00%             122,075              118,485              118,485             6,104
   Wednesday       113,296            1.00%             118,016   (3)        114,545                    0             5,901   (3)
   Thursday        114,429            1.00%             118,016              114,545                    0             5,901
    Friday         115,573            1.00%             118,016              114,545                    0             5,901

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) The Partial Withdrawal in excess of the Lifetime Annual Payment adjusts the Withdrawal Base and the Anniversary Withdrawal Base by a factor of 0.96675. The factor is derived as (123,296 - 10,000) / (123,296 - 6,104). Upon the Excess Withdrawal, the Lifetime Annual Payment is reset. There is zero Available Lifetime Annual Payment for the remainder of the year.

                                                                    APP A-15

-------------------------------------------------------------------------------


3(A): ASSUME THE DAILY STEP UP WITHDRAWAL BENEFIT DAILY 6 WAS ELECTED ON THE RIDER EFFECTIVE DATE. ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000, YOU ARE AGE 67, AND YOU ELECTED SINGLE OPTION. NO PARTIAL WITHDRAWALS HAVE OCCURRED.


                                                                       ANNIVERSARY                               LIFETIME
                 CONTRACT     ASSUMED NET         WITHDRAWAL           WITHDRAWAL            DEFERRAL             ANNUAL
DAY OF THE WEEK  VALUE(1)      RETURN(2)             BASE                 BASE              BONUS BASE           PAYMENT
-----------------------------------------------------------------------------------------------------------------------------
    Monday       100,000                             100,000              100,000              100,000             5,000
    Tuesday       99,000          -1.00  %           100,000              100,000              100,000             5,000
   Wednesday      98,010          -1.00  %           100,000              100,000              100,000             5,000
   Thursday       97,030          -1.00  %           100,000              100,000              100,000             5,000
    Friday        96,060          -1.00  %           100,000              100,000              100,000             5,000
    Monday        95,099          -1.00  %           100,000              100,000              100,000             5,000
    Tuesday       94,148          -1.00  %           100,000              100,000              100,000             5,000
   Wednesday      93,207          -1.00  %           100,000              100,000              100,000             5,000
   Thursday       92,274          -1.00  %           100,000              100,000              100,000             5,000
    Friday        91,352          -1.00  %           100,000              100,000              100,000             5,000

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

EXAMPLE 3(B): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT TUESDAY IS THE FIRST CONTRACT ANNIVERSARY.

                                                                     ANNIVERSARY                       LIFETIME
                    CONTRACT       ASSUMED NET      WITHDRAWAL       WITHDRAWAL        DEFERRAL         ANNUAL
DAY OF THE WEEK     VALUE(1)        RETURN(2)          BASE             BASE          BONUS BASE        PAYMENT
------------------------------------------------------------------------------------------------------------------
    Monday           80,000                           100,000          100,000          100,000          5,000
    Tuesday          79,200            -1.00  %       106,000  (2)     106,000          100,000          5,300  (3)
   Wednesday         78,408            -1.00  %       106,000          106,000          100,000          5,300
   Thursday          77,624            -1.00  %       106,000          106,000          100,000          5,300
    Friday           76,848            -1.00  %       106,000          106,000          100,000          5,300

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs because the sum of the Anniversary Withdrawal Base as of the prior Valuation Day ($100,000) plus 6% of the Deferral Bonus Base ($6,000) exceeds both the Withdrawal Base as of the prior Valuation Day and the current Contract Value.


EXAMPLE 3(C): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT THURSDAY IS THE SECOND CONTRACT ANNIVERSARY. ADDITIONALLY, ON WEDNESDAY OF THE FOLLOWING WEEK YOU TAKE YOUR FIRST PARTIAL WITHDRAWAL OF $473 THAT REPRESENTS ONE-TWELFTH OF YOUR LIFETIME ANNUAL PAYMENT.


                                                                         ANNIVERSARY                       LIFETIME
                    CONTRACT         ASSUMED NET        WITHDRAWAL       WITHDRAWAL        DEFERRAL         ANNUAL
DAY OF THE WEEK     VALUE(1)          RETURN(2)            BASE             BASE          BONUS BASE        PAYMENT
----------------------------------------------------------------------------------------------------------------------
    Monday           70,000                               106,000          106,000          100,000          5,300
    Tuesday          69,300               -1.00  %        106,000          106,000          100,000          5,300
   Wednesday         68,607               -1.00  %        106,000          106,000          100,000          5,300
   Thursday          67,921               -1.00  %        112,000  (3)     112,000          100,000          5,600  (3)
    Friday           67,242               -1.00  %        112,000          112,000          100,000          5,600
    Monday           66,569               -1.00  %        112,000          112,000          100,000          5,600
    Tuesday          65,904               -1.00  %        112,000          112,000          100,000          5,600
   Wednesday         64,778               -1.00  %        112,000          112,000                0  (4)     5,600
   Thursday          64,130               -1.00  %        112,000          112,000                0          5,600
    Friday           63,489               -1.00  %        112,000          112,000                0          5,600

       (1)  Does not reflect Premium Based Charge, if applicable.

APP A-16

-------------------------------------------------------------------------------

              (2) For illustration purposes only. Does not indicate actual Contract Value performance.

              (3) On the Anniversary, a Deferral Bonus increase occurs because the sum of the Anniversary Withdrawal Base as of the prior Valuation Day ($106,000) plus 6% of the Deferral Bonus Base ($6,000) exceeds both the Withdrawal Base as of the prior Valuation Day and the current Contract Value.

              (4) The Deferral Bonus Period terminates upon the Partial Withdrawal, and the Deferral Bonus Base is zero.

EXAMPLE 3(D): ASSUME THE SAME FACTS AS ABOVE, BUT INSTEAD YOU MAKE A PARTIAL WITHDRAWAL OF $10,000 INSTEAD OF ONE TWELFTH OF THE LIFETIME ANNUAL PAYMENT.

                                                                   ANNIVERSARY                       LIFETIME
                    CONTRACT      ASSUMED NET     WITHDRAWAL       WITHDRAWAL        DEFERRAL         ANNUAL
DAY OF THE WEEK     VALUE(1)       RETURN(2)         BASE             BASE          BONUS BASE        PAYMENT
----------------------------------------------------------------------------------------------------------------
    Monday           66,569                         112,000          112,000          100,000          5,600
    Tuesday          65,904          -1.00  %       112,000          112,000          100,000          5,600
   Wednesday         55,245          -1.00  %       103,738  (3)     103,738                0          5,187  (3)
   Thursday          54,692          -1.00  %       103,738          103,738                0          5,187
    Friday           54,145          -1.00  %       103,738          103,738                0          5,187

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) The Partial Withdrawal in excess of the Lifetime Annual Payment adjusts the Withdrawal Base and the Anniversary Withdrawal Base by a factor of 0.92623. The factor is derived as (65,245 - 10,000) / (65,245 - 5,600). Upon the Excess Withdrawal, the Lifetime Annual Payment is reset. There is zero Available Lifetime Annual Payment for the remainder of the year.


EXAMPLE 4(A): ASSUME THE DAILY STEP UP WITHDRAWAL BENEFIT DAILY +4 WAS ELECTED ON THE RIDER EFFECTIVE DATE. ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000, YOU ARE AGE 67, AND YOU ELECTED SINGLE OPTION. NO PARTIAL WITHDRAWALS HAVE OCCURRED.


                                                                                                LIFETIME
                 CONTRACT   ASSUMED NET      WITHDRAWAL       HIGH WATER        DEFERRAL         ANNUAL
DAY OF THE WEEK  VALUE(1)    RETURN(2)          BASE             MARK          BONUS BASE        PAYMENT
-----------------------------------------------------------------------------------------------------------
    Monday       100,000                       100,000          100,000          100,000          5,000
    Tuesday       98,105        -1.90  %       100,000          100,000          100,000          5,000
   Wednesday      98,887         0.80  %       100,000          100,000          100,000          5,000
   Thursday      101,321         2.46  %       101,321  (3)     101,321          100,000          5,066  (3)
    Friday       101,895         0.57  %       101,895  (3)     101,895          100,000          5,094  (3)
    Monday       103,676         1.75  %       103,676  (3)     103,676          100,000          5,183  (3)
    Tuesday      105,460         1.72  %       105,460  (3)     105,460          100,000          5,273  (3)
   Wednesday     105,120        -0.32  %       105,460          105,460          100,000          5,273
   Thursday      103,895        -1.17  %       105,460          105,460          100,000          5,273
    Friday       105,108         1.17  %       105,460          105,460          100,000          5,273

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) When there is an increase in the High Water Mark from the prior Valuation Day to the current Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.

                                                                    APP A-17

-------------------------------------------------------------------------------

EXAMPLE 4(B): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT TUESDAY IS THE FIRST CONTRACT ANNIVERSARY.

                                                                                               LIFETIME
                 CONTRACT   ASSUMED NET     WITHDRAWAL       HIGH WATER        DEFERRAL         ANNUAL
DAY OF THE WEEK  VALUE(1)    RETURN(2)         BASE             MARK          BONUS BASE        PAYMENT
----------------------------------------------------------------------------------------------------------
    Monday       102,568                      105,460          105,460          100,000          5,273
    Tuesday      104,385        1.77  %       109,460  (3)     105,460          100,000          5,473
   Wednesday     105,887        1.44  %       109,887  (4)     105,887          100,000          5,494  (4)
   Thursday      105,460       -0.40  %       109,887          105,887          100,000          5,494
    Friday       107,459        1.90  %       111,459  (4)     107,459          100,000          5,573  (4)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs and is added to the Withdrawal Base.

       (4) When there is an increase in the High Water Mark from the prior Valuation Day to the current Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.

EXAMPLE 4(C): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT THURSDAY IS THE SECOND CONTRACT ANNIVERSARY. ADDITIONALLY, ON WEDNESDAY OF THE FOLLOWING WEEK YOU TAKE YOUR FIRST PARTIAL WITHDRAWAL OF $473.

                                                                                                    LIFETIME
                 CONTRACT       ASSUMED NET     WITHDRAWAL       HIGH WATER        DEFERRAL          ANNUAL
DAY OF THE WEEK  VALUE(1)        RETURN(2)         BASE             MARK          BONUS BASE        PAYMENT
---------------------------------------------------------------------------------------------------------------
    Monday       110,941                          114,941          110,941          100,000          5,747
    Tuesday      112,576            1.47  %       116,576          112,576          100,000          5,829
   Wednesday     111,892           -0.61  %       116,576          112,576          100,000          5,829
   Thursday      113,540   (3)      1.47  %       121,540  (3)     113,540  (3)     100,000          6,077  (3)
    Friday       112,137           -1.24  %       121,540          113,540          100,000          6,077
    Monday       111,244           -0.80  %       121,540          113,540          100,000          6,077
    Tuesday      111,509            0.24  %       121,540          113,540          100,000          6,077
   Wednesday     112,458            1.28  %       121,540          113,540                0  (4)     6,077
   Thursday      112,044           -0.37  %       121,540          113,540                0          6,077
    Friday       114,286   (4)      2.00  %       122,286  (5)     114,286                0          6,077  (5)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs and is added to the Withdrawal Base.

       (4) The Deferral Bonus Period terminates upon the Partial Withdrawal, and the Deferral Bonus Base is zero.

       (5) Step Ups continue to occur to the Withdrawal Base, however, following the first Partial Withdrawal, the Lifetime Annual Payment amount does not increase due to the Step Up alone.

EXAMPLE 4(D): ASSUME THE SAME FACTS AS ABOVE, BUT INSTEAD YOU MAKE A PARTIAL WITHDRAWAL OF $10,000 INSTEAD OF ONE TWELFTH OF THE LIFETIME ANNUAL PAYMENT.

                                                                                               LIFETIME
                 CONTRACT   ASSUMED NET     WITHDRAWAL       HIGH WATER        DEFERRAL         ANNUAL
DAY OF THE WEEK  VALUE(1)    RETURN(2)         BASE             MARK          BONUS BASE        PAYMENT
----------------------------------------------------------------------------------------------------------
    Monday       111,244                      121,540          113,540          100,000          6,077
    Tuesday      111,509        0.24  %       121,540          113,540          100,000          6,077
   Wednesday     103,404        1.70  %       117,097  (3)     109,390  (2)           0  (3)     5,855
   Thursday      102,517       -0.86  %       117,097          109,390                0          5,855
    Friday       104,759        2.19  %       117,097          109,390                0          5,855

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

APP A-18

-------------------------------------------------------------------------------

              (3) The Partial Withdrawal in excess of the Lifetime Annual Payment adjusts the Withdrawal Base and the High Water Mark by a factor of 0.963448. The factor is derived as (113,404 - 10,000) / (113,404 - 6,077). Upon the Excess Withdrawal, the Lifetime Annual Payment is reset. There is zero Available Lifetime Annual Payment for the remainder of the year.


EXAMPLE 5(A): ASSUME THE DAILY STEP UP WITHDRAWAL BENEFIT DAILY +4 WAS ELECTED ON THE RIDER EFFECTIVE DATE. ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000, YOU ARE AGE 67, AND YOU ELECTED SINGLE OPTION. NO PARTIAL WITHDRAWALS HAVE OCCURRED.


                                                                                                                        LIFETIME
                       CONTRACT      ASSUMED NET         WITHDRAWAL           HIGH WATER            DEFERRAL             ANNUAL
DAY OF THE WEEK        VALUE(1)       RETURN(2)             BASE                 MARK              BONUS BASE           PAYMENT
------------------------------------------------------------------------------------------------------------------------------------
       Monday            100,000                            100,000              100,000              100,000             5,000
       Tuesday           101,000         1.00  %            101,000  (3)         101,000  (3)         100,000             5,050  (3)
      Wednesday          102,010         1.00  %            102,010  (3)         102,010  (3)         100,000             5,101  (3)
      Thursday           103,030         1.00  %            103,030  (3)         103,030  (3)         100,000             5,152  (3)
       Friday            104,060         1.00  %            104,060  (3)         104,060  (3)         100,000             5,203  (3)
       Monday            105,101         1.00  %            105,101  (3)         105,101  (3)         100,000             5,255  (3)
       Tuesday           106,152         1.00  %            106,152  (3)         106,152  (3)         100,000             5,308  (3)
      Wednesday          107,214         1.00  %            107,214  (3)         107,214  (3)         100,000             5,361  (3)
      Thursday           108,286         1.00  %            108,286  (3)         108,286  (3)         100,000             5,414  (3)
       Friday            109,369         1.00  %            109,369  (3)         109,369  (3)         100,000             5,468  (3)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) When there is an increase in the High Water Mark from the prior Valuation Day to the current Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.

EXAMPLE 5(B): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT TUESDAY IS THE FIRST CONTRACT ANNIVERSARY.

                                                                                                                        LIFETIME
                       CONTRACT      ASSUMED NET         WITHDRAWAL           HIGH WATER            DEFERRAL             ANNUAL
DAY OF THE WEEK        VALUE(1)       RETURN(2)             BASE                 MARK              BONUS BASE           PAYMENT
------------------------------------------------------------------------------------------------------------------------------------
       Monday            110,000                            110,000              110,000              100,000             5,500
       Tuesday           111,100         1.00  %            115,100  (3)         111,100  (2)         100,000             5,755  (3)
      Wednesday          112,211         1.00  %            116,211  (4)         112,211  (3)         100,000             5,811  (4)
      Thursday           113,333         1.00  %            117,333  (4)         113,333  (3)         100,000             5,867  (4)
       Friday            114,466         1.00  %            118,466  (4)         114,466  (3)         100,000             5,923  (4)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs and is added to the Withdrawal Base.

       (4) When there is an increase in the High Water Mark from the prior Valuation Day to the current Valuation Day, the Withdrawal Base increases. As no Partial Withdrawal has occurred, the Lifetime Annual Payment also increases.

                                                                    APP A-19

-------------------------------------------------------------------------------


EXAMPLE 5(C): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT THURSDAY IS THE SECOND CONTRACT ANNIVERSARY. ADDITIONALLY, ON WEDNESDAY OF THE FOLLOWING WEEK YOU TAKE YOUR FIRST PARTIAL WITHDRAWAL OF $509 THAT REPRESENTS ONE-TWELFTH OF YOUR LIFETIME ANNUAL PAYMENT.


                                                                                                                        LIFETIME
                       CONTRACT      ASSUMED NET         WITHDRAWAL           HIGH WATER            DEFERRAL             ANNUAL
DAY OF THE WEEK        VALUE(1)       RETURN(2)             BASE                 MARK              BONUS BASE           PAYMENT
------------------------------------------------------------------------------------------------------------------------------------
       Monday            115,000                            119,000              115,000              100,000             5,950
       Tuesday           116,150         1.00  %            120,150  (5)         116,150  (5)         100,000             6,008  (5)
      Wednesday          117,312         1.00  %            121,312  (5)         117,312  (5)         100,000             6,066  (5)
      Thursday           118,485         1.00  %            126,485  (3)         118,485  (3)         100,000             6,324  (3)
       Friday            119,669         1.00  %            127,669  (5)         119,669  (5)         100,000             6,383  (5)
       Monday            120,866         1.00  %            128,866  (5)         120,866  (5)         100,000             6,443  (5)
       Tuesday           122,075         1.00  %            130,075  (5)         122,075  (5)         100,000             6,504  (5)
      Wednesday          122,787         1.00  %            130,787  (5)         122,787  (5)               0  (4)        6,539  (5)
      Thursday           124,015         1.00  %            132,015  (5)         124,015  (5)               0             6,539  (5)
       Friday            125,255         1.00  %            133,255  (5)         125,255  (5)               0             6,539  (5)

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs and is added to the Withdrawal Base.

       (4) The Deferral Bonus Period terminates upon the Partial Withdrawal, and the Deferral Bonus Base is zero.

       (5) Step Ups continue to occur to the Withdrawal Base, however, following the first Partial Withdrawal, the Lifetime Annual Payment amount does not increase due to the Step Up alone.

EXAMPLE 5(D): ASSUME THE SAME FACTS AS ABOVE, BUT INSTEAD YOU MAKE A PARTIAL WITHDRAWAL OF $10,000 INSTEAD OF ONE TWELFTH OF THE LIFETIME ANNUAL PAYMENT.

                                                                                                                        LIFETIME
                       CONTRACT      ASSUMED NET         WITHDRAWAL           HIGH WATER            DEFERRAL             ANNUAL
DAY OF THE WEEK        VALUE(1)       RETURN(2)             BASE                 MARK              BONUS BASE           PAYMENT
------------------------------------------------------------------------------------------------------------------------------------
       Monday            120,866                            128,866              120,866              100,000             6,443
       Tuesday           122,075         1.00  %            130,075              122,075              100,000             6,504
      Wednesday          113,296         1.00  %            126,181  (3)         118,421  (3)               0             6,309  (3)
      Thursday           114,429         1.00  %            126,181              118,421                    0             6,309
       Friday            115,573         1.00  %            126,181              118,421                    0             6,309

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) The Partial Withdrawal in excess of the Lifetime Annual Payment adjusts the Withdrawal Base and the High Water Mark by a factor of
            0.97007. The factor is derived as (123,296 - 10,000) / (123,296 -
            6,504). Upon the Excess Withdrawal, the Lifetime Annual Payment is reset. There is zero Available Lifetime Annual Payment for the remainder of the year.

APP A-20

-------------------------------------------------------------------------------


EXAMPLE 6(A): ASSUME THE DAILY STEP UP WITHDRAWAL BENEFIT DAILY +4 WAS ELECTED ON THE RIDER EFFECTIVE DATE. ASSUME YOUR INITIAL PREMIUM PAYMENT IS $100,000, YOU ARE AGE 67, AND YOU ELECTED SINGLE OPTION. NO PARTIAL WITHDRAWALS HAVE OCCURRED.


                                                                                                        LIFETIME
                 CONTRACT    ASSUMED NET       WITHDRAWAL         HIGH WATER          DEFERRAL           ANNUAL
DAY OF THE WEEK  VALUE(1)     RETURN(2)           BASE               MARK            BONUS BASE         PAYMENT
-------------------------------------------------------------------------------------------------------------------
    Monday         100,000                        100,000            100,000            100,000           5,000
    Tuesday         99,000       -1.00  %         100,000            100,000            100,000           5,000
   Wednesday        98,010       -1.00  %         100,000            100,000            100,000           5,000
   Thursday         97,030       -1.00  %         100,000            100,000            100,000           5,000
    Friday          96,060       -1.00  %         100,000            100,000            100,000           5,000
    Monday          95,099       -1.00  %         100,000            100,000            100,000           5,000
    Tuesday         94,148       -1.00  %         100,000            100,000            100,000           5,000
   Wednesday        93,207       -1.00  %         100,000            100,000            100,000           5,000
   Thursday         92,274       -1.00  %         100,000            100,000            100,000           5,000
    Friday          91,352       -1.00  %         100,000            100,000            100,000           5,000

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

EXAMPLE 6(B): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT TUESDAY IS THE FIRST CONTRACT ANNIVERSARY.

                                                                                                              LIFETIME
                    CONTRACT       ASSUMED NET       WITHDRAWAL         HIGH WATER          DEFERRAL           ANNUAL
DAY OF THE WEEK     VALUE(1)        RETURN(2)           BASE               MARK            BONUS BASE         PAYMENT
-------------------------------------------------------------------------------------------------------------------------
    Monday            80,000                            100,000            100,000            100,000           5,000
    Tuesday           79,200           -1.00  %         104,000  (3)       100,000            100,000           5,200  (3)
   Wednesday          78,408           -1.00  %         104,000            100,000            100,000           5,200
   Thursday           77,624           -1.00  %         104,000            100,000            100,000           5,200
    Friday            76,848           -1.00  %         104,000            100,000            100,000           5,200

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs and is added to the Withdrawal Base.


EXAMPLE 6(C): ASSUME THE SAME FACTS AS ABOVE, AND THE NEXT THURSDAY IS THE SECOND CONTRACT ANNIVERSARY. ADDITIONALLY, ON WEDNESDAY OF THE FOLLOWING WEEK YOU TAKE YOUR FIRST PARTIAL WITHDRAWAL OF $473 THAT REPRESENTS ONE-TWELFTH OF YOUR LIFETIME ANNUAL PAYMENT.


                                                                                                              LIFETIME
                    CONTRACT       ASSUMED NET       WITHDRAWAL         HIGH WATER          DEFERRAL           ANNUAL
DAY OF THE WEEK     VALUE(1)        RETURN(2)           BASE               MARK            BONUS BASE         PAYMENT
-------------------------------------------------------------------------------------------------------------------------
    Monday            70,000                            104,000            100,000            100,000           5,200
    Tuesday           69,300           -1.00  %         104,000            100,000            100,000           5,200
   Wednesday          68,607           -1.00  %         104,000            100,000            100,000           5,200
   Thursday           67,921           -1.00  %         108,000  (3)       100,000            100,000           5,400  (3)
    Friday            67,242           -1.00  %         108,000            100,000            100,000           5,400
    Monday            66,569           -1.00  %         108,000            100,000            100,000           5,400
    Tuesday           65,904           -1.00  %         108,000            100,000            100,000           5,400
   Wednesday          64,778           -1.00  %         108,000            100,000                  0  (4)      5,400
   Thursday           64,130           -1.00  %         108,000            100,000                  0           5,400
    Friday            63,489           -1.00  %         108,000            100,000                  0           5,400

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) On the Anniversary, a Deferral Bonus increase occurs and is added to the Withdrawal Base.

       (4) The Deferral Bonus Period terminates upon the Partial Withdrawal, and the Deferral Bonus Base is zero.

                                                                    APP A-21

-------------------------------------------------------------------------------

EXAMPLE 6(D): ASSUME THE SAME FACTS AS ABOVE, BUT INSTEAD YOU MAKE A PARTIAL WITHDRAWAL OF $10,000 INSTEAD OF ONE TWELFTH OF THE LIFETIME ANNUAL PAYMENT.

                                                                                                              LIFETIME
                    CONTRACT       ASSUMED NET       WITHDRAWAL         HIGH WATER          DEFERRAL           ANNUAL
DAY OF THE WEEK     VALUE(1)        RETURN(2)           BASE               MARK            BONUS BASE         PAYMENT
-------------------------------------------------------------------------------------------------------------------------
    Monday            66,569                            108,000            100,000            100,000           5,400
    Tuesday           65,904           -1.00  %         108,000            100,000            100,000           5,400
   Wednesday          55,245           -1.00  %          99,699  (3)        92,313                  0           4,985  (3)
   Thursday           54,692           -1.00  %          99,699             92,313                  0           4,985
    Friday            54,145           -1.00  %          99,699             92,313                  0           4,985

       (1)  Does not reflect Premium Based Charge, if applicable.

       (2) For illustration purposes only. Does not indicate actual Contract Value performance.

       (3) The Partial Withdrawal in excess of the Lifetime Annual Payment adjusts the Withdrawal Base and the Anniversary Withdrawal Base by a factor of 0.923135. The factor is derived as (65,245 - 10,000) / (65,245 - 5,400). Upon the Excess Withdrawal, the Lifetime Annual Payment is reset. There is zero Available Lifetime Annual Payment for the remainder of the year.

                                                                     APP B-1

-------------------------------------------------------------------------------

APPENDIX B - ACCUMULATION UNIT VALUES

The following information should be read in conjunction with the financial statements for the Separate Account included in the Statement of Additional Information.


The following table lists the Condensed Financial Information of Accumulation Unit Values for Accumulation Units outstanding under the Contracts as of December 31, 2013.



FORERETIREMENT VARIABLE ANNUITY



B-SHARE



                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
AMERICAN CENTURY VP GROWTH FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.338
  Number of Units Outstanding at End of Period (in
   thousands)                                                     64.138
AMERICAN CENTURY VP MID CAP VALUE FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.211
  Number of Units Outstanding at End of Period (in
   thousands)                                                     14.898
AMERICAN CENTURY VP VALUE FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.299
  Number of Units Outstanding at End of Period (in
   thousands)                                                     26.863
AMERICAN FUNDS INSURANCE SERIES(R) GLOBAL GROWTH AND
 INCOME FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.775
  Number of Units Outstanding at End of Period (in
   thousands)                                                     36.086
AMERICAN FUNDS INSURANCE SERIES(R) GROWTH FUND - CLASS
 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.407
  Number of Units Outstanding at End of Period (in
   thousands)                                                    167.242
AMERICAN FUNDS INSURANCE SERIES(R) GROWTH-INCOME FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.719
  Number of Units Outstanding at End of Period (in
   thousands)                                                    112.927
AMERICAN FUNDS INSURANCE SERIES(R) INTERNATIONAL FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.686
  Number of Units Outstanding at End of Period (in
   thousands)                                                     74.124
AMERICAN FUNDS INSURANCE SERIES(R) MANAGED RISK ASSET
 ALLOCATION FUND - CLASS P2
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.593
  Number of Units Outstanding at End of Period (in
   thousands)                                                    5575.355
AMERICAN FUNDS INSURANCE SERIES(R) NEW WORLD FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.861
  Number of Units Outstanding at End of Period (in
   thousands)                                                      2.026

APP B-2

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
BLACKROCK CAPITAL APPRECIATION V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.882
  Number of Units Outstanding at End of Period (in
   thousands)                                                     48.114
BLACKROCK EQUITY DIVIDEND V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.837
  Number of Units Outstanding at End of Period (in
   thousands)                                                     95.797
BLACKROCK GLOBAL ALLOCATION V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.104
  Number of Units Outstanding at End of Period (in
   thousands)                                                     69.927
BLACKROCK HIGH YIELD V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.702
  Number of Units Outstanding at End of Period (in
   thousands)                                                     23.187
BLACKROCK U.S. GOVERNMENT BOND V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.658
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.667
FORETHOUGHT AMERICAN FUNDS(R) MANAGED RISK PORTFOLIO -
 CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.211
  Number of Units Outstanding at End of Period (in
   thousands)                                                    327.419
FORETHOUGHT BLACKROCK GLOBAL ALLOCATION MANAGED RISK
 PORTFOLIO - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.101
  Number of Units Outstanding at End of Period (in
   thousands)                                                    469.842
FORETHOUGHT INDEX MANAGED RISK PORTFOLIO - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.111
  Number of Units Outstanding at End of Period (in
   thousands)                                                     74.693
FORETHOUGHT SELECT ADVISOR MANAGED RISK PORTFOLIO -
 CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.140
  Number of Units Outstanding at End of Period (in
   thousands)                                                    102.957
FORETHOUGHT WMC RESEARCH MANAGED RISK PORTFOLIO - CLASS
 II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.180
  Number of Units Outstanding at End of Period (in
   thousands)                                                    129.679
FRANKLIN INCOME SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.010
  Number of Units Outstanding at End of Period (in
   thousands)                                                     32.972

                                                                     APP B-3

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
FRANKLIN RISING DIVIDENDS SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.209
  Number of Units Outstanding at End of Period (in
   thousands)                                                      35.833
FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.797
  Number of Units Outstanding at End of Period (in
   thousands)                                                      29.546
FRANKLIN STRATEGIC INCOME SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.186
  Number of Units Outstanding at End of Period (in
   thousands)                                                      15.415
MUTUAL SHARES SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.108
  Number of Units Outstanding at End of Period (in
   thousands)                                                      77.025
TEMPLETON FOREIGN SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.854
  Number of Units Outstanding at End of Period (in
   thousands)                                                      15.196
TEMPLETON GLOBAL BOND SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.023
  Number of Units Outstanding at End of Period (in
   thousands)                                                      24.424
TEMPLETON GROWTH SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.362
  Number of Units Outstanding at End of Period (in
   thousands)                                                      51.816
HARTFORD CAPITAL APPRECIATION HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $13.073
  Number of Units Outstanding at End of Period (in
   thousands)                                                      73.645
HARTFORD DIVIDEND AND GROWTH HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.426
  Number of Units Outstanding at End of Period (in
   thousands)                                                      93.513
HARTFORD GROWTH HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.797
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
HARTFORD HIGH YIELD HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.461
  Number of Units Outstanding at End of Period (in
   thousands)                                                       1.904

APP B-4

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
HARTFORD INDEX HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.451
  Number of Units Outstanding at End of Period (in
   thousands)                                                    104.136
HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND - CLASS
 IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.810
  Number of Units Outstanding at End of Period (in
   thousands)                                                     46.272
HARTFORD PORTFOLIO DIVERSIFIER HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $8.939
  Number of Units Outstanding at End of Period (in
   thousands)                                                    1611.775
HARTFORD TOTAL RETURN BOND HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.780
  Number of Units Outstanding at End of Period (in
   thousands)                                                     57.515
HARTFORD VALUE HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.374
  Number of Units Outstanding at End of Period (in
   thousands)                                                      3.803
INVESCO V.I. BALANCED - RISK ALLOCATION FUND - SERIES
 II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.925
  Number of Units Outstanding at End of Period (in
   thousands)                                                     16.020
INVESCO V.I. CORE EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.158
  Number of Units Outstanding at End of Period (in
   thousands)                                                     16.936
INVESCO V.I. INTERNATIONAL GROWTH FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.388
  Number of Units Outstanding at End of Period (in
   thousands)                                                     71.436
INVESCO V.I. MID CAP CORE EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.071
  Number of Units Outstanding at End of Period (in
   thousands)                                                      9.949
INVESCO V.I. MONEY MARKET FUND - SERIES I
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.936
  Number of Units Outstanding at End of Period (in
   thousands)                                                      8.337
INVESCO V.I. SMALL CAP EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.790
  Number of Units Outstanding at End of Period (in
   thousands)                                                     19.609

                                                                     APP B-5

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
LORD ABBETT BOND DEBENTURE PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.598
  Number of Units Outstanding at End of Period (in
   thousands)                                                     27.430
LORD ABBETT FUNDAMENTAL EQUITY PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.615
  Number of Units Outstanding at End of Period (in
   thousands)                                                     82.138
LORD ABBETT GROWTH OPPORTUNITIES PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.766
  Number of Units Outstanding at End of Period (in
   thousands)                                                      7.466
MFS(R) GROWTH SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.990
  Number of Units Outstanding at End of Period (in
   thousands)                                                     81.839
MFS(R) INTERNATIONAL VALUE PORTFOLIO - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.130
  Number of Units Outstanding at End of Period (in
   thousands)                                                     23.308
MFS(R) INVESTORS TRUST SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.452
  Number of Units Outstanding at End of Period (in
   thousands)                                                     25.275
MFS(R) NEW DISCOVERY SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $13.048
  Number of Units Outstanding at End of Period (in
   thousands)                                                     21.864
MFS(R) VALUE SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.711
  Number of Units Outstanding at End of Period (in
   thousands)                                                     39.063
PIMCO ALL ASSET PORTFOLIO - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.866
  Number of Units Outstanding at End of Period (in
   thousands)                                                      3.148
PIMCO EQS PATHFINDER PORTFOLIO( TM) - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.516
  Number of Units Outstanding at End of Period (in
   thousands)                                                     81.113
PIMCO TOTAL RETURN PORTFOLIO - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.743
  Number of Units Outstanding at End of Period (in
   thousands)                                                    106.581

APP B-6

-------------------------------------------------------------------------------

                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
PUTNAM VT EQUITY INCOME FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.369
  Number of Units Outstanding at End of Period (in
   thousands)                                                      30.978
PUTNAM VT INCOME FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.053
  Number of Units Outstanding at End of Period (in
   thousands)                                                      47.273
PUTNAM VT VOYAGER FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $13.611
  Number of Units Outstanding at End of Period (in
   thousands)                                                      34.353
TOPS( TM ) MANAGED RISK BALANCED ETF PORTFOLIO - CLASS
 3
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.541
  Number of Units Outstanding at End of Period (in
   thousands)                                                    1927.233
TOPS( TM ) MANAGED RISK GROWTH ETF PORTFOLIO - CLASS 3
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.127
  Number of Units Outstanding at End of Period (in
   thousands)                                                    5365.244
TOPS( TM ) MANAGED RISK MODERATE GROWTH ETF PORTFOLIO -
 CLASS 3
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.901
  Number of Units Outstanding at End of Period (in
   thousands)                                                    4020.254


FORERETIREMENT VARIABLE ANNUITY


C-SHARE

                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
AMERICAN CENTURY VP GROWTH FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.238
  Number of Units Outstanding at End of Period (in
   thousands)                                                       2.018
AMERICAN CENTURY VP MID CAP VALUE FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.112
  Number of Units Outstanding at End of Period (in
   thousands)                                                       3.067
AMERICAN CENTURY VP VALUE FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.199
  Number of Units Outstanding at End of Period (in
   thousands)                                                       1.033
AMERICAN FUNDS INSURANCE SERIES(R) GLOBAL GROWTH AND
 INCOME FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.680
  Number of Units Outstanding at End of Period (in
   thousands)                                                       1.652

                                                                     APP B-7

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
AMERICAN FUNDS INSURANCE SERIES(R) GROWTH FUND - CLASS
 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.307
  Number of Units Outstanding at End of Period (in
   thousands)                                                      10.419
AMERICAN FUNDS INSURANCE SERIES(R) GROWTH-INCOME FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.616
  Number of Units Outstanding at End of Period (in
   thousands)                                                       5.831
AMERICAN FUNDS INSURANCE SERIES(R) INTERNATIONAL FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.592
  Number of Units Outstanding at End of Period (in
   thousands)                                                       2.269
AMERICAN FUNDS INSURANCE SERIES(R) MANAGED RISK ASSET
 ALLOCATION FUND - CLASS P2
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.500
  Number of Units Outstanding at End of Period (in
   thousands)                                                     169.204
AMERICAN FUNDS INSURANCE SERIES(R) NEW WORLD FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.773
  Number of Units Outstanding at End of Period (in
   thousands)                                                       9.208
BLACKROCK CAPITAL APPRECIATION V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.777
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
BLACKROCK EQUITY DIVIDEND V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.741
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
BLACKROCK GLOBAL ALLOCATION V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.014
  Number of Units Outstanding at End of Period (in
   thousands)                                                       9.075
BLACKROCK HIGH YIELD V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.616
  Number of Units Outstanding at End of Period (in
   thousands)                                                       5.089
BLACKROCK U.S. GOVERNMENT BOND V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.579
  Number of Units Outstanding at End of Period (in
   thousands)                                                       8.327
FORETHOUGHT AMERICAN FUNDS(R) MANAGED RISK PORTFOLIO -
 CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.200
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.393

APP B-8

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
FORETHOUGHT BLACKROCK GLOBAL ALLOCATION MANAGED RISK
 PORTFOLIO - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.090
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.397
FORETHOUGHT INDEX MANAGED RISK PORTFOLIO - CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.101
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.000
FORETHOUGHT SELECT ADVISOR MANAGED RISK PORTFOLIO -
 CLASS II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.130
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.000
FORETHOUGHT WMC RESEARCH MANAGED RISK PORTFOLIO - CLASS
 II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.169
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.000
FRANKLIN INCOME SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.921
  Number of Units Outstanding at End of Period (in
   thousands)                                                      2.730
FRANKLIN RISING DIVIDENDS SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.110
  Number of Units Outstanding at End of Period (in
   thousands)                                                      2.850
FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.693
  Number of Units Outstanding at End of Period (in
   thousands)                                                      4.560
FRANKLIN STRATEGIC INCOME SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.103
  Number of Units Outstanding at End of Period (in
   thousands)                                                      2.212
MUTUAL SHARES SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.010
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.000
TEMPLETON FOREIGN SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.758
  Number of Units Outstanding at End of Period (in
   thousands)                                                      5.794
TEMPLETON GLOBAL BOND SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.942
  Number of Units Outstanding at End of Period (in
   thousands)                                                     10.733

                                                                     APP B-9

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
TEMPLETON GROWTH SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.262
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.000
HARTFORD CAPITAL APPRECIATION HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.967
  Number of Units Outstanding at End of Period (in
   thousands)                                                      3.759
HARTFORD DIVIDEND AND GROWTH HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.325
  Number of Units Outstanding at End of Period (in
   thousands)                                                      7.595
HARTFORD GROWTH HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.693
  Number of Units Outstanding at End of Period (in
   thousands)                                                      4.867
HARTFORD HIGH YIELD HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.376
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.000
HARTFORD INDEX HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.350
  Number of Units Outstanding at End of Period (in
   thousands)                                                      1.233
HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND - CLASS
 IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.715
  Number of Units Outstanding at End of Period (in
   thousands)                                                      1.166
HARTFORD PORTFOLIO DIVERSIFIER HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $8.866
  Number of Units Outstanding at End of Period (in
   thousands)                                                     56.969
HARTFORD TOTAL RETURN BOND HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.700
  Number of Units Outstanding at End of Period (in
   thousands)                                                      0.950
HARTFORD VALUE HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $12.274
  Number of Units Outstanding at End of Period (in
   thousands)                                                      2.991
INVESCO V.I. BALANCED - RISK ALLOCATION FUND - SERIES
 II
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                   $9.844
  Number of Units Outstanding at End of Period (in
   thousands)                                                      9.592

APP B-10

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
INVESCO V.I. CORE EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.060
  Number of Units Outstanding at End of Period (in
   thousands)                                                       4.573
INVESCO V.I. INTERNATIONAL GROWTH FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.296
  Number of Units Outstanding at End of Period (in
   thousands)                                                       9.179
INVESCO V.I. MID CAP CORE EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.973
  Number of Units Outstanding at End of Period (in
   thousands)                                                       5.186
INVESCO V.I. MONEY MARKET FUND - SERIES I
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.855
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.064
INVESCO V.I. SMALL CAP EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.686
  Number of Units Outstanding at End of Period (in
   thousands)                                                       7.558
LORD ABBETT BOND DEBENTURE PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.512
  Number of Units Outstanding at End of Period (in
   thousands)                                                       2.164
LORD ABBETT FUNDAMENTAL EQUITY PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.513
  Number of Units Outstanding at End of Period (in
   thousands)                                                       5.014
LORD ABBETT GROWTH OPPORTUNITIES PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.663
  Number of Units Outstanding at End of Period (in
   thousands)                                                       1.648
MFS(R) GROWTH SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.885
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
MFS(R) INTERNATIONAL VALUE PORTFOLIO - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.031
  Number of Units Outstanding at End of Period (in
   thousands)                                                       3.183
MFS(R) INVESTORS TRUST SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.351
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000

                                                                    APP B-11

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
MFS(R) NEW DISCOVERY SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.942
  Number of Units Outstanding at End of Period (in
   thousands)                                                       4.028
MFS(R) VALUE SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.608
  Number of Units Outstanding at End of Period (in
   thousands)                                                       7.653
PIMCO ALL ASSET PORTFOLIO - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.786
  Number of Units Outstanding at End of Period (in
   thousands)                                                       8.852
PIMCO EQS PATHFINDER PORTFOLIO( TM) - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.422
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
PIMCO TOTAL RETURN PORTFOLIO - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.664
  Number of Units Outstanding at End of Period (in
   thousands)                                                       1.695
PUTNAM VT EQUITY INCOME FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.269
  Number of Units Outstanding at End of Period (in
   thousands)                                                       5.395
PUTNAM VT INCOME FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.971
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
PUTNAM VT VOYAGER FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $13.501
  Number of Units Outstanding at End of Period (in
   thousands)                                                       3.732
TOPS( TM ) MANAGED RISK BALANCED ETF PORTFOLIO - CLASS
 3
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.456
  Number of Units Outstanding at End of Period (in
   thousands)                                                      68.914
TOPS( TM ) MANAGED RISK GROWTH ETF PORTFOLIO - CLASS 3
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.037
  Number of Units Outstanding at End of Period (in
   thousands)                                                      82.568
TOPS( TM ) MANAGED RISK MODERATE GROWTH ETF PORTFOLIO -
 CLASS 3
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.812
  Number of Units Outstanding at End of Period (in
   thousands)                                                     136.680

APP B-12

-------------------------------------------------------------------------------


FORERETIREMENT VARIABLE ANNUITY


L-SHARE

                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
AMERICAN CENTURY VP GROWTH FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.299
  Number of Units Outstanding at End of Period (in
   thousands)                                                     118.407
AMERICAN CENTURY VP MID CAP VALUE FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.172
  Number of Units Outstanding at End of Period (in
   thousands)                                                      30.699
AMERICAN CENTURY VP VALUE FUND - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.260
  Number of Units Outstanding at End of Period (in
   thousands)                                                      18.271
AMERICAN FUNDS INSURANCE SERIES(R) GLOBAL GROWTH AND
 INCOME FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.738
  Number of Units Outstanding at End of Period (in
   thousands)                                                       8.284
AMERICAN FUNDS INSURANCE SERIES(R) GROWTH FUND - CLASS
 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.368
  Number of Units Outstanding at End of Period (in
   thousands)                                                     188.252
AMERICAN FUNDS INSURANCE SERIES(R) GROWTH-INCOME FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.679
  Number of Units Outstanding at End of Period (in
   thousands)                                                     118.239
AMERICAN FUNDS INSURANCE SERIES(R) INTERNATIONAL FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.649
  Number of Units Outstanding at End of Period (in
   thousands)                                                      86.657
AMERICAN FUNDS INSURANCE SERIES(R) MANAGED RISK ASSET
 ALLOCATION FUND - CLASS P2
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.557
  Number of Units Outstanding at End of Period (in
   thousands)                                                    8296.725
AMERICAN FUNDS INSURANCE SERIES(R) NEW WORLD FUND -
 CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.826
  Number of Units Outstanding at End of Period (in
   thousands)                                                       5.257
BLACKROCK CAPITAL APPRECIATION V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.841
  Number of Units Outstanding at End of Period (in
   thousands)                                                      18.650

                                                                    APP B-13

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
BLACKROCK EQUITY DIVIDEND V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.799
  Number of Units Outstanding at End of Period (in
   thousands)                                                      30.820
BLACKROCK GLOBAL ALLOCATION V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.068
  Number of Units Outstanding at End of Period (in
   thousands)                                                      33.622
BLACKROCK HIGH YIELD V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.668
  Number of Units Outstanding at End of Period (in
   thousands)                                                      16.803
BLACKROCK U.S. GOVERNMENT BOND V.I. FUND - CLASS III
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.627
  Number of Units Outstanding at End of Period (in
   thousands)                                                       1.286
FORETHOUGHT AMERICAN FUNDS(R) MANAGED RISK PORTFOLIO -
 CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.207
  Number of Units Outstanding at End of Period (in
   thousands)                                                     305.217
FORETHOUGHT BLACKROCK GLOBAL ALLOCATION MANAGED RISK
 PORTFOLIO - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.097
  Number of Units Outstanding at End of Period (in
   thousands)                                                     353.582
FORETHOUGHT INDEX MANAGED RISK PORTFOLIO - CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.107
  Number of Units Outstanding at End of Period (in
   thousands)                                                      49.123
FORETHOUGHT SELECT ADVISOR MANAGED RISK PORTFOLIO -
 CLASS II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.136
  Number of Units Outstanding at End of Period (in
   thousands)                                                     134.218
FORETHOUGHT WMC RESEARCH MANAGED RISK PORTFOLIO - CLASS
 II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.176
  Number of Units Outstanding at End of Period (in
   thousands)                                                      48.463
FRANKLIN INCOME SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.975
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.618
FRANKLIN RISING DIVIDENDS SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.170
  Number of Units Outstanding at End of Period (in
   thousands)                                                      45.831

APP B-14

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.757
  Number of Units Outstanding at End of Period (in
   thousands)                                                      31.031
FRANKLIN STRATEGIC INCOME SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.154
  Number of Units Outstanding at End of Period (in
   thousands)                                                      15.787
MUTUAL SHARES SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.069
  Number of Units Outstanding at End of Period (in
   thousands)                                                     113.912
TEMPLETON FOREIGN SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.817
  Number of Units Outstanding at End of Period (in
   thousands)                                                      42.089
TEMPLETON GLOBAL BOND SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.992
  Number of Units Outstanding at End of Period (in
   thousands)                                                      78.870
TEMPLETON GROWTH SECURITIES FUND - CLASS 4
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.323
  Number of Units Outstanding at End of Period (in
   thousands)                                                      68.575
HARTFORD CAPITAL APPRECIATION HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $13.032
  Number of Units Outstanding at End of Period (in
   thousands)                                                      24.175
HARTFORD DIVIDEND AND GROWTH HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.387
  Number of Units Outstanding at End of Period (in
   thousands)                                                      47.442
HARTFORD GROWTH HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.756
  Number of Units Outstanding at End of Period (in
   thousands)                                                       8.455
HARTFORD HIGH YIELD HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.428
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
HARTFORD INDEX HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.412
  Number of Units Outstanding at End of Period (in
   thousands)                                                     203.057

                                                                    APP B-15

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND - CLASS
 IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.773
  Number of Units Outstanding at End of Period (in
   thousands)                                                      15.094
HARTFORD PORTFOLIO DIVERSIFIER HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $8.910
  Number of Units Outstanding at End of Period (in
   thousands)                                                    1843.640
HARTFORD TOTAL RETURN BOND HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.749
  Number of Units Outstanding at End of Period (in
   thousands)                                                      48.950
HARTFORD VALUE HLS FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.335
  Number of Units Outstanding at End of Period (in
   thousands)                                                      20.212
INVESCO V.I. BALANCED - RISK ALLOCATION FUND - SERIES
 II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.893
  Number of Units Outstanding at End of Period (in
   thousands)                                                      40.539
INVESCO V.I. CORE EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.120
  Number of Units Outstanding at End of Period (in
   thousands)                                                      24.102
INVESCO V.I. INTERNATIONAL GROWTH FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.352
  Number of Units Outstanding at End of Period (in
   thousands)                                                      89.836
INVESCO V.I. MID CAP CORE EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.033
  Number of Units Outstanding at End of Period (in
   thousands)                                                       7.623
INVESCO V.I. MONEY MARKET FUND - SERIES I
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.904
  Number of Units Outstanding at End of Period (in
   thousands)                                                       0.000
INVESCO V.I. SMALL CAP EQUITY FUND - SERIES II
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.749
  Number of Units Outstanding at End of Period (in
   thousands)                                                      19.450
LORD ABBETT BOND DEBENTURE PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $10.564
  Number of Units Outstanding at End of Period (in
   thousands)                                                      14.916

APP B-16

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
LORD ABBETT FUNDAMENTAL EQUITY PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.575
  Number of Units Outstanding at End of Period (in                 92.903
   thousands)
LORD ABBETT GROWTH OPPORTUNITIES PORTFOLIO - CLASS VC
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.726
  Number of Units Outstanding at End of Period (in                  6.789
   thousands)
MFS(R) GROWTH SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.949
  Number of Units Outstanding at End of Period (in                 38.520
   thousands)
MFS(R) INTERNATIONAL VALUE PORTFOLIO - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.091
  Number of Units Outstanding at End of Period (in                 15.566
   thousands)
MFS(R) INVESTORS TRUST SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.412
  Number of Units Outstanding at End of Period (in                 18.092
   thousands)
MFS(R) NEW DISCOVERY SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $13.007
  Number of Units Outstanding at End of Period (in                 26.055
   thousands)
MFS(R) VALUE SERIES - SERVICE CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.671
  Number of Units Outstanding at End of Period (in                 94.611
   thousands)
PIMCO ALL ASSET PORTFOLIO - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.835
  Number of Units Outstanding at End of Period (in                 13.359
   thousands)
PIMCO EQS PATHFINDER PORTFOLIO( TM) - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $11.479
  Number of Units Outstanding at End of Period (in                 24.087
   thousands)
PIMCO TOTAL RETURN PORTFOLIO - ADVISOR CLASS
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                    $9.712
  Number of Units Outstanding at End of Period (in                 43.871
   thousands)
PUTNAM VT EQUITY INCOME FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                             $10.000
  End of Period                                                   $12.330
  Number of Units Outstanding at End of Period (in                 32.882
   thousands)

                                                                    APP B-17

-------------------------------------------------------------------------------


                                                           AS OF DECEMBER 31,
SUB-ACCOUNT                                                       2013
--------------------------------------------------------------------------------
PUTNAM VT INCOME FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.021
  Number of Units Outstanding at End of Period (in
   thousands)                                                     45.524
PUTNAM VT VOYAGER FUND - CLASS IB
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $13.568
  Number of Units Outstanding at End of Period (in
   thousands)                                                     47.272
TOPS( TM ) MANAGED RISK BALANCED ETF PORTFOLIO - CLASS
 3
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.508
  Number of Units Outstanding at End of Period (in
   thousands)                                                    1673.639
TOPS( TM ) MANAGED RISK GROWTH ETF PORTFOLIO - CLASS 3
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $11.092
  Number of Units Outstanding at End of Period (in
   thousands)                                                    6426.915
TOPS( TM ) MANAGED RISK MODERATE GROWTH ETF PORTFOLIO -
 CLASS 3
 UNIT VALUE:
  Beginning of Period                                            $10.000
  End of Period                                                  $10.866
  Number of Units Outstanding at End of Period (in
   thousands)                                                    4934.031

                                                                     APP C-1

-------------------------------------------------------------------------------

APPENDIX C - FUND DATA


                                                         INVESTMENT                                   INVESTMENT
FUNDING OPTION                                        OBJECTIVE SUMMARY                           ADVISER/SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS (INVESCO
VARIABLE INSURANCE FUNDS)
 Invesco V.I. Balanced-Risk Allocation   Seeks total return with a low to moderate    Invesco Advisers, Inc.
  Fund - Series II                       correlation to traditional financial market
                                         indices.
 Invesco V.I. Core Equity Fund - Series  Seeks long-term growth of capital.           Invesco Advisers, Inc.
  II
 Invesco V.I. International Growth Fund  Seeks long-term growth of capital.           Invesco Advisers, Inc.
  - Series II
 Invesco V.I. Mid Cap Core Equity Fund   Seeks long-term growth of capital.           Invesco Advisers, Inc.
  - Series II
 Invesco V.I. Money Market Fund -        Seeks to provide current income consistent   Invesco Advisers, Inc.
  Series I                               with preservation of capital and liquidity.
 Invesco V.I. Small Cap Equity Fund -    Seeks long-term growth of capital.           Invesco Advisers, Inc.
  Series II
AMERICAN CENTURY VARIABLE PORTFOLIOS,
INC.
 American Century VP Growth Fund -       Seeks long-term capital growth.              American Century Investment Management,
  Class II                                                                            Inc.
 American Century VP Mid Cap Value Fund  Seeks long-term capital growth. Income is a  American Century Investment Management,
  - Class II                             secondary objective.                         Inc.
 American Century VP Value Fund - Class  Seeks long-term capital growth. Income is a  American Century Investment Management,
  II                                     secondary objective                          Inc.
AMERICAN FUNDS INSURANCE SERIES(R)
 Global Growth and Income Fund - Class   Seeks to provide long-term growth of         Capital Research and Management Company
  4                                      capital while providing current income.
 Growth Fund - Class 4                   Seeks to provide growth of capital.          Capital Research and Management Company
 Growth-Income Fund - Class 4            Seeks to achieve long-term growth of         Capital Research and Management Company
                                         capital and income.
 International Fund - Class 4            Seeks to provide long-term growth of         Capital Research and Management Company
                                         capital.
 New World Fund - Class 4                Seeks long-term capital appreciation.        Capital Research and Management Company
 Managed Risk Asset Allocation Fund -    Seeks high total return (including income    Capital Research and Management Company
  Class P2                               and capital gains) consistent with           Sub-advised by Milliman Financial Risk
                                         preservation of capital over the long term   Management LLC
                                         while seeking to manage volatility and
                                         provide downside protection.
BLACKROCK VARIABLE SERIES FUNDS, INC.
 BlackRock Capital Appreciation V.I.     Seeks long-term growth of capital.           BlackRock Advisors, LLC
  Fund - Class III                                                                    Sub-advised by BlackRock Investment
                                                                                      Management, LLC
 BlackRock Equity Dividend V.I. Fund -   Seek long-term total return and current      BlackRock Advisors, LLC
  Class III                              income.                                      Sub-advised by BlackRock Investment
                                                                                      Management, LLC
 BlackRock Global Allocation V.I. Fund   Seeks high total investment return.          BlackRock Advisors, LLC
  - Class III                                                                         Sub-advised by BlackRock Investment
                                                                                      Management, LLC

APP C-2

-------------------------------------------------------------------------------


                                                         INVESTMENT                                   INVESTMENT
FUNDING OPTION                                        OBJECTIVE SUMMARY                           ADVISER/SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
 BlackRock High Yield V.I. Fund - Class  Seeks to maximize total return, consistent   BlackRock Advisors, LLC
  III                                    with income generation and prudent           Sub-advised by BlackRock Financial
                                         investment management.                       Management, Inc.
 BlackRock U.S. Government Bond V.I.     Seeks to maximize total return, consistent   BlackRock Advisors, LLC
  Fund - Class III                       with income generation and prudent           Sub-advised by BlackRock Financial
                                         investment management.                       Management, Inc.
FRANKLIN TEMPLETON VARIABLE INSURANCE
PRODUCTS TRUST
 Franklin Income VIP Fund - Class 4 (1)  Seeks to maximize income while maintaining   Franklin Advisers, Inc.
                                         prospects for capital appreciation.
 Franklin Rising Dividends VIP Fund -    Seeks long-term capital appreciation with    Franklin Advisory Services, LLC
  Class 4 (2)                            preservation of capital as an important
                                         consideration.
 Franklin Small Cap Value VIP Fund -     Seeks long-term total return.                Franklin Advisory Services, LLC
  Class 4 (3)
 Franklin Strategic Income VIP Fund -    Seeks a high level of current income, with   Franklin Advisers, Inc.
  Class 4 (4)                            capital appreciation over the long term as
                                         a secondary goal.
 Franklin Mutual Shares VIP Fund -       Capital appreciation, with income as a       Franklin Mutual Advisers, LLC
  Class 4 (5)                            secondary goal.
 Templeton Foreign VIP Fund - Class 4    Seeks long-term capital growth.              Templeton Investment Counsel, LLC
  (6)
 Templeton Global Bond VIP Fund - Class  Seeks high current income, consistent with   Franklin Advisers, Inc.
  4 (7)                                  preservation of capital, with capital
                                         appreciation as a secondary consideration.
 Templeton Growth VIP Fund - Class 4     Seeks long-term capital growth.              Templeton Global Advisors Limited
  (8)
FORETHOUGHT VARIABLE INSURANCE TRUST
 FVIT American Funds(R) Managed Risk     Seeks to provide income and capital          Forethought Investment Advisors, LLC
  Portfolio - Class II                   appreciation while seeking to manage         Sub-advised by Milliman Financial Risk
                                         volatility.                                  Management LLC
 FVIT Balanced Managed Risk Portfolio -  Seeks to provide income and capital          Forethought Investment Advisors, LLC
  Class II (9)                           appreciation while seeking to manage         Sub-advised by Milliman Financial Risk
                                         volatility.                                  Management LLC
 FVIT BlackRock Global Allocation        Seeks to provide income and capital          Forethought Investment Advisors, LLC
  Managed Risk Portfolio - Class II      appreciation while seeking to manage         Sub-advised by Milliman Financial Risk
                                         volatility.                                  Management LLC
 FVIT Franklin Dividend and Income       Seeks to provide capital appreciation and    Forethought Investment Advisors, LLC
  Managed Risk Portfolio - Class II      income while seeking to manage volatility.   Sub-advised by Franklin Advisory Services,
                                                                                      LLC and Milliman Financial Risk Management
                                                                                      LLC
 FVIT Growth Managed Risk Portfolio -    Seeks to provide capital appreciation and    Forethought Investment Advisors, LLC
  Class II                               income while seeking to manage volatility.   Sub-advised by Milliman Financial Risk
                                                                                      Management LLC
 FVIT Moderate Growth Managed Risk       Seeks to provide capital appreciation and    Forethought Investment Advisors, LLC
  Portfolio - Class II                   income while seeking to manage volatility.   Sub-advised by Milliman Financial Risk
                                                                                      Management LLC
 FVIT Select Advisor Managed Risk        Seeks to provide income and capital          Forethought Investment Advisors, LLC
  Portfolio - Class II                   appreciation while seeking to manage         Sub-advised by Milliman Financial Risk
                                         volatility.                                  Management LLC

                                                                     APP C-3

-------------------------------------------------------------------------------


                                                         INVESTMENT                                   INVESTMENT
FUNDING OPTION                                        OBJECTIVE SUMMARY                           ADVISER/SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
 FVIT WMC Research Managed Risk          Seeks to provide income and capital          Forethought Investment Advisors, LLC
  Portfolio - Class II                   appreciation while seeking to manage         Sub-advised by Milliman Financial Risk
                                         volatility.                                  Management LLC and Wellington Management
                                                                                      Company, LLP
GOLDMAN SACHS VARIABLE INSURANCE TRUST
 Goldman Sachs Global Markets Navigator  Seeks to achieve investment results that     Goldman Sachs Asset Management, L.P.
  Fund - Service Shares                  approximate the performance of the GS
                                         Global Markets Navigator Index(TM)
 Goldman Sachs Multi-Strategy            Seeks long-term growth of capital            Goldman Sachs Asset Management, L.P.
  Alternatives Portfolio - Advisor
  Shares
 Goldman Sachs Strategic Income Fund -   Seeks total return comprised of income and   Goldman Sachs Asset Management, L.P.
  Advisor Shares                         capital appreciation
HARTFORD SERIES FUND, INC.
 Hartford Capital Appreciation HLS Fund  Seeks growth of capital.                     Hartford Funds Management Company, LLC
  - Class IB                                                                          Sub-advised by Wellington Management
                                                                                      Company, LLP
 Hartford Dividend and Growth HLS Fund   Seeks a high level of current income         Hartford Funds Management Company, LLC
  - Class IB                             consistent with growth of capital.           Sub-advised by Wellington Management
                                                                                      Company, LLP
 Hartford High Yield HLS Fund - Class    Seeks to provide high current income, and    Hartford Funds Management Company, LLC
  IB                                     long-term total return.                      Sub-advised by Wellington Management
                                                                                      Company, LLP
 Hartford Index HLS Fund - Class IB      Seeks to provide investment results which    Hartford Funds Management Company, LLC
                                         approximate the price and yield performance  Sub-advised by Hartford Investment
                                         of publicly traded common stocks in the      Management Company
                                         aggregate.
 Hartford International Opportunities    Seeks long-term growth of capital.           Hartford Funds Management Company, LLC
  HLS Fund - Class IB                                                                 Sub-advised by Wellington Management
                                                                                      Company, LLP
 Hartford Total Return Bond HLS Fund -   Seeks a competitive total return, with       Hartford Funds Management Company, LLC
  Class IB                               income as a secondary objective              Sub-advised by Wellington Management
                                                                                      Company, LLP
 Hartford Value HLS Fund - Class IB      Seeks long-term total return.                Hartford Funds Management Company, LLC
                                                                                      Sub-advised by Wellington Management
                                                                                      Company, LLP
LORD ABBETT SERIES FUND, INC.
 Bond Debenture Portfolio - Class VC     Seeks high current income and the            Lord, Abbett & Co. LLC
                                         opportunity for capital appreciation to
                                         produce a high total return.
 Fundamental Equity Portfolio - Class    Seeks long-term growth of capital and        Lord, Abbett & Co. LLC
  VC                                     income without excessive fluctuations in
                                         market value.
 Growth Opportunities Portfolio - Class  Seeks capital appreciation.                  Lord, Abbett & Co. LLC
  VC

APP C-4

-------------------------------------------------------------------------------


                                                         INVESTMENT                                   INVESTMENT
FUNDING OPTION                                        OBJECTIVE SUMMARY                           ADVISER/SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
MFS(R) VARIABLE INSURANCE TRUST
 MFS(R) Growth Series - Service Class    Seeks capital appreciation.                  MFS(R) Investment Management
 MFS(R) Investors Trust Series -         Seeks capital appreciation.                  MFS(R) Investment Management
  Service Class
 MFS(R) New Discovery Series - Service   Seeks capital appreciation.                  MFS(R) Investment Management
  Class
 MFS(R) Value Series - Service Class     Seeks capital appreciation.                  MFS(R) Investment Management
MFS(R) VARIABLE INSURANCE TRUST II
 MFS(R) International Value Portfolio -  Seeks capital appreciation.                  MFS(R) Investment Management
  Service Class
PIMCO EQUITY SERIES VIT
 PIMCO EqS Pathfinder Portfolio(R) -     Seeks capital appreciation.                  PIMCO
  Advisor Class
PIMCO VARIABLE INSURANCE TRUST
 PIMCO All Asset Portfolio - Advisor     Seeks maximum real return, consistent with   PIMCO
  Class                                  preservation of real capital and prudent     Sub-advised by Research Affiliates, LLC
                                         investment management.
 PIMCO Total Return Portfolio - Advisor  Seeks maximum total return, consistent with  PIMCO
  Class                                  preservation of capital and prudent
                                         investment management.
PUTNAM VARIABLE TRUST
 Putnam VT Equity Income Fund - Class    Seeks capital growth and current income.     Putnam Investment Management, LLC
  IB
 Putnam VT Income Fund - Class IB        Seeks high current income consistent with    Putnam Investment Management, LLC
                                         what Putnam Investment Management, LLC
                                         believes to be prudent risk.
 Putnam VT Voyager Fund - Class IB       Seeks capital appreciation.                  Putnam Investment Management, LLC



(1) Name changed effective 5/1/14. Formerly known as Franklin Income Securities Fund.



(2) Name changed effective 5/1/14. Formerly known as Franklin Rising Dividends Securities Fund.



(3) Name changed effective 5/1/14. Formerly known as Franklin Small Cap Value Securities Fund.



(4) Name changed effective 5/1/14. Formerly known as Franklin Strategic Income Securities Fund.



(5) Name changed effective 5/1/14. Formerly known as Mutual Shares Securities Fund.



(6) Name changed effective 5/1/14. Formerly known as Templeton Foreign Securities Fund.



(7) Name changed effective 5/1/14. Formerly known as Templeton Global Bond Securities Fund.



(8) Name changed effective 5/1/14. Formerly known as Templeton Growth Securities Fund.



(9) Name changed effective 4/30/14. Formerly known as FVIT Index Managed Risk Portfolio.

                                                                     APP D-1

-------------------------------------------------------------------------------

APPENDIX D - OPTIONAL RIDER INVESTMENT RESTRICTIONS


   DAILY STEP UP WITHDRAWAL BENEFIT, LEGACY LOCK II, AND MAXIMUM DAILY VALUE



If you elected Daily Step Up Withdrawal Benefit, Legacy Lock II, or Maximum Daily Value you must allocate your Contract Value to one or more of the approved individual Sub-Accounts below.


                             APPROVED SUB-ACCOUNTS


American Funds Insurance Series(R) - Managed Risk
Asset Allocation Fund
FVIT American Funds(R) Managed Risk Portfolio
FVIT Balanced Managed Risk Portfolio
FVIT BlackRock Global Allocation Managed Risk
Portfolio
FVIT Franklin Dividend and Income Managed Risk
Portfolio
FVIT Growth Managed Risk Portfolio
FVIT Moderate Growth Managed Risk Portfolio
FVIT Select Advisor Managed Risk Portfolio
FVIT WMC Research Managed Risk Portfolio

To obtain a Statement of Additional Information, please complete the form below and mail to:

    Forethought Life Insurance Company
    Annuity Service Center
    P.O. Box 758507
    Topeka, Kansas 66675-8507

Please send a Statement of Additional Information to me at the following address:

----------------------------------------------------------------
                              Name
----------------------------------------------------------------
                            Address
----------------------------------------------------------------
     City/State                                   Zip Code

Contract Name
Issue Date

                                     PART B

                      STATEMENT OF ADDITIONAL INFORMATION
                       FORETHOUGHT LIFE INSURANCE COMPANY
                              300 N. MERIDIAN ST.
                                   SUITE 1800
                             INDIANAPOLIS, IN 46204
                                 1-866-645-2449

                       FORERETIREMENT II VARIABLE ANNUITY

This Statement of Additional Information contains additional information to the Prospectus for the individual deferred flexible premium variable annuity contract ("Contract"). This Statement of Additional Information is not a Prospectus, and it should be read only in conjunction with the Prospectus for the Contract. The Prospectus for the Contract is dated the same date as this Statement of Additional Information. Unless otherwise indicated, all terms used in this Statement of Additional Information have the same meaning as when used in the Prospectus. You may obtain a copy by writing us at our Annuity Service Center or calling the toll-free number shown above.

Dated: May 1, 2014

TABLE OF CONTENTS


GENERAL INFORMATION                                                            2
  Safekeeping of Assets                                                        2
  Independent Registered Public Accounting                                     2
   Firms
  Non-Participating                                                            2
  Misstatement of Age or Sex                                                   2
  Principal Underwriter                                                        2
  Additional Payments to Financial                                             2
   Intermediaries
PERFORMANCE RELATED INFORMATION                                                2
  Total Return for all Sub-Accounts                                            3
  Yield for Sub-Accounts                                                       3
  Money Market Sub-Accounts                                                    3
  Additional Materials                                                         4
  Performance Comparisons                                                      4
FINANCIAL STATEMENTS                                                         F-1

2

-------------------------------------------------------------------------------

GENERAL INFORMATION

SAFEKEEPING OF ASSETS

We hold title to the assets of the Separate Account. The assets are kept physically segregated and are held separate and apart from our general corporate assets. Records are maintained of all purchases and redemptions of the underlying fund shares held in each of the Sub-Accounts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS


The statutory financial statements of Forethought Life Insurance Company as of December 31, 2013 and for the period then ended and the Forethought Life Insurance Company Separate Account A financial statements as of December 31, 2013 and for the period March 15, 2013 (commencement of operation) through December 31, 2013 included in this Statement of Additional Information have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP's principal business address is 1201 Louisiana, Suite 2900, Houston, TX 77002-5678.


NON-PARTICIPATING

The Contract is non-participating and we pay no dividends.

MISSTATEMENT OF AGE OR SEX

If an Owner or Annuitant's age or sex was misstated on the Contract, any Contract payments or benefits will be determined using the correct age and sex. If we have overpaid Annuity Payouts, an adjustment, including interest on the amount of the overpayment, will be made to the next Annuity Payout or Payouts. If we have underpaid due to a misstatement of age or sex, we will credit the next Annuity Payout with the amount we underpaid and credit interest.

PRINCIPAL UNDERWRITER

The Contracts, which are offered continuously, are distributed by Forethought Distributors, LLC. Forethought Distributors, LLC serves as Principal Underwriter for the securities issued with respect to the Separate Account. Forethought Distributors, LLC is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a Broker-Dealer and is a member of the Financial Industry Regulatory Authority, Inc. Forethought Distributors, LLC is ultimately controlled by Global Atlantic Financial Group Limited.

ADDITIONAL PAYMENTS TO FINANCIAL INTERMEDIARIES


As stated in the prospectus, we (or our affiliates) may pay Additional Payments to Financial Intermediaries in the future. In addition to the Financial Intermediaries listed in the prospectus with whom we will have an ongoing contractual arrangement to make Additional Payments, listed below are all Financial Intermediaries that received Additional Payments with at least a $100 value in 2013 of items such as sponsorship of meetings, education seminars, and travel and entertainment, whether or not an ongoing contractual relationship exists: AIG Advisor Group, Inc.; BBVA Compass Investment Solutions, Inc.; Cambridge Investment Research, Inc.; Capital Financial Services; Capital Investment Companies; CFD Investments; Commerce Brokerage Services; Corecap Investments; Fifth Third Securities; First Bancorp; First Tennessee Brokerage; Geneos Wealth Management Inc.; Girard Securities; Harvest Capital LLC; HBW Securities, LLC; HD Vest Investment Services; Hines Securities Inc.; The Huntington Investment Company; Independent Financial Group; Infinex Investments, Inc.; ING Financial Partners; Investacorp; Janney Montgomery Scott LLC; JJB Hilliard, WL Lyons LLC; Key Investment Services; Lincoln Financial Advisors; LPL Financial LLC; Morgan Stanley Smith Barney LLC; New Era Investments, LLC; NewBridge Financial Inc.; Parsonex Securities; People's Securities, Inc.; Quest Securities; RBC Capital Markets, LLC; RBC Wealth Management; Sammons Securities Inc.; Securities America; Sigma Financial Corp; Summit Brokerage Services Inc.; SunTrust Bank; TFS Securities Inc.; Transamerica Financial Advisors, Inc.; Triad Advisors; UBS Financial Services Insurance Agency Inc.; United Capital Management of Kansas; US Bancorp Investments, Inc.; VSR Financial Services, Inc.; VSR Group Inc.; WRP Investments.



Forethought currently pays Forethought Distributors, LLC underwriting commissions for its role as Principal Underwriter of all variable annuities associated with this Separate Account. For the past year, the aggregate dollar amount of underwriting commissions paid to Forethought Distributors, LLC in its role as Principal Underwriter has been $31,345,583.23.

-------------------------------------------------------------------------------

PERFORMANCE RELATED INFORMATION

The Separate Account may advertise certain performance-related information concerning the Sub-Accounts. Performance information about a Sub-Account is based on the Sub-Account's past performance only and is no indication of future performance.

TOTAL RETURN FOR ALL SUB-ACCOUNTS

When a Sub-Account advertises its standardized total return, it will be calculated on a quarterly basis from the date the underlying fund is made available in the Separate Account for one, five and ten year periods or some other relevant periods if the underlying fund has not been in existence for at least ten years. Total return is measured by comparing the value of an investment in the Sub-Account at the beginning of the relevant period to the value of the investment at the end of the period. To calculate standardized total return, the Total Annual Fund Operating Expenses, applicable Sales Charges, Premium Based Charges, if applicable, Separate Account Annual Expenses, and the Annual Maintenance Fee are deducted from a hypothetical initial Premium Payment of $1,000.00. Standardized total returns do not include charges for optional benefit riders.

The formula we use to calculate standardized total return is P(1+T)n = ERV. In this calculation, "P" represents a hypothetical initial premium payment of $1,000.00, "T" represents the average annual total return, "n" represents the number of years and "ERV" represents the redeemable value at the end of the period.

The Sub-Account may advertise a non-standardized total return. These figures will be calculated on a monthly basis from the inception date of the underlying fund for one, five and ten year periods or other relevant periods. Non-standardized total return is measured in the same manner as the standardized total return described above, except that non-standardized total return does not include the Annual Maintenance Fee, or Sales Charges. Therefore, non-standardized total return for a Sub-Account is higher than standardized total return for a Sub-Account.

A Sub-Account may advertise non-standardized total returns for periods predating its inception as an investment option in this variable annuity. Such non-standardized total returns reflect the adjusted historical returns of the underlying Fund in which the Sub-Account invests, as adjusted for certain Separate Account annual expenses (Mortality and Expense Risk Charges and Administrative Fees), but excludes adjustments for optional riders or deductions for Annual Maintenance Fees, sales charges, premium taxes and federal/state taxes (including possible penalties).

YIELD FOR SUB-ACCOUNTS

If applicable, the Sub-Accounts may advertise yield in addition to total return. At any time in the future, yields may be higher or lower than past yields and past performance is no indication of future performance.

The standardized yield will be computed for periods beginning with the inception of the Sub-Account in the following manner. The net investment income per Accumulation Unit earned during a one-month period is divided by the Accumulation Unit Value on the last day of the period.

The formula we use to calculate yield is:

                      YIELD = 2[  (a -b  +1)TO THE POWER OF 6 -1].
                                  -----
                                   cd

In this calculation, "a" represents the net investment income earned during the period by the underlying fund, "b" represents the expenses accrued for the period, "c" represents the average daily number of Accumulation Units outstanding during the period and "d" represents the maximum offering price per Accumulation Unit on the last day of the period.

MONEY MARKET SUB-ACCOUNTS

At any time in the future, current and effective yields may be higher or lower than past yields and past performance is no indication of future performance.

Current yield of a money market fund Sub-Account is calculated for a seven-day period or the "base period" without taking into consideration any realized or unrealized gains or losses on shares of the underlying fund. The first step in determining yield is to compute the base period return. We take a hypothetical account with a balance of one Accumulation Unit of the Sub-Account and calculate the net change in its value from the beginning of the base period to the end of the base period. We then subtract an amount equal to the total deductions for the Contract and then divide that number by the value of the account at the beginning of the base period. The result is the base period return or "BPR." Once the base period return is calculated, we then multiply it by 365/7 to compute the current yield. Current yield is calculated to the nearest hundredth of one percent.

The formula for this calculation is YIELD = BPR x (365/7), where BPR = (A -
B)/C. "A" is equal to the net change in value of a hypothetical account with a balance of one Accumulation Unit of the Sub-Account from the beginning of the base period to the end of the

4

-------------------------------------------------------------------------------

base period. "B" is equal to the amount that we deduct for mortality and expense risk charge, any applicable administrative charge and the Annual Maintenance Fee. "C" represents the value of the Sub-Account at the beginning of the base period.

Effective yield is also calculated using the base period return. The effective yield is calculated by adding 1 to the base period return and raising that result to a power equal to 365 divided by 7 and subtracting 1 from the result. The calculation we use is:

    EFFECTIVE YIELD = [(BASE PERIOD RETURN + 1) TO THE POWER OF 365/7] - 1.

ADDITIONAL MATERIALS

We may provide information on various topics to Owners and prospective Owners in advertising, sales literature or other materials. These topics may include the relationship between sectors of the economy and the economy as a whole and its effect on various securities markets, investment strategies and techniques (such as value investing, dollar cost averaging and asset allocation), the advantages and disadvantages of investing in tax-deferred and taxable instruments, customer profiles and hypothetical purchase scenarios, financial management and tax and retirement planning, and other investment alternatives, including comparisons between the Contracts and the characteristics of and market for any alternatives.

PERFORMANCE COMPARISONS

Each Sub-Account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contract's sub-accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.

FORETHOUGHT LIFE INSURANCE COMPANY

SEPARATE ACCOUNT A

FINANCIAL STATEMENTS

Year Ended December 31, 2013

WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[PRICEWATERHOUSECOOPERS LLP LOGO]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FORETHOUGHT LIFE INSURANCE COMPANY
SEPARATE ACCOUNT A:

--------------------------------------------------------------------------------

In our opinion, the accompanying statement of net assets, including the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Forethought Life Insurance Company Separate Account A (the "Company") at December 31, 2013, and the results of its operations, the changes in its net assets and the financial highlights for the period March 15, 2013 (commencement of operations) through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Separate Accounts' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at December 31, 2013 by correspondence with the mutual fund companies, provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

April 11, 2014

PricewaterhouseCoopers LLP, 1201 Louisiana, Suite 2900, Houston, TX 77002-5678
T: (713) 356 4000, F: (713) 356 4717, www.pwc.com/us

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                          AMERICAN CENTURY VP       AMERICAN CENTURY VP       AMERICAN CENTURY VP
                                              GROWTH FUND              MID CAP VALUE               VALUE FUND
--------------------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value                 $2,311,969                 $605,980                  $567,004
                                               ----------                 --------                  --------
 Net assets                                     2,311,969                  605,980                   567,004
                                               ==========                 ========                  ========
UNITS OUTSTANDING:
 B-Share                                           67,355                   15,982                    26,864
 C-Share                                            2,018                    3,067                     1,033
 L-Share                                          118,407                   30,699                    18,271
                                               ----------                 --------                  --------
 Total units                                      187,780                   49,748                    46,168
                                               ==========                 ========                  ========
UNIT VALUE:
 B-Share                                           $12.34                   $12.21                    $12.30
 C-Share                                           $12.24                   $12.11                    $12.20
 L-Share                                           $12.30                   $12.17                    $12.26
Mutual funds, at cost                          $2,106,953                 $563,779                  $532,711
Mutual fund shares                                174,488                   32,791                    67,022

                                           AMERICAN FUNDS
                                               GLOBAL
                                             GROWTH AND          AMERICAN FUNDS
                                            INCOME FUND           GROWTH FUND
--------------------------------------  ------------------------------------------
ASSETS:
 Mutual funds, at market value                $557,228             $4,732,275
                                              --------             ----------
 Net assets                                    557,228              4,732,275
                                              ========             ==========
UNITS OUTSTANDING:
 B-Share                                        37,425                183,424
 C-Share                                         1,652                 10,419
 L-Share                                         8,284                188,252
                                              --------             ----------
 Total units                                    47,361                382,095
                                              ========             ==========
UNIT VALUE:
 B-Share                                        $11.78                 $12.41
 C-Share                                        $11.68                 $12.31
 L-Share                                        $11.74                 $12.37
Mutual funds, at cost                         $536,382             $4,334,715
Mutual fund shares                              44,578                 60,422

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                             AMERICAN FUNDS           AMERICAN FUNDS         AMERICAN FUNDS
                                           GROWTH-INCOME FUND       INTERNATIONAL FUND       NEW WORLD FUND
--------------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value                 $3,099,118               $1,947,562              $178,106
                                               ----------               ----------              --------
 Net assets                                     3,099,118                1,947,562               178,106
                                               ==========               ==========              ========
UNITS OUTSTANDING:
 B-Share                                          120,018                   78,020                 2,026
 C-Share                                            5,831                    2,269                 9,208
 L-Share                                          118,239                   86,657                 5,257
                                               ----------               ----------              --------
 Total units                                      244,088                  166,946                16,491
                                               ==========               ==========              ========
UNIT VALUE:
 B-Share                                           $12.72                   $11.69                $10.86
 C-Share                                           $12.62                   $11.59                $10.77
 L-Share                                           $12.68                   $11.65                $10.83
Mutual funds, at cost                          $2,857,033               $1,803,808              $171,473
Mutual fund shares                                 61,296                   92,040                 7,127

                                            AMERICAN FUNDS           BLACKROCK
                                          MANAGED RISK ASSET          CAPITAL
                                         ALLOCATION FUND (B)     APPRECIATION V.I.
--------------------------------------  --------------------------------------------
ASSETS:
 Mutual funds, at market value               $164,362,541             $978,157
                                             ------------             --------
 Net assets                                   164,362,541              978,157
                                             ============             ========
UNITS OUTSTANDING:
 B-Share                                        5,738,826               57,343
 C-Share                                          169,204                   --
 L-Share                                        8,296,725               18,650
                                             ------------             --------
 Total units                                   14,204,755               75,993
                                             ============             ========
UNIT VALUE:
 B-Share                                           $11.59               $12.88
 C-Share                                           $11.50               $12.78
 L-Share                                           $11.56               $12.84
Mutual funds, at cost                        $158,512,424             $968,855
Mutual fund shares                             13,777,246              100,221

(b) Name change. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                             BLACKROCK             BLACKROCK            BLACKROCK
                                               EQUITY                GLOBAL                HIGH
                                           DIVIDEND V.I.        ALLOCATION V.I.      YIELD V.I. FUND
------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value               $1,676,165            $1,248,525            $484,388
                                             ----------            ----------            --------
 Net assets                                   1,676,165             1,248,525             484,388
                                             ==========            ==========            ========
UNITS OUTSTANDING:
 B-Share                                        110,885                69,927              23,657
 C-Share                                             --                 9,075               5,089
 L-Share                                         30,820                33,622              16,803
                                             ----------            ----------            --------
 Total units                                    141,705               112,624              45,549
                                             ==========            ==========            ========
UNIT VALUE:
 B-Share                                         $11.84                $11.10              $10.70
 C-Share                                         $11.74                $11.01              $10.62
 L-Share                                         $11.80                $11.07              $10.67
Mutual funds, at cost                        $1,578,776            $1,243,671            $476,991
Mutual fund shares                              155,633                80,136              63,154

                                                                   FORETHOUGHT
                                              BLACKROCK           AMERICAN FUNDS
                                           U.S. GOVERNMENT         MANAGED RISK
                                           BOND V.I. FUND         PORTFOLIO (A)
--------------------------------------  -------------------------------------------
ASSETS:
 Mutual funds, at market value                 $98,519              $6,462,490
                                               -------              ----------
 Net assets                                     98,519               6,462,490
                                               =======              ==========
UNITS OUTSTANDING:
 B-Share                                           667                 327,419
 C-Share                                         8,327                     393
 L-Share                                         1,286                 305,217
                                               -------              ----------
 Total units                                    10,280                 633,029
                                               =======              ==========
UNIT VALUE:
 B-Share                                         $9.66                  $10.21
 C-Share                                         $9.58                  $10.20
 L-Share                                         $9.63                  $10.21
Mutual funds, at cost                          $99,094              $6,372,192
Mutual fund shares                               9,813                 628,647

(a)  New subaccount. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                             FORETHOUGHT
                                              BLACKROCK                                   FORETHOUGHT
                                          GLOBAL ALLOCATION         FORETHOUGHT          SELECT ADVISOR
                                             MANAGED RISK        INDEX MANAGED RISK       MANAGED RISK
                                            PORTFOLIO (A)          PORTFOLIO (A)         PORTFOLIO (A)
----------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value                $8,417,458             $1,251,751            $2,404,467
                                              ----------             ----------            ----------
 Net assets                                    8,417,458              1,251,751             2,404,467
                                              ==========             ==========            ==========
UNITS OUTSTANDING:
 B-Share                                         479,491                 74,693               102,957
 C-Share                                             397                     --                    --
 L-Share                                         353,582                 49,123               134,218
                                              ----------             ----------            ----------
 Total units                                     833,470                123,816               237,175
                                              ==========             ==========            ==========
UNIT VALUE:
 B-Share                                          $10.10                 $10.11                $10.14
 C-Share                                          $10.09                 $10.10                $10.13
 L-Share                                          $10.10                 $10.11                $10.14
Mutual funds, at cost                         $8,318,593             $1,241,930            $2,373,173
Mutual fund shares                               823,626                122,841               234,811


                                             FORETHOUGHT
                                             WMC RESEARCH            FRANKLIN
                                             MANAGED RISK             INCOME
                                            PORTFOLIO (A)        SECURITIES FUND
--------------------------------------  ------------------------------------------
ASSETS:
 Mutual funds, at market value                $1,813,276             $415,316
                                              ----------             --------
 Net assets                                    1,813,276              415,316
                                              ==========             ========
UNITS OUTSTANDING:
 B-Share                                         129,679               34,399
 C-Share                                              --                2,730
 L-Share                                          48,463                  618
                                              ----------             --------
 Total units                                     178,142               37,747
                                              ==========             ========
UNIT VALUE:
 B-Share                                          $10.18               $11.01
 C-Share                                          $10.17               $10.92
 L-Share                                          $10.18               $10.97
Mutual funds, at cost                         $1,787,860             $398,034
Mutual fund shares                               175,875               25,386

(a)  New subaccount. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                              FRANKLIN             FRANKLIN            FRANKLIN
                                               RISING             SMALL CAP           STRATEGIC
                                             DIVIDENDS              VALUE               INCOME
                                          SECURITIES FUND      SECURITIES FUND     SECURITIES FUND
----------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value               $1,059,745            $848,854            $343,553
                                             ----------            --------            --------
 Net assets                                   1,059,745             848,854             343,553
                                             ==========            ========            ========
UNITS OUTSTANDING:
 B-Share                                         38,289              30,876              15,797
 C-Share                                          2,850               4,560               2,212
 L-Share                                         45,831              31,031              15,787
                                             ----------            --------            --------
 Total units                                     86,970              66,467              33,796
                                             ==========            ========            ========
UNIT VALUE:
 B-Share                                         $12.21              $12.80              $10.19
 C-Share                                         $12.11              $12.69              $10.10
 L-Share                                         $12.17              $12.76              $10.15
Mutual funds, at cost                          $981,752            $767,684            $340,805
Mutual fund shares                               38,175              34,832              27,462


                                                                  TEMPLETON
                                           MUTUAL SHARES           FOREIGN
                                          SECURITIES FUND      SECURITIES FUND
--------------------------------------  ----------------------------------------
ASSETS:
 Mutual funds, at market value               $2,367,577            $758,995
                                             ----------            --------
 Net assets                                   2,367,577             758,995
                                             ==========            ========
UNITS OUTSTANDING:
 B-Share                                         81,991              16,325
 C-Share                                             --               5,794
 L-Share                                        113,912              42,089
                                             ----------            --------
 Total units                                    195,903              64,208
                                             ==========            ========
UNIT VALUE:
 B-Share                                         $12.11              $11.85
 C-Share                                         $12.01              $11.76
 L-Share                                         $12.07              $11.82
Mutual funds, at cost                        $2,225,880            $698,297
Mutual fund shares                              108,954              43,696

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                              HARTFORD
                                     TEMPLETON           TEMPLETON            CAPITAL
                                    GLOBAL BOND            GROWTH           APPRECIATION
                                  SECURITIES FUND     SECURITIES FUND         HLS FUND
-------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value       $1,145,471          $1,531,034          $1,326,545
                                     ----------          ----------          ----------
 Net assets                           1,145,471           1,531,034           1,326,545
                                     ==========          ==========          ==========
UNITS OUTSTANDING:
 B-Share                                 25,015              55,488              73,646
 C-Share                                 10,733                  --               3,759
 L-Share                                 78,870              68,575              24,175
                                     ----------          ----------          ----------
 Total units                            114,618             124,063             101,580
                                     ==========          ==========          ==========
UNIT VALUE:
 B-Share                                 $10.02              $12.36              $13.07
 C-Share                                  $9.94              $12.26              $12.97
 L-Share                                  $9.99              $12.32              $13.03
Mutual funds, at cost                $1,130,747          $1,401,464          $1,185,627
Mutual fund shares                       60,383              99,742              22,415

                                      HARTFORD
                                      DIVIDEND           HARTFORD
                                     AND GROWTH           GROWTH
                                      HLS FUND           HLS FUND
-------------------------------  ------------------------------------
ASSETS:
 Mutual funds, at market value       $1,850,455          $169,639
                                     ----------          --------
 Net assets                           1,850,455           169,639
                                     ==========          ========
UNITS OUTSTANDING:
 B-Share                                 94,091                --
 C-Share                                  7,595             4,867
 L-Share                                 47,442             8,455
                                     ----------          --------
 Total units                            149,128            13,322
                                     ==========          ========
UNIT VALUE:
 B-Share                                 $12.43            $12.80
 C-Share                                 $12.33            $12.69
 L-Share                                 $12.39            $12.76
Mutual funds, at cost                $1,742,082          $153,946
Mutual fund shares                       68,561             9,909

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                              HARTFORD
                                              HARTFORD        HARTFORD     INTERNATIONAL
                                             HIGH YIELD        INDEX       OPPORTUNITIES
                                              HLS FUND        HLS FUND        HLS FUND
-------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value                 $19,919       $3,905,974       $738,394
                                               -------       ----------       --------
 Net assets                                     19,919        3,905,974        738,394
                                               =======       ==========       ========
UNITS OUTSTANDING:
 B-Share                                         1,904          110,071         46,317
 C-Share                                            --            1,233          1,166
 L-Share                                            --          203,057         15,094
                                               -------       ----------       --------
 Total units                                     1,904          314,361         62,577
                                               =======       ==========       ========
UNIT VALUE:
 B-Share                                        $10.46           $12.45         $11.81
 C-Share                                        $10.38           $12.35         $11.71
 L-Share                                        $10.43           $12.41         $11.77
Mutual funds, at cost                          $19,779       $3,623,512       $674,930
Mutual fund shares                               2,271          101,851         48,579

                                           HARTFORD          HARTFORD
                                           PORTFOLIO          TOTAL
                                          DIVERSIFIER      RETURN BOND
                                           HLS FUND          HLS FUND
----------------------------------------  ---------------------------------
ASSETS:
 Mutual funds, at market value            $34,113,840       $1,057,547
                                          -----------       ----------
 Net assets                                34,113,840        1,057,547
                                          ===========       ==========
UNITS OUTSTANDING:
 B-Share                                    1,922,172           58,401
 C-Share                                       56,969              950
 L-Share                                    1,843,640           48,950
                                          -----------       ----------
 Total units                                3,822,781          108,301
                                          ===========       ==========
UNIT VALUE:
 B-Share                                        $8.94            $9.78
 C-Share                                        $8.87            $9.70
 L-Share                                        $8.91            $9.75
Mutual funds, at cost                     $35,541,387       $1,074,342
Mutual fund shares                          4,196,044           93,837

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                    HARTFORD         HUNTINGTON VA
                                     VALUE              DIVIDEND         HUNTINGTON VA
                                    HLS FUND          CAPTURE FUND        GROWTH FUND
-----------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market
  value                             $333,102            $464,056             $5,177
                                    --------            --------             ------
 Net assets                          333,102             464,056              5,177
                                    ========            ========             ======
UNITS OUTSTANDING:
 B-Share                               3,803              40,680                408
 C-Share                               2,991                  --                 --
 L-Share                              20,213                  --                 --
                                    --------            --------             ------
 Total units                          27,007              40,680                408
                                    ========            ========             ======
UNIT VALUE:
 B-Share                              $12.37              $11.41             $12.69
 C-Share                              $12.27                $ --               $ --
 L-Share                              $12.34                $ --               $ --
Mutual funds, at cost               $314,647            $448,941             $4,740
Mutual fund shares                    21,658              36,977                470

                                 HUNTINGTON VA       HUNTINGTON VA
                                     INCOME          INTERNATIONAL
                                  EQUITY FUND         EQUITY FUND
-----------------------------  --------------------------------------
ASSETS:
 Mutual funds, at market
  value                             $446,537            $243,522
                                    --------            --------
 Net assets                          446,537             243,522
                                    ========            ========
UNITS OUTSTANDING:
 B-Share                              38,055              20,365
 C-Share                                  --                  --
 L-Share                                  --                  --
                                    --------            --------
 Total units                          38,055              20,365
                                    ========            ========
UNIT VALUE:
 B-Share                              $11.73              $11.96
 C-Share                                $ --                $ --
 L-Share                                $ --                $ --
Mutual funds, at cost               $428,806            $221,504
Mutual fund shares                    39,136              14,117

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                 HUNTINGTON VA       HUNTINGTON VA
                                   MID CORP             MORTGAGE         HUNTINGTON VA
                                 AMERICA FUND       SECURITIES FUND        SITUS FUND
-----------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market
  value                             $13,628              $7,789              $8,110
                                    -------              ------              ------
 Net assets                          13,628               7,789               8,110
                                    =======              ======              ======
UNITS OUTSTANDING:
 B-Share                              1,098                 797                 659
 C-Share                                 --                  --                  --
 L-Share                                 --                  --                  --
                                    -------              ------              ------
 Total units                          1,098                 797                 659
                                    =======              ======              ======
UNIT VALUE:
 B-Share                             $12.41               $9.77              $12.30
 C-Share                               $ --                $ --                $ --
 L-Share                               $ --                $ --                $ --
Mutual funds, at cost               $13,710              $8,039              $7,413
Mutual fund shares                      596                 680                 339

                                 INVESCO V.I.
                                BALANCED RISK        INVESCO V.I.
                                  ALLOCATION             CORE
                                     FUND            EQUITY FUND
----------------------------  --------------------------------------
ASSETS:
 Mutual funds, at market
  value                            $654,468            $553,175
                                   --------            --------
 Net assets                         654,468             553,175
                                   ========            ========
UNITS OUTSTANDING:
 B-Share                             16,020              16,936
 C-Share                              9,592               4,573
 L-Share                             40,538              24,102
                                   --------            --------
 Total units                         66,150              45,611
                                   ========            ========
UNIT VALUE:
 B-Share                              $9.92              $12.16
 C-Share                              $9.84              $12.06
 L-Share                              $9.89              $12.12
Mutual funds, at cost              $665,813            $519,667
Mutual fund shares                   53,645              14,546

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                INVESCO V.I.         INVESCO V.I.       INVESCO V.I.
                               INTERNATIONAL         MID CAP CORE           MONEY
                                GROWTH FUND          EQUITY FUND         MARKET FUND
---------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market
  value                          $2,057,611            $273,911            $83,464
                                 ----------            --------            -------
 Net assets                       2,057,611             273,911             83,464
                                 ==========            ========            =======
UNITS OUTSTANDING:
 B-Share                             82,029               9,949              8,337
 C-Share                              9,179               5,186                 64
 L-Share                             89,836               7,623                 --
                                 ----------            --------            -------
 Total units                        181,044              22,758              8,401
                                 ==========            ========            =======
UNIT VALUE:
 B-Share                             $11.39              $12.07              $9.94
 C-Share                             $11.30              $11.97              $9.86
 L-Share                             $11.35              $12.03              $9.91
Mutual funds, at cost            $1,907,364            $267,131            $83,464
Mutual fund shares                   58,991              18,322             83,464

                               INVESCO V.I.         LORD ABBETT
                                SMALL CAP          BOND-DEBENTURE
                               EQUITY FUND           PORTFOLIO
--------------------------  ----------------------------------------
ASSETS:
 Mutual funds, at market
  value                          $596,790             $471,012
                                 --------             --------
 Net assets                       596,790              471,012
                                 ========             ========
UNITS OUTSTANDING:
 B-Share                           19,776               27,429
 C-Share                            7,558                2,164
 L-Share                           19,450               14,916
                                 --------             --------
 Total units                       46,784               44,509
                                 ========             ========
UNIT VALUE:
 B-Share                           $12.79               $10.60
 C-Share                           $12.69               $10.51
 L-Share                           $12.75               $10.56
Mutual funds, at cost            $545,803             $487,670
Mutual fund shares                 24,016               38,263

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                            LORD ABBETT              LORD ABBETT
                                            FUNDAMENTAL          GROWTH OPPORTUNITIES          MFS GROWTH
                                          EQUITY PORTFOLIO            PORTFOLIO                  SERIES
--------------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value               $2,421,261                $202,828                $1,680,744
                                             ----------                --------                ----------
 Net assets                                   2,421,261                 202,828                 1,680,744
                                             ==========                ========                ==========
UNITS OUTSTANDING:
 B-Share                                         94,350                   7,486                    90,988
 C-Share                                          5,014                   1,648                        --
 L-Share                                         92,903                   6,789                    38,520
                                             ----------                --------                ----------
 Total units                                    192,267                  15,923                   129,508
                                             ==========                ========                ==========
UNIT VALUE:
 B-Share                                         $12.62                  $12.77                    $12.99
 C-Share                                         $12.51                  $12.66                    $12.88
 L-Share                                         $12.58                  $12.73                    $12.95
Mutual funds, at cost                        $2,479,352                $218,847                $1,473,434
Mutual fund shares                              115,134                  13,300                    43,976


                                          MFS INVESTORS           MFS NEW
                                           TRUST SERIES       DISCOVERY SERIES
--------------------------------------  ----------------------------------------
ASSETS:
 Mutual funds, at market value               $542,316             $727,918
                                             --------             --------
 Net assets                                   542,316              727,918
                                             ========             ========
UNITS OUTSTANDING:
 B-Share                                       25,519               25,819
 C-Share                                           --                4,028
 L-Share                                       18,092               26,055
                                             --------             --------
 Total units                                   43,611               55,902
                                             ========             ========
UNIT VALUE:
 B-Share                                       $12.45               $13.05
 C-Share                                       $12.35               $12.94
 L-Share                                       $12.41               $13.01
Mutual funds, at cost                        $498,220             $656,954
Mutual fund shares                             18,247               34,630

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                                          TOPS MANAGED
                                                                MFS INTERNATIONAL        RISK BALANCED
                                             MFS VALUE                VALUE                   ETF
                                               SERIES               PORTFOLIO              PORTFOLIO
-----------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value               $1,844,933              $513,150              $40,517,497
                                             ----------             ---------             ------------
 Net assets                                   1,844,933               513,150               40,517,497
                                             ==========             =========             ============
UNITS OUTSTANDING:
 B-Share                                         43,238                23,632                2,107,008
 C-Share                                          7,653                 3,183                   68,914
 L-Share                                         94,611                15,566                1,673,639
                                             ----------             ---------             ------------
 Total units                                    145,502                42,381                3,849,561
                                             ==========             =========             ============
UNIT VALUE:
 B-Share                                         $12.71                $12.13                   $10.54
 C-Share                                         $12.61                $12.03                   $10.46
 L-Share                                         $12.67                $12.09                   $10.51
Mutual funds, at cost                        $1,685,787              $490,045              $39,538,151
Mutual fund shares                               96,949                23,779                3,504,974

                                             TOPS MANAGED            TOPS MANAGED
                                             RISK GROWTH            RISK MODERATE
                                                 ETF                  GROWTH ETF
                                              PORTFOLIO               PORTFOLIO
--------------------------------------  ----------------------------------------------
ASSETS:
 Mutual funds, at market value               $133,130,668            $101,174,719
                                             ------------            ------------
 Net assets                                   133,130,668             101,174,719
                                             ============            ============
UNITS OUTSTANDING:
 B-Share                                        5,475,730               4,227,578
 C-Share                                           82,568                 136,680
 L-Share                                        6,426,915               4,934,031
                                             ------------            ------------
 Total units                                   11,985,213               9,298,289
                                             ============            ============
UNIT VALUE:
 B-Share                                           $11.13                  $10.90
 C-Share                                           $11.04                  $10.81
 L-Share                                           $11.09                  $10.87
Mutual funds, at cost                        $127,043,942             $97,197,433
Mutual fund shares                             11,378,690               8,494,939

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF NET ASSETS -- (CONCLUDED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                PIMCO                 PIMCO              PIMCO VIT
                                           EQS PATHFINDER           ALL ASSET           TOTAL RETURN
                                              PORTFOLIO            PORTFOLOIO            PORTFOLIO
--------------------------------------------------------------------------------------------------------
ASSETS:
 Mutual funds, at market value                $1,389,777             $249,071            $1,514,595
                                             -----------            ---------            ----------
 Net assets                                    1,389,777              249,071             1,514,595
                                             ===========            =========            ==========
UNITS OUTSTANDING:
 B-Share                                          96,674                3,148               110,045
 C-Share                                              --                8,852                 1,695
 L-Share                                          24,087               13,359                43,871
                                             -----------            ---------            ----------
 Total units                                     120,761               25,359               155,611
                                             ===========            =========            ==========
UNIT VALUE:
 B-Share                                          $11.52                $9.87                 $9.74
 C-Share                                          $11.42                $9.79                 $9.66
 L-Share                                          $11.48                $9.84                 $9.71
Mutual funds, at cost                         $1,299,601             $253,535            $1,541,575
Mutual fund shares                               111,360               22,684               137,941

                                             PUTNAM VT
                                              EQUITY              PUTNAM VT            PUTNAM VT
                                            INCOME FUND          INCOME FUND          VOYAGER FUND
--------------------------------------  --------------------------------------------------------------
ASSETS:
 Mutual funds, at market value                $854,797             $931,436            $1,261,848
                                             ---------            ---------            ----------
 Net assets                                    854,797              931,436             1,261,848
                                             =========            =========            ==========
UNITS OUTSTANDING:
 B-Share                                        30,978               47,274                41,884
 C-Share                                         5,395                   --                 3,732
 L-Share                                        32,881               45,524                47,272
                                             ---------            ---------            ----------
 Total units                                    69,254               92,798                92,888
                                             =========            =========            ==========
UNIT VALUE:
 B-Share                                        $12.37               $10.05                $13.61
 C-Share                                        $12.27                $9.97                $13.50
 L-Share                                        $12.33               $10.02                $13.57
Mutual funds, at cost                         $789,475             $920,758            $1,099,498
Mutual fund shares                              41,902               78,272                24,478

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                             AMERICAN CENTURY VP   AMERICAN CENTURY VP    AMERICAN CENTURY VP
                                 GROWTH FUND          MID CAP VALUE           VALUE FUND
----------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions             $5,428                $2,664                 $3,138
 Expenses:
  Mortality and expense
   risk charge                      (6,100)               (1,574)                (1,181)
  Other expense charge              (1,862)                 (427)                  (390)
                                  --------               -------                -------
 Net investment income
  (loss)                            (2,534)                  663                  1,567
                                  --------               -------                -------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions          1,729                    74                     --
 Realized capital gain
  (loss) on investments             42,188                   932                  3,476
 Change in unrealized
  appreciation/depreciation
  on investments during the
  year                             205,016                42,201                 34,293
                                  --------               -------                -------
  Net realized and
   unrealized capital gain
   (loss) on investments           248,933                43,207                 37,769
                                  --------               -------                -------
  Net increase (decrease)
   in net assets from
   operations                     $246,399               $43,870                $39,336
                                  ========               =======                =======

                             AMERICAN FUNDS
                                 GLOBAL
                               GROWTH AND      AMERICAN FUNDS
                               INCOME FUND      GROWTH FUND
---------------------------  ---------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions          $19,045           $31,936
 Expenses:
  Mortality and expense
   risk charge                      (776)           (9,861)
  Other expense charge              (302)           (3,093)
                                 -------          --------
 Net investment income
  (loss)                          17,967            18,982
                                 -------          --------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions           --                --
 Realized capital gain
  (loss) on investments            2,075            16,788
 Change in unrealized
  appreciation/depreciation
  on investments during the
  year                            20,846           397,560
                                 -------          --------
  Net realized and
   unrealized capital gain
   (loss) on investments          22,921           414,348
                                 -------          --------
  Net increase (decrease)
   in net assets from
   operations                    $40,888          $433,330
                                 =======          ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                               AMERICAN FUNDS       AMERICAN FUNDS     AMERICAN FUNDS
                             GROWTH-INCOME FUND   INTERNATIONAL FUND   NEW WORLD FUND
-------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions            $31,209              $21,824            $1,756
 Expenses:
  Mortality and expense
   risk charge                      (5,810)              (4,063)             (529)
  Other expense charge              (1,828)              (1,272)              (95)
                                  --------             --------            ------
 Net investment income
  (loss)                            23,571               16,489             1,132
                                  --------             --------            ------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions             --                   --               198
 Realized capital gain
  (loss) on investments             15,685                5,708                44
 Change in unrealized
  appreciation/depreciation
  on investments during the
  year                             242,085              143,754             6,633
                                  --------             --------            ------
  Net realized and
   unrealized capital gain
   (loss) on investments           257,770              149,462             6,875
                                  --------             --------            ------
  Net increase (decrease)
   in net assets from
   operations                     $281,341             $165,951            $8,007
                                  ========             ========            ======

                                AMERICAN FUNDS           BLACKROCK
                              MANAGED RISK ASSET          CAPITAL
                              ALLOCATION FUND (B)    APPRECIATION V.I.
---------------------------  ------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions           $1,383,984                   $6
 Expenses:
  Mortality and expense
   risk charge                      (230,165)              (1,980)
  Other expense charge              (106,015)                (764)
                                  ----------             --------
 Net investment income
  (loss)                           1,047,804               (2,738)
                                  ----------             --------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions               --              130,753
 Realized capital gain
  (loss) on investments               28,795               12,599
 Change in unrealized
  appreciation/depreciation
  on investments during the
  year                             5,850,117                9,302
                                  ----------             --------
  Net realized and
   unrealized capital gain
   (loss) on investments           5,878,912              152,654
                                  ----------             --------
  Net increase (decrease)
   in net assets from
   operations                     $6,926,716             $149,916
                                  ==========             ========

(b) Name change. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                 BLACKROCK           BLACKROCK          BLACKROCK
                                   EQUITY             GLOBAL              HIGH
                               DIVIDEND V.I.      ALLOCATION V.I.    YIELD V.I. FUND
-------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions            $14,914            $12,303             $6,357
 Expenses:
  Mortality and expense
   risk charge                      (3,076)            (2,402)              (959)
  Other expense charge              (1,216)              (858)              (469)
                                  --------            -------            -------
 Net investment income
  (loss)                            10,622              9,043              4,929
                                  --------            -------            -------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions         23,209             44,613                 --
 Realized capital gain
  (loss) on investments              5,095              1,370                393
 Change in unrealized
  appreciation/
  depreciation on
  investments during the
  year                              97,389              4,854              7,397
                                  --------            -------            -------
  Net realized and
   unrealized capital gain
   (loss) on investments           125,693             50,837              7,790
                                  --------            -------            -------
  Net increase (decrease)
   in net assets from
   operations                     $136,315            $59,880            $12,719
                                  ========            =======            =======

                                                        FORETHOUGHT
                                   BLACKROCK          AMERICAN FUNDS
                                U.S. GOVERNMENT        MANAGED RISK
                                BOND V.I. FUND         PORTFOLIO (A)
---------------------------  ------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                $44                   $ --
 Expenses:
  Mortality and expense
   risk charge                         (63)                (1,959)
  Other expense charge                 (18)                  (681)
                                     -----                -------
 Net investment income
  (loss)                               (37)                (2,640)
                                     -----                -------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions             88                     --
 Realized capital gain
  (loss) on investments                (94)                    --
 Change in unrealized
  appreciation/
  depreciation on
  investments during the
  year                                (575)                90,298
                                     -----                -------
  Net realized and
   unrealized capital gain
   (loss) on investments              (581)                90,298
                                     -----                -------
  Net increase (decrease)
   in net assets from
   operations                        $(618)               $87,658
                                     =====                =======

(a)  New subaccount. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                              FORETHOUGHT            FORETHOUGHT          FORETHOUGHT
                                           BLACKROCK GLOBAL         INDEX MANAGED       SELECT ADVISOR
                                        ALLOCATION MANAGED RISK          RISK            MANAGED RISK
                                             PORTFOLIO (A)          PORTFOLIO (A)        PORTFOLIO (A)
--------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                            $ --                   $ --                 $ --
 Expenses:
  Mortality and expense risk charge              (2,460)                  (262)                (635)
  Other expense charge                             (804)                   (84)                (235)
                                                -------                 ------              -------
 Net investment income (loss)                    (3,264)                  (346)                (870)
                                                -------                 ------              -------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                          --                     --                   --
 Realized capital gain (loss) on
  investments                                        (2)                    --                    2
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                       98,865                  9,821               31,294
                                                -------                 ------              -------
  Net realized and unrealized capital
   gain (loss) on investments                    98,863                  9,821               31,296
                                                -------                 ------              -------
  Net increase (decrease) in net
   assets from operations                       $95,599                 $9,475              $30,426
                                                =======                 ======              =======

                                            FORETHOUGHT
                                           WMC RESEARCH           FRANKLIN
                                           MANAGED RISK            INCOME
                                           PORTFOLIO (A)       SECURITIES FUND
--------------------------------------  ----------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                          $ --                 $ --
 Expenses:
  Mortality and expense risk charge              (431)                (434)
  Other expense charge                           (157)                (180)
                                              -------              -------
 Net investment income (loss)                    (588)                (614)
                                              -------              -------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                        --                   --
 Realized capital gain (loss) on
  investments                                       2                   19
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                     25,416               17,282
                                              -------              -------
  Net realized and unrealized capital
   gain (loss) on investments                  25,418               17,301
                                              -------              -------
  Net increase (decrease) in net
   assets from operations                     $24,830              $16,687
                                              =======              =======

(a)  New subaccount. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                 FRANKLIN             FRANKLIN             FRANKLIN
                                  RISING              SMALL CAP           STRATEGIC
                                 DIVIDENDS              VALUE               INCOME
                              SECURITIES FUND      SECURITIES FUND     SECURITIES FUND
----------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions            $4,118               $2,282              $3,073
 Expenses:
  Mortality and expense
   risk charge                     (2,583)              (1,946)               (784)
  Other expense charge               (774)                (572)               (238)
                                  -------              -------              ------
 Net investment income
  (loss)                              761                 (236)              2,051
                                  -------              -------              ------
NET REALIZED AND
 UNREALIZED CAPITAL GAIN
 (LOSS) ON INVESTMENTS:
 Capital gain
  distributions                        --                3,284                 680
 Realized capital gain
  (loss) on investments             6,162                6,775                (562)
 Change in unrealized
  appreciation/
  depreciation on
  investments during the
  year                             77,993               81,170               2,748
                                  -------              -------              ------
  Net realized and
   unrealized capital gain
   (loss) on investments           84,155               91,229               2,866
                                  -------              -------              ------
  Net increase (decrease)
   in net assets from
   operations                     $84,916              $90,993              $4,917
                                  =======              =======              ======


                                                     TEMPLETON
                              MUTUAL SHARES           FOREIGN
                             SECURITIES FUND      SECURITIES FUND
--------------------------  ---------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions           $22,149              $3,359
 Expenses:
  Mortality and expense
   risk charge                     (5,206)             (1,801)
  Other expense charge             (1,592)               (505)
                                 --------             -------
 Net investment income
  (loss)                           15,351               1,053
                                 --------             -------
NET REALIZED AND
 UNREALIZED CAPITAL GAIN
 (LOSS) ON INVESTMENTS:
 Capital gain
  distributions                        --                  --
 Realized capital gain
  (loss) on investments             8,725               3,450
 Change in unrealized
  appreciation/
  depreciation on
  investments during the
  year                            141,697              60,698
                                 --------             -------
  Net realized and
   unrealized capital gain
   (loss) on investments          150,422              64,148
                                 --------             -------
  Net increase (decrease)
   in net assets from
   operations                    $165,773             $65,201
                                 ========             =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                             HARTFORD
                                    TEMPLETON           TEMPLETON            CAPITAL
                                   GLOBAL BOND            GROWTH           APPRECIATION
                                 SECURITIES FUND     SECURITIES FUND         HLS FUND
------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions               $4,859               $8,784              $8,324
 Expenses:
  Mortality and expense risk
   charge                             (2,554)              (3,573)             (2,829)
  Other expense charge                  (665)              (1,100)             (1,302)
                                     -------             --------            --------
 Net investment income (loss)          1,640                4,111               4,193
                                     -------             --------            --------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions            1,299                   --               3,397
 Realized capital gain (loss)
  on investments                        (663)               9,202               6,506
 Change in unrealized
  appreciation/ depreciation
  on investments during the
  year                                14,724              129,570             140,918
                                     -------             --------            --------
  Net realized and unrealized
   capital gain (loss) on
   investments                        15,360              138,772             150,821
                                     -------             --------            --------
  Net increase (decrease) in
   net assets from operations        $17,000             $142,883            $155,014
                                     =======             ========            ========

                                    HARTFORD
                                    DIVIDEND           HARTFORD
                                   AND GROWTH           GROWTH
                                    HLS FUND           HLS FUND
-----------------------------  -------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions              $29,857               $ --
 Expenses:
  Mortality and expense risk
   charge                             (4,280)              (526)
  Other expense charge                (1,473)               (97)
                                    --------            -------
 Net investment income (loss)         24,104               (623)
                                    --------            -------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions           28,846                 --
 Realized capital gain (loss)
  on investments                       8,284                301
 Change in unrealized
  appreciation/ depreciation
  on investments during the
  year                               108,373             15,693
                                    --------            -------
  Net realized and unrealized
   capital gain (loss) on
   investments                       145,503             15,994
                                    --------            -------
  Net increase (decrease) in
   net assets from operations       $169,607            $15,371
                                    ========            =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                              HARTFORD
                                         HARTFORD          HARTFORD         INTERNATIONAL
                                        HIGH YIELD          INDEX           OPPORTUNITIES
                                         HLS FUND          HLS FUND           HLS FUND
-------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                    $251             $53,332             $6,828
 Expenses:
  Mortality and expense risk charge         (26)             (8,469)            (1,580)
  Other expense charge                      (11)             (4,436)              (602)
                                           ----            --------            -------
 Net investment income (loss)               214              40,427              4,646
                                           ----            --------            -------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                  --                  --                 --
 Realized capital gain (loss) on
  investments                               100              23,164              3,442
 Change in unrealized
  appreciation/depreciation on
  investments during the year               140             282,462             63,464
                                           ----            --------            -------
  Net realized and unrealized
   capital gain (loss) on
   investments                              240             305,626             66,906
                                           ----            --------            -------
  Net increase (decrease) in net
   assets from operations                  $454            $346,053            $71,552
                                           ====            ========            =======

                                       HARTFORD              HARTFORD
                                       PORTFOLIO              TOTAL
                                      DIVERSIFIER          RETURN BOND
                                       HLS FUND              HLS FUND
------------------------------------  ------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                  $139,904             $28,207
 Expenses:
  Mortality and expense risk charge       (76,885)             (2,607)
  Other expense charge                    (24,695)             (1,124)
                                      -----------            --------
 Net investment income (loss)              38,324              24,476
                                      -----------            --------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                    --                  --
 Realized capital gain (loss) on
  investments                             (17,486)             (9,268)
 Change in unrealized
  appreciation/depreciation on
  investments during the year          (1,427,547)            (16,795)
                                      -----------            --------
  Net realized and unrealized
   capital gain (loss) on
   investments                         (1,445,033)            (26,063)
                                      -----------            --------
  Net increase (decrease) in net
   assets from operations             $(1,406,709)            $(1,587)
                                      ===========            ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                 HARTFORD          HUNTINGTON VA
                                   VALUE             DIVIDEND          HUNTINGTON VA
                                 HLS FUND          CAPTURE FUND         GROWTH FUND
---------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions            $4,404             $13,673                $51
 Expenses:
  Mortality and expense
   risk charge                       (722)               (900)                (6)
  Other expense charge               (185)               (401)                (3)
                                  -------             -------               ----
 Net investment income
  (loss)                            3,497              12,372                 42
                                  -------             -------               ----
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions            --                  --                 --
 Realized capital gain
  (loss) on investments             1,003                 364                 21
 Change in unrealized
  appreciation/
  depreciation on
  investments during the
  year                             18,455              15,115                437
                                  -------             -------               ----
  Net realized and
   unrealized capital gain
   (loss) on investments           19,458              15,479                458
                                  -------             -------               ----
  Net increase (decrease)
   in net assets from
   operations                     $22,955             $27,851               $500
                                  =======             =======               ====

                                HUNTINGTON VA        HUNTINGTON VA
                                   INCOME            INTERNATIONAL
                                 EQUITY FUND          EQUITY FUND
---------------------------  ----------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions            $17,804               $3,269
 Expenses:
  Mortality and expense
   risk charge                        (882)                (461)
  Other expense charge                (392)                (205)
                                   -------              -------
 Net investment income
  (loss)                            16,530                2,603
                                   -------              -------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions             --                   --
 Realized capital gain
  (loss) on investments                514                  757
 Change in unrealized
  appreciation/
  depreciation on
  investments during the
  year                              17,731               22,018
                                   -------              -------
  Net realized and
   unrealized capital gain
   (loss) on investments            18,245               22,775
                                   -------              -------
  Net increase (decrease)
   in net assets from
   operations                      $34,775              $25,378
                                   =======              =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                 HUNTINGTON VA        HUNTINGTON VA
                                    MID CORP            MORTGAGE          HUNTINGTON VA
                                  AMERICA FUND       SECURITIES FUND        SITUS FUND
------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions               $105                 $196                 $25
 Expenses:
  Mortality and expense risk
   charge                              (15)                  (9)                 (9)
  Other expense charge                  (7)                  (4)                 (4)
                                      ----                -----                ----
 Net investment income (loss)           83                  183                  12
                                      ----                -----                ----
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions            793                   --                  --
 Realized capital gain (loss)
  on investments                        (1)                  --                  34
 Change in unrealized
  appreciation/ depreciation
  on investments during the
  year                                 (82)                (250)                697
                                      ----                -----                ----
  Net realized and unrealized
   capital gain (loss) on
   investments                         710                 (250)                731
                                      ----                -----                ----
  Net increase (decrease) in
   net assets from operations         $793                 $(67)               $743
                                      ====                =====                ====

                                  INVESCO V.I.
                                 BALANCED RISK       INVESCO V.I.
                                   ALLOCATION            CORE
                                      FUND            EQUITY FUND
-----------------------------  -------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions               $5,586             $3,793
 Expenses:
  Mortality and expense risk
   charge                             (1,632)            (1,105)
  Other expense charge                  (443)              (319)
                                    --------            -------
 Net investment income (loss)          3,511              2,369
                                    --------            -------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions           10,602                 --
 Realized capital gain (loss)
  on investments                        (107)             1,328
 Change in unrealized
  appreciation/ depreciation
  on investments during the
  year                               (11,345)            33,508
                                    --------            -------
  Net realized and unrealized
   capital gain (loss) on
   investments                          (850)            34,836
                                    --------            -------
  Net increase (decrease) in
   net assets from operations         $2,661            $37,205
                                    ========            =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                     INVESCO V.I.       INVESCO V.I.      INVESCO V.I.
                                    INTERNATIONAL       MID CAP CORE          MONEY
                                     GROWTH FUND         EQUITY FUND       MARKET FUND
----------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                 $12,917               $733               $7
 Expenses:
  Mortality and expense risk
   charge                                (4,630)              (630)            (110)
  Other expense charge                   (1,377)              (171)            (149)
                                       --------            -------            -----
 Net investment income (loss)             6,910                (68)            (252)
                                       --------            -------            -----
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions                  --             10,194               --
 Realized capital gain (loss) on
  investments                             7,094                (33)              --
 Change in unrealized
  appreciation/ depreciation on
  investments during the year           150,247              6,780               --
                                       --------            -------            -----
  Net realized and unrealized
   capital gain (loss) on
   investments                          157,341             16,941               --
                                       --------            -------            -----
  Net increase (decrease) in net
   assets from operations              $164,251            $16,873            $(252)
                                       ========            =======            =====

                                    INVESCO V.I.         LORD ABBETT
                                      SMALL CAP         BOND-DEBENTURE
                                     EQUITY FUND          PORTFOLIO
--------------------------------  ---------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                   $ --              $21,630
 Expenses:
  Mortality and expense risk
   charge                               (1,296)                (991)
  Other expense charge                    (356)                (355)
                                       -------             --------
 Net investment income (loss)           (1,652)              20,284
                                       -------             --------
NET REALIZED AND UNREALIZED
 CAPITAL GAIN (LOSS) ON
 INVESTMENTS:
 Capital gain distributions              2,418                8,216
 Realized capital gain (loss) on
  investments                            3,414                2,122
 Change in unrealized
  appreciation/ depreciation on
  investments during the year           50,987              (16,658)
                                       -------             --------
  Net realized and unrealized
   capital gain (loss) on
   investments                          56,819               (6,320)
                                       -------             --------
  Net increase (decrease) in net
   assets from operations              $55,167              $13,964
                                       =======             ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                           LORD ABBETT             LORD ABBETT
                                           FUNDAMENTAL               GROWTH                MFS GROWTH
                                         EQUITY PORTFOLIO    OPPORTUNITIES PORTFOLIO         SERIES
---------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                        $5,341                   $ --                  $1,393
 Expenses:
  Mortality and expense risk charge            (5,331)                  (357)                 (3,601)
  Other expense charge                         (1,632)                  (109)                 (1,350)
                                             --------                -------                --------
 Net investment income (loss)                  (1,622)                  (466)                 (3,558)
                                             --------                -------                --------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                   279,040                 31,878                   8,508
 Realized capital gain (loss) on
  investments                                   6,053                    597                  24,355
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                    (58,091)               (16,019)                207,310
                                             --------                -------                --------
  Net realized and unrealized capital
   gain (loss) on investments                 227,002                 16,456                 240,173
                                             --------                -------                --------
  Net increase (decrease) in net
   assets from operations                    $225,380                $15,990                $236,615
                                             ========                =======                ========


                                          MFS INVESTORS          MFS NEW
                                          TRUST SERIES      DISCOVERY SERIES
--------------------------------------  --------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                       $2,762                $ --
 Expenses:
  Mortality and expense risk charge           (1,117)             (1,611)
  Other expense charge                          (381)               (451)
                                             -------             -------
 Net investment income (loss)                  1,264              (2,062)
                                             -------             -------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                       --               2,332
 Realized capital gain (loss) on
  investments                                  4,892               4,098
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                    44,096              70,964
                                             -------             -------
  Net realized and unrealized capital
   gain (loss) on investments                 48,988              77,394
                                             -------             -------
  Net increase (decrease) in net
   assets from operations                    $50,252             $75,332
                                             =======             =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                                        TOPS MANAGED
                                                              MFS INTERNATIONAL        RISK BALANCED
                                            MFS VALUE               VALUE                   ETF
                                              SERIES              PORTFOLIO              PORTFOLIO
---------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                        $9,971               $2,518                 $164,107
 Expenses:
  Mortality and expense risk charge            (4,613)                (947)                 (69,571)
  Other expense charge                         (1,329)                (289)                 (39,992)
                                             --------              -------               ----------
 Net investment income (loss)                   4,029                1,282                   54,544
                                             --------              -------               ----------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                     3,059                   --                       --
 Realized capital gain (loss) on
  investments                                   5,867                2,778                   16,203
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                    159,146               23,105                  979,346
                                             --------              -------               ----------
  Net realized and unrealized capital
   gain (loss) on investments                 168,072               25,883                  995,549
                                             --------              -------               ----------
  Net increase (decrease) in net
   assets from operations                    $172,101              $27,165               $1,050,093
                                             ========              =======               ==========

                                            TOPS MANAGED          TOPS MANAGED
                                            RISK GROWTH          RISK MODERATE
                                                ETF                GROWTH ETF
                                             PORTFOLIO             PORTFOLIO
--------------------------------------  ------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                        $637,281              $470,486
 Expenses:
  Mortality and expense risk charge            (223,987)             (195,628)
  Other expense charge                         (207,522)             (134,023)
                                             ----------            ----------
 Net investment income (loss)                   205,772               140,835
                                             ----------            ----------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                          --                    --
 Realized capital gain (loss) on
  investments                                     7,936                 3,796
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                    6,086,726             3,977,286
                                             ----------            ----------
  Net realized and unrealized capital
   gain (loss) on investments                 6,094,662             3,981,082
                                             ----------            ----------
  Net increase (decrease) in net
   assets from operations                    $6,300,434            $4,121,917
                                             ==========            ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONCLUDED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                              PIMCO               PIMCO            PIMCO VIT
                                          EQS PATHFINDER        ALL ASSET         TOTAL RETURN
                                            PORTFOLIO          PORTFOLOIO          PORTFOLIO
-------------------------------------------------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                       $28,412             $6,651             $12,655
 Expenses:
  Mortality and expense risk charge            (2,802)              (488)             (2,757)
  Other expense charge                         (1,104)              (146)             (1,746)
                                             --------            -------            --------
 Net investment income (loss)                  24,506              6,017               8,152
                                             --------            -------            --------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                        --                 --              12,698
 Realized capital gain (loss) on
  investments                                   6,354             (1,053)               (398)
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                     90,176             (4,464)            (26,980)
                                             --------            -------            --------
  Net realized and unrealized capital
   gain (loss) on investments                  96,530             (5,517)            (14,680)
                                             --------            -------            --------
  Net increase (decrease) in net
   assets from operations                    $121,036               $500             $(6,528)
                                             ========            =======            ========

                                            PUTNAM VT
                                             EQUITY            PUTNAM VT          PUTNAM VT
                                           INCOME FUND        INCOME FUND        VOYAGER FUND
--------------------------------------  --------------------------------------------------------
INVESTMENT INCOME (LOSS):
 Dividend distributions                         $ --               $ --                $ --
 Expenses:
  Mortality and expense risk charge           (1,964)            (1,840)             (2,712)
  Other expense charge                          (621)              (596)               (799)
                                             -------            -------            --------
 Net investment income (loss)                 (2,585)            (2,436)             (3,511)
                                             -------            -------            --------
NET REALIZED AND UNREALIZED CAPITAL
 GAIN (LOSS) ON INVESTMENTS:
 Capital gain distributions                       --                 --                  --
 Realized capital gain (loss) on
  investments                                  7,930                610              13,159
 Change in unrealized appreciation/
  depreciation on investments during
  the year                                    65,322             10,678             162,350
                                             -------            -------            --------
  Net realized and unrealized capital
   gain (loss) on investments                 73,252             11,288             175,509
                                             -------            -------            --------
  Net increase (decrease) in net
   assets from operations                    $70,667             $8,852            $171,998
                                             =======            =======            ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                          AMERICAN CENTURY VP      AMERICAN CENTURY VP      AMERICAN CENTURY VP
                                              GROWTH FUND             MID CAP VALUE             VALUE FUND
                                                 2013                     2013                     2013
-----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                    $(2,534)                   $663                   $1,567
  Capital gains distributions                       1,729                      74                       --
  Realized capital gain (loss) on
   sales of fund shares                            42,188                     932                    3,476
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                       205,016                  42,201                   34,293
                                              -----------               ---------                ---------
  Net increase (decrease) in net
   assets from operations                         246,399                  43,870                   39,336
                                              -----------               ---------                ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                     2,256,393                 479,006                  498,365
  Contract owner maintenance charges              (13,340)                 (3,737)                  (1,273)
  Terminations and withdrawals                     (3,361)                 (1,963)                    (729)
  Annuity benefits                               (185,017)                     --                  (53,548)
  Transfers between subaccounts, net               10,895                  88,804                   84,853
                                              -----------               ---------                ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                 2,065,570                 562,110                  527,668
                                              -----------               ---------                ---------
  Net increase (decrease) in net
   assets                                       2,311,969                 605,980                  567,004
  Net assets at beginning of year                      --                      --                       --
                                              -----------               ---------                ---------
  Net assets at end of year                    $2,311,969                $605,980                 $567,004
                                              ===========               =========                =========

                                           AMERICAN FUNDS
                                               GLOBAL
                                             GROWTH AND          AMERICAN FUNDS
                                            INCOME FUND            GROWTH FUND
                                                2013                  2013
--------------------------------------  -------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                  $17,967                $18,982
  Capital gains distributions                        --                     --
  Realized capital gain (loss) on
   sales of fund shares                           2,075                 16,788
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                      20,846                397,560
                                             ----------            -----------
  Net increase (decrease) in net
   assets from operations                        40,888                433,330
                                             ----------            -----------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                     626,452              3,770,386
  Contract owner maintenance charges               (975)               (24,826)
  Terminations and withdrawals                     (219)               (15,745)
  Annuity benefits                                   --                (70,948)
  Transfers between subaccounts, net           (108,918)               640,078
                                             ----------            -----------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                 516,340              4,298,945
                                             ----------            -----------
  Net increase (decrease) in net
   assets                                       557,228              4,732,275
  Net assets at beginning of year                    --                     --
                                             ----------            -----------
  Net assets at end of year                    $557,228             $4,732,275
                                             ==========            ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                             AMERICAN FUNDS           AMERICAN FUNDS         AMERICAN FUNDS
                                           GROWTH-INCOME FUND       INTERNATIONAL FUND       NEW WORLD FUND
                                                  2013                     2013                   2013
---------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                    $23,571                  $16,489                 $1,132
  Capital gains distributions                          --                       --                    198
  Realized capital gain (loss) on
   sales of fund shares                            15,685                    5,708                     44
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                       242,085                  143,754                  6,633
                                               ----------               ----------              ---------
  Net increase (decrease) in net
   assets from operations                         281,341                  165,951                  8,007
                                               ----------               ----------              ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                     2,208,693                1,556,694                158,164
  Contract owner maintenance charges              (16,428)                  (9,108)                  (111)
  Terminations and withdrawals                    (12,014)                  (6,554)                (1,176)
  Annuity benefits                                     --                  (40,037)                    --
  Transfers between subaccounts, net              637,526                  280,616                 13,222
                                               ----------               ----------              ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                 2,817,777                1,781,611                170,099
                                               ----------               ----------              ---------
  Net increase (decrease) in net
   assets                                       3,099,118                1,947,562                178,106
  Net assets at beginning of year                      --                       --                     --
                                               ----------               ----------              ---------
  Net assets at end of year                    $3,099,118               $1,947,562               $178,106
                                               ==========               ==========              =========

                                            AMERICAN FUNDS            BLACKROCK
                                          MANAGED RISK ASSET           CAPITAL
                                           ALLOCATION FUND        APPRECIATION V.I.
                                               2013 (B)                 2013
--------------------------------------  ---------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                 $1,047,804               $(2,738)
  Capital gains distributions                          --               130,753
  Realized capital gain (loss) on
   sales of fund shares                            28,795                12,599
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     5,850,117                 9,302
                                             ------------             ---------
  Net increase (decrease) in net
   assets from operations                       6,926,716               149,916
                                             ------------             ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   138,092,258               759,858
  Contract owner maintenance charges             (500,258)               (7,027)
  Terminations and withdrawals                   (319,493)               (4,847)
  Annuity benefits                               (282,843)                   --
  Transfers between subaccounts, net           20,446,161                80,257
                                             ------------             ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               157,435,825               828,241
                                             ------------             ---------
  Net increase (decrease) in net
   assets                                     164,362,541               978,157
  Net assets at beginning of year                      --                    --
                                             ------------             ---------
  Net assets at end of year                  $164,362,541              $978,157
                                             ============             =========

(b) Name change. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                             BLACKROCK             BLACKROCK            BLACKROCK
                                               EQUITY                GLOBAL                HIGH
                                           DIVIDEND V.I.        ALLOCATION V.I.      YIELD V.I. FUND
                                                2013                  2013                 2013
------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                  $10,622                $9,043              $4,929
  Capital gains distributions                    23,209                44,613                  --
  Realized capital gain (loss) on
   sales of fund shares                           5,095                 1,370                 393
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                      97,389                 4,854               7,397
                                             ----------            ----------            --------
  Net increase (decrease) in net
   assets from operations                       136,315                59,880              12,719
                                             ----------            ----------            --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   1,195,840               926,411             440,192
  Contract owner maintenance charges            (10,927)               (3,048)               (989)
  Terminations and withdrawals                   (7,461)              (11,796)               (566)
  Annuity benefits                                   --               (35,958)            (38,369)
  Transfers between subaccounts, net            362,398               313,036              71,401
                                             ----------            ----------            --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               1,539,850             1,188,645             471,669
                                             ----------            ----------            --------
  Net increase (decrease) in net
   assets                                     1,676,165             1,248,525             484,388
  Net assets at beginning of year                    --                    --                  --
                                             ----------            ----------            --------
  Net assets at end of year                  $1,676,165            $1,248,525            $484,388
                                             ==========            ==========            ========

                                                                   FORETHOUGHT
                                             BLACKROCK           AMERICAN FUNDS
                                          U.S. GOVERNMENT         MANAGED RISK
                                           BOND V.I. FUND           PORTFOLIO
                                                2013                2013 (A)
--------------------------------------  -------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                    $(37)                $(2,640)
  Capital gains distributions                       88                      --
  Realized capital gain (loss) on
   sales of fund shares                            (94)                     --
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                       (575)                 90,298
                                              --------             -----------
  Net increase (decrease) in net
   assets from operations                         (618)                 87,658
                                              --------             -----------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                    113,285               6,318,939
  Contract owner maintenance charges                (1)                     --
  Terminations and withdrawals                 (14,697)                   (361)
  Annuity benefits                                  --                      --
  Transfers between subaccounts, net               550                  56,254
                                              --------             -----------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                 99,137               6,374,832
                                              --------             -----------
  Net increase (decrease) in net
   assets                                       98,519               6,462,490
  Net assets at beginning of year                   --                      --
                                              --------             -----------
  Net assets at end of year                    $98,519              $6,462,490
                                              ========             ===========

(a)  New subaccount. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                FORETHOUGHT               FORETHOUGHT           FORETHOUGHT
                                              BLACKROCK GLOBAL           INDEX MANAGED         SELECT ADVISOR
                                          ALLOCATION MANAGED RISK             RISK              MANAGED RISK
                                                 PORTFOLIO                 PORTFOLIO             PORTFOLIO
                                                  2013 (A)                  2013 (A)              2013 (A)
----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                      $(3,264)                    $(346)                $(870)
  Capital gains distributions                            --                        --                    --
  Realized capital gain (loss) on
   sales of fund shares                                  (2)                       --                     2
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                          98,865                     9,821                31,294
                                                 ----------                ----------            ----------
  Net increase (decrease) in net
   assets from operations                            95,599                     9,475                30,426
                                                 ----------                ----------            ----------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                       7,667,415                 1,166,204             2,084,998
  Contract owner maintenance charges                     --                        --                    --
  Terminations and withdrawals                         (858)                   (2,339)               (2,213)
  Annuity benefits                                       --                        --                    --
  Transfers between subaccounts, net                655,302                    78,411               291,256
                                                 ----------                ----------            ----------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                   8,321,859                 1,242,276             2,374,041
                                                 ----------                ----------            ----------
  Net increase (decrease) in net
   assets                                         8,417,458                 1,251,751             2,404,467
  Net assets at beginning of year                        --                        --                    --
                                                 ----------                ----------            ----------
  Net assets at end of year                      $8,417,458                $1,251,751            $2,404,467
                                                 ==========                ==========            ==========

                                            FORETHOUGHT
                                            WMC RESEARCH           FRANKLIN
                                            MANAGED RISK            INCOME
                                             PORTFOLIO         SECURITIES FUND
                                              2013 (A)               2013
--------------------------------------  ----------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                    $(588)              $(614)
  Capital gains distributions                        --                  --
  Realized capital gain (loss) on
   sales of fund shares                               2                  19
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                      25,416              17,282
                                             ----------            --------
  Net increase (decrease) in net
   assets from operations                        24,830              16,687
                                             ----------            --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   1,433,945             398,846
  Contract owner maintenance charges             (1,250)                (71)
  Terminations and withdrawals                     (360)                (86)
  Annuity benefits                                   --                  --
  Transfers between subaccounts, net            356,111                 (60)
                                             ----------            --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               1,788,446             398,629
                                             ----------            --------
  Net increase (decrease) in net
   assets                                     1,813,276             415,316
  Net assets at beginning of year                    --                  --
                                             ----------            --------
  Net assets at end of year                  $1,813,276            $415,316
                                             ==========            ========

(a)  New subaccount. See Note 1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                              FRANKLIN             FRANKLIN            FRANKLIN
                                               RISING             SMALL CAP           STRATEGIC
                                             DIVIDENDS              VALUE               INCOME
                                          SECURITIES FUND      SECURITIES FUND     SECURITIES FUND
                                                2013                 2013                2013
----------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                     $761               $(236)             $2,051
  Capital gains distributions                        --               3,284                 680
  Realized capital gain (loss) on
   sales of fund shares                           6,162               6,775                (562)
  Change in unrealized
   appreciation/depreciation on
   investments during the year                   77,993              81,170               2,748
                                             ----------            --------            --------
  Net increase (decrease) in net
   assets from operations                        84,916              90,993               4,917
                                             ----------            --------            --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                     758,304             641,129             329,637
  Contract owner maintenance charges             (7,467)             (4,236)               (721)
  Terminations and withdrawals                   (2,986)             (2,773)               (413)
  Annuity benefits                                   --             (16,011)            (22,848)
  Transfers between subaccounts, net            226,978             139,752              32,981
                                             ----------            --------            --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                 974,829             757,861             338,636
                                             ----------            --------            --------
  Net increase (decrease) in net
   assets                                     1,059,745             848,854             343,553
  Net assets at beginning of year                    --                  --                  --
                                             ----------            --------            --------
  Net assets at end of year                  $1,059,745            $848,854            $343,553
                                             ==========            ========            ========


                                                                  TEMPLETON
                                           MUTUAL SHARES           FOREIGN
                                          SECURITIES FUND      SECURITIES FUND
                                                2013                 2013
--------------------------------------  ----------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                  $15,351              $1,053
  Capital gains distributions                        --                  --
  Realized capital gain (loss) on
   sales of fund shares                           8,725               3,450
  Change in unrealized
   appreciation/depreciation on
   investments during the year                  141,697              60,698
                                             ----------            --------
  Net increase (decrease) in net
   assets from operations                       165,773              65,201
                                             ----------            --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   1,490,872             642,917
  Contract owner maintenance charges            (15,797)             (4,842)
  Terminations and withdrawals                   (6,409)             (5,043)
  Annuity benefits                                   --                  --
  Transfers between subaccounts, net            733,138              60,762
                                             ----------            --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               2,201,804             693,794
                                             ----------            --------
  Net increase (decrease) in net
   assets                                     2,367,577             758,995
  Net assets at beginning of year                    --                  --
                                             ----------            --------
  Net assets at end of year                  $2,367,577            $758,995
                                             ==========            ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                                            HARTFORD
                                              TEMPLETON              TEMPLETON               CAPITAL
                                             GLOBAL BOND              GROWTH              APPRECIATION
                                           SECURITIES FUND        SECURITIES FUND           HLS FUND
                                                2013                   2013                   2013
-----------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                    $1,640                 $4,111                 $4,193
  Capital gains distributions                      1,299                     --                  3,397
  Realized capital gain (loss) on
   sales of fund shares                             (663)                 9,202                  6,506
  Change in unrealized
   appreciation/depreciation on
   investments during the year                    14,724                129,570                140,918
                                             -----------            -----------            -----------
  Net increase (decrease) in net
   assets from operations                         17,000                142,883                155,014
                                             -----------            -----------            -----------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                      585,713              1,070,639              1,107,191
  Contract owner maintenance charges              (3,639)               (11,096)                (8,238)
  Terminations and withdrawals                    (2,135)                (4,404)                (3,626)
  Annuity benefits                               (38,387)                    --                     --
  Transfers between subaccounts, net             586,919                333,012                 76,204
                                             -----------            -----------            -----------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                1,128,471              1,388,151              1,171,531
                                             -----------            -----------            -----------
  Net increase (decrease) in net
   assets                                      1,145,471              1,531,034              1,326,545
  Net assets at beginning of year                     --                     --                     --
                                             -----------            -----------            -----------
  Net assets at end of year                   $1,145,471             $1,531,034             $1,326,545
                                             ===========            ===========            ===========

                                              HARTFORD
                                              DIVIDEND              HARTFORD
                                             AND GROWTH              GROWTH
                                              HLS FUND              HLS FUND
                                                2013                  2013
--------------------------------------  -----------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                   $24,104               $(623)
  Capital gains distributions                     28,846                  --
  Realized capital gain (loss) on
   sales of fund shares                            8,284                 301
  Change in unrealized
   appreciation/depreciation on
   investments during the year                   108,373              15,693
                                             -----------            --------
  Net increase (decrease) in net
   assets from operations                        169,607              15,371
                                             -----------            --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                    1,702,767             139,096
  Contract owner maintenance charges              (9,638)               (118)
  Terminations and withdrawals                    (5,243)             (1,097)
  Annuity benefits                               (61,507)                 --
  Transfers between subaccounts, net              54,469              16,387
                                             -----------            --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                1,680,848             154,268
                                             -----------            --------
  Net increase (decrease) in net
   assets                                      1,850,455             169,639
  Net assets at beginning of year                     --                  --
                                             -----------            --------
  Net assets at end of year                   $1,850,455            $169,639
                                             ===========            ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                           HARTFORD
                                     HARTFORD        HARTFORD           INTERNATIONAL
                                    HIGH YIELD        INDEX             OPPORTUNITIES
                                     HLS FUND        HLS FUND              HLS FUND
                                       2013            2013                  2013
-----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET
 ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)           $214          $40,427                $4,646
  Capital gains distributions              --               --                    --
  Realized capital gain (loss)
   on sales of fund shares                100           23,164                 3,442
  Change in unrealized
   appreciation/depreciation
   on investments during the
   year                                   140          282,462                63,464
                                     --------       ----------            ----------
  Net increase (decrease) in
   net assets from operations             454          346,053                71,552
                                     --------       ----------            ----------
 FROM CONTRACT OWNER
  TRANSACTIONS:
  Variable annuity deposits             6,000        2,214,505               660,835
  Contract owner maintenance
   charges                                (24)         (32,227)               (4,506)
  Terminations and withdrawals             --          (23,150)               (1,868)
  Annuity benefits                         --               --               (31,650)
  Transfers between
   subaccounts, net                    13,489        1,400,793                44,031
                                     --------       ----------            ----------
  Net increase (decrease) in
   net assets from contract
   owner transactions                  19,465        3,559,921               666,842
                                     --------       ----------            ----------
  Net increase (decrease) in
   net assets                          19,919        3,905,974               738,394
  Net assets at beginning of
   year                                    --               --                    --
                                     --------       ----------            ----------
  Net assets at end of year           $19,919       $3,905,974              $738,394
                                     ========       ==========            ==========

                                 HARTFORD               HARTFORD
                                 PORTFOLIO               TOTAL
                                DIVERSIFIER           RETURN BOND
                                 HLS FUND               HLS FUND
                                   2013                   2013
------------------------------  --------------------------------------
INCREASE (DECREASE) IN NET
 ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)      $38,324               $24,476
  Capital gains distributions            --                    --
  Realized capital gain (loss)
   on sales of fund shares          (17,486)               (9,268)
  Change in unrealized
   appreciation/depreciation
   on investments during the
   year                          (1,427,547)              (16,795)
                                -----------            ----------
  Net increase (decrease) in
   net assets from operations    (1,406,709)               (1,587)
                                -----------            ----------
 FROM CONTRACT OWNER
  TRANSACTIONS:
  Variable annuity deposits      26,493,450             1,155,818
  Contract owner maintenance
   charges                         (247,413)               (2,974)
  Terminations and withdrawals     (152,836)               (9,725)
  Annuity benefits                       --              (125,561)
  Transfers between
   subaccounts, net               9,427,348                41,576
                                -----------            ----------
  Net increase (decrease) in
   net assets from contract
   owner transactions            35,520,549             1,059,134
                                -----------            ----------
  Net increase (decrease) in
   net assets                    34,113,840             1,057,547
  Net assets at beginning of
   year                                  --                    --
                                -----------            ----------
  Net assets at end of year     $34,113,840            $1,057,547
                                ===========            ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                    HARTFORD         HUNTINGTON VA
                                     VALUE              DIVIDEND         HUNTINGTON VA
                                    HLS FUND          CAPTURE FUND        GROWTH FUND
                                      2013                2013                2013
-----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET
 ASSETS:
 FROM OPERATIONS:
  Net investment income
   (loss)                             $3,497             $12,372                $42
  Capital gains distributions             --                  --                 --
  Realized capital gain
   (loss) on sales of fund
   shares                              1,003                 364                 21
  Change in unrealized
   appreciation/ depreciation
   on investments during the
   year                               18,455              15,115                437
                                    --------            --------             ------
  Net increase (decrease) in
   net assets from operations         22,955              27,851                500
                                    --------            --------             ------
 FROM CONTRACT OWNER
  TRANSACTIONS:
  Variable annuity deposits          283,833             412,861              4,959
  Contract owner maintenance
   charges                            (1,250)             (3,927)                (5)
  Terminations and
   withdrawals                        (4,124)             (1,411)                --
  Annuity benefits                        --                  --                 --
  Transfers between
   subaccounts, net                   31,688              28,682               (277)
                                    --------            --------             ------
  Net increase (decrease) in
   net assets from contract
   owner transactions                310,147             436,205              4,677
                                    --------            --------             ------
  Net increase (decrease) in
   net assets                        333,102             464,056              5,177
  Net assets at beginning of
   year                                   --                  --                 --
                                    --------            --------             ------
  Net assets at end of year         $333,102            $464,056             $5,177
                                    ========            ========             ======

                                 HUNTINGTON VA       HUNTINGTON VA
                                     INCOME          INTERNATIONAL
                                  EQUITY FUND         EQUITY FUND
                                      2013                2013
-----------------------------  --------------------------------------
INCREASE (DECREASE) IN NET
 ASSETS:
 FROM OPERATIONS:
  Net investment income
   (loss)                            $16,530              $2,603
  Capital gains distributions             --                  --
  Realized capital gain
   (loss) on sales of fund
   shares                                514                 757
  Change in unrealized
   appreciation/ depreciation
   on investments during the
   year                               17,731              22,018
                                    --------            --------
  Net increase (decrease) in
   net assets from operations         34,775              25,378
                                    --------            --------
 FROM CONTRACT OWNER
  TRANSACTIONS:
  Variable annuity deposits          395,926             214,838
  Contract owner maintenance
   charges                            (3,894)             (1,986)
  Terminations and
   withdrawals                        (1,412)               (708)
  Annuity benefits                        --                  --
  Transfers between
   subaccounts, net                   21,142               6,000
                                    --------            --------
  Net increase (decrease) in
   net assets from contract
   owner transactions                411,762             218,144
                                    --------            --------
  Net increase (decrease) in
   net assets                        446,537             243,522
  Net assets at beginning of
   year                                   --                  --
                                    --------            --------
  Net assets at end of year         $446,537            $243,522
                                    ========            ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                 HUNTINGTON VA       HUNTINGTON VA
                                   MID CORP             MORTGAGE         HUNTINGTON VA
                                 AMERICA FUND       SECURITIES FUND        SITUS FUND
                                     2013                 2013                2013
-----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET
 ASSETS:
 FROM OPERATIONS:
  Net investment income
   (loss)                               $83                $183                 $12
  Capital gains
   distributions                        793                  --                  --
  Realized capital gain
   (loss) on sales of fund
   shares                                (1)                 --                  34
  Change in unrealized
   appreciation/
   depreciation on
   investments during the
   year                                 (82)               (250)                697
                                    -------              ------              ------
  Net increase (decrease) in
   net assets from
   operations                           793                 (67)                743
                                    -------              ------              ------
 FROM CONTRACT OWNER
  TRANSACTIONS:
  Variable annuity deposits          13,024               7,499               7,782
  Contract owner maintenance
   charges                              (24)                 (6)                (13)
  Terminations and
   withdrawals                           --                  --                  --
  Annuity benefits                       --                  --                  --
  Transfers between
   subaccounts, net                    (165)                363                (402)
                                    -------              ------              ------
  Net increase (decrease) in
   net assets from contract
   owner transactions                12,835               7,856               7,367
                                    -------              ------              ------
  Net increase (decrease) in
   net assets                        13,628               7,789               8,110
  Net assets at beginning of
   year                                  --                  --                  --
                                    -------              ------              ------
  Net assets at end of year         $13,628              $7,789              $8,110
                                    =======              ======              ======

                                 INVESCO V.I.
                                BALANCED RISK        INVESCO V.I.
                                  ALLOCATION             CORE
                                     FUND            EQUITY FUND
                                     2013                2013
----------------------------  --------------------------------------
INCREASE (DECREASE) IN NET
 ASSETS:
 FROM OPERATIONS:
  Net investment income
   (loss)                            $3,511              $2,369
  Capital gains
   distributions                     10,602                  --
  Realized capital gain
   (loss) on sales of fund
   shares                              (107)              1,328
  Change in unrealized
   appreciation/
   depreciation on
   investments during the
   year                             (11,345)             33,508
                                   --------            --------
  Net increase (decrease) in
   net assets from
   operations                         2,661              37,205
                                   --------            --------
 FROM CONTRACT OWNER
  TRANSACTIONS:
  Variable annuity deposits         505,390             448,144
  Contract owner maintenance
   charges                           (1,574)             (2,290)
  Terminations and
   withdrawals                       (8,864)             (6,193)
  Annuity benefits                       --                  --
  Transfers between
   subaccounts, net                 156,855              76,309
                                   --------            --------
  Net increase (decrease) in
   net assets from contract
   owner transactions               651,807             515,970
                                   --------            --------
  Net increase (decrease) in
   net assets                       654,468             553,175
  Net assets at beginning of
   year                                  --                  --
                                   --------            --------
  Net assets at end of year        $654,468            $553,175
                                   ========            ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                            INVESCO V.I.         INVESCO V.I.        INVESCO V.I.
                                           INTERNATIONAL         MID CAP CORE            MONEY
                                            GROWTH FUND          EQUITY FUND          MARKET FUND
                                                2013                 2013                2013
-----------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                   $6,910                $(68)               $(252)
  Capital gains distributions                        --              10,194                   --
  Realized capital gain (loss) on
   sales of fund shares                           7,094                 (33)                  --
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     150,247               6,780                   --
                                             ----------            --------            ---------
  Net increase (decrease) in net
   assets from operations                       164,251              16,873                 (252)
                                             ----------            --------            ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   1,708,936             260,778              453,620
  Contract owner maintenance charges            (11,421)               (490)                  (1)
  Terminations and withdrawals                   (4,180)               (305)             (88,504)
  Annuity benefits                              (23,800)            (15,591)                  --
  Transfers between subaccounts, net            223,825              12,646             (281,399)
                                             ----------            --------            ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               1,893,360             257,038               83,716
                                             ----------            --------            ---------
  Net increase (decrease) in net
   assets                                     2,057,611             273,911               83,464
  Net assets at beginning of year                    --                  --                   --
                                             ----------            --------            ---------
  Net assets at end of year                  $2,057,611            $273,911              $83,464
                                             ==========            ========            =========

                                           INVESCO V.I.         LORD ABBETT
                                            SMALL CAP          BOND-DEBENTURE
                                           EQUITY FUND           PORTFOLIO
                                               2013                 2013
--------------------------------------  ----------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                $(1,652)             $20,284
  Capital gains distributions                   2,418                8,216
  Realized capital gain (loss) on
   sales of fund shares                         3,414                2,122
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                    50,987              (16,658)
                                             --------             --------
  Net increase (decrease) in net
   assets from operations                      55,167               13,964
                                             --------             --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   563,247              421,540
  Contract owner maintenance charges           (1,174)              (1,243)
  Terminations and withdrawals                 (3,294)                  --
  Annuity benefits                            (23,629)             (81,226)
  Transfers between subaccounts, net            6,473              117,977
                                             --------             --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               541,623              457,048
                                             --------             --------
  Net increase (decrease) in net
   assets                                     596,790              471,012
  Net assets at beginning of year                  --                   --
                                             --------             --------
  Net assets at end of year                  $596,790             $471,012
                                             ========             ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                            LORD ABBETT              LORD ABBETT
                                            FUNDAMENTAL         GROWTH OPPORTUNITIES         MFS GROWTH
                                          EQUITY PORTFOLIO            PORTFOLIO                SERIES
                                                2013                    2013                    2013
------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                  $(1,622)                  $(466)                $(3,558)
  Capital gains distributions                   279,040                  31,878                   8,508
  Realized capital gain (loss) on
   sales of fund shares                           6,053                     597                  24,355
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     (58,091)                (16,019)                207,310
                                             ----------                --------               ---------
  Net increase (decrease) in net
   assets from operations                       225,380                  15,990                 236,615
                                             ----------                --------               ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   2,107,388                 169,698               1,400,115
  Contract owner maintenance charges            (12,013)                   (282)                 (9,167)
  Terminations and withdrawals                   (5,658)                    (72)                 (4,832)
  Annuity benefits                              (69,331)                (15,702)               (139,062)
  Transfers between subaccounts, net            175,495                  33,196                 197,075
                                             ----------                --------               ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               2,195,881                 186,838               1,444,129
                                             ----------                --------               ---------
  Net increase (decrease) in net
   assets                                     2,421,261                 202,828               1,680,744
  Net assets at beginning of year                    --                      --                      --
                                             ----------                --------               ---------
  Net assets at end of year                  $2,421,261                $202,828               $1,680,744
                                             ==========                ========               =========


                                          MFS INVESTORS           MFS NEW
                                           TRUST SERIES       DISCOVERY SERIES
                                               2013                 2013
--------------------------------------  ----------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                 $1,264              $(2,062)
  Capital gains distributions                      --                2,332
  Realized capital gain (loss) on
   sales of fund shares                         4,892                4,098
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                    44,096               70,964
                                             --------             --------
  Net increase (decrease) in net
   assets from operations                      50,252               75,332
                                             --------             --------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   490,910              563,171
  Contract owner maintenance charges           (1,257)              (3,580)
  Terminations and withdrawals                   (732)              (2,576)
  Annuity benefits                            (54,317)                  --
  Transfers between subaccounts, net           57,460               95,571
                                             --------             --------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               492,064              652,586
                                             --------             --------
  Net increase (decrease) in net
   assets                                     542,316              727,918
  Net assets at beginning of year                  --                   --
                                             --------             --------
  Net assets at end of year                  $542,316             $727,918
                                             ========             ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                                         TOPS MANAGED
                                                                MFS INTERNATIONAL        RISK BALANCED
                                             MFS VALUE                VALUE                   ETF
                                               SERIES               PORTFOLIO              PORTFOLIO
                                                2013                  2013                   2013
----------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                   $4,029                $1,282                 $54,544
  Capital gains distributions                     3,059                    --                      --
  Realized capital gain (loss) on
   sales of fund shares                           5,867                 2,778                  16,203
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     159,146                23,105                 979,346
                                             ----------             ---------             -----------
  Net increase (decrease) in net
   assets from operations                       172,101                27,165               1,050,093
                                             ----------             ---------             -----------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   1,514,895               346,396              33,850,255
  Contract owner maintenance charges            (14,185)               (1,008)               (201,181)
  Terminations and withdrawals                   (3,656)               (1,386)               (131,783)
  Annuity benefits                                   --               (23,527)                     --
  Transfers between subaccounts, net            175,778               165,510               5,950,113
                                             ----------             ---------             -----------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               1,672,832               485,985              39,467,404
                                             ----------             ---------             -----------
  Net increase (decrease) in net
   assets                                     1,844,933               513,150              40,517,497
  Net assets at beginning of year                    --                    --                      --
                                             ----------             ---------             -----------
  Net assets at end of year                  $1,844,933              $513,150             $40,517,497
                                             ==========             =========             ===========

                                             TOPS MANAGED            TOPS MANAGED
                                             RISK GROWTH            RISK MODERATE
                                                 ETF                  GROWTH ETF
                                              PORTFOLIO               PORTFOLIO
                                                 2013                    2013
--------------------------------------  ----------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                   $205,772                $140,835
  Capital gains distributions                          --                      --
  Realized capital gain (loss) on
   sales of fund shares                             7,936                   3,796
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     6,086,726               3,977,286
                                             ------------            ------------
  Net increase (decrease) in net
   assets from operations                       6,300,434               4,121,917
                                             ------------            ------------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                   118,412,943              92,034,416
  Contract owner maintenance charges             (500,358)               (459,074)
  Terminations and withdrawals                   (172,854)               (300,440)
  Annuity benefits                                (35,832)               (406,459)
  Transfers between subaccounts, net            9,126,335               6,184,359
                                             ------------            ------------
  Net increase (decrease) in net
   assets from contract owner
   transactions                               126,830,234              97,052,802
                                             ------------            ------------
  Net increase (decrease) in net
   assets                                     133,130,668             101,174,719
  Net assets at beginning of year                      --                      --
                                             ------------            ------------
  Net assets at end of year                  $133,130,668            $101,174,719
                                             ============            ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONCLUDED)
FOR THE PERIOD MARCH 15, 2013 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                               PIMCO               PIMCO              PIMCO VIT
                                          EQS PATHFINDER         ALL ASSET          TOTAL RETURN
                                             PORTFOLIO           PORTFOLOIO           PORTFOLIO
                                               2013                 2013                2013
----------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                 $24,506              $6,017               $8,152
  Capital gains distributions                       --                  --               12,698
  Realized capital gain (loss) on
   sales of fund shares                          6,354              (1,053)                (398)
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     90,176              (4,464)             (26,980)
                                             ---------            --------            ---------
  Net increase (decrease) in net
   assets from operations                      121,036                 500               (6,528)
                                             ---------            --------            ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                  1,064,654             254,133            1,375,339
  Contract owner maintenance charges           (10,443)               (522)              (2,773)
  Terminations and withdrawals                  (7,109)                 --                 (893)
  Annuity benefits                                  --             (33,925)             (37,911)
  Transfers between subaccounts, net           221,639              28,885              187,361
                                             ---------            --------            ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                              1,268,741             248,571            1,521,123
                                             ---------            --------            ---------
  Net increase (decrease) in net
   assets                                    1,389,777             249,071            1,514,595
  Net assets at beginning of year                   --                  --                   --
                                             ---------            --------            ---------
  Net assets at end of year                  $1,389,777           $249,071            $1,514,595
                                             =========            ========            =========

                                             PUTNAM VT
                                              EQUITY             PUTNAM VT            PUTNAM VT
                                            INCOME FUND         INCOME FUND         VOYAGER FUND
                                               2013                 2013                2013
--------------------------------------  ------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
 FROM OPERATIONS:
  Net investment income (loss)                 $(2,585)            $(2,436)             $(3,511)
  Capital gains distributions                       --                  --                   --
  Realized capital gain (loss) on
   sales of fund shares                          7,930                 610               13,159
  Change in unrealized appreciation/
   depreciation on investments during
   the year                                     65,322              10,678              162,350
                                             ---------            --------            ---------
  Net increase (decrease) in net
   assets from operations                       70,667               8,852              171,998
                                             ---------            --------            ---------
 FROM CONTRACT OWNER TRANSACTIONS:
  Variable annuity deposits                    793,699             717,359            1,004,496
  Contract owner maintenance charges            (2,886)             (2,157)              (7,015)
  Terminations and withdrawals                  (5,092)               (822)              (3,296)
  Annuity benefits                            (110,833)            (45,712)                  --
  Transfers between subaccounts, net           109,242             253,916               95,665
                                             ---------            --------            ---------
  Net increase (decrease) in net
   assets from contract owner
   transactions                                784,130             922,584            1,089,850
                                             ---------            --------            ---------
  Net increase (decrease) in net
   assets                                      854,797             931,436            1,261,848
  Net assets at beginning of year                   --                  --                   --
                                             ---------            --------            ---------
  Net assets at end of year                   $854,797            $931,436            $1,261,848
                                             =========            ========            =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013

-------------------------------------------------------------------------------

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Separate Account A (the Account) is a separate account of Forethought Life Insurance Company (FLIC). Purchase payments are allocated to one or more of the subaccounts that comprise the Account. The Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended. As directed by the owners, amounts may be invested in a designated mutual fund as follows:

MUTUAL FUND                             CLASS                INVESTMENT ADVISER                         SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
American Century VP Growth Fund      Class II      American Century Investment             --
                                                   Management, Inc.
American Century VP Mid Cap Value    Class II      American Century Investment             --
                                                   Management, Inc.
American Century VP Value Fund       Class II      American Century Investment             --
                                                   Management, Inc.
American Funds Global Growth and     Class 4       Capital Research and Management         --
 Income Fund                                       Company
American Funds Growth Fund           Class 4       Capital Research and Management         --
                                                   Company
American Funds Growth-Income Fund    Class 4       Capital Research and Management         --
                                                   Company
American Funds International Fund    Class 4       Capital Research and Management         --
                                                   Company
American Funds New World Fund        Class 4       Capital Research and Management         --
                                                   Company
American Funds Managed Risk Asset    Class P2      Capital Research and Management         Millman Financial Risk Management LLC
 Allocation Fund                                   Company
BlackRock Capital Appreciation V.I.  Class III     BlackRock Advisors LLC                  BlackRock Investment Management, LLC
BlackRock Equity Dividend V.I.       Class III     BlackRock Advisors LLC                  BlackRock Investment Management, LLC
BlackRock Global Allocation V.I.     Class III     BlackRock Advisors LLC                  BlackRock Investment Management, LLC
BlackRock High Yield V.I. Fund       Class III     BlackRock Advisors LLC                  Blackrock Financial Management, Inc
BlackRock U.S. Government Bond V.I.  Class III     BlackRock Advisors LLC                  Blackrock Financial Management, Inc
 Fund
Forethought American Funds Managed   Series I      Forethought Investment Advisors, LLC    Millman Financial Risk Management, LLC
 Risk Portfolio
Forethought BlackRock Global         Series I      Forethought Investment Advisors, LLC    Millman Financial Risk Management, LLC
 Allocation Managed Risk Portfolio
Forethought Index Managed Risk       Series I      Forethought Investment Advisors, LLC    Millman Financial Risk Management, LLC
Portfolio
Forethought Select Advisor Managed   Series I      Forethought Investment Advisors, LLC    Millman Financial Risk Management, LLC
 Risk Portfolio

-------------------------------------------------------------------------------

MUTUAL FUND                             CLASS                INVESTMENT ADVISER                         SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
Forethought WMC Research Managed     Series I      Forethought Investment Advisors, LLC    Millman Financial Risk Management, LLC
 Risk Portfolio                                                                            Wellington Management Company, LLC
Franklin Income Securities Fund      Class 4       Franklin Advisers, Inc.                 --
Franklin Rising Dividends            Class 4       Franklin Advisory Services, LLC         --
Securities Fund
Franklin Small Cap Value Securities  Class 4       Franklin Advisory Services, LLC         --
Fund
Franklin Strategic Income            Class 4       Franklin Advisers, Inc.                 --
Securities Fund
Mutual Shares Securities Fund        Class 4       Franklin Mutual Advisers, LLC           --
Templeton Foreign Securities Fund    Class 4       Templeton Investment Counsel, LLC       --
Templeton Global Bond Securities     Class 4       Franklin Advisers, Inc.                 --
Fund
Templeton Growth Securities Fund     Class 4       Templeton Global Advisors Ltd           --
Hartford Capital Appreciation HLS    Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
Fund
Hartford Dividend and Growth HLS     Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
Fund
Hartford Growth HLS Fund             Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
Hartford High Yield HLS Fund         Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
Hartford Index HLS Fund              Class IB      Hartford Funds Management Company, LLC  Hartford Investment Management Company
Hartford International               Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
 Opportunities HLS Fund
Hartford Portfolio Diversifier HLS   Class IB      Hartford Funds Management Company, LLC  Hartford Investment Management Company
Fund
Hartford Total Return Bond HLS Fund  Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
Hartford Value HLS Fund              Class IB      Hartford Funds Management Company, LLC  Wellington Management Company, LLP
Huntington VA Dividend Capture Fund  --            Huntington Asset Advisors, Inc          --
Huntington VA Growth Fund            --            Huntington Asset Advisors, Inc          --
Huntington VA Income Equity Fund     --            Huntington Asset Advisors, Inc          --
Huntington VA International Equity   --            Huntington Asset Advisors, Inc          --
Fund
Huntington VA Mid Corp America Fund  --            Huntington Asset Advisors, Inc          --
Huntington VA Mortgage Securities    --            Huntington Asset Advisors, Inc          --
Fund
Huntington VA Rotating Markets Fund  --            Huntington Asset Advisors, Inc          --
Huntington VA Situs Fund             --            Huntington Asset Advisors, Inc          --
Invesco V.I. Balanced Risk           Series II     Invesco Advisers, Inc.                  --
Allocation Fund
Invesco V.I. Core Equity Fund        Series II     Invesco Advisers, Inc.                  --
Invesco V.I. International Growth    Series II     Invesco Advisers, Inc.                  --
Fund
Invesco V.I. Mid Cap Core Equity     Series II     Invesco Advisers, Inc.                  --
Fund

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

MUTUAL FUND                             CLASS                INVESTMENT ADVISER                         SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
Invesco V.I. Money Market Fund       Series I      Invesco Advisers, Inc.                  --
Invesco V.I. Small Cap Equity Fund   Series II     Invesco Advisers, Inc.                  --
Lord Abbett Bond-Debenture           Class VC      Lord, Abbett & Co. LLC                  --
Portfolio
Lord Abbett Fundamental Equity       Class VC      Lord, Abbett & Co. LLC                  --
Portfolio
Lord Abbett Growth Opportunities     Class VC      Lord, Abbett & Co. LLC                  --
 Portfolio
MFS Growth Series                    Service       MFS Investment Management               --
                                     Class
MFS Investors Trust Series           Service       MFS Investment Management               --
                                     Class
MFS New Discovery Series             Service       MFS Investment Management               --
                                     Class
MFS Value Series                     Service       MFS Investment Management               --
                                     Class
MFS International Value Portfolio    Service       MFS Investment Management               --
                                     Class
TOPS Managed Risk Balanced ETF       Class 3       ValMark Advisers, Inc.                  Millman, Inc.
 Portfolio
TOPS Managed Risk Growth ETF         Class 3       ValMark Advisers, Inc.                  Millman, Inc.
Portfolio
TOPS Managed Risk Moderate Growth    Class 3       ValMark Advisers, Inc.                  Millman, Inc.
 ETF Portfolio
PIMCO EqS Pathfinder Portfolio       Advisor       PIMCO                                   --
                                     Class
PIMCO All Asset Portfoloio           Advisor       PIMCO                                   --
                                     Class
PIMCO VIT Total Return Portfolio     Advisor       PIMCO                                   --
                                     Class
Putnam VT Equity Income Fund         Class IB      Putnam Investment Management Company    --
                                                   LLC
Putnam VT Income Fund                Class IB      Putnam Investment Management Company    --
                                                   LLC
Putnam VT Voyager Fund               Class IB      Putnam Investment Management Company    --
                                                   LLC

    Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distinguished from FLIC's other assets and liabilities. The portion of the Account's assets applicable to the variable annuity contracts is not chargeable with liabilities arising out of any other business FT may conduct.

    Sixty-seven Subaccounts are currently offered by the Separate Account, the following subaccount had no activity as indicated:

SUBACCOUNT WITH NO ACTIVITY                                            2013
--------------------------------------------------------------------------------
Huntington VA Rotating Markets Fund                                       X

-------------------------------------------------------------------------------

    All subaccounts reported activity from 3/15/2013 to 12/31/2013 except for the following as indicated:

INCEPTION DATE                                                          SUBACCOUNT
------------------------------------------------------------------------------------------------------
November 18, 2013                                   Forethought American Funds Managed Risk Portfolio
November 18, 2013                                   Forethought BlackRock Global Allocation Managed
                                                    Risk Portfolio
November 18, 2013                                   Forethought Index Managed Risk Portfolio
November 18, 2013                                   Forethought Select Advisor Managed Risk Portfolio
November 18, 2013                                   Forethought WMC Research Managed Risk Portfolio

    During the current year the following subaccount name change was made effective:

DATE                                          NEW NAME                                             OLD NAME
--------------------------------------------------------------------------------------------------------------------------------
August 12, 2013         American Funds Managed Risk Asset Allocation Fund      American Funds Protected Asset Allocation Fund

INVESTMENT VALUATION

Investments in mutual fund shares are carried in the statement of net assets at market value (net asset value of the underlying mutual fund). Investment transactions are accounted for on the trade date. Realized capital gains and losses on sales of investments are determined based on the average cost of investments sold.

The cost of investment purchases and proceeds from investments sold for the year ended December 31, 2013, were as follows:

                                                       COST OF        PROCEEDS
SUBACCOUNT                                            PURCHASES      FROM SALES
--------------------------------------------------------------------------------
American Century VP Growth Fund                         $2,980,114      $915,349
American Century VP Mid Cap Value                          610,157        47,310
American Century VP Value Fund                             651,135       121,900
American Funds Global Growth and Income Fund               696,430       162,123
American Funds Growth Fund                               4,716,677       398,750
American Funds Growth-Income Fund                        3,198,533       357,185
American Funds International Fund                        1,992,477       194,377
American Funds New World Fund                              174,594         3,165
American Funds Managed Risk Asset Allocation Fund      161,342,693     2,859,064
 (b)
BlackRock Capital Appreciation V.I.                      1,145,033       188,777
BlackRock Equity Dividend V.I.                           1,837,739       264,058
BlackRock Global Allocation V.I.                         1,298,580        56,279
BlackRock High Yield V.I. Fund                             555,829        79,231
BlackRock U.S. Government Bond V.I. Fund                   113,461        14,273
Forethought American Funds Managed Risk Portfolio        6,372,456           264
 (a)
Forethought BlackRock Global Allocation Managed          8,320,465         1,870
 Risk Portfolio (a)
Forethought Index Managed Risk Portfolio (a)             1,242,040           110
Forethought Select Advisor Managed Risk Portfolio        2,373,381           210
 (a)
Forethought WMC Research Managed Risk Portfolio          1,789,407         1,549
 (a)
Franklin Income Securities Fund                            398,722           707
Franklin Rising Dividends Securities Fund                1,130,057       154,467
Franklin Small Cap Value Securities Fund                   879,665       118,756
Franklin Strategic Income Securities Fund                  389,762        48,395
Mutual Shares Securities Fund                            2,555,579       338,424
Templeton Foreign Securities Fund                          774,183        79,336
Templeton Global Bond Securities Fund                    1,214,225        82,815
Templeton Growth Securities Fund                         1,622,463       230,201
Hartford Capital Appreciation HLS Fund                   1,279,242       100,121

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                       COST OF        PROCEEDS
SUBACCOUNT                                            PURCHASES      FROM SALES
--------------------------------------------------------------------------------
Hartford Dividend and Growth HLS Fund                   $1,950,151      $216,353
Hartford Growth HLS Fund                                   162,147         8,502
Hartford High Yield HLS Fund                                25,809         6,130
Hartford Index HLS Fund                                  4,383,102       782,754
Hartford International Opportunities HLS Fund              761,826        90,338
Hartford Portfolio Diversifier HLS Fund                 36,718,676     1,159,803
Hartford Total Return Bond HLS Fund                      1,512,927       429,317
Hartford Value HLS Fund                                    343,262        29,618
Huntington VA Dividend Capture Fund                        468,523        19,946
Huntington VA Growth Fund                                    5,010           291
Huntington VA Income Equity Fund                           452,164        23,872
Huntington VA International Equity Fund                    235,694        14,947
Huntington VA Mid Corp America Fund                         13,922           211
Huntington VA Mortgage Securities Fund                       8,058            19
Huntington VA Situs Fund                                     7,807           428
Invesco V.I. Balanced Risk Allocation Fund                 681,979        16,059
Invesco V.I. Core Equity Fund                              562,323        43,984
Invesco V.I. International Growth Fund                   2,059,554       159,284
Invesco V.I. Mid Cap Core Equity Fund                      304,641        37,477
Invesco V.I. Money Market Fund                             431,870       348,406
Invesco V.I. Small Cap Equity Fund                         619,825        77,436
Lord Abbett Bond-Debenture Portfolio                       652,869       167,321
Lord Abbett Fundamental Equity Portfolio                 2,767,015       293,716
Lord Abbett Growth Opportunities Portfolio                 250,577        32,327
MFS Growth Series                                        1,893,533       444,454
MFS Investors Trust Series                                 621,647       128,319
MFS New Discovery Series                                   720,974        68,118
MFS Value Series                                         1,903,781       223,861
MFS International Value Portfolio                          600,851       113,584
TOPS Managed Risk Balanced ETF Portfolio                42,073,867     2,551,919
TOPS Managed Risk Growth ETF Portfolio                 127,657,980       621,974
TOPS Managed Risk Moderate Growth ETF Portfolio         98,185,994       992,357
PIMCO EqS Pathfinder Portfolio                           1,478,411       185,164
PIMCO All Asset Portfoloio                                 294,183        39,595
PIMCO VIT Total Return Portfolio                         1,628,630        86,657
Putnam VT Equity Income Fund                             1,033,713       252,168
Putnam VT Income Fund                                    1,115,957       195,809
Putnam VT Voyager Fund                                   1,248,795       162,456

(a)  New subaccount. See Note 1.

(b) Name change. See Note 1.

-------------------------------------------------------------------------------

ANNUITY RESERVES

     As of December 31, 2013, annuity reserves have not been established, as there are no contracts that have matured and are in the payout stage. Such reserves would be computed on the basis of published mortality tables using assumed interest rates that will provide reserves as prescribed by law. In cases where the payout option selected is life contingent, Forethought periodically recalculates the required annuity reserves, and any resulting adjustment is either charged or credited to Forethought and not to the Account.

REINVESTMENT OF DIVIDENDS

     Dividend and capital gains distributions paid by the mutual fund to the Account are reinvested in additional shares of each respective fund. Dividend income and capital gains distributions are recorded as income on the ex-dividend date.

FEDERAL INCOME TAXES

     The operations of the Account are included in the federal income tax return of Forethought, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (IRC). Under the current provisions of the IRC, FT does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under contracts. Based on this, no charge is being made currently to the Account for federal income taxes. FT will review periodically the status of this policy in the event of changes in the tax law.

USE OF ESTIMATES

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic
     820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, authoritative guidance that clarifies and changes fair value measurement and disclosure requirements. This guidance expands existing disclosure requirements for fair value measurements and includes other amendments but does not require additional fair value measurements. This guidance is effective for annual periods beginning on or after December 15, 2011. The Account adopted the guidance at its inception. The adoption of this guidance did not have a material impact on the financial statements.

FAIR VALUE MEASUREMENTS

     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels:

       - LEVEL 1 -- Unadjusted quoted prices in active markets for identical assets or liabilities.

       - LEVEL 2 -- Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

       - LEVEL 3 -- Unobservable inputs for the asset or liability reflecting internal assumptions.

     The Account invests in shares of open-end mutual funds, which process contract owner-directed purchases, sales and transfers on a daily basis at the fund's computed net asset values (NAV). The fair value of the Account's assets is based on the NAVs of mutual funds, which are obtained from the custodian and reflect the fair values of the mutual fund investments. The NAV is calculated daily and is based on the fair values of the underlying securities.

     Because the fund provides liquidity for the investments through purchases and redemptions at NAV, this may represent the fair value of the investment in the fund. That is, for an open-ended mutual fund, the fair value of an investment in the fund would not be expected to be higher than the amount that a new investor would be required to spend in order to directly invest in the mutual fund. Similarly, the hypothetical seller of the investment would not be expected to accept less in proceeds than it could receive by directly redeeming its investment with the fund. As a result, the quoted NAV of the mutual fund is to be considered quoted prices in active markets.

     The Account's financial assets are recorded at fair value on the statements of net assets and are categorized as Level 1 as of December 31, 2013, based on the priority of the inputs to the valuation technique above. There were no transfers between levels during the year ended December 31, 2013. The Account had no financial liabilities as of December 31, 2013.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

2.     VARIABLE ANNUITY CONTRACT CHARGES

SEPARATE ACCOUNT ANNUAL EXPENSES
(AS A PERCENTAGE OF AVERAGE DAILY
CONTRACT VALUE EXCLUDING FIXED
ACCUMULATION FEATURE AND PERSONAL
PENSION ACCOUNT INVESTMENTS)                  B SHARE          C SHARE           L SHARE
--------------------------------------------------------------------------------------------
Mortality and Expense Risk Charge               0.45%             1.35%            0.80%
Administrative Charge                           0.20%             0.20%            0.20%
Premium Based Charge                            0.50%             None             0.50%
Fund Facilitation Fee (1)                       0.50%             0.50%            0.50%
Total Separate Account Annual
 Expenses                                       1.65%             2.05%            2.00%

(1)  Fee is applied daily to amounts invested in the following Sub-Accounts:

    American Funds Insurance Series(R) -- Managed Risk Asset Allocation Fund

    BlackRock High Yield V.I. Fund

    BlackRock U.S. Government Bond V.I. Fund

    Hartford Capital Appreciation HLS Fund

    Hartford Index HLS Fund

    Hartford Total Return Bond HLS Fund

    Invesco V.I. Money Market Fund

    PIMCO Total Return Portfolio

    TOPSTM Managed Risk Balanced ETF Portfolio

    TOPSTM Managed Risk Growth ETF Portfolio

    TOPSTM Managed Risk Moderate Growth ETF Portfolio

    Forethought Variable Insurance Trust American Funds(R) Managed Risk
    Portfolio

    Forethought Variable Insurance Trust BlackRock Global Allocation Managed Risk Portfolio

    Forethought Variable Insurance Trust Index Managed Risk Portfolio

    Forethought Variable Insurance Trust Select Advisor Managed Risk Portfolio

    Forethought Variable Insurance Trust WMC Research Managed Risk Portfolio

3.    SUMMARY OF UNIT TRANSACTIONS

   The changes in units outstanding for the periods December 31, 2013, were as follows:

                                                            2013
                                                    --------------------

                                        UNITS         UNITS               NET INCREASE
SUBACCOUNT                              ISSUED      REDEEMED               (DECREASE)
-------------------------------------------------------------------------------------------
American Century VP Growth Fund           306,458     (118,678)                187,780
American Century VP Mid Cap Value          63,527      (13,779)                 49,748
American Century VP Value Fund             59,216      (13,048)                 46,168
American Funds Global Growth and
 Income Fund                               68,476      (21,115)                 47,361
American Funds Growth Fund                473,206      (91,111)                382,095
American Funds Growth-Income Fund         306,414      (62,326)                244,088
American Funds International Fund         210,102      (43,156)                166,946
American Funds New World Fund              19,829       (3,338)                 16,491
American Funds Managed Risk Asset
 Allocation Fund (b)                   18,093,007   (3,888,252)             14,204,755
BlackRock Capital Appreciation V.I.       105,863      (29,870)                 75,993
BlackRock Equity Dividend V.I.            175,071      (33,366)                141,705
BlackRock Global Allocation V.I.          127,449      (14,825)                112,624
BlackRock High Yield V.I. Fund             55,867      (10,318)                 45,549
BlackRock U.S. Government Bond V.I.
 Fund                                      11,800       (1,520)                 10,280
Forethought American Funds Managed
 Risk Portfolio (a)                       667,492      (34,463)                633,029
Forethought BlackRock Global
 Allocation Managed Risk Portfolio
 (a)                                      849,602      (16,132)                833,470
Forethought Index Managed Risk
 Portfolio (a)                            126,234       (2,418)                123,816
Forethought Select Advisor Managed
 Risk Portfolio (a)                       238,354       (1,179)                237,175
Forethought WMC Research Managed
 Risk Portfolio (a)                       178,663         (521)                178,142
Franklin Income Securities Fund            38,052         (305)                 37,747
Franklin Rising Dividends
 Securities Fund                          117,572      (30,602)                 86,970

-------------------------------------------------------------------------------

                                                           2013
                                             UNITS         UNITS               NET INCREASE
SUBACCOUNT                                   ISSUED      REDEEMED               (DECREASE)
------------------------------------------------------------------------------------------------
Franklin Small Cap Value Securities Fund        89,345      (22,878)                 66,467
Franklin Strategic Income Securities
 Fund                                           40,392       (6,596)                 33,796
Mutual Shares Securities Fund                  262,475      (66,572)                195,903
Templeton Foreign Securities Fund               82,508      (18,300)                 64,208
Templeton Global Bond Securities Fund          126,432      (11,814)                114,618
Templeton Growth Securities Fund               171,327      (47,264)                124,063
Hartford Capital Appreciation HLS Fund         162,193      (60,613)                101,580
Hartford Dividend and Growth HLS Fund          191,081      (41,953)                149,128
Hartford Growth HLS Fund                        16,497       (3,175)                 13,322
Hartford High Yield HLS Fund                     2,504         (600)                  1,904
Hartford Index HLS Fund                        501,145     (186,784)                314,361
Hartford International Opportunities HLS
 Fund                                           77,017      (14,440)                 62,577
Hartford Portfolio Diversifier HLS Fund      4,525,126     (702,345)              3,822,781
Hartford Total Return Bond HLS Fund            168,772      (60,471)                108,301
Hartford Value HLS Fund                         38,981      (11,974)                 27,007
Huntington VA Dividend Capture Fund             49,341       (8,661)                 40,680
Huntington VA Growth Fund                          431          (23)                    408
Huntington VA Income Equity Fund                47,505       (9,450)                 38,055
Huntington VA International Equity Fund         25,590       (5,225)                 20,365
Huntington VA Mid Corp America Fund              1,113          (15)                  1,098
Huntington VA Mortgage Securities Fund             798           (1)                    797
Huntington VA Situs Fund                           693          (34)                    659
Invesco V.I. Balanced Risk Allocation
 Fund                                           78,053      (11,903)                 66,150
Invesco V.I. Core Equity Fund                   56,710      (11,099)                 45,611
Invesco V.I. International Growth Fund         222,886      (41,842)                181,044
Invesco V.I. Mid Cap Core Equity Fund           27,152       (4,394)                 22,758
Invesco V.I. Money Market Fund                  72,757      (64,356)                  8,401
Invesco V.I. Small Cap Equity Fund              63,693      (16,909)                 46,784
Lord Abbett Bond-Debenture Portfolio            62,853      (18,344)                 44,509
Lord Abbett Fundamental Equity Portfolio       231,086      (38,819)                192,267
Lord Abbett Growth Opportunities
 Portfolio                                      27,765      (11,842)                 15,923
MFS Growth Series                              178,009      (48,501)                129,508
MFS Investors Trust Series                      57,594      (13,983)                 43,611
MFS New Discovery Series                        63,200       (7,298)                 55,902
MFS Value Series                               202,653      (57,151)                145,502
MFS International Value Portfolio               54,334      (11,953)                 42,381
TOPS Managed Risk Balanced ETF Portfolio     5,373,520   (1,523,959)              3,849,561
TOPS Managed Risk Growth ETF Portfolio      15,322,564   (3,337,351)             11,985,213
TOPS Managed Risk Moderate Growth ETF
 Portfolio                                  12,812,543   (3,514,254)              9,298,289
PIMCO EqS Pathfinder Portfolio                 145,206      (24,445)                120,761
PIMCO All Asset Portfoloio                      30,248       (4,889)                 25,359
PIMCO VIT Total Return Portfolio               192,403      (36,792)                155,611
Putnam VT Equity Income Fund                    94,780      (25,526)                 69,254
Putnam VT Income Fund                          118,197      (25,399)                 92,798
Putnam VT Voyager Fund                         111,467      (18,579)                 92,888

(a)  New subaccount. See Note 1.

(b) Name change. See Note 1.

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

4.     FINANCIAL HIGHLIGHTS

    The Account has a number of products, which have unique combinations of features and fees that are charged against the contract owner's account balance. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns. The information presented below identifies the range of lowest to highest expense ratios and the corresponding total return. Only product designs within each product that had units outstanding during the respective periods were considered when determining the lowest and highest total return. The summary may not reflect the minimum and maximum contract charges offered by the Account as contract owners may not have selected all available and applicable contract options as discussed in Note 2.

    A summary of units outstanding, unit values, net assets, expense ratios, investment income ratios and total return ratios for the period March 15, 2013 (commencement of operations) through December 31, 2013, were as follows:

                                                                  UNIT                UNIT
                                                                 VALUES              VALUES
SUBACCOUNT                                     UNITS           LOWEST (4)         HIGHEST (4)
-----------------------------------------------------------------------------------------------
AMERICAN CENTURY VP GROWTH FUND
 2013                                           187,780          $12.24              $12.34
AMERICAN CENTURY VP MID CAP VALUE
 2013                                            49,748           12.11               12.21
AMERICAN CENTURY VP VALUE FUND
 2013                                            46,168           12.20               12.30
AMERICAN FUNDS GLOBAL GROWTH AND
 INCOME FUND
 2013                                            47,361           11.68               11.78
AMERICAN FUNDS GROWTH FUND
 2013                                           382,095           12.31               12.41
AMERICAN FUNDS GROWTH-INCOME FUND
 2013                                           244,088           12.62               12.72
AMERICAN FUNDS INTERNATIONAL FUND
 2013                                           166,946           11.59               11.69
AMERICAN FUNDS NEW WORLD FUND
 2013                                            16,491           10.77               10.86
AMERICAN FUNDS MANAGED RISK ASSET
 ALLOCATION FUND (B)
 2013                                        14,204,755           11.50               11.60
BLACKROCK CAPITAL APPRECIATION V.I.
 2013                                            75,993           12.78               12.88
BLACKROCK EQUITY DIVIDEND V.I.
 2013                                           141,705           11.74               11.84
BLACKROCK GLOBAL ALLOCATION V.I.
 2013                                           112,624           11.01               11.10
BLACKROCK HIGH YIELD V.I. FUND
 2013                                            45,549           10.62               10.71
BLACKROCK U.S. GOVERNMENT BOND V.I.
 FUND
 2013                                            10,280            9.58                9.67
FORETHOUGHT AMERICAN FUNDS MANAGED
 RISK PORTFOLIO (A)
 2013                                           633,029           10.20               10.21
FORETHOUGHT BLACKROCK GLOBAL
 ALLOCATION MANAGED RISK PORTFOLIO (A)
 2013                                           833,470           10.09               10.10

                                                              INVESTMENT           EXPENSE
                                                                INCOME              RATIOS
SUBACCOUNT                                  NET ASSETS        RATIOS (1)          LOWEST (2)
--------------------------------------  ------------------------------------------------------
AMERICAN CENTURY VP GROWTH FUND
 2013                                       $2,311,969            0.47%               1.15%
AMERICAN CENTURY VP MID CAP VALUE
 2013                                          605,980            0.88%               1.15%
AMERICAN CENTURY VP VALUE FUND
 2013                                          567,004            1.11%               1.15%
AMERICAN FUNDS GLOBAL GROWTH AND
 INCOME FUND
 2013                                          557,228            6.84%               1.15%
AMERICAN FUNDS GROWTH FUND
 2013                                        4,732,275            1.35%               1.15%
AMERICAN FUNDS GROWTH-INCOME FUND
 2013                                        3,099,118            2.01%               1.15%
AMERICAN FUNDS INTERNATIONAL FUND
 2013                                        1,947,562            2.24%               1.15%
AMERICAN FUNDS NEW WORLD FUND
 2013                                          178,106            1.97%               1.15%
AMERICAN FUNDS MANAGED RISK ASSET
 ALLOCATION FUND (B)
 2013                                       164,362,541           1.68%               1.65%
BLACKROCK CAPITAL APPRECIATION V.I.
 2013                                          978,157              --                1.15%
BLACKROCK EQUITY DIVIDEND V.I.
 2013                                        1,676,165            1.78%               1.15%
BLACKROCK GLOBAL ALLOCATION V.I.
 2013                                        1,248,525            1.97%               1.15%
BLACKROCK HIGH YIELD V.I. FUND
 2013                                          484,388            2.62%               1.65%
BLACKROCK U.S. GOVERNMENT BOND V.I.
 FUND
 2013                                           98,519            0.09%               1.65%
FORETHOUGHT AMERICAN FUNDS MANAGED
 RISK PORTFOLIO (A)
 2013                                        6,462,490              --                1.65%
FORETHOUGHT BLACKROCK GLOBAL
 ALLOCATION MANAGED RISK PORTFOLIO (A)
 2013                                        8,417,458              --                1.65%

                                               EXPENSE              TOTAL               TOTAL
                                                RATIOS             RETURNS             RETURNS
SUBACCOUNT                                   HIGHEST (2)        LOWEST (3)(4)       HIGHEST (3)(4)
--------------------------------------  ----------------------------------------------------------
AMERICAN CENTURY VP GROWTH FUND
 2013                                             1.55%              22.40%              23.40%
AMERICAN CENTURY VP MID CAP VALUE
 2013                                             1.55%              21.10%              22.10%
AMERICAN CENTURY VP VALUE FUND
 2013                                             1.55%              22.00%              23.00%
AMERICAN FUNDS GLOBAL GROWTH AND
 INCOME FUND
 2013                                             1.55%              16.80%              17.80%
AMERICAN FUNDS GROWTH FUND
 2013                                             1.55%              23.10%              24.10%
AMERICAN FUNDS GROWTH-INCOME FUND
 2013                                             1.55%              26.20%              27.20%
AMERICAN FUNDS INTERNATIONAL FUND
 2013                                             1.55%              15.90%              16.90%
AMERICAN FUNDS NEW WORLD FUND
 2013                                             1.55%               7.70%               8.60%
AMERICAN FUNDS MANAGED RISK ASSET
 ALLOCATION FUND (B)
 2013                                             2.05%              15.00%              16.00%
BLACKROCK CAPITAL APPRECIATION V.I.
 2013                                             1.55%              27.80%              28.80%
BLACKROCK EQUITY DIVIDEND V.I.
 2013                                             1.55%              17.40%              18.40%
BLACKROCK GLOBAL ALLOCATION V.I.
 2013                                             1.55%              10.10%              11.00%
BLACKROCK HIGH YIELD V.I. FUND
 2013                                             2.05%               6.20%               7.10%
BLACKROCK U.S. GOVERNMENT BOND V.I.
 FUND
 2013                                             2.05%              (4.20)%             (3.30)%
FORETHOUGHT AMERICAN FUNDS MANAGED
 RISK PORTFOLIO (A)
 2013                                             2.05%               2.00%               2.10%
FORETHOUGHT BLACKROCK GLOBAL
 ALLOCATION MANAGED RISK PORTFOLIO (A)
 2013                                             2.05%               0.90%               1.00%

-------------------------------------------------------------------------------

                                                                  UNIT                UNIT
                                                                 VALUES              VALUES
SUBACCOUNT                                     UNITS           LOWEST (4)         HIGHEST (4)
-----------------------------------------------------------------------------------------------
FORETHOUGHT INDEX MANAGED RISK
 PORTFOLIO (A)
 2013                                           123,816          $10.10              $10.11
FORETHOUGHT SELECT ADVISOR MANAGED
 RISK PORTFOLIO (A)
 2013                                           237,175           10.13               10.14
FORETHOUGHT WMC RESEARCH MANAGED RISK
 PORTFOLIO (A)
 2013                                           178,142           10.17               10.18
FRANKLIN INCOME SECURITIES FUND
 2013                                            37,747           10.92               11.01
FRANKLIN RISING DIVIDENDS SECURITIES
 FUND
 2013                                            86,970           12.11               12.21
FRANKLIN SMALL CAP VALUE SECURITIES
 FUND
 2013                                            66,467           12.69               12.80
FRANKLIN STRATEGIC INCOME SECURITIES
 FUND
 2013                                            33,796           10.10               10.19
MUTUAL SHARES SECURITIES FUND
 2013                                           195,903           12.01               12.11
TEMPLETON FOREIGN SECURITIES FUND
 2013                                            64,208           11.76               11.85
TEMPLETON GLOBAL BOND SECURITIES FUND
 2013                                           114,618            9.94               10.02
TEMPLETON GROWTH SECURITIES FUND
 2013                                           124,063           12.26               12.36
HARTFORD CAPITAL APPRECIATION HLS FUND
 2013                                           101,580           12.97               13.08
HARTFORD DIVIDEND AND GROWTH HLS FUND
 2013                                           149,128           12.33               12.43
HARTFORD GROWTH HLS FUND
 2013                                            13,322           12.69               12.80
HARTFORD HIGH YIELD HLS FUND
 2013                                             1,904           10.38               10.46
HARTFORD INDEX HLS FUND
 2013                                           314,361           12.35               12.47
HARTFORD INTERNATIONAL OPPORTUNITIES
 HLS FUND
 2013                                            62,577           11.71               11.81
HARTFORD PORTFOLIO DIVERSIFIER HLS
 FUND
 2013                                         3,822,781            8.87                8.94
HARTFORD TOTAL RETURN BOND HLS FUND
 2013                                           108,301            9.70                9.78
HARTFORD VALUE HLS FUND
 2013                                            27,007           12.27               12.37
HUNTINGTON VA DIVIDEND CAPTURE FUND
 2013                                            40,680              --               11.41

                                                              INVESTMENT           EXPENSE
                                                                INCOME              RATIOS
SUBACCOUNT                                  NET ASSETS        RATIOS (1)          LOWEST (2)
--------------------------------------  ------------------------------------------------------
FORETHOUGHT INDEX MANAGED RISK
 PORTFOLIO (A)
 2013                                       $1,251,751              --                1.65%
FORETHOUGHT SELECT ADVISOR MANAGED
 RISK PORTFOLIO (A)
 2013                                        2,404,467              --                1.65%
FORETHOUGHT WMC RESEARCH MANAGED RISK
 PORTFOLIO (A)
 2013                                        1,813,276              --                1.65%
FRANKLIN INCOME SECURITIES FUND
 2013                                          415,316              --                1.15%
FRANKLIN RISING DIVIDENDS SECURITIES
 FUND
 2013                                        1,059,745            0.78%               1.15%
FRANKLIN SMALL CAP VALUE SECURITIES
 FUND
 2013                                          848,854            0.54%               1.15%
FRANKLIN STRATEGIC INCOME SECURITIES
 FUND
 2013                                          343,553            1.79%               1.15%
MUTUAL SHARES SECURITIES FUND
 2013                                        2,367,577            1.87%               1.15%
TEMPLETON FOREIGN SECURITIES FUND
 2013                                          758,995            0.89%               1.15%
TEMPLETON GLOBAL BOND SECURITIES FUND
 2013                                        1,145,471            0.85%               1.15%
TEMPLETON GROWTH SECURITIES FUND
 2013                                        1,531,034            1.15%               1.15%
HARTFORD CAPITAL APPRECIATION HLS FUND
 2013                                        1,326,545            1.25%               1.65%
HARTFORD DIVIDEND AND GROWTH HLS FUND
 2013                                        1,850,455            3.23%               1.15%
HARTFORD GROWTH HLS FUND
 2013                                          169,639              --                1.15%
HARTFORD HIGH YIELD HLS FUND
 2013                                           19,919            2.52%               1.15%
HARTFORD INDEX HLS FUND
 2013                                        3,905,974            2.73%               1.65%
HARTFORD INTERNATIONAL OPPORTUNITIES
 HLS FUND
 2013                                          738,394            1.85%               1.15%
HARTFORD PORTFOLIO DIVERSIFIER HLS
 FUND
 2013                                       34,113,840            0.82%               1.15%
HARTFORD TOTAL RETURN BOND HLS FUND
 2013                                        1,057,547            5.33%               1.65%
HARTFORD VALUE HLS FUND
 2013                                          333,102            2.64%               1.15%
HUNTINGTON VA DIVIDEND CAPTURE FUND
 2013                                          464,056            5.89%               1.15%

                                               EXPENSE              TOTAL               TOTAL
                                                RATIOS             RETURNS             RETURNS
SUBACCOUNT                                   HIGHEST (2)        LOWEST (3)(4)       HIGHEST (3)(4)
--------------------------------------  ----------------------------------------------------------
FORETHOUGHT INDEX MANAGED RISK
 PORTFOLIO (A)
 2013                                             2.05%               1.00%               1.10%
FORETHOUGHT SELECT ADVISOR MANAGED
 RISK PORTFOLIO (A)
 2013                                             2.05%               1.30%               1.40%
FORETHOUGHT WMC RESEARCH MANAGED RISK
 PORTFOLIO (A)
 2013                                             2.05%               1.70%               1.80%
FRANKLIN INCOME SECURITIES FUND
 2013                                             1.55%               9.20%              10.10%
FRANKLIN RISING DIVIDENDS SECURITIES
 FUND
 2013                                             1.55%              21.10%              22.10%
FRANKLIN SMALL CAP VALUE SECURITIES
 FUND
 2013                                             1.55%              26.90%              28.00%
FRANKLIN STRATEGIC INCOME SECURITIES
 FUND
 2013                                             1.55%               1.00%               1.90%
MUTUAL SHARES SECURITIES FUND
 2013                                             1.55%              20.10%              21.10%
TEMPLETON FOREIGN SECURITIES FUND
 2013                                             1.55%              17.60%              18.50%
TEMPLETON GLOBAL BOND SECURITIES FUND
 2013                                             1.55%              (0.60)%              0.20%
TEMPLETON GROWTH SECURITIES FUND
 2013                                             1.55%              22.60%              23.60%
HARTFORD CAPITAL APPRECIATION HLS FUND
 2013                                             2.05%              29.70%              30.80%
HARTFORD DIVIDEND AND GROWTH HLS FUND
 2013                                             1.55%              23.30%              24.30%
HARTFORD GROWTH HLS FUND
 2013                                             1.55%              26.90%              28.00%
HARTFORD HIGH YIELD HLS FUND
 2013                                             1.55%               3.80%               4.60%
HARTFORD INDEX HLS FUND
 2013                                             2.05%              23.50%              24.70%
HARTFORD INTERNATIONAL OPPORTUNITIES
 HLS FUND
 2013                                             1.55%              17.10%              18.10%
HARTFORD PORTFOLIO DIVERSIFIER HLS
 FUND
 2013                                             1.55%             (11.30)%            (10.60)%
HARTFORD TOTAL RETURN BOND HLS FUND
 2013                                             2.05%              (3.00)%             (2.20)%
HARTFORD VALUE HLS FUND
 2013                                             1.55%              22.70%              23.70%
HUNTINGTON VA DIVIDEND CAPTURE FUND
 2013                                             1.15%                 --               14.10%

SEPARATE ACCOUNT A

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)
DECEMBER 31, 2013

-------------------------------------------------------------------------------

                                                                  UNIT                UNIT
                                                                 VALUES              VALUES
SUBACCOUNT                                     UNITS           LOWEST (4)         HIGHEST (4)
-----------------------------------------------------------------------------------------------
HUNTINGTON VA GROWTH FUND
 2013                                               408            $ --              $12.69
HUNTINGTON VA INCOME EQUITY FUND
 2013                                            38,055              --               11.73
HUNTINGTON VA INTERNATIONAL EQUITY
 FUND
 2013                                            20,365              --               11.96
HUNTINGTON VA MID CORP AMERICA FUND
 2013                                             1,098              --               12.41
HUNTINGTON VA MORTGAGE SECURITIES FUND
 2013                                               797              --                9.77
HUNTINGTON VA SITUS FUND
 2013                                               659              --               12.30
INVESCO V.I. BALANCED RISK ALLOCATION
 FUND
 2013                                            66,150            9.84                9.92
INVESCO V.I. CORE EQUITY FUND
 2013                                            45,611           12.06               12.16
INVESCO V.I. INTERNATIONAL GROWTH FUND
 2013                                           181,044           11.30               11.39
INVESCO V.I. MID CAP CORE EQUITY FUND
 2013                                            22,758           11.97               12.07
INVESCO V.I. MONEY MARKET FUND
 2013                                             8,401            9.86                9.94
INVESCO V.I. SMALL CAP EQUITY FUND
 2013                                            46,784           12.69               12.79
LORD ABBETT BOND-DEBENTURE PORTFOLIO
 2013                                            44,509           10.51               10.60
LORD ABBETT FUNDAMENTAL EQUITY
 PORTFOLIO
 2013                                           192,267           12.51               12.62
LORD ABBETT GROWTH OPPORTUNITIES
 PORTFOLIO
 2013                                            15,923           12.66               12.77
MFS GROWTH SERIES
 2013                                           129,508           12.88               12.99
MFS INVESTORS TRUST SERIES
 2013                                            43,611           12.35               12.45
MFS NEW DISCOVERY SERIES
 2013                                            55,902           12.94               13.05
MFS VALUE SERIES
 2013                                           145,502           12.61               12.71
MFS INTERNATIONAL VALUE PORTFOLIO
 2013                                            42,381           12.03               12.13

                                                              INVESTMENT           EXPENSE
                                                                INCOME             RATIOS
SUBACCOUNT                                  NET ASSETS        RATIOS (1)         LOWEST (2)
--------------------------------------  -----------------------------------------------------
HUNTINGTON VA GROWTH FUND
 2013                                           $5,177            1.97%              1.15%
HUNTINGTON VA INCOME EQUITY FUND
 2013                                          446,537            7.97%              1.15%
HUNTINGTON VA INTERNATIONAL EQUITY
 FUND
 2013                                          243,522            2.68%              1.15%
HUNTINGTON VA MID CORP AMERICA FUND
 2013                                           13,628            1.54%              1.15%
HUNTINGTON VA MORTGAGE SECURITIES FUND
 2013                                            7,789            5.03%              1.15%
HUNTINGTON VA SITUS FUND
 2013                                            8,110            0.62%              1.15%
INVESCO V.I. BALANCED RISK ALLOCATION
 FUND
 2013                                          654,468            1.71%              1.15%
INVESCO V.I. CORE EQUITY FUND
 2013                                          553,175            1.37%              1.15%
INVESCO V.I. INTERNATIONAL GROWTH FUND
 2013                                        2,057,611            1.26%              1.15%
INVESCO V.I. MID CAP CORE EQUITY FUND
 2013                                          273,911            0.54%              1.15%
INVESCO V.I. MONEY MARKET FUND
 2013                                           83,464            0.02%              1.65%
INVESCO V.I. SMALL CAP EQUITY FUND
 2013                                          596,790              --               1.15%
LORD ABBETT BOND-DEBENTURE PORTFOLIO
 2013                                          471,012            9.18%              1.15%
LORD ABBETT FUNDAMENTAL EQUITY
 PORTFOLIO
 2013                                        2,421,261            0.44%              1.15%
LORD ABBETT GROWTH OPPORTUNITIES
 PORTFOLIO
 2013                                          202,828              --               1.15%
MFS GROWTH SERIES
 2013                                        1,680,744            0.17%              1.15%
MFS INVESTORS TRUST SERIES
 2013                                          542,316            1.02%              1.15%
MFS NEW DISCOVERY SERIES
 2013                                          727,918              --               1.15%
MFS VALUE SERIES
 2013                                        1,844,933            1.08%              1.15%
MFS INTERNATIONAL VALUE PORTFOLIO
 2013                                          513,150            0.98%              1.15%

                                               EXPENSE              TOTAL               TOTAL
                                                RATIOS             RETURNS             RETURNS
SUBACCOUNT                                   HIGHEST (2)        LOWEST (3)(4)       HIGHEST (3)(4)
--------------------------------------  ----------------------------------------------------------
HUNTINGTON VA GROWTH FUND
 2013                                             1.15%                 --               26.90%
HUNTINGTON VA INCOME EQUITY FUND
 2013                                             1.15%                 --               17.30%
HUNTINGTON VA INTERNATIONAL EQUITY
 FUND
 2013                                             1.15%                 --               19.60%
HUNTINGTON VA MID CORP AMERICA FUND
 2013                                             1.15%                 --               24.10%
HUNTINGTON VA MORTGAGE SECURITIES FUND
 2013                                             1.15%              (2.30)%                --
HUNTINGTON VA SITUS FUND
 2013                                             1.15%                 --               23.00%
INVESCO V.I. BALANCED RISK ALLOCATION
 FUND
 2013                                             1.55%              (1.60)%             (0.80)%
INVESCO V.I. CORE EQUITY FUND
 2013                                             1.55%              20.60%              21.60%
INVESCO V.I. INTERNATIONAL GROWTH FUND
 2013                                             1.55%              13.00%              13.90%
INVESCO V.I. MID CAP CORE EQUITY FUND
 2013                                             1.55%              19.70%              20.70%
INVESCO V.I. MONEY MARKET FUND
 2013                                             2.05%              (1.40)%             (0.60)%
INVESCO V.I. SMALL CAP EQUITY FUND
 2013                                             1.55%              26.90%              27.90%
LORD ABBETT BOND-DEBENTURE PORTFOLIO
 2013                                             1.55%               5.10%               6.00%
LORD ABBETT FUNDAMENTAL EQUITY
 PORTFOLIO
 2013                                             1.55%              25.10%              26.20%
LORD ABBETT GROWTH OPPORTUNITIES
 PORTFOLIO
 2013                                             1.55%              26.60%              27.70%
MFS GROWTH SERIES
 2013                                             1.55%              28.80%              29.90%
MFS INVESTORS TRUST SERIES
 2013                                             1.55%              23.50%              24.50%
MFS NEW DISCOVERY SERIES
 2013                                             1.55%              29.40%              30.50%
MFS VALUE SERIES
 2013                                             1.55%              26.10%              27.10%
MFS INTERNATIONAL VALUE PORTFOLIO
 2013                                             1.55%              20.30%              21.30%

-------------------------------------------------------------------------------

                                                                  UNIT                UNIT
                                                                 VALUES              VALUES
SUBACCOUNT                                     UNITS           LOWEST (4)         HIGHEST (4)
-----------------------------------------------------------------------------------------------
TOPS MANAGED RISK BALANCED ETF
 PORTFOLIO
 2013                                         3,849,561          $10.46              $10.56
TOPS MANAGED RISK GROWTH ETF PORTFOLIO
 2013                                        11,985,213           11.04               11.17
TOPS MANAGED RISK MODERATE GROWTH ETF
 PORTFOLIO
 2013                                         9,298,289           10.81               10.93
PIMCO EQS PATHFINDER PORTFOLIO
 2013                                           120,761           11.42               11.52
PIMCO ALL ASSET PORTFOLOIO
 2013                                            25,359            9.79                9.87
PIMCO VIT TOTAL RETURN PORTFOLIO
 2013                                           155,611            9.66                9.76
PUTNAM VT EQUITY INCOME FUND
 2013                                            69,254           12.27               12.37
PUTNAM VT INCOME FUND
 2013                                            92,798            9.97               10.05
PUTNAM VT VOYAGER FUND
 2013                                            92,888           13.50               13.61

                                                              INVESTMENT           EXPENSE
                                                                INCOME             RATIOS
SUBACCOUNT                                  NET ASSETS        RATIOS (1)         LOWEST (2)
--------------------------------------  -----------------------------------------------------
TOPS MANAGED RISK BALANCED ETF
 PORTFOLIO
 2013                                       $40,517,497           0.81%              1.65%
TOPS MANAGED RISK GROWTH ETF PORTFOLIO
 2013                                       133,130,668           0.96%              1.65%
TOPS MANAGED RISK MODERATE GROWTH ETF
 PORTFOLIO
 2013                                       101,174,719           0.93%              1.65%
PIMCO EQS PATHFINDER PORTFOLIO
 2013                                        1,389,777            4.09%              1.15%
PIMCO ALL ASSET PORTFOLOIO
 2013                                          249,071            5.34%              1.15%
PIMCO VIT TOTAL RETURN PORTFOLIO
 2013                                        1,514,595            1.67%              1.65%
PUTNAM VT EQUITY INCOME FUND
 2013                                          854,797              --               1.15%
PUTNAM VT INCOME FUND
 2013                                          931,436              --               1.15%
PUTNAM VT VOYAGER FUND
 2013                                        1,261,848              --               1.15%

                                               EXPENSE              TOTAL               TOTAL
                                                RATIOS             RETURNS             RETURNS
SUBACCOUNT                                   HIGHEST (2)        LOWEST (3)(4)       HIGHEST (3)(4)
--------------------------------------  ----------------------------------------------------------
TOPS MANAGED RISK BALANCED ETF
 PORTFOLIO
 2013                                             2.05%               4.60%               5.60%
TOPS MANAGED RISK GROWTH ETF PORTFOLIO
 2013                                             2.05%              10.40%              11.70%
TOPS MANAGED RISK MODERATE GROWTH ETF
 PORTFOLIO
 2013                                             2.05%               8.10%               9.30%
PIMCO EQS PATHFINDER PORTFOLIO
 2013                                             1.55%              14.20%              15.20%
PIMCO ALL ASSET PORTFOLOIO
 2013                                             1.55%              (2.10)%             (1.30)%
PIMCO VIT TOTAL RETURN PORTFOLIO
 2013                                             2.05%              (3.40)%             (2.40)%
PUTNAM VT EQUITY INCOME FUND
 2013                                             1.55%              22.70%              23.70%
PUTNAM VT INCOME FUND
 2013                                             1.55%              (0.30)%              0.50%
PUTNAM VT VOYAGER FUND
 2013                                             1.55%              35.00%              36.10%

(a)  New subaccount. See Note 1.

(b) Name change. See Note 1.

(1) These ratios represent the annualized contract expenses of the Account, consisting primarily of administrative and mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to the unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded. The additional fees for the mortality and expense risk charges applied to policies whose contract values are less than $100,000 are excluded from these ratios because they result in reductions of contract owner units, rather than direct reductions to the unit values. See Note 2.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests.

(3) For periods shorter than a year, total return is not annualized. These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. The total return is calculated for the period indicated or from the inception date through the end of the reporting period.

(4) Unit value information is calculated on a daily basis regardless of whether or not the subaccount has contractholders.

5.     SUBSEQUENT EVENTS

    The Account has performed an evaluation of subsequent events through the date the financial statements were issued and has determined that no items require recognition or disclosure.

FORETHOUGHT LIFE INSURANCE COMPANY

STATUTORY FINANCIAL STATEMENTS AND

SUPPLEMENTAL INFORMATION

December 31, 2013 and 2012

[PRICEWATERHOUSECOOPERS LLP LOGO]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Forethought Life Insurance Company:

We have audited the accompanying statutory financial statements of Forethought Life Insurance Company ("the Company"), which comprise the statutory statements of admitted assets, liabilities and surplus as of December 31, 2013 and 2012, and the related statutory statements of operations and changes in surplus, and cash flows for the years then ended.

MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting practices prescribed or permitted by the Indiana Department of Insurance. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR'S RESPONSIBILITY

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

BASIS FOR ADVERSE OPINION ON U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

As described in Note 2 to the financial statements, the financial statements are prepared by the Company on the basis of the accounting practices prescribed or permitted by the Indiana Department of Insurance, which is a basis of accounting other than accounting principles generally accepted in the United States of America.

The effects on the financial statements of the variances between the statutory basis of accounting described in Note 2 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

ADVERSE OPINION ON U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

In our opinion, because of the significance of the matter discussed in the "Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles" paragraph, the financial statements referred to above do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2013 and 2012, or the results of its operations or its cash flows for the years then ended.

OPINION ON STATUTORY BASIS OF ACCOUNTING

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in accordance with the accounting practices prescribed or permitted by the Indiana Department of Insurance described in Note 2.

OTHER MATTER

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying Supplemental Schedule of Assets and Liabilities, Summary Investment Schedule and Investment Risk Interrogatories of the Company as of December 31, 2013 and for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements. The Supplemental Schedule of Assets and Liabilities, Summary Investment Schedule and Investment Risk Interrogatories are the responsibility of management and were derived from and relate directly to the underlying accounting and other records used to prepare the financial statements. The effects on the Supplemental Schedule of Assets and Liabilities, Summary Investment Schedule and Investment Risk Interrogatories of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material. As a consequence, the Supplemental Schedule of Assets and Liabilities, Summary Investment Schedule and Investment Risk Interrogatories do not present fairly, in conformity with accounting principles generally accepted in the United States of America, such information of the Company as of December 31, 2013 and for the year then ended. The Supplemental Schedule of Assets and Liabilities, Summary Investment Schedule and Investment Risk Interrogatories have been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves and other additional procedures, in accordance with auditing standards generally accepted in the United States of America. In our opinion, the Supplemental Schedule of Assets and Liabilities, Summary Investment Schedule and Investment Risk Interrogatories are fairly stated, in all material respects, in relation to the financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

April 9, 2014

PricewaterhouseCoopers LLP, 1201 Louisiana, Suite 2900, Houston, TX 77002-5678
T: (713) 356 4000, F: (713) 356 4717, www.pwc.com/us

FORETHOUGHT LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF ADMITTED ASSETS,
LIABILITIES AND CAPITAL AND SURPLUS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands, except share amounts)

ADMITTED ASSETS                                     2013                2012
--------------------------------------------------------------------------------
Invested assets
 Bonds                                            $ 6,557,328         $5,489,299
 Common stocks -- unaffiliated                          8,500                 --
 Preferred stocks                                       4,400              2,935
 Mortgage loans on real estate                        451,890            339,652
 Cash, cash equivalents, and short-term
  investments                                          95,291            233,172
 Contract loans and other invested assets             102,426             65,251
                                                -------------       ------------
      Total invested assets                         7,219,835          6,130,309
Deferred and uncollected premiums                      21,912             22,245
Investment income due and accrued                      77,854             69,522
Current income tax recoverable                         24,046                 --
Net deferred tax asset                                 40,285             24,920
Other assets                                            2,613              9,056
                                                -------------       ------------
      Total admitted assets excluding separate
      accounts                                      7,386,545          6,256,052
Separate account assets                               570,681                 --
                                                -------------       ------------
      Total admitted assets                        $7,957,226         $6,256,052
                                                =============       ============
LIABILITIES
 Reserves for future policy benefits              $ 6,596,544         $5,444,296
 Policy and contract claims                             6,192              7,402
 Funds held under affiliate reinsurance treaty
  with unauthorized reinsurers                        192,695            201,242
 Transfers to separate accounts due or accrued        (44,150)                --
 Asset valuation reserve                               45,536             32,286
 Interest maintenance reserve                          83,817             86,432
 Current tax payables                                      --              8,766
 Other liabilities                                      4,109             14,256
                                                -------------       ------------
      Total liabilities excluding separate
      accounts                                      6,884,743          5,794,680
 Separate account liabilities                         550,020                 --
                                                -------------       ------------
      Total liabilities                             7,434,763          5,794,680
                                                =============       ============
CAPITAL AND SURPLUS
 Capital stock, $2,500 par value per share,
  1,000 shares authorized, issued and
  outstanding at 2013 and 2012                          2,500              2,500
 Gross paid in and contributed surplus                375,553            325,553
 Unassigned surplus                                   144,410            133,319
                                                -------------       ------------
      Total capital and surplus                       522,463            461,372
                                                -------------       ------------
      Total liabilities, capital and surplus       $7,957,226         $6,256,052
                                                =============       ============

   The accompanying notes are an integral part of these financial statements.

FORETHOUGHT LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF OPERATIONS AND
CHANGES IN CAPITAL AND SURPLUS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

                                               YEAR ENDED DECEMBER 31,
                                               2013                2012
--------------------------------------------------------------------------------
REVENUES
 Life and annuity premiums earned            $ 2,331,029         $1,413,812
 Net investment income                           363,799            306,820
 Amortization of interest maintenance
  reserve                                         13,256             13,254
 Commissions and expense allowances on
  reinsurance ceded                               11,934             15,982
 Other income                                     15,173              1,325
                                           -------------       ------------
      Total revenues                           2,735,191          1,751,193
                                           -------------       ------------
BENEFITS AND EXPENSES
 Death and annuity benefits                      436,543            422,701
 Surrender benefits paid                         192,571            145,892
 Increase in reserves for future policy
  benefits                                       981,083            656,911
 Net transfers to separate accounts              486,298                 --
 Change in modco reserves assumed                213,739            194,875
 Commissions                                     192,234            139,445
 General insurance expenses                      165,476             64,277
 Taxes, licenses and fees                         13,863              7,925
 Decrease in loading on deferred and
  uncollected premiums                            (1,765)            (1,408)
 Other expenses                                    8,924              4,190
                                           -------------       ------------
      Total benefits and expenses              2,688,966          1,634,808
                                           -------------       ------------
 Net gain from operations before federal
  income taxes and realized capital
  losses                                          46,225            116,385
 Federal income taxes                             16,352             34,411
                                           -------------       ------------
 Net gain from operations                         29,873             81,974
                                           -------------       ------------
 Realized capital losses, net of tax and
  transfer to IMR                                 (6,922)           (13,013)
                                           -------------       ------------
      Net income                                 $22,951            $68,961
                                           =============       ============
Capital and surplus, beginning of year         $ 461,372           $416,380
Net income                                        22,951             68,961
Change in net unrealized capital gains
 (losses), net of tax                               (716)             8,108
Change in net unrealized foreign exchange
 capital gain (loss)                                 754                 --
Change in net deferred income tax                 15,541              6,069
Change in nonadmitted assets                         190              1,542
Changes in surplus in Separate Accounts              621                 --
Surplus paid in                                   50,000                 --
Change in asset valuation reserve                (13,250)            (4,688)
Dividends to stockholders                        (15,000)           (35,000)
                                           -------------       ------------
      Capital and surplus, end of year          $522,463           $461,372
                                           =============       ============

   The accompanying notes are an integral part of these financial statements.

FORETHOUGHT LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF CASH FLOW
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

                                               2013                2012
--------------------------------------------------------------------------------
CASH FROM OPERATIONS
 Premiums and annuity considerations         $ 2,331,698         $1,519,213
 Net investment income                           330,489            294,082
 Other income                                     21,303             18,662
                                          --------------       ------------
      Total receipts from operations           2,683,490          1,831,957
 Benefit and loss related payments               618,400            573,856
 Net transfers to separate accounts              530,449                 --
 Commissions and expenses paid                   600,312            430,243
 Federal and foreign income taxes paid            64,133             48,663
                                          --------------       ------------
      Total payments from operations           1,813,294          1,052,762
                                          --------------       ------------
      Net cash from operations                   870,196            779,195
CASH FROM INVESTMENTS
 Proceeds from investments sold, matured
  or called
  Bonds                                        1,219,422          1,082,759
  Other invested assets                          116,768             71,717
                                          --------------       ------------
      Total cash proceeds from
      investments                              1,336,190          1,154,476
 Cost of investments acquired
  Bonds                                        2,257,313          1,651,521
  Other invested assets                          292,474            107,969
                                          --------------       ------------
      Total cost of investments acquired       2,549,787          1,759,490
 Net increase in policy loans and
  premium notes                                     (221)               227
                                          --------------       ------------
      Net cash from investments               (1,213,376)          (605,241)
CASH FROM FINANCING AND MISCELLANEOUS
 SOURCES
 Cash applied
  Capital and paid in surplus                     50,000                 --
  Net deposits on deposit-type contracts         169,708                465
  Dividends to stockholders                      (15,000)           (35,000)
  Other cash provided (applied)                      591             (2,741)
                                          --------------       ------------
      Net cash from financing and
      miscellaneous sources                      205,299            (37,276)
                                          --------------       ------------
  Net change in cash and short-term
   investments                                  (137,881)           136,678
Cash, cash equivalents, and short-term
 investments, beginning of year                  233,172             96,494
                                          --------------       ------------
      Cash, cash equivalents, and
      short-term investments, end of
      year                                       $95,291           $233,172
                                          ==============       ============

   The accompanying notes are an integral part of these financial statements.

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

1.  ORGANIZATION AND NATURE OF OPERATIONS

ORGANIZATION

Forethought Life Insurance Company ("FLIC or the Company") is a wholly-owned subsidiary of Forethought Financial Services, Inc. ("FFSI") as of December 31, 2011, which is a wholly-owned subsidiary of Forethought Financial Group, Inc. ("FFGI"). FFGI was formed in December 2003 for the principal purpose of acquiring FFSI and its wholly-owned insurance subsidiaries from Hillenbrand Industries, Inc. The Company was previously a wholly-owned subsidiary of Forethought National Life Insurance Company ("FNLIC"). On March 7, 2011, FNLIC received approval from the Texas Department of insurance to make an extraordinary distribution of its investment in the common stock of FLIC to FNLIC's parent, FFSI. On March 21, 2011, all the outstanding stock of the company was transferred from FNLIC to FFSI in a transaction qualifying under Internal Revenue Code ("IRC") Section 355.

The Company was organized on February 14, 1980 and is a stock life insurance company organized under the provisions of the laws of the state of Indiana. The Company sells preneed and final expense life insurance, annuities and Medicare supplement insurance. The Company is licensed in 49 states, the District of Columbia and Puerto Rico. Since its inception, FLIC has marketed nonparticipating individual and group life insurance products used to fund prearranged funerals. FLIC's life insurance products are sold by independent agents typically associated with funeral homes or cemeteries, and other funeral home representatives. Beginning in 2007, the Company began to market fixed indexed annuities through independent marketing organizations, and in 2008 the Company began to market final expense policies. In 2010, the Company began to market Medicare supplement insurance. In 2010, the Company created a new subsidiary, FLIC Properties, LLC, for the principal purpose of acquiring investment properties through foreclosure.

The following is a description of the most significant risks facing life and health insurers and how the Company mitigates those risks:

LEGAL/REGULATORY RISK is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to reduce insurer profits, new legal theories, or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those recorded in the financial statements. The Company mitigates this risk by operating throughout the United States, thus reducing its exposure to any single jurisdiction, by tracking and attempting to influence legal and regulatory initiatives, and by adopting policies designed to limit exposure to legal liability.

CREDIT RISK is the risk that issuers of securities owned by the Company or mortgagors on residential and commercial mortgage loans owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining credit and collection policies and by providing for any amounts deemed uncollectible.

INTEREST RATE RISK is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets produce cash flows, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

Most of the Company's products expose it to the risk that changes in interest rates will reduce its investment margin or "spread," or the difference between the amounts the Company is required to pay under the contracts and the rate of return it is able to earn on its investments intended to support obligations under the contracts. The Company's spread is a key component of its net income.

As interest rates decrease or remain at low levels, the Company may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, reducing its investment margin. Lowering interest crediting rates can help offset decreases in investment margins on some products. However, the Company's ability to lower these rates could be limited by competition or contractually guaranteed minimum rates and may not match the timing or magnitude of changes in asset yields. As a result, the Company's spread could decrease or become negative.

MORTALITY RISK is the risk that the Company's mortality experience will materially exceed the mortality assumed when the products were originally priced. There are a large number of policies at small face amounts. This coupled with the homogeneity of the business written allows the Company to predict mortality risk with a relatively high degree of accuracy. Any random variation in experience is relatively small.

--------------------------------------------------------------------------------

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

RATING AGENCY RISK is the risk that the Company may be impacted due to adverse actions by rating agencies. The Company actively engages with the rating agencies throughout the year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Indiana ("SAP"), which differ in some respects from accounting principles generally accepted in the United Stated of America ("GAAP"). The more significant of these differences are as follows:

- Bonds and stocks are valued in accordance with rules prescribed by the National Association of Insurance Commissioners, ("NAIC"), whereby bonds eligible for amortization under such rules are stated at amortized cost. The NAIC prescribes the use of a scientific interest method for amortizing debt securities. All other bonds are stated at values prescribed by the NAIC. The NAIC issued SSAP 43R, LOAN-BACKED AND STRUCTURED SECURITIES in 2009 to determine the statutory carrying value of certain non-agency residential mortgage backed securities. Based upon the carrying values relative to five price points provided by the NAIC, the non-agency residential mortgage-backed securities are carried at amortized cost if the rating was NAIC 1 to 5 and at fair value if the NAIC rating is 6. Common stocks of other than affiliates are carried at market value and common stocks of insurance company affiliates are carried at statutory equity plus unamortized goodwill. Under GAAP, equity securities that have readily determinable fair values and debt securities would be classified into three categories: held-to-maturity, trading, and available-for-sale. Held-to-maturity securities would be reported at amortized cost. Trading securities would be reported at fair value, with unrealized gains and losses reported as a separate component of income. Available-for-sale securities would be reported at fair value, with unrealized gains and losses, net of applicable taxes, reported as a separate component of equity.

- Acquisition costs, such as commissions and other costs in connection with acquiring new business, are charged to operations as incurred for SAP rather than deferred and amortized over the lives of the policies as would be required under GAAP.

- Policy reserves are determined using the 1980 Commissioners Standard Ordinary (1980 CSO) or 2001 Commissioners Standard Ordinary (2001 CSO) mortality table and interest rates that were applicable at the time of policy issue. Withdrawals and discretionary death benefit increases are not considered in the calculation of statutory reserves. GAAP reserves are based on mortality assumptions that reflect the company's experience, cash value interest rates, and expected death benefit increases.

- An asset valuation reserve ("AVR") and an interest maintenance reserve ("IMR") are recorded in accordance with SAP. The AVR is a reserve designed to reduce the impact on surplus for fluctuations in the market value of all invested assets by providing an investment reserve for potential future losses on invested assets. The IMR, reduced by federal income taxes, defers the recognition of net gains/losses realized on the sale of fixed maturity investments resulting from changes in interest rates. Such net gains/losses are amortized to income over the remaining lives of the assets sold.

- The investment in wholly-owned subsidiaries is valued based on the statutory equity method, with changes in value reflected directly in surplus, rather than consolidated as would be required under GAAP.

- Dividends received from affiliates are recognized in net investment income to the extent they do not exceed the accumulated earnings calculated at the subsidiary level. Dividends in excess of this amount are recorded as return of capital.

- Under statutory accounting practices, certain assets are designated as "nonadmitted assets" and are not included in the accompanying Statutory Statements of Admitted Assets, Liabilities, and Capital and Surplus since these assets are not taken into account in determining an insurer's financial condition. Nonadmitted assets primarily include intangible assets, furniture and equipment, agents' debit balances, and receivables over 90 days old.

- The methodology used to determine the portion of the deferred tax asset that is nonadmitted under SSAP 101, INCOME TAXES ("SSAP 101"), differs from the determination of the valuation allowance under GAAP guidance. Changes in deferred income taxes are not reported as a component of net income and instead are presented as a component of surplus.

The effects on the financial statements of the variances between statutory and GAAP, although not readily determinable, are assumed to be material.

--------------------------------------------------------------------------------

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

VALUATION OF INVESTMENTS

Investment income is recorded when earned. Realized gains and losses on sale or maturity of investments are generally determined on the basis of FIFO (First In, First Out). Aggregate unrealized capital gains and losses are credited or charged directly to unassigned surplus, net of taxes. SAP requires that unrealized capital losses on investments that are determined to be other-than-temporary declines in value must be reclassified to realized capital losses. The Company reviews its investment portfolio on a periodic basis to determine other-than-temporary declines in value. In evaluating whether a decline in value is other-than-temporary, management considers several factors including, but not limited to, 1) the Company's ability and intent to retain the security for a sufficient amount of time for it to recover, 2) the extent and duration of the decline in value, 3) the probability of collecting all cash flows according to contractual terms in effect at acquisition or restructuring,
4) relevant industry conditions and trends, and 5) the financial condition and current and future business prospects of the issuer.

Mortgage-backed and asset-backed securities are stated at amortized cost using a prospective basis. The prospective approach recognizes, through the recalculation of the effective yield to be applied to future periods, the effects of all cash flows whose amounts differ from those estimated earlier. Changes in amortization and amortized cost will occur in future periods. Assumptions for mortgage-backed and asset-backed securities are updated twice a year. Agency pass-through and collateralized mortgage obligations use the twelve month prepayment speed assumption. Non-agency collateralized mortgage obligations and asset-backed securities are updated using projected principal payment windows.

Unaffiliated common stocks are carried at market value as published by the NAIC. Fair value has been determined using quoted NAIC market prices for publicly traded securities. Unrealized gains and losses are reflected in surplus, net of deferred taxes.

Mortgage loans on real estate are carried at unpaid principal balances, net of discounts/premiums and valuation allowances, and are secured. Specific valuation allowances are established for the excess carrying value of the mortgage loan over its estimated fair value, when it is probable that based on current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Specific valuation allowances are based on the fair value of the collateral. Fair value is determined by discounting the projected cash flows for each property to determine the current net present value.

All real estate is recorded in the financial statements at historical cost, less accumulated depreciation. In accordance with SAP, the Company has included $493 in 2012 in both its investment income and general expenses for rent related to the Company's occupancy of its home office.

On May 31, 2012, the Company sold its office building located in Batesville, Indiana for net proceeds of $1.9 million, realizing a loss of $55. The Company leased from the purchasers a portion of the building for a seven year period.

The Company holds investments in Low Income Housing Tax Credits with 12 years remaining of unexpired tax credits and with a required holding period of 15 years.

The Company considers all investments with original maturities less than one year at the date of acquisition to be short-term investments, and all investments with maturities less than ninety days at the date of acquisition to be cash equivalents. Short-term investments and cash equivalents are carried at amortized cost, which approximates fair value.

All securities are recorded in the financial statements on a trade date basis except for the acquisition of private placement bonds, which are recorded on the funding date.

DERIVATIVE INSTRUMENTS

The Company issues fixed indexed annuity ("FIA") products that provide for potential return that is linked to the S&P 500 index. At December 31, 2013 and 2012, the Company had $3,562,107 and $2,589,688 and of FIA reserves, respectively. The Company purchases S&P 500 index call options for the purpose of hedging the potential increases to policyholder benefits resulting from increases in the S&P 500 Index. The Company also uses various equity futures to hedge equity exposure associated with the Guaranteed Living Withdrawal benefit and Guaranteed Minimum Death Benefit features of the variable annuity line of business. The Company's hedges are categorized as fair value hedges.

--------------------------------------------------------------------------------

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

The S&P 500 index call options have met the criteria of highly effective hedges in 2013 and therefore received hedge accounting treatment in accordance with SSAP 86, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Under such treatment, options are recorded at cost and marked to market with any change in unrealized reported as a component of net investment income. Upon exercise or expiration, the difference between the cash proceeds and cost is recognized as investment income / (loss). For equity futures that hedge the variable annuity guarantees, mark to market adjustments flow through the Statement of Operations.

As of December 31, 2013, the Company owned call options with a fair value and carrying value of $31,236 and book value of $17,359. The difference of $13,877 is reported as part of net investment income earned. In 2013, the Company also reported realized losses of $14,502 which decreases net investment income. As of December 31, 2012, the Company owned call options with a fair value and carrying value of $10,112 and book value of $14,362. The difference of ($4,250) is reported as part of net investment income earned. In 2012, the Company also reported realized losses on call options of $16,431 which reduces net investment income.

The Company also issues life products whose death benefit growth rate is determined by various consumer price indexes. The Company has hedged this risk by entering into CPI swaps. The Company previously accounted for these swaps as ineffective hedges. As such, the swaps were recorded at cost and marked to market with the change in market value recorded as unrealized gains or losses in capital and surplus. In 2012, the Company performed a detailed analysis of the effectiveness in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge from inception. As a result, the Company has deemed the hedge to be highly effective under the requirements of SSAP 86 allowing for hedge accounting. Under hedge accounting, the swaps are carried at book value consistent with the hedged liabilities. As of December 31, 2012, the Company carried its swaps at book value which is zero resulting in the reversal of previously recognized unrealized losses in capital and surplus of $6,874 net of tax.

In 2013, the Company purchased two currency swaps to hedge its currency exposure resulting from its purchase of GBP denominated bonds. Under the terms of the swaps, the Company pays fixed and floating GBP and receives fixed USD.

GUARANTY FUND ASSESSMENTS

Guaranty fund assessments are paid to various states. The assessments are amortized against the premium tax benefit period.

PREMIUMS

Life premiums are recognized as income over the premium-paying period of the related policies. Annuity considerations are recognized as revenue when received.

REINSURANCE

Reinsurance premiums and benefits paid or provided are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

INCOME TAXES

Deferred income taxes are recorded for temporary differences between amounts reported in the financial statements and those included in the tax return. The change in deferred income taxes is recorded directly in capital and surplus.

USE OF ESTIMATES

Preparation of the accompanying statutory financial statements requires the use of management's judgment, including estimates to establish the reserves for future policy benefits. Actual results may differ from those estimates.

FUTURE BENEFIT ON LIFE POLICIES AND ANNUITY CONTRACTS

Reserves for life insurance policies are based on amount of insurance, issue age, duration, and premium paying pattern. Interest rates range from 3.0% to 5.5%, depending on the date of policy issue. The majority of reserves are calculated using the 1980 CSO Mortality Table. Tabular interest on funds not involving life contingencies have been determined by formula as described in the instructions.

Reserves for a majority of the annuity contracts are determined in accordance with CARVM. Valuation interest rates range from 3.0% to 5.0% based on the date of issue. The majority of reserves are calculated using the Annuity 2000 mortality table.

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

The Company, with the permission of the Commissioner of Insurance of the State of Indiana, uses the Plan Type A discount rate with a guaranteed duration of less than five years under Actuarial Guideline 33 (AG33) on the entire in-force block of annuities with Guaranteed Minimum Withdrawal Benefits. By definition, AG33 would require the defined payments of the Guaranteed Lifetime Income Benefit (GLIB) benefit stream to be discounted using the Type B or Type C rate until the policy's contract value is exhausted and the additional payments to be discounted using the Type A rate. The impact of this permitted practice was an increase to surplus of $18,000 and $17,700 as of December 31, 2013 and 2012, respectively.

POLICY AND CONTRACT CLAIMS

The liability for policy and contract claims is based on actual claims submitted but not paid on the statement date and an estimate of claims that had been incurred but not been reported on the statement date.

SEPARATE ACCOUNT ASSETS AND LIABILITIES

The assets and liabilities resulting from the receipt of variable annuity premiums are segregated into separate accounts. Separate account assets and liabilities generally represent funds for which the contract holder, rather than the Company, bears the investment risk. Separate account contract holders have no claim against the assets of the general account of the Company, except for certain guaranteed products. Separate account assets are generally reported at fair value. The operations of the separate accounts are excluded from the statements of operations and cash flows of the Company. The Company receives fees for assuming mortality and certain expense risks. Such fees are included in Other Income in the accompanying Statement of Operations. Reserves in the separate accounts for variable annuity contracts are provided in accordance with the Variable Annuity Commissioners' Annuity Reserve Valuation Method ("VACARVM") under Actuarial Guideline 43 ("AG 43").

3.  INVESTMENTS

The carrying value, gross unrealized gains, gross unrealized losses, and estimated fair value, of bonds and equity securities held at December 31, 2013 and 2012 are as follows:

                                                                           DECEMBER 31, 2013
                                                                   GROSS                       GROSS                  ESTIMATED
                                         CARRYING               UNREALIZED                   UNREALIZED                 FAIR
                                           VALUE                   GAINS                       LOSSES                   VALUE
---------------------------------------------------------------------------------------------------------------------------------
BONDS
 U.S. GOVERNMENT SECURITY OBLIGATIONS       $ 29,471                $ 2,535                       $ (227)                $ 31,779
 ALL OTHER GOVERNMENTS                       129,809                  8,019                       (7,984)                 129,844
 STATES, TERRITORIES AND POSSESSIONS          65,772                  5,986                         (659)                  71,099
 POLITICAL SUBDIVISIONS OF STATES,
  TERRITORIES AND POSSESSIONS                 72,049                  2,364                       (1,613)                  72,800
 SPECIAL REVENUE AND SPECIAL
  ASSESSMENT OBLIGATIONS                     721,949                 37,258                      (29,966)                 729,241
 INDUSTRIAL AND MISCELLANEOUS              5,538,278                320,196                     (139,454)               5,719,020
                                       -------------            -----------                 ------------            -------------
      TOTAL BONDS                          6,557,328                376,358                     (179,903)               6,753,783
PREFERRED STOCK                                4,400                     --                          (44)                   4,356
COMMON STOCK -- UNAFFILIATED                   8,500                 20,661                           --                   29,161
                                       -------------            -----------                 ------------            -------------
      TOTAL                               $6,570,228               $397,019                    $(179,947)              $6,787,300
                                       =============            ===========                 ============            =============

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

                                                                           DECEMBER 31, 2012
                                                                    GROSS                     GROSS               ESTIMATED
                                            CARRYING              UNREALIZED                UNREALIZED               FAIR
                                             VALUE                  GAINS                     LOSSES                VALUE
-----------------------------------------------------------------------------------------------------------------------------
Bonds
 U.S. government security obligations          $37,037                $5,346                     $(34)                $42,349
 All other governments                          94,909                15,756                     (160)                110,505
 States, territories and possessions            60,814                12,829                       (1)                 73,642
 Political subdivisions of states,
  territories and possessions                   72,073                 9,735                      (62)                 81,746
 Special revenue and special assessment
  obligations                                  567,885                77,216                   (2,033)                643,068
 Industrial and miscellaneous                4,656,581               633,191                   (7,010)              5,282,762
                                          ------------            ----------                 --------            ------------
      Total bonds                            5,489,299               754,073                   (9,300)              6,234,072
Common stock -- unaffiliated                     2,935                    --                       --                   2,935
                                          ------------            ----------                 --------            ------------
      Total                                 $5,492,234              $754,073                  $(9,300)             $6,237,007
                                          ============            ==========                 ========            ============

Bonds at December 31, 2013, are summarized by stated maturity as follows:

                                                        CARRYING     ESTIMATED
                                                         VALUE       FAIR VALUE
--------------------------------------------------------------------------------
Due in one year or less                                    $34,734       $35,319
Due after one year through five years                      570,688       630,342
Due after five years through ten years                   2,168,332     2,216,629
Due after ten years                                      2,958,024     2,996,188
Asset backed securities                                    825,550       875,305
                                                      ------------  ------------
      Total bonds                                       $6,557,328    $6,753,783
                                                      ============  ============

The following table presents the Company's gross unrealized losses and fair values for bonds and equities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in an unrealized loss position, at December 31, 2013 and 2012.

                                                                    DECEMBER 31, 2013
                                         LESS THAN 12 MONTHS                             12 MONTHS OR MORE
                                 ESTIMATED             UNREALIZED                ESTIMATED               UNREALIZED
                                FAIR VALUE               LOSSES                 FAIR VALUE                 LOSSES
---------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT                      $ 2,206                $ (199)                   $ 609                   $ (28)
ALL OTHER GOVERNMENTS                 40,019                (4,091)                  19,065                $ (3,893)
STATES, TERRITORIES AND
 POSSESSIONS                           5,450                  (659)                      --                      --
POLITICAL SUBDIVISIONS                25,730                (1,613)                      --                      --
SPECIAL REVENUE AND SPECIAL
 ASSESSMENT OBLIGATIONS              248,679               (27,248)                  17,539                  (2,718)
INDUSTRIAL AND MISCELLANEOUS       1,887,795              (117,291)                 138,586                 (22,163)
                               -------------          ------------              -----------              ----------
   TOTAL TEMPORARILY IMPAIRED
                   SECURITIES     $2,209,879             $(151,101)                $175,799                $(28,802)
                               =============          ============              ===========              ==========

                                          DECEMBER 31, 2013
                                                TOTAL
                                 ESTIMATED             UNREALIZED
                                FAIR VALUE               LOSSES
-----------------------------  ---------------------------------------
U.S. GOVERNMENT                      $ 2,815                $ (227)
ALL OTHER GOVERNMENTS                 59,084                (7,984)
STATES, TERRITORIES AND
 POSSESSIONS                           5,450                  (659)
POLITICAL SUBDIVISIONS                25,730                (1,613)
SPECIAL REVENUE AND SPECIAL
 ASSESSMENT OBLIGATIONS              266,218               (29,966)
INDUSTRIAL AND MISCELLANEOUS       2,026,381              (139,454)
                               -------------          ------------
   TOTAL TEMPORARILY IMPAIRED
                   SECURITIES     $2,385,678             $(179,903)
                               =============          ============

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

                                                                   DECEMBER 31, 2012
                                         LESS THAN 12 MONTHS                            12 MONTHS OR MORE
                                   ESTIMATED              UNREALIZED             ESTIMATED             UNREALIZED
                                   FAIR VALUE               LOSSES              FAIR VALUE               LOSSES
------------------------------------------------------------------------------------------------------------------------
U.S. government                           $23                   $(1)                  $650                  $(33)
All other governments                  11,822                  (160)                    --
States, territories and
 possessions                              584                    (1)                    --                    --
Political subdivisions                  3,408                   (62)                    --                    --
Special revenue and special
 assessment obligations                18,903                  (517)                16,271                (1,516)
Industrial and miscellaneous          304,145                (6,555)                14,831                  (455)
                                   ----------              --------              ---------              --------
   Total temporarily impaired
                   securities        $338,885               $(7,296)               $31,752               $(2,004)
                                   ==========              ========              =========              ========

                                          DECEMBER 31, 2012
                                                TOTAL
                                   ESTIMATED              UNREALIZED
                                   FAIR VALUE               LOSSES
-----------------------------  ----------------------------------------
U.S. government                          $673                  $(34)
All other governments                  11,822                  (160)
States, territories and
 possessions                              584                    (1)
Political subdivisions                  3,408                   (62)
Special revenue and special
 assessment obligations                35,174                (2,033)
Industrial and miscellaneous          318,976                (7,010)
                                   ----------              --------
   Total temporarily impaired
                   securities        $370,637               $(9,300)
                                   ==========              ========

The Company has the intent and ability to hold all bonds in an unrealized loss position until maturity. The reduction of unrealized gains as of December 31, 2013 was primarily due to an increase in treasury rates across the curve, despite modest credit spread tightening. Certain securities experienced declines in fair value that were due in part to credit-related considerations amounting to $10,429 in 2012 of other-than-temporary impairments. There were no impairments in 2013.

The components of net investment income for the years ended December 31, 2013 and 2012 were as follows:

                                                 YEAR ENDED DECEMBER 31,
                                                  2013              2012
--------------------------------------------------------------------------------
Mortgage loans                                    $ 19,228          $16,666
Interest on bonds                                  331,106          299,246
Real estate income                                      40              670
Short-term investments                                 203               43
Derivative instruments                              24,829             (799)
Other income                                         1,272              516
                                               -----------       ----------
    Gross investment income                        376,678          316,342
Investment expenses                                (12,879)          (9,522)
                                               -----------       ----------
    Net investment income                         $363,799         $306,820
                                               ===========       ==========

Summarized below are realized gains or losses on investments sold during 2013 and 2012. The cost of investments sold is determined by FIFO.

                                                         YEAR ENDED DECEMBER 31, 2013                   NET
                                     REALIZED              REALIZED             REALIZED              REALIZED
                                       GAINS                LOSSES              LOSSES ON              GAINS
                                     ON SALES              ON SALES            IMPAIRMENTS            (LOSSES)
--------------------------------------------------------------------------------------------------------------------
Bonds                                 $ 34,723             $ (18,014)              $ --                $ 16,709
Other                                    2,395                  (415)                --                   1,980
Tax expense                                                                                             (14,969)
                                                                                                     ----------
  Net realized capital gains,
  net of tax                                                                                              3,720
Transfer to IMR, net of tax of
 $5,730                                                                                                  10,642
                                                                                                     ----------
  Net realized capital losses,
   net of tax and transfers to
   IMR                                                                                                  $(6,922)
                                                                                                     ==========

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in  thousands)

                                                             YEAR ENDED DECEMBER 31, 2012
                                                                                                       NET
                                              REALIZED          REALIZED          REALIZED          REALIZED
                                               GAINS             LOSSES          LOSSES ON            GAINS
                                              ON SALES          ON SALES        IMPAIRMENTS         (LOSSES)
-----------------------------------------------------------------------------------------------------------------
Bonds                                          $46,327          $(13,753)         $(10,429)          $22,145
Other                                              679               (55)             (965)             (341)
Tax expense                                                                                          (13,512)
                                                                                                    --------
   Net realized capital gains, net of
    tax                                                                                                8,292
Transfer to IMR, net of tax of $11,472                                                                21,305
                                                                                                    --------
   Net realized capital losses, net of
    tax and transfers to IMR                                                                        $(13,013)
                                                                                                    ========

Proceeds from the sale of investments (excluding calls and maturities) were $780,841 and $748,364 in 2013 and 2012, respectively.

Under the NAIC guidelines prescribed for the interest maintenance reserve, all interest-related gains and losses for which the remaining life of the sold security was greater than one year are deferred (adjusted for tax) and amortized over the estimated life of the sold instrument. The group method, as defined by the NAIC, is used for amortization purposes. This method is consistent with prior years.

At December 31, 2013 and 2012, investments carried at $4,228 and $4,127, respectively, were on deposit with various regulatory authorities to comply with insurance regulations.

Loan-backed securities with a recognized other-than-temporary impairment held by the Company at December 31, 2013 and 2012, with the present value of cash flows expected to be less than amortized cost, were as follows:

                                                DECEMBER 31, 2013
         AMORTIZED                                                            AMORTIZED
            COST                  PROJECTED             RECOGNIZED               COST                FAIR
        BEFORE OTTI              CASH FLOWS                OTTI               AFTER OTTI            VALUE
-------------------------------------------------------------------------------------------------------------
               $ --                  $ --                  $ --                  $ --                $ --
         ==========                 =====                  ====                  ====                ====

                                            DECEMBER 31, 2012
        AMORTIZED                                                         AMORTIZED
           COST                 PROJECTED           RECOGNIZED              COST              FAIR
       BEFORE OTTI             CASH FLOWS              OTTI              AFTER OTTI           VALUE
------------------------------------------------------------------------------------------------------
                $7                  $3                  $(5)                  $3                $3
        ==========                ====                  ===                  ===                ==

The following is the aggregate amount of unrealized losses and related fair value of impaired loan- backed securities (the fair value is less than cost or amortized cost) for which an other-than-temporary impairment has not been recognized in earnings as a realized loss as of December 31, 2013 and 2012:

                                                                 DECEMBER 31, 2013
                                          LESS THAN 12 MONTHS                            12 MONTHS OR MORE
                                    ESTIMATED              UNREALIZED            ESTIMATED            UNREALIZED
                                   FAIR VALUE                LOSSES              FAIR VALUE             LOSSES
--------------------------------------------------------------------------------------------------------------------
Loan-Backed and Structured
 Securities                           $228,046                $(5,387)               $620                 $(29)
                                   ===========              =========              ======                =====

                                             DECEMBER 31, 2013
                                                     TOTAL
                                        ESTIMATED              UNREALIZED
                                       FAIR VALUE                LOSSES
-----------------------------  ----------------------------------------------
Loan-Backed and Structured
 Securities                               $228,666                $(5,416)
                                       ===========              =========

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(in thousands)

-------------------------------------------------------------------------------

                                                                         DECEMBER 31, 2012
                                                  LESS THAN 12 MONTHS                           12 MONTHS OR MORE
                                            ESTIMATED             UNREALIZED             ESTIMATED            UNREALIZED
                                           FAIR VALUE               LOSSES              FAIR VALUE              LOSSES
---------------------------------------------------------------------------------------------------------------------------
Loan-Backed and Structured Securities         $7,035                  $(24)                 $297                  $(34)
                                             =======                 =====                 =====                 =====

                                                     DECEMBER 31, 2012
                                                              TOTAL
                                                 ESTIMATED             UNREALIZED
                                                FAIR VALUE               LOSSES
--------------------------------------  --------------------------------------------
Loan-Backed and Structured Securities              $7,332                  $(58)
                                                  =======                 =====

4.  CAPITAL AND SURPLUS AND DIVIDEND RESTRICTIONS

The maximum amount of ordinary dividends that can be paid during a 12-month period by life insurance companies domiciled in Indiana, without prior approval of the Insurance Commissioner, is the greater of 10% of capital and surplus (excluding special unassigned funds) on the most recent preceding annual statement or the net gain from operations on the most recent preceding annual statement. Likewise, a dividend from any source of money other than earned surplus / unassigned funds must be approved before the dividend is paid. The maximum ordinary dividend the Company can pay in 2014 is $37,246. On September 4, 2013, FLIC paid an ordinary cash dividend of $15,000 to its parent. On December 27, 2012, FLIC paid an ordinary cash dividend of $35,000 to its parent.

In 2013, the Company received capital contributions of $50,000 from its parent. The Company reported no capital contributions received from its parent 2012. The Company's unassigned surplus was impacted by each item as follows:

                                                        DECEMBER 31,
                                                    2013            2012
--------------------------------------------------------------------------------
Unrealized gains (losses)                            $ (549)        $(1,088)
Nonadmitted asset values                             (3,762)         (3,952)
Asset valuation reserves                            (45,536)        (32,286)

5.  INCOME TAXES

On July 1, 2004, the Company was acquired in a stock purchase acquisition which required the Company to treat the stock acquisition as a deemed sale of assets for tax purposes, pursuant to Section 338(h)(10) of the IRC. Pursuant to IRC
Section 338 (h)(10), acquired assets are placed into asset classes based upon their relative liquidity. Once this classification process is complete, an individual asset class will receive basis in the assets up to the fair market value before allocating to the next asset class. To the extent that the fair market value of an asset class exceeds the remaining purchase price to be allocated, the remaining purchase price available will be allocated to the individual asset based on their relative fair market value. Thus, if there is no purchase price remaining to allocate to an asset class, the assets in that class will have no tax basis.

Deferred tax assets or liabilities represent the future tax consequences of temporary differences generated by statutory accounting. Changes in deferred tax assets and liabilities are recognized as a separate component of gains and losses in unassigned surplus.

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(in thousands)

-------------------------------------------------------------------------------

The components of the net deferred tax assets and liabilities at December 31, 2013 and 2012 were as follows:

                                                        DECEMBER 31,
                                                    2013            2012
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS
 ORDINARY
  Reserves                                         $ 18,933         $17,972
  Basis difference in deferred acquisition costs     33,093          28,101
  Commissions                                         6,448           1,057
  Other ordinary                                      2,047           2,185
                                                  ---------       ---------
      Admitted ordinary deferred tax assets          60,521          49,315
                                                  ---------       ---------
 CAPITAL
  Investments                                           339             918
                                                  ---------       ---------
   Admitted capital deferred tax assets                 339             918
                                                  ---------       ---------
      Admitted deferred tax assets                   60,860          50,233
                                                  ---------       ---------
DEFERRED TAX LIABILITIES
 ORDINARY
  Deferred premium                                   (7,665)         (7,792)
  Other ordinary                                       (130)             --
                                                  ---------       ---------
      Ordinary deferred tax liabilities              (7,795)         (7,792)
                                                  ---------       ---------
 CAPITAL
  Investments                                       (12,780)        (17,521)
                                                  ---------       ---------
   Capital deferred tax liabilities                 (12,780)        (17,521)
                                                  ---------       ---------
      Gross deferred tax liabilities                (20,575)        (25,313)
                                                  ---------       ---------
      Net admitted deferred tax asset               $40,285         $24,920
                                                  =========       =========

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

                                 2013             2013             2013                 2012            2012            2012
                               ORDINARY         CAPITAL           TOTAL               ORDINARY         CAPITAL          TOTAL
------------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
 Gross deferred tax
  assets                        $ 60,521            $ 339         $ 60,860              $49,315            $918         $50,233
 Statutory valuation
  allowance                           --               --               --                   --              --              --
                               ---------       ----------       ----------            ---------       ---------       ---------
 Adjusted gross deferred
  tax assets                      60,521              339           60,860               49,315             918          50,233
 Total of gross deferred
  tax liabilities                 (7,795)         (12,780)         (20,575)              (7,792)        (17,521)        (25,313)
                               ---------       ----------       ----------            ---------       ---------       ---------
 Net deferred tax asset           52,726          (12,441)          40,285               41,523         (16,603)         24,920
 Deferred tax asset
  nonadmitted                         --               --               --                   --              --              --
                               ---------       ----------       ----------            ---------       ---------       ---------
  Net admitted deferred
   tax asset                    $ 52,726        $ (12,441)        $ 40,285              $41,523        $(16,603)        $24,920
ADMISSION CALCULATION
 COMPONENTS SSAP 101
(a) Federal income taxes
 paid in prior years
 recoverable through
 loss carrybacks                $ 46,834            $ 339         $ 47,173              $25,640            $918         $26,558
(b) Adjusted gross
 deferred tax assets
 expected to be realized
 (Excluding the amount
 of deferred tax assets
 from (a) above) after
 application of the
 threshold limitation.
 (Lesser of (b)1 and
 (b)2 below)
 1 Adjusted gross
  deferred tax assets
  expected to be
  realized following the
  balance sheet date                  --               --               --                   --              --              --
 2 Adjusted gross
  deferred tax assets
  allowed per limitation
  threshold                           --               --           72,327                   --              --          65,626
(c) Adjusted gross
 deferred tax assets
 (excluding: the amount
 of deferred tax assets
 from (a) and (b) above)
 offset by gross
 deferred tax
 liabilities                      13,687               --           13,687               23,675              --          23,675
                               ---------       ----------       ----------            ---------       ---------       ---------
(d) Deferred tax assets
 admitted as the result
 of SSAP No. 101 Total           $60,521             $339          $60,860              $49,315            $918         $50,233
                               =========       ==========       ==========            =========       =========       =========

                                                  2013              2012
--------------------------------------------------------------------------------
(a) Ratio Percentage Used to Determine
 Recovery Period and Threshold Limitation
 Amount                                                908%             976%
(b) Amount of Adjusted Capital and Surplus
 Used to Determine Recovery Period and
 Threshold Limitation in (b)2 above              $ 527,714         $468,737

--------------------------------------------------------------------------------

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

Tax planning strategies, which include the use of reinsurance, had the following impacts:

                                                              2013               2013               2012               2012
                                                            ORDINARY            CAPITAL           ORDINARY            CAPITAL
---------------------------------------------------------------------------------------------------------------------------------
IMPACT OF TAX PLANNING STRATEGIES
Determination of Adjusted Gross Deferred
 Tax Assets and Net Admitted Deferred Tax Assets, by
 Tax Character as a Percentage
 1. Adjusted Gross DTAs Amount                                $60,521             $339              $49,315             $919
 2. Percentage of Adjusted Gross DTAs by Tax
  Character Attributable to the Impact of Tax
  Planning Strategies                                            13.1%             0.0%                 0.0%             0.0%
 3. Net Admitted Adjusted Gross DTAs Amount                   $60,521             $339              $49,315             $919
 4. Percentage of Net Admitted Adjusted Gross DTAs by
  Tax Character Admitted Because of the Impact of Tax
  Planning Strategies                                            13.1%             0.0%                 0.0%             0.0%

Current income taxes incurred consist of the following major components:

                                                           2013      2012
----------------------------------------------------------------------------
Current income tax expense                               $ 16,352    $34,411
Tax on capital gains                                       14,969     13,512
                                                         --------  ---------
      Federal income taxes incurred                       $31,321    $47,923
                                                         ========  =========

The change in net deferred taxes is composed of the following:

                                                                               DECEMBER 31,
                                                                           2013                 2012                CHANGE
---------------------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                 $ 60,860              $50,233              $10,627
Total deferred tax liabilities                                             (20,575)             (25,313)               4,738
                                                                        ----------            ---------            ---------
 Net deferred tax asset                                                    $40,285              $24,920              $15,365
                                                                        ----------            ---------            ---------
Tax effect of unrealized gains/(losses)                                                                                  176
                                                                                                                   ---------
Change in net deferred income taxes                                                                                  $15,541
                                                                                                                   =========

The provision for federal income taxes incurred is different from that which would be obtained by applying the statutory Federal income tax rate to income before taxes. The significant items causing this difference are as follows:

                                                    2013            2012
--------------------------------------------------------------------------------
Tax expense at the federal statutory rate of
 35%                                               $ 22,720         $48,366
Amortization of interest maintenance reserve         (4,640)         (4,639)
Low income housing tax credits                       (2,131)         (1,648)
Other, net                                             (237)           (764)
                                                 ----------       ---------
     Total federal income taxes                     $15,712         $41,315
                                                 ==========       =========
Federal income tax incurred                        $ 31,321         $47,923
Change in net deferred income taxes                 (15,541)         (6,069)
Change in deferred income tax on statutorily
 nonadmitted assets                                     (68)           (539)
                                                 ----------       ---------
     Total statutory income tax                     $15,712         $41,315
                                                 ==========       =========

The following are income taxes incurred in the current and prior years that will be available for recoupment in the event of future net losses:

2013                                                                     $31,380
2012                                                                      48,785
2011                                                                      44,982
                                                                      ----------
Total                                                                   $125,147
                                                                      ==========

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(in thousands)

-------------------------------------------------------------------------------

At December 31, 2013, the Company had $0 operating loss and $0 capital loss carry forwards. At December 31, 2013, the Company had $0 deposits admitted under IRC Section 6603.

The Company files a federal income tax return as part of a consolidated tax group with FNLIC, FFGI, FFSI, Forethought Capital Funding, Inc., Forethought Financial Savings Bank and ForeLife Agency, Inc. The Company has a written agreement, approved by the Company's Board of Directors, which sets forth the manner in which the total combined federal income tax is allocated to each entity which is part of the consolidation. Pursuant to this agreement, the Company is required to pay to FFGI its federal income tax liability computed on a separate company basis using the same methods and elections used with respect to determining the group's tax liability giving effect to the modifications of Treas. Reg. Section 1.1552-1(a)(2)(ii) and without regard to any minimum tax credit arising under IRC Section 53. In addition, the Company will be reimbursed in each year to the extent that the use of the Company's operating loss deduction or credit or operating loss deduction or credit carryover results in either a reduction of the group's tax for a given consolidated return year or a refund is obtained by FFGI with respect to any given consolidated return year.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of its income tax provision. As of December 31, 2013 and 2012, the Company has no amounts accrued for the payment of interest and penalties, which does not include the federal tax benefit of interest deductions, where applicable. The Company's total balance of unrecognized tax benefits as of December 31, 2013 and 2012 is $0.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009. The Company has no tax positions for which it believes it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months.

6. RELATED-PARTY TRANSACTIONS

The Company has a service and administrative agreement with FFSI and other affiliates. The agreement calls for FFSI to provide the management and administration support to all companies pursuant to the service and administrative agreement. Allocated costs to the Company on a net basis for 2013 and 2012 were $249,103 and $115,596, respectively. At December 31, 2013 and 2012, the Company had a net receivable of $1,090 and $10, respectively, with its affiliated companies.

7.  DEFERRED AND UNCOLLECTED PREMIUMS

Deferred and uncollected life insurance premiums represent annual or fractional premiums, either due and uncollected or not yet due, where policy reserves have been provided on the assumption that the full life insurance premium for the current policy year has been collected. Gross premiums as represented below are net of reinsurance. Net deferred and uncollected premiums represent only the portion of gross premiums related to mortality charges and interest. As of December 31, 2013 and 2012, the Company had deferred and uncollected life insurance premiums (excluding accident and health) as follows:

                                                  DECEMBER 31, 2013
                                            GROSS          NET OF LOADING
---------------------------------------------------------------------------
Ordinary new business                       $ 1,652               $ 780
Ordinary renewal business                     6,837               4,570
Group life                                   38,263              16,556
                                          ---------           ---------
    Total deferred and uncollected
     premiums                               $46,752             $21,906
                                          =========           =========

                                                     DECEMBER 31, 2012
                                          GROSS                Net of Loading
----------------------------------------------------------------------------------
Ordinary new business                        $1,187                       $773
Ordinary renewal business                     7,380                      4,308
Group life                                   40,264                     17,138
                                          ---------                  ---------
    Total deferred and uncollected
     premiums                               $48,831                    $22,219
                                          =========                  =========

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(in thousands)

-------------------------------------------------------------------------------

8.  FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SSAP No. 100, FAIR VALUE MEASUREMENTS, establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

- Level 1 -- Fair value is based on unadjusted quoted prices in active markets for identical assets or liabilities.

- Level 2 -- Fair value is based on significant inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets and liabilities, quoted market prices in markets that are not active for identical or similar assets or liabilities and other market observable inputs. Valuations are generally obtained from third party pricing services for identical or comparable assets or liabilities, non-binding broker quotes (when pricing service information is not available) or through the use of valuation methodologies using observable market inputs.

- Level 3 -- Fair value is based on at least one or more significant unobservable inputs for the asset or liability.

The table below presents the balances of assets and liabilities measured at fair value as of December 31, 2013 and 2012.

                                                                                  DECEMBER 31, 2013
                                                            LEVEL 1            LEVEL 2           LEVEL 3             TOTAL
---------------------------------------------------------------------------------------------------------------------------------
DERIVATIVE ASSETS
Options                                                       $ --             $ 31,236            $ --             $ 31,236
Swaps                                                           --                 (751)             --                 (751)
                                                              ----            ---------            ----            ---------
    TOTAL                                                     $ --              $30,485            $ --              $30,485
                                                              ====            =========            ====            =========
LIABILITIES
Derivative liabilities                                          --                7,000              --                7,000
                                                              ----            ---------            ----            ---------
    Total                                                     $ --               $7,000            $ --               $7,000
                                                              ====            =========            ====            =========

                                                                                       DECEMBER 31, 2012
                                                                 LEVEL 1            LEVEL 2           LEVEL 3             TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Derivative Assets                                                    --               10,112              --               10,112
                                                                   ----            ---------            ----            ---------
    TOTALS                                                         $ --              $10,112            $ --              $10,112
                                                                   ====            =========            ====            =========

There were no material asset transfers between Level 1 and Level 2. The table below summarizes the reconciliation of the beginning and ending balances and related changes for the year ended December 31, 2013 and 2012 for the fair value measurements for which significant unobservable inputs (level 3) were used in determining each instrument's fair value.

                                                                   DECEMBER 31, 2013           TRANSFERS
                       BEGINNING               UNREALIZED              PURCHASES /             IN/OUT OF                ENDING
                        BALANCE              GAINS/(LOSSES)               SALES                 LEVEL 3                BALANCE
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCKS             $ --                    $ --                     $8,500                 $ --                   $8,500
                          ----                    ----                   --------                 ----                 --------
    TOTALS                $ --                    $ --                     $8,500                 $ --                   $8,500
                          ====                    ====                   ========                 ====                 ========

                                                              DECEMBER 31, 2012                TRANSFERS
          BEGINNING                      UNREALIZED                PURCHASES /                 IN/OUT OF                 ENDING
          BALANCE                      GAINS/(LOSSES)                 SALES                     LEVEL 3                 BALANCE
------------------------------------------------------------------------------------------------------------------------------------
Common
 stocks            $22                      $ --                        $(22)                     $ --                    $ --
                ------                      ----                      ------                      ----                    ----
  Totals           $22                      $ --                        $(22)                     $ --                    $ --
                ======                      ====                      ======                      ====                    ====

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

The disclosure of fair value information about certain financial instruments is based primarily on values published by the Securities Valuation Office ("SVO") of the NAIC. The fair values of short-term investments and cash approximate the carrying amounts reported in the balance sheet. The fair value of the mortgage loan portfolio was estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for similar maturities. The fair value of other invested assets is based on quoted market prices when available.

The estimated fair values of the interest-bearing liabilities for policyholder funds approximate the carrying value because interest rates credited to the account balances approximate current rates paid on similar funds and are not generally guaranteed beyond one year.

Fair values for insurance reserves are not required to be disclosed. However, the estimated fair values for all insurance liabilities are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

The fair value of certain financial instruments along with their corresponding carrying values at December 31, 2013 and 2012 are as follows:

                                                                                       DECEMBER 31,
                                                                        2013                                   2012
                                                                                ESTIMATED                             ESTIMATED
                                                            CARRYING              FAIR              CARRYING             FAIR
                                                              VALUE               VALUE              VALUE              VALUE
---------------------------------------------------------------------------------------------------------------------------------
Bonds                                                       $ 6,553,723         $ 6,753,783         $5,489,299         $6,234,071
Common stock -- unaffiliated                                      8,500               8,500                 --                 --
Preferred stocks                                                  4,400               4,356              2,935              2,935
Mortgage loans                                                  451,890             460,708            339,652            370,955
Cash, cash equivalents and short-term investments                95,291              95,291            233,172            233,172
Contract loans and other invested assets                        102,426             102,426             65,251             65,251

9. INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF -- BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

The table below summarizes the Company's financial instruments with off-balance sheet risk or credit risk:

                                   ASSETS                    LIABILITIES
                            2013            2012      2013             2012
--------------------------------------------------------------------------------
Derivatives
 Fair value / Statement    $ 31,236         $10,112   $ 751            $ --
  value
 Cost / Book value         $ 17,359         $14,362    $ --            $ --

The Company issues fixed indexed annuity products that provide a potential return that is linked to the S&P 500 index. The Company purchases over the counter S&P 500 index call options from approved counterparties for the purpose of hedging the potential increases to policyholder benefits resulting from increases in the S&P 500 Index. A one-time premium was paid for the purchase of these options with no additional cash or collateral required.

The Company also uses various equity futures to hedge equity exposure associated with the Guaranteed Living Withdrawal Benefit and Guaranteed Minimum Death Benefit features of the variable annuity line of business. Collateral has been posted for equity futures in the amount of $1,889.

The Company also issues life products whose death benefit growth rate is determined by various consumer price indexes. The Company hedges this risk by entering into CPI swaps. Collateral has been posted for the CPI swaps in the amount of $11,964 as of December 31, 2013.

In 2013, the Company purchased two currency swaps to hedge its currency exposure resulting from its purchase of GBP denominated bonds. Under the terms of the swaps, the Company pays fixed and floating GBP and receives fixed USD.

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

The Company is exposed to the credit-related losses in the event on nonperformance by counterparties to the financial instruments.

10.  REINSURANCE

Effective December 31, 2011, the Company entered into an affiliated reinsurance agreement with FNLIC whereby the Company ceded annuity reserves on a funds withheld basis. Reserves ceded under this contract were $192,695 and $201,242 as of December 31, 2013 and 2012, respectively.

In 2010, the Company entered into a new reinsurance agreement whereby it ceded 95% of its direct written Medicare Supplement premiums to a non-affiliated reinsurer. On April 1, 2011, the agreement was amended to provide for the Company to cede 80% of its Medicare Supplemental risk.

On January 1, 2013, the Company entered into a coinsurance reinsurance agreement with RGA Reinsurance Company. The agreement provides for the Company to reinsure the return of premium risk associated with MYGA return of premium policies. The reinsured portion is 90% of the additional reserve liability of the return of premium amount in excess of the cash value. As of December 31, 2013, the Company carried $11,055 of reserve credit associated with this reinsurance.

In 2012, the Company entered into reinsurance agreements with two Hartford life insurance entities in connection with the execution of an agreement for FFG to acquire identified components of Hartford's Individual Annuities Platform. The Company reinsures all new business written by the IAP sales force between May 1, 2012 and May 1, 2013 on a 100% indemnity reinsurance basis. The reinsurance agreements are structured as 100% modified coinsurance between the two Hartford life insurance entities and FLIC, with reserves for this business held by the Hartford. This represents a closed reinsurance block. For the period of May 1, 2012 through December 31, 2012 premiums and deposits generated under this agreement were $210,524. For the period of January 1, 2013 through May 1, 2013, premiums and deposits generated under this agreement were $244,820.

The Company assumes certain preneed life insurance policies from one non-affiliated company. This block of assumed business is in run-off. As of December 31, 2013 and 2012, FLIC assumed $38,578 and $40,545 of reserves. The Company accounts for its assumed reinsurance business on a basis consistent with those used in accounting for the original policies issued.

Net premiums earned for the years ended December 31, 2013 and 2012 are summarized as follows:

                                               2013                2012
--------------------------------------------------------------------------------
Direct premiums earned                       $ 2,139,581         $1,339,428
Reinsurance assumed                              245,613            211,374
Reinsurance ceded                                (54,165)          (136,990)
                                           -------------       ------------
    Net premiums earned                       $2,331,029         $1,413,812
                                           =============       ============

Reinsurance does not discharge the Company from its primary liability to policyholders, and to the extent that a reinsurer should be unable to meet its obligations, the Company would be liable to policyholders.

11.  ADDITIONAL FINANCIAL INSTRUMENTS DISCLOSURE

CONCENTRATIONS OF CREDIT RISK

Mortgage loans are collateralized by the underlying properties. Collateral must meet or exceed 125% of the loan at the time the loan is made. The Company grants only commercial mortgage loans to customers throughout the United States. The Company has a diversified loan portfolio with no exposure greater than 18% in any state at December 31, 2013. The summary below depicts loan exposure of remaining principal balances by type and region at December 31, 2013 and 2012.

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

                                                            DECEMBER 31,
                                                       2013              2012
--------------------------------------------------------------------------------
Mortgage assets by type
 Retail                                               $ 132,636         $100,445
 Office                                                  87,238           68,820
 Industrial                                              60,013           52,377
 Other                                                  172,003          118,010
                                                    -----------       ----------
    Total mortgage loans                               $451,890         $339,652
                                                    ===========       ==========

                                                            DECEMBER 31,
                                                       2013              2012
--------------------------------------------------------------------------------
Region
 Atlantic                                             $ 115,317         $105,386
 North Central                                           46,419           35,504
 South Central                                           67,673           46,088
 Mountain                                                19,360           10,496
 New England                                             17,771           18,703
 Pacific                                                114,585           85,835
 Various                                                 70,765           37,640
                                                    -----------       ----------
    Total mortgage loans                               $451,890         $339,652
                                                    ===========       ==========

The Company reported other-than-temporary impairments on its commercial mortgage loan portfolio of $0 and $0 for the years ended December 31, 2013 and 2012, respectively. The Company reported no impaired mortgage loans. In 2012, the Company maintained an allowance for credit losses of $750 as a result of the portfolio manager review and communication with the borrower on a specific mortgage loan where the borrower anticipates tenant vacancies which could require the borrower to request a modification to the original terms of the loan. This amount was recovered in 2013 and the Company had no allowance for mortgage loans as of December 31, 2013. In 2013, the minimum and maximum rates of interest received for commercial loans were 3.15% and 7.5%. The Company reduced the rate on one loan in 2013.

SUBPRIME MORTGAGE EXPOSURES (INCLUDES ALT A)

The Company defines subprime loans as structured securities that have some or all of the following characteristics: loans within the structures which have FICO (a way of measuring an individual's credit worthiness) scores 660 and below, high loan-to-value ratios, poor underwriting documentation, and affordability characteristics such as rate resets loans, interest only loans, negative amortization loans, or adjustable rate mortgages. The Company reviews its mortgage-backed investments for impairments and believes that the current unrealized losses are temporary and will likely recover in value as conditions improve in the real estate and mortgage lending industry. To mitigate current exposure, the Company monitors and reviews subprime-related assets.

At December 31, 2013 and 2012, the Company had no direct exposure through investments in subprime mortgage loans.

The Company had exposure to subprime and Alt A mortgage related risks through other investments with carrying values and fair values of $383,530 and $421,655, respectively, as of December 31, 2013, compared to $198,311 and $230,804, respectively, as of December 31, 2012. The Company did not recognize any other-than-temporary impairment losses on these securities for the years ended December 31, 2013 and 2012.

In 2013, the Company added senior and super senior tranches of non-agency RMBS. Securities were largely rated high yield by NRSO agencies, however due to discounted purchase pricing, 96% securities were rated NAIC 1 and 4% were rated NAIC 2. The Company monitors non-agency exposure on two levels, unrealized losses due to changes in asset values (market driven) as well as recognized losses due to receiving less than expected cash flows or cash flow requirements. As part of the Company's portfolio review for potentially impaired assets, the Company examines all non-agency RMBS securities for expected loss of principal, ratings, aging of unrealized losses, and the probability of collection of contractual cash flows. Its advisors also conduct loan level analysis to look for defaults and delinquencies.

The Company does not have underwriting exposure to subprime mortgage risk through mortgage guaranty coverage, financial guaranty coverage, directors and officers liability coverage, or errors and omissions liability coverage.

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

(in thousands)

-------------------------------------------------------------------------------

12. ANNUITY RESERVES

The withdrawal characteristics of annuity reserves as of December 31, 2013 and 2012 were as follows:

                                                                      2013
                                          GENERAL                 SEPARATE ACCOUNT
                                          ACCOUNT                 WITHOUT GUARANTEE               TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
 with fair value adjustment               $ 1,454,295                   $ --                      $ 1,454,295
 at book value less current surrender
  charge of 5% or more                    1,917,955                     498,136                   2,416,091
                                            ---                         ---                       ----
   Total with adjustment or at fair
    value                                 3,372,250                     498,136                   3,870,386
 at book value without adjustment
  (minimal or no charge or adjustment)    277,738                       7,735                     285,473
                                            ---                         ---                       ----
   Subtotal                               3,649,988                     505,871                   4,155,859
Not subject to discretionary withdrawal:  171,716                        --                       171,716
                                            ---                         ---                       ----
   Total                                  3,821,704                     505,871                   4,327,575
  Reinsurance ceded                       (203,749)                      --                       (203,749)
                                            ---                         ---                       ----
   Total                                  $3,617,955                    $505,871                  $4,123,826
                                            ===                         ===                       ====

                                                            2012
-------------------------------------------------------------------------
Subject to discretionary withdrawal:
 with fair value adjustment                                 $808,016
 at book value less current surrender charge of 5% or
  more                                                     1,781,118
                                                         -----------
   Total with adjustment or at fair value                  2,589,134
 at book value without adjustment (minimal or no charge
  or adjustment)                                              31,253
                                                         -----------
   Subtotal                                                2,620,387
Not subject to discretionary withdrawal:                         551
                                                         -----------
   Total                                                   2,620,938
  Reinsurance ceded                                         (201,242)
                                                         -----------
   Total                                                  $2,419,696
                                                         ===========

The Company is a member of the Federal Home Loan Bank (FHLB) of Indiana. Through its membership, the Company has issued funding agreements to the FHLB Indiana in exchange for cash advances in the amount of $170,000. The Company uses these funds in an investment spread strategy, consistent with its other investment spread operations. As such, the Company applies SSAP No. 52 accounting treatment to these funds, consistent with its other deposit-type contracts. It is not part of the Company's strategy to utilize these funds for operations, and any funds obtained from the FHLB Indiana for use in general operations would be accounted for consistent with SSAP No. 15 as borrowed money.

The table below indicates the amount of FHLB Indiana stock purchased, collateral pledged, assets and liabilities related to the agreement with FHLB Indiana

                                                                DECEMBER 31,
                                                                    2013
--------------------------------------------------------------------------------
FHLB stock purchased/owned as part of the agreement                  $8,500
Collateral pledged to the FHLB                                      205,395
Funding capacity currently available                                170,909
Total reserves related to funding agreement                         170,100
Agreement assets and liabilities
 General account assets                                               8,500
 General account liabilities                                        170,100

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

13. SEPARATE ACCOUNTS

The Company utilizes separate accounts to record and account for assets and liabilities for variable annuity transactions. In accordance with the products/transactions recorded within the separate account, assets are considered legally insulated. The legal insulation of the separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account.

As of December 31, 2013, the Company's separate account statement included legally insulated assets of $550,020. The assets legally insulated from the general account as of December 31, 2013 are attributed to the following products/transactions:

                                                                                                       SEPARATE ACCOUNT ASSETS
PRODUCT/TRANSACTION                                                    LEGALLY INSULATED ASSETS        (NOT LEGALLY INSULATED)
---------------------------------------------------------------------------------------------------------------------------------
ForeRetirement Variable Annuity                                                  $536,867                          $ --
Huntington ForeRetirement Variable Annuity                                         13,153                            --
Forethought Variable Interest Trust                                                    --                        20,661
                                                                              -----------                     ---------
   Total                                                                         $550,020                       $20,661
                                                                              ===========                     =========

Separate account assets held by the Company relate to individual variable annuities of a nonguaranteed nature. The net investment experience of the separate account is credited directly to the policyholder and can be positive or negative. As of December 31, 2013, separate account liabilities have minimum death benefits and lifetime withdrawal benefits guaranteed by the general account. Some variable annuities provide an incidental death benefit equal to the greater of the highest contract value on a certain date or premium paid and/or a lifetime withdrawal benefit as a portion of highest contract value on a certain date. The maximum amount associated with death benefit guarantees for 2013 was $251 with associated risk charges paid by the separate account to compensate for these risks of $556. The maximum amount associated with withdrawal benefit guarantees for 2013 was $541 with associated risk charges paid by the separate account of $1,165.

                                                              NONGUARANTEED
                                                                SEPARATE
                                                                ACCOUNTS
--------------------------------------------------------------------------------
(1) Premiums, considerations or deposits for year ended          $ 472,944
 12/31/2013
  Reserves at 12/31/2013                                           505,870
(2) For accounts with assets at:
  a. Fair value                                                    505,870
  b. Amortized cost                                                     --
                                                               -----------
  c. Total reserves                                               $505,870
                                                               ===========
(3) By withdrawal characteristics:
  a. Subject to discretionary withdrawal                                --
  b. With FB adjustment                                                 --
  c. At book value without FV adjustment and with                $ 498,135
   current surrender charge of 5% or more
  d. At fair value                                                      --
  e. At book value without FV adjustment and with                    7,735
   current surrender charge of less than 5%
                                                               -----------
  f. Subtotal                                                      505,870
  g. Not subject to discretionary withdrawal                            --
                                                               -----------
  h. Total                                                        $505,870
                                                               ===========

The following table reconciles transfers as reported in the Summary of Operations of the Separate Accounts Statement to the Summary of Operations of the Life, Accident & Health Annual Statement:

  Transfers to Separate Accounts                                       $ 546,545
  Transfers from Separate Accounts                                        60,247
  Net transfers to Separate Accounts                                    $486,298
                                                                     -----------
Transfers as reported in the Summary of Operations of the Life,
 Accident & Health Annual Statement                                     $486,298
                                                                     ===========

--------------------------------------------------------------------------------

FORETHOUGHT LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

--------------------------------------------------------------------------------

(in thousands)

14.  NONADMITTED ASSETS

Under SAP guidance, a nonadmitted asset is defined as an asset having economic value other than that which can be used to fulfill policyholder obligations, or those assets which are unavailable due to encumbrances or other third party interests. These assets are not recognized on the balance sheet, and are, therefore, considered nonadmitted.

The following table shows the major categories of assets that are nonadmitted at December 31, 2013 and 2012, respectively.

                                               2013     2012        DECREASE
--------------------------------------------------------------------------------
Intangible asset                              $ 1,195   $1,819        $(624)
Due from agents                                 2,567    2,133          434
                                             --------  -------       ------
  Total nonadmitted assets                     $3,762   $3,952        $(190)
                                             ========  =======       ======

15. COMMITMENTS AND CONTINGENT LIABILITIES

The Company has funding commitments subsequent to December 31, 2013 for the following:

LIHTC Partnerships                                                        $6,601
Limited Partnerships                                                       6,555
Private Equities                                                           3,326
Infrastructure Debt                                                        4,300

In addition, on December 31, 2013, the Company committed to a reverse repurchase agreement to start on January 2, 2014 for $150,096 with a termination date of January 7, 2014.

Various other lawsuits against the Company may arise in the course of the Company's business. Contingent liabilities arising from litigation, income taxes and other matters are not considered material in relation to the financial position of the Company.

16.  SUBSEQUENT EVENT

On January 2, 2014, Global Atlantic Financial Group ("GAFG") acquired Forethought Financial Group through a merger transaction. As a result of the merger, GAFG effectuated certain internal restructuring transactions. As a result of such restructuring, Commonwealth Life and Annuity Insurance Company, a wholly-owned indirect subsidiary of GAFG, owns 100% of the outstanding ordinary shares of the Company.

                            SUPPLEMENTAL INFORMATION

FORETHOUGHT LIFE INSURANCE COMPANY
SUPPLEMENTAL SCHEDULE OF ASSETS AND LIABILITIES
DECEMBER 31, 2013

(in thousands)

-------------------------------------------------------------------------------

The following is a summary of selected financial data included in other exhibits and schedules included to comply with paragraph 9 of the Annual Audited Financial Reports in the General section of the NAIC's Annual Statement Instructions. Certain items not applicable to the Company have been omitted.

INVESTMENT INCOME EARNED
----------------------------------------------------------------------------------
 Government bonds                                                        $360
 Other bonds (unaffiliated)                                           330,746
 Bonds of affiliates                                                       --
 Preferred stocks (unaffiliated)                                          169
 Preferred stocks of affiliates                                            --
 Common stocks (unaffiliated)                                             183
 Common stocks of affiliates                                               --
 Mortgage loans                                                        19,228
 Real estate                                                               40
 Premium notes, policy loans and liens                                    355
 Cash on hand and on deposit                                               --
 Short-term investments                                                   203
 Other invested assets                                                   (848)
 Derivative instruments                                                24,829
 Aggregate write-ins for investment income                              1,412
                                                                 ------------
    Gross investment income                                          $376,677
                                                                 ------------
Real estate owned -- book value less encumbrances                        $ --
Mortgage loans -- book value:
  Commercial mortgages                                               $451,890
                                                                 ------------
Mortgage loans by standing -- book value:
  Good standing                                                      $451,890
                                                                 ------------
  Interest overdue more than 90 days, not in foreclosure                 $ --
                                                                 ------------
Other long term assets -- statement value                             $61,598
                                                                 ------------
Collateral loans                                                       $4,766
                                                                 ------------
Bonds and stocks of parents, subsidiaries and affiliates
 Book/Adjusted carrying value
  Bonds                                                                  $ --
                                                                 ------------
  Preferred stocks                                                       $ --
                                                                 ------------
  Common stocks                                                          $ --
                                                                 ------------
Bonds and short-term investments by class and maturity
Bonds and short-term investments by maturity -- statement value
 Due within one year or less                                         $239,481
 Over 1 year through 5 years                                          935,565
 Over 5 years through 10 years                                      2,527,537
 Over 10 years through 20 years                                       955,848
 Over 20 years                                                      1,966,661
                                                                 ------------
    Total by maturity                                              $6,625,092
                                                                 ============

FORETHOUGHT LIFE INSURANCE COMPANY
SUPPLEMENTAL SCHEDULE OF ASSETS AND LIABILITIES
DECEMBER 31, 2013

(in thousands)

-------------------------------------------------------------------------------

Bonds and short-term investments by class -- statement value
 Class 1                                                             $3,764,915
 Class 2                                                              2,584,985
 Class 3                                                                239,281
 Class 4                                                                 35,789
 Class 5                                                                    122
 Class 6                                                                     --
                                                                   ------------
    Total by class                                                   $6,625,092
                                                                   ============
    Total bonds publicly traded                                      $5,429,780
                                                                   ------------
    Total bonds privately placed                                     $1,195,313
                                                                   ------------
Preferred stocks -- statement value                                      $4,400
                                                                   ------------
Common stocks -- market value                                            $8,500
                                                                   ------------
Short-term investments -- book value:                                   $67,765
                                                                   ------------
Options, Caps & Floors Owned -- Statement Value                         $30,485
                                                                   ------------
Cash on deposit                                                         $27,526
                                                                   ------------
Cash equivalents                                                           $ --
                                                                   ------------
Life insurance in force
 Industrial                                                            $827,708
                                                                   ------------
 Ordinary                                                                  $ --
                                                                   ------------
 Credit life                                                               $ --
                                                                   ------------
 Group life                                                          $3,724,140
                                                                   ------------
Annuities
 Ordinary
  Immediate -- amount of income payable                                    $ --
                                                                   ------------
  Deferred -- fully paid account balance                             $3,960,361
                                                                   ------------
  Deferred -- not fully paid account balance                                $70
                                                                   ------------
 Group
  Amount of income payable                                                 $ --
                                                                   ------------
  Fully paid account balance                                           $267,763
                                                                   ------------
  Not fully paid account balance                                         $1,518
                                                                   ------------
Accident and Health Insurance -- Premiums In Force:
 Ordinary                                                               $68,646
                                                                   ------------
 Group                                                                      $70
                                                                   ------------
 Credit                                                                    $ --
                                                                   ------------
Deposit Funds and Dividend Accumulations:
 Deposit Funds -- Account Balance                                          $ --
                                                                   ------------
 Dividend Accumulations -- Account Balance                                 $ --
                                                                   ------------
Claim Payments:
  Other Accident and Health --
  2013                                                                  $47,259
                                                                   ------------
  2012                                                                  $24,298
                                                                   ------------
Claims Reserves:
  2013                                                                   $1,275
                                                                   ------------
  2012                                                                   $1,837
                                                                   ------------

FORETHOUGHT LIFE INSURANCE COMPANY
SUMMARY INVESTMENT SCHEDULE
DECEMBER 31, 2013

--------------------------------------------------------------------------------

(in thousands)

                                                                                                       ADMITTED ASSETS AS
                                                                     GROSS INVESTMENT                    REPORTED IN THE
                                                                         HOLDINGS                       ANNUAL STATEMENT
                                                                 1                   2              3                   4
                                                               AMOUNT            PERCENTAGE       AMOUNT            PERCENTAGE
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT CATEGORIES
Bonds
 U.S. treasury securities                                        $6,456               0.1           $6,456               0.1
 U.S. government agency and corporate obligations
  (excluding mortgage-backed securities)
  Issued by U.S. government agencies                                643               0.0              643               0.0
  Issued by U.S. government sponsored agencies                   12,300               0.2           12,300               0.2
 Non-U.S. government (including Canada, excluding mortgage-
  backed securities)                                            133,273               1.8          133,273               1.8
 Securities issued by states, territories and possessions
  and political subdivisions
  in the U.S.
  States, territories and possessions general obligations        65,772               0.9           65,772               0.9
  Political subdivisions of states, territories &
   possessions & political subdivisions                                               0.0                                0.0
   general obligations                                           72,049               1.0           72,049               1.0
  Revenue and assessment obligations                            532,635               7.4          532,635               7.4
  Industrial development and similar obligations                     --               0.0               --               0.0
 Mortgage-backed securities (includes residential and
  commercial MBS)
  Pass-through securities
   Guaranteed by GNMA                                            16,311               0.2           16,311               0.2
   Issued by FNMA and FHLMC                                     158,311               2.2          158,311               2.2
   Privately issued                                                  --               0.0               --               0.0
  CMOs and REMICs
   Issued or guaranteed by GNMA, FNMA, FHLMC or VA               24,764               0.3           24,764               0.3
   Privately issued and collateralized by MBS issued or
    guaranteed by GNMA, FNMA or FHLMC                             2,420               0.0            2,420               0.0
   All other                                                    536,939               7.4          536,939               7.4
Other debt and other fixed income securities (excluding
 short-term)
 Unaffiliated domestic securities (includes credit tenant
  loans rated by the SVO)                                     4,192,419              58.1        4,192,419              58.1
 Unaffiliated non-U.S. securities (including Canada)            803,036              11.1          803,036              11.1
 Affiliated securities                                               --               0.0               --               0.0
Equity interests
 Investments in mutual funds                                         --               0.0               --               0.0
 Preferred stocks
  Affiliated                                                      4,400               0.1            4,400               0.1
  Unaffiliated                                                       --               0.0               --               0.0
 Publicly traded equity securities (excluding preferred
  stocks)
  Affiliated                                                         --               0.0               --               0.0
  Unaffiliated                                                       --               0.0               --               0.0
 Other equity securities
  Affiliated                                                         --               0.0               --               0.0
  Unaffiliated                                                    8,500               0.1            8,500               0.1
 Other equity interests including tangible personal
  property under lease
  Affiliated                                                         --               0.0               --               0.0
  Unaffiliated                                                       --               0.0               --               0.0
Mortgage loans
 Construction and land development                                   --               0.0               --               0.0
 Agricultural                                                        --               0.0               --               0.0
 Single family residential properties                                --               0.0               --               0.0
 Multifamily residential properties                                  --               0.0               --               0.0
 Commercial loans                                               451,890               6.3          451,890               6.3
Real estate investments
 Property occupied by company                                        --               0.0               --               0.0
 Property held for production of income (includes $0 of
  property acquired in satisfaction of debt)                         --               0.0               --               0.0
 Property held for sale ($0 including property acquired in
  satisfaction of debt)                                              --               0.0               --               0.0
Contract loans                                                    4,766               0.1            4,766               0.1
Derivatives                                                      31,236               0.4           31,236               0.4
Receivables for securities                                        1,437               0.0            1,437               0.0
Cash, cash equivalents and short-term investments                95,291               1.3           95,291               1.3
Other invested assets                                            64,987               0.9           64,987               0.9
                                                             ----------            ------       ----------            ------
   Total invested assets                                     $7,219,835             100.0       $7,219,835             100.0
                                                             ==========            ======       ==========            ======

FORETHOUGHT LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES
DECEMBER 31, 2013

--------------------------------------------------------------------------------

(in thousands)

1.  Reporting entity's total admitted assets as reported on page 2    $7,386,545
 of this annual statement

2.  Ten largest exposures to a single issuer/borrower/investment.

                                                                                                           PERCENTAGE OF TOTAL
ISSUER                                                         DESCRIPTION OF EXPOSURE        AMOUNT         ADMITTED ASSETS
---------------------------------------------------------------------------------------------------------------------------------
2.01 State Street Bank                                          Long Term Bond/Money Market    $70,737              0.958%
2.02 Aid-Israel                                                    Long Term Bond              $49,749              0.674%
2.03 Wal-Mart Stores Inc                                           Long Term Bond              $45,658              0.618%
2.04 Meditronic Inc                                                Long Term Bond              $43,520              0.589%
2.05 Duke Energy corp                                              Long Term Bond              $40,451              0.548%
2.06 Southern Cal Edison                                           Long Term Bond              $39,976              0.541%
2.07 Scana Corp                                                    Long Term Bond              $37,110              0.502%
2.08 AT&T Inc.                                                     Long Term Bond              $36,879              0.499%
2.09 Philip Morris International Inc.                              Long Term Bond              $36,643              0.496%
2.10 The Southern Company                                          Long Term Bond              $34,558              0.468%

3. Amounts and percentages of the reporting entity's total admitted assets held in bonds and preferred stocks by NAIC rating.

                                                           PERCENTAGE OF TOTAL
BONDS                                         AMOUNT         ADMITTED ASSETS
--------------------------------------------------------------------------------
3.01 NAIC-1                                  $3,764,915           50.970%
3.02 NAIC-2                                  $2,584,985           34.996%
3.03 NAIC-3                                    $239,281            3.239%
3.04 NAIC-4                                     $35,789            0.485%
3.05 NAIC-5                                        $122            0.002%
3.06 NAIC-6                                        $ --            0.000%

                                                          PERCENTAGE OF TOTAL
PREFERRED STOCKS                          AMOUNT            ADMITTED ASSETS
--------------------------------------------------------------------------------
3.07 P/RP-1                                  $ --                 0.000%
3.08 P/RP-2                                $4,400                 0.060%
3.09 P/RP-3                                  $ --                 0.000%
3.10 P/RP-4                                  $ --                 0.000%
3.11 P/RP-5                                  $ --                 0.000%
3.12 P/RP-6                                  $ --                 0.000%

4.  Assets held in foreign investments:

4.01 Are assets held in foreign investments less than
 2.5% of the reporting entity's total admitted assets?     Yes / /     No x
4.02 Total admitted assets held in foreign investments    $787,890   10.667%
4.03 Foreign-currency-denominated investments              $11,460    0.155%
4.04 Insurance liabilities denominated in that same
foreign currency                                              $ --    0.000%

5.  Aggregate foreign investment exposure categorized by NAIC sovereign rating:

                                                          PERCENTAGE OF TOTAL
                                              AMOUNT        ADMITTED ASSETS
--------------------------------------------------------------------------------
5.01 Countries rated NAIC-1                   $594,787            8.052%
5.02 Countries rated NAIC-2                   $119,465            1.617%
5.03 Countries rated NAIC-3 or below            $1,289            0.017%

FORETHOUGHT LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES
DECEMBER 31, 2013

--------------------------------------------------------------------------------

(in thousands)

6. Largest foreign investment exposures by country, categorized by the country's NAIC sovereign rating:

                                                          PERCENTAGE OF TOTAL
                                              AMOUNT        ADMITTED ASSETS
--------------------------------------------------------------------------------
Countries rated NAIC-1
6.01 United Kingdom                           $171,478            2.321%
6.02 Netherlands                               $79,175            1.072%
Countries rated NAIC-2
6.03 Ireland                                   $34,637            0.469%
6.04 Mexico                                    $27,686            0.375%
Countries rated NAIC-3 or below
6.05 Turkey                                     $1,289            0.017%
6.06 Country:                                     $ --            0.000%
7.  Aggregate unhedged foreign currency           $ --            0.000%
 exposure:

8. Aggregate unhedged foreign currency exposure categorized by NAIC sovereign rating:

                                                          PERCENTAGE OF TOTAL
                                            AMOUNT          ADMITTED ASSETS
--------------------------------------------------------------------------------
8.01 Countries rated NAIC-1:                 $ --                 0.000%
8.02 Countries rated NAIC-2:                 $ --                 0.000%
8.03 Countries rated NAIC-3 or below         $ --                 0.000%

9. Largest unhedged foreign currency exposures by country, categorized by the country's NAIC sovereign rating:

                                                          PERCENTAGE OF TOTAL
                                            AMOUNT          ADMITTED ASSETS
--------------------------------------------------------------------------------
Countries rated NAIC-1
9.01 Country:                                $ --                 0.000%
9.02 Country:                                $ --                 0.000%
Countries rated NAIC-2
9.03 Country:                                $ --                 0.000%
9.04 Country:                                $ --                 0.000%
Countries rated NAIC-3 or below
9.05 Country:                                $ --                 0.000%
9.06 Country:                                $ --                 0.000%

10.  Ten largest non-sovereign (i.e. non-governmental) foreign issues:

                                  NAIC                    PERCENTAGE OF TOTAL
ISSUER                           RATING       AMOUNT        ADMITTED ASSETS
--------------------------------------------------------------------------------
10.01 BHP Billiton Finance           1         $26,666            0.361%
10.02 Smiths Grp PLC                 2         $14,142            0.191%
10.03 Pentair Finance SA             2         $13,974            0.189%
10.04 Covidien International         1         $13,826            0.187%
 Finance
10.05 British Transco                1         $13,820            0.187%
 International
10.06 Tyco International             2         $13,759            0.186%
10.07 Aggreko PLC                    1         $13,500            0.183%
10.08 HSBC Holdings PLC              1         $12,685            0.172%
10.09 America Movil                  1         $10,869            0.147%
10.10 Rio Tinto Finance              1         $10,787            0.146%
 (USA)

FORETHOUGHT LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES, CONTINUED
DECEMBER 31, 2013

--------------------------------------------------------------------------------

(in  thousands)

11. Amounts and percentages of the reporting entity's total admitted assets held in Canadian investments and unhedged Canadian currency exposure:

11.01 Are assets held in Canadian            Yes / /       No x
 investments less than 2.5% of the
 reporting entity's total admitted
 assets?
11.02 Total admitted assets held in         $224,428      3.038%
 Canadian investments
11.03 Canadian currency-denominated             $ --      0.000%
 investments
11.04 Canadian-denominated insurance            $ --      0.000%
 liabilities
11.05 Unhedged Canadian currency                $ --      0.000%
 exposure

12. Report aggregate amounts and percentages of the reporting entity's total admitted assets held in investments with contractual sales restrictions.

12.01 Are assets held in investments with conrtactual         Yes x  No / /
 sales restrictions less than 2.5% of the reporting
 entity's total admitted assets?
12.02 Aggregate statement value of investments with            $ --   0.000%
 with contractual sales restrictions

13. Amounts and percentages of admitted assets held in the ten largest equity interests:

13.01 Are assets held in equity interest less than 2.5% of of      Yes x  No / /
 the reporting entity's admitted assets?

14. Amounts and percentages of the reporting entity's total admitted assets held in nonaffiliated, privately placed equities:

14.01 Are assets held in nonaffiliated privately placed       Yes x  No / /
 equities less than 2.5% of the reporting entity's
 total admitted assets?
14.02 Aggregate statement value of investments held in         $ --   0.000%
 nonaffiliated, privately placed equities

15. Amounts and percentages of the reporting entity's total admitted assets held in general partnership interests:

15.01 Are assets held in general partnership interests        Yes x  No / /
 less than 2.5% of the reporting entity's total admitted
 assets?
15.02 Aggregate statement value of investments held in         $ --   0.000%
 general partnership interests

16. Amounts and percentages of the reporting entity's total admitted assets held in mortgage loans:

16.01 Are mortgage loans reported in Schedule B less than      Yes / /      No x
 2.5% of the reporting entity's total admitted assets?

Type (Commercial, Residential Agricultural)

16.02 Commercial                                           $451,890   6.118%

Amounts and percentages of the reporting entity's total admitted assets held in the following categories of mortgage loans:

16.12 Construction loans                                  $ --        0.000%
16.13 Mortgage loans over 90 days past due                $ --        0.000%
16.14 Mortgage loans in the process of foreclosure        $ --        0.000%
16.15 Mortgage loans foreclosed                           $ --        0.000%
16.16 Restructured mortgage loans                         $ --        0.000%

17. Aggregate mortgage loans having the following loan-to-value ratios as determined from the most current appraisal as of the annual statement date:

LOAN-TO-VALUE                          RESIDENTIAL                   COMMERCIAL               AGRICULTURAL
------------------------------------------------------------------------------------------------------------------
17.01 above 95%                     $ --         0.000%           $ --        0.000%       $ --         0.000%
17.02 91% to 95%                    $ --         0.000%           $ --        0.000%       $ --         0.000%
17.03 81% to 90%                    $ --         0.000%           $ --        0.000%       $ --         0.000%
17.04 71% to 80%                    $ --         0.000%           $81,991     1.110%       $ --         0.000%
17.05 below 70%                     $ --         0.000%           $369,899    5.008%       $ --         0.000%

FORETHOUGHT LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES, CONTINUED
DECEMBER 31, 2013

--------------------------------------------------------------------------------

(in thousands)

18. Amounts and percentages of the reporting entity's total admitted assets held in each of the five largest investments in real estate:

18.01 Are assets held in real estate reported less than      Yes x      No / /
2.5% of the reporting entity's total admitted assets?

19. Report aggregate amounts and percentages of the reporting entity's total admitted assets held in investments held in mezzanine real estate loans.

19.01 Are assets held in investments held in mezzanine real  Yes x      No / /
 estate loans less than 2.5% of the reporting entity's
 admitted assets?

20. Amounts and percentages of the reporting entity's total admitted assets subject to the following types of agreements:

                                                            AT YEAR-END                         AT END OF EACH QUARTER
                                                                                       1ST QTR          2ND QTR         3RD QTR
                                                   AMOUNT              PERCENTAGE       AMOUNT          AMOUNT           AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
20.01 Securities lending (do not include            $ --                  0.000%            $ --            $ --             $ --
 assets held as collateral for such
 transactions)
20.02 Repurchase agreements                         $ --                  0.000%            $ --            $ --             $ --
20.03 Reverse repurchase agreements                 $ --                  0.000%        $106,439         $80,598         $103,518
20.04 Dollar repurchase agreements                  $ --                  0.000%            $ --            $ --             $ --
20.05 Dollar reverse repurchase agreements          $ --                  0.000%            $ --            $ --             $ --

21. Amounts and percentages of the reporting entity's total admitted assets for warrants not attached to other financial instruments, options, caps and floors:

                                                                       OWNED                               WRITTEN
                                                           AMOUNT            PERCENTAGE         AMOUNT              PERCENTAGE
---------------------------------------------------------------------------------------------------------------------------------
21.01 Hedging                                               $31,236             0.423%           $ --                  0.000%
21.01 Income generation                                        $ --             0.000%           $ --                  0.000%
21.01 Other                                                    $ --             0.000%           $ --                  0.000%

22. Amounts and percentages of the reporting entity's total admitted assets of potential exposure for collars, swaps, and forwards:

                                                                                          AT END OF EACH QUARTER
                                             AT YEAR-END                    1ST QTR              2ND QTR              3RD QTR
                                   AMOUNT                PERCENTAGE          AMOUNT               AMOUNT               AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
22.01 Hedging                         $ --                   0.000%           $ --                 $ --                 $ --
22.02 Income generation               $ --                   0.000%           $ --                 $ --                 $ --
22.03 Replications                    $ --                   0.000%           $ --                 $ --                 $ --
22.04 Other                           $ --                   0.000%           $ --                 $ --                 $ --

23. Amounts and percentages of the reporting entity's total admitted assets of potential exposure for future contracts:

                                                                                          AT END OF EACH QUARTER
                                               AT YEAR-END                  1ST QTR              2ND QTR              3RD QTR
                                      AMOUNT              PERCENTAGE         AMOUNT               AMOUNT               AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
23.01 Hedging                          $ --                  0.000%           $ --                   $8                  $80
23.02 Income generation                $ --                  0.000%           $ --                 $ --                 $ --
23.03 Replications                     $ --                  0.000%           $ --                 $ --                 $ --
23.04 Other                            $ --                  0.000%           $ --                 $ --                 $ --

                                     PART C

                               OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  All financial statements are included in Part B of the Registration
     Statement.
(b)  Exhibits
     (1) Resolution of the Board of Directors of Forethought Life Insurance Company ("Forethought") authorizing the establishment of the Separate Account.(1)
     (2)   Not applicable.
     (3)   (a)   Principal Underwriter Agreement(3)
     (4)   (a)   Form of Variable Annuity Contract.(1)
     (4)   (b)   Maximum Daily Value Death Benefit Rider.(1)
     (4)   (c)   Return of Premium Death Benefit Rider.(1)
     (4)   (d)   Enhanced Return of Premium Death Benefit Rider II.
     (4)   (e)   Enhanced Guaranteed Lifetime Withdrawal Benefit Rider II
                 (Single Life).(6)
     (4)   (f)   Enhanced Guaranteed Lifetime Withdrawal Benefit Rider II
                 (Joint Life/Spousal).(6)
     (4)   (g)   Fund Facilitation Fee Rider(2)
     (5)   Form of Application.(6)
     (6)   (a)   Articles of Incorporation of Forethought Life Insurance
                 Company.(1)
     (6)   (b)   Bylaws of Forethought Life Insurance Company.(1)
     (7)   Not Applicable.
     (8)   Fund Participation Agreements.
     (8)   (a)   American Century Investment Services, Inc.(2)
     (8)   (b)   BlackRock Variable Series Funds, Inc.(2)
     (8)   (c)   Huntington Funds(2)
     (8)   (d)   Lord Abbett Series Funds, Inc.(2)
     (8)   (e)   PIMCO(2)
     (8)   (f)   Putnam Variable Trust(2)
     (8)   (g)   Northern Lights Variable Trust(2)
     (8)   (h)   American Funds(2)
     (8)   (i)   MFS Variable Insurance Trust(4)
     (8)   (j)   AIM Variable Insurance Funds (Invesco Variable Insurance
                 Funds)(4)
     (8)   (k)   Franklin Templeton Variable Insurance Products Trust(4)
     (8)   (l)   Hartford Funds Management Company(4)
     (8)   (m)   Forethought VIT Funds(5)
     (9) Opinion and Consent of Sarah M. Patterson, Vice President and Assistant General Counsel.
     (10)  Consent of Independent Registered Public Accounting Firm.
     (11)  No financial statements are omitted.
     (12)  Not applicable.
     (99)  Copy of Power of Attorney.

------------

(1) Incorporated by reference to the Initial filing to the Registration Statement, File No. 333-182946, filed on July 31, 2012.
(2) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on December 31, 2012.
(3) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on February 26, 2013.
(4) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on April 16, 2013.
(5) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on September 11, 2013.
(6) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-193535, filed on January 24, 2014.

ITEM 25  DIRECTORS AND OFFICERS OF THE DEPOSITOR

NAME                            POSITION WITH FORETHOUGHT LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
Allan Steven Levine (4)         Chief Executive Officer, Director*
Michael A. Reardon              President, Director*
Craig A. Anderson               Chief Financial Officer and Treasurer
Robert M. Arena, Jr. (3)        Executive Vice President, Annuity Division
                                President
Mary L. Cavanaugh               Executive Vice President, General Counsel,
                                Secretary and Chief Compliance Officer
Gilles M. Dellaert (4)          Executive Vice President and Chief Investment
                                Officer, Director*
Hanben Kim Lee (4)              Executive Vice President and Chief Risk Officer,
                                Director*
Paula G. Nelson (1)             Executive Vice President, Marketing
Kathleen M. Redgate (4)         Executive Vice President
Nicholas H. von Moltke (4)      Executive Vice President and Chief Operating
                                Officer, Director*
Kenneth J. Bohrer (1)           Senior Vice President and Life Finance Officer
Dennis M. Cody                  Senior Vice President and Annuity Finance
                                Officer
Michael H. Ebmeier              Senior Vice President, Annuity Division
John J. Fowler (5)              Senior Vice President
Brenda L. Gempler (2)           Senior Vice President, National Accounts
Mark E. Gempler (2)             Senior Vice President, National Sales
Jonathan Hecht (4)              Senior Vice President
Simeon R. Hernandez, III        Senior Vice President, Annuities
Justin MacNeil (5)              Senior Vice President
Larry E. Mitzman (2)            Senior Vice President, Tax
David K. Mullen (1)             Senior Vice President and Chief Administrative
                                Officer
Chad A. Padgett                 Senior Vice President and Actuary (Appointed
                                Actuary)
Jean M. Perrigo (5)             Senior Vice President
Matthew P. Stone (3)            Senior Vice President, National Account Manager
Eric D. Todd (2)                Senior Vice President, Director*
Joel Volcy (5)                  Senior Vice President
John D. Walls II (2)            Senior Vice President, Life Division
Cathy L. Wildt (1)              Senior Vice President, Product Management Office
Ronald L. Ziegler               Senior Vice President and Chief Actuary
Gregg Anderson (2)              Vice President, Product Development
Eileen De Mayo (3)              Vice President
Walter T. Dixon (1)             Vice President, Assistant Secretary, AML
                                Compliance Officer
Susan L. Fiengo (3)             Vice President
Rodney R. Howard (3)            Vice President and Actuary
Deborah A. Kohrman (1)          Vice President, Life Operations
Jason M. Roach (5)              Vice President
Elizabeth Gioia (3)             SEC Rule 38a-1 Chief Compliance Officer
Nigel Riggins (2)               Assistant Secretary, Special Investigative Unit
                                Officer
Scott D. Silverman (5)          Assistant Secretary
John Graf                       Director*
Richard V. Spencer (6)          Director*

Unless otherwise indicated, the principal business address of each of the above individuals is 3200 Southwest Freeway, Suite 1300, Houston, Texas 77027

*   Denotes Board of Directors.

(1)  One Forethought Center, Batesville, Indiana 47006

(2)  300 North Meridian Street, Suite 1800, Indianapolis, Indiana 46204

(3)  82 Hopmeadow Street, Suite 200, Simsbury, CT 06089

(4)  7 World Trade Center, 250 Greenwich Street, New York, NY 10007

(5)  132 Turnpike Road, Suite 210, Southborough, MA 01772

(6)  P.O. Box 1842, Wilson, WY 83014

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

[GLOBAL ATLANTIC FINANCIAL GROUP LIMITED]

                                          -----------------
                                          |  THE GOLDMAN  |          -------------
                                          |  SACHS GROUP, |          | 3RD PARTY |
                                          | INC.(Delaware)|          | INVESTORS |
                                          -----------------          -------------
                                                   |                       |
                                                   |                       |
                                                   ---22%---         --78%--
                                                           |         |
                                                           |         |
                                                    ---------------------------
                                                    |      GLOBAL ATLANTIC    |
                                                    | FINANCIAL GROUP LIMITED |
                                                    |        (Bermuda)        |
                                                    ---------------------------
                                                                 |
                                                                 |
                                                         --100%---
                                                         |
                                                         |
                                                    ------------
                                                    |  GLOBAL  |
                                                    | ATLANTIC |
                                                    | FINANCIAL|-----------------------
                                                    |   LIFE   |                      |
                                                    |  LIMITED |                      |
                                                    | (Bermuda)|                      |
                                                    ------------                      |
                                                          |                           |
                                                         100%                         |
                                                          |                           |
                                                           ------------               |
                                                           |  GLOBAL  |               |
                                                           | ATLANTIC |               |
                          ---------------------------------|  (FIN)   |--------      100%
                          |                                | COMPANY  |       |       |
                        100%                               |(Delaware)|       |       |
                          |                                ------------       |       |
                   ---------------                                |           |       |
                   | FORETHOUGHT |                               21%          |       |
                   |  FINANCIAL  |                                |           |       |
                   |   GROUP,    |                                |           |       |
                   |     INC.    |                                |           |       |
                   | (Delaware)  |                                |           |       |
                   ---------------                                |           |       |
                          |                                       |           |       |
                          |                                       |           |       |
     ---------------------------------------------------          |           |       |
     |                |              |                 |          |           |       |
    100%             100%           100%              100%        |           |   ----------------
     |                |              |                 |          |           |   | COMMONWEALTH |
--------------- --------------- ---------------- ---------------  |           |   |   RE MIDCO   |
| FORETHOUGHT | | FORETHOUGHT | |  FORETHOUGHT | | FORETHOUGHT |  |           |   |    LIMITED   |
|    CAPITAL  | | INVESTMENT  | | DISTRIBUTORS,| |  SERVICES,  |  |           |   |   (Bermuda)  |
|   FUNDING,  | |  ADVISORS,  | |     LLC      | |     LLC     |  |           |   ----------------
|     INC.    | |     LLC     | |  (Delaware)  | |  (Delaware) |  |           |       |
|  (Delaware) | |  (Indiana)  | |              | |             |  |           |      100%
--------------- --------------- ---------------  ---------------  |           |       |
                                                   |   |          |           |   ----------------
                                                   |  79%         |           |   | COMMONWEALTH |
                                                   |   |  -----------------   |   |    ANNUITY   |
                                                   |   |  | COMMONWEALTH  |   |   |   AND LIFE   |
                                                   |   |--|   ANNUITY &   |   |   |  REINSURANCE |
                                                   |      |     LIFE      |   |   |    COMPANY   |
     -----------------------------------------------      |   INSURANCE   |   |   |    LIMITED   |
     |           |                 |                      |    COMPANY    |   |   |   (Bermuda)  |
     |           |                 |                      |(Massachusetts)|   |   ----------------
     |           |                 |                      -----------------   |---------------------
     |           |                 |                                |                   |          |
     |           |     ------------^-------------------------------------------         |          |
     |           |     |           |        |               |                 |         |          |  -------------
    100%        5%    95%          5%      95%             100%              100%       |        100% |  EPOCH    |
     |           |     |           |        |               |                 |         |          |  |SECURITIES,|
------------ ---------------      ---------------   -----------------   ------------    |          ---|   INC.    |
| FORELIFE | | FORETHOUGHT |      | FORETHOUGHT |   |     FIRST      |  | ACCORDIA |    |          |  |(Delaware) |
|  AGENCY, | |    LIFE     |      |  NATIONAL   |   |   ALLMERICA    |  | LIFE AND |    |          |  -------------
|   INC.   | |  INSURANCE  |      |    LIFE     |   |   FINANCIAL    |  | ANNUITY  |    |          |
|(Indiana) | |   COMPANY   |      |  INSURANCE  |   | LIFE INSURANCE |  | COMPANY  |    |        100% ------------
------------ | (Indiana)   |      |   COMPANY   |   |    COMPANY     |  |  (Iowa)  |    |          |  |  GLOBAL  |
             ---------------      |   (Texas)   |   |(Massachusetts) |  ------------    |          ---| ATLANTIC |
                    |             ---------------   ------------------        |         |          |  |   RISK   |
                    |                    |                                    |         |          |  | ADVISORS,|
                   100%                  |                                    |         |          |  |   L.P.   |
                    |                   100%                                  |         |          |  |(Delaware)|
                    |                    |                                    |         |          |  ------------
        -------------------      ---------------                              |        10%         |  ------------
        | FLIC PROPERTIES,|      | FORETHOUGHT |                              |         |        100% | GA RISK  |
        |       LLC       |      |  HOLDINGS,  |                              |         |          |  | ADVISORS,|
        |    (Indiana)    |      |     LLC     |                              |         |          ---|   INC.   |
        -------------------      |  (Indiana)  |                              |         |          |  |(Delaware)|
                                 ---------------                              |         |          |  ------------
                                                                              |         |          |  ------------
                                                                              |         |        100% |  GLOBAL  |
          ---------------------------------------------------------------------         |          |  | ATLANTIC |
          |           |             |           |           |             |             |          ---|   RISK   |
         100%        100%          100%        100%        100%          90%            |          |  | SERVICES,|
          |           |             |           |           |             |             |          |  |    LLC   |
  -------------  ------------  ----------  -----------  ------------  ------------------------     |  |(Delaware)|
  |  TAPIOCA  |  |  GOTHAM  |  |  CAPE  |  |  CAPE   |  |  CAPE    |  |    GOTHAM ISSUER,    |     |  ------------
  | VIEW, LLC |  | RE, INC. |  | VERITY |  | VERITY  |  | VERITY   |  |         LLC          |     |  ------------
  |(Delaware) |  |(Vermont) |  | I,INC. |  | II,INC. |  | III,INC. |  |     (Delaware)       |   100% | GLOBAL   |
  -------------  ------------  | (Iowa) |  | (Iowa)  |  | (Iowa)   |  ------------------------     |  | ATLANTIC |
                               ----------  -----------  ------------                               ---| FINANCIAL|
                                                                                                      | COMPANY  |
                                                                                                      |(Delaware)|
                                                                                                      ------------









-----------------
|  THE GOLDMAN  |          -------------
|  SACHS GROUP, |          | 3RD PARTY |
| INC.(Delaware)|          | INVESTORS |
-----------------          -------------
         |                       |
         |                       |
         ---22%---         --78%--
                 |         |
                 |         |
---------------------------
|      GLOBAL ATLANTIC    |
| FINANCIAL GROUP LIMITED |
|        (Bermuda)        |
---------------------------
             |
             |
-----------------------------100%---------------
                                               |
                                               |
                                          --------------------------------
                                          |  ARIEL RE (HOLDINGS) LIMITED |
                             -------------|           (Bermuda)          |------------------------------100%-------
                             |            --------------------------------                |                       |
                            100%                          |                               |                       |
                             |                            |                             100%                      |
                       -------------           -----100%------100%-----                   |                       |
                       | ARIEL P&C |           |                      |                   |                       |
                       |   MIDCO   |      --------------    -----------------  -----------------------   -----------------
                       |  LIMITED  |      | AFCL INC.  |    | ARIEL RE BDA  |  |   ARROW CORPORATE   |   |  ARIEL RE UK  |
                       | (Bermuda) |      | (Delaware) |    |    LIMITED    |  | MEMBER HOLDINGS LLC |   |    LIMITED    |
                       -------------      --------------    |   (Bermuda    |  |     (Delaware)      |   | (UK employing |
                             |                   |          |  coverholder) |  -----------------------   |    entity)    |
                            100%               100%         -----------------             |              -----------------
                             |                   |                                        |
                       -----------        -------------                                   |
                       |   ACRC  |        |   ARIEL   |                   ------100%-----------100%-----
                       | LIMITED |        | FINANCIAL |                   |                            |
                       |(Bermuda)|        |  COMPANY  |                   |                            |
                       -----------        |  LIMITED  |                   |                            |
                                          | (Bermuda) |            --------------            --------------------
                                          -------------            |  ARIEL RE  |            | ARIEL INDEMNITY  |
                                                                   | PROPERTY & |            |     LIMITED      |
                                                                   |  CASUALTY  |            |(Bermuda, 953(d)) |
                                                                   |    (UK)    |            --------------------
                                                                   --------------
                                                                         |
                                                                        100%
                                                                         |
                                                                -------------------
                                                                | ARIEL CORPORATE |
                                                                | MEMBER LIMITED  |
                                                                |      (UK)       |
                                                                -------------------
                                                                         |
                                                                        100%
                                                                         |
                                                                 --------------------
                                                                 |   SYNDICATE 1910  |
                                                                 |(Lloyd's Syndicate)|
                                                                 ---------------------


------------------------------------------------------------------------------------------------------------------------------------
LEGAL ENTITY NAME          BUSINESS DESCRIPTION    PARENT 1                 OWNERSHIP INTEREST  PARENT 2          OWNERSHIP INTEREST
------------------------------------------------------------------------------------------------------------------------------------
Accordia Life and Annuity  Life insurance company  Commonwealth Annuity                   100%
Company                                            and Life Insurance
                                                   Company
------------------------------------------------------------------------------------------------------------------------------------
ACRC Limited               Writes collateralized   Ariel P&C Midco Limited                100%
                           reinsurance business
                           for the P&C business
                           of GAFGL
------------------------------------------------------------------------------------------------------------------------------------
AFCL Inc.                  Holdco for a Bermuda    Ariel Re (Holdings)                    100%
                           derivative companies    Limited
------------------------------------------------------------------------------------------------------------------------------------
Ariel Corporate Member     Corporate member of a   Ariel Re Property &                    100%
Limited                    Llyod's syndicate       Casualty
------------------------------------------------------------------------------------------------------------------------------------
Ariel Financial Company    Derivative company in   AFCL Inc.                              100%
Limited                    Bermuda
------------------------------------------------------------------------------------------------------------------------------------
Ariel Indemnity Limited    Reinsurance company     Arrow Corporate Member                 100%
                           running off certain     Holdings LLC
                           Ariel Re transactions
------------------------------------------------------------------------------------------------------------------------------------
Ariel P&C Midco Limited    Holdco for the P&C      Ariel Re (Holdings)                    100%
                           business of GAFG        Limited
------------------------------------------------------------------------------------------------------------------------------------
Ariel Re (Holdings)        Holdco for the P&C      Global Atlantic                        100%
Limited                    business of GAFG        Financial Group Limited
------------------------------------------------------------------------------------------------------------------------------------
Ariel Re Bda Limited       Coverholder for the     Ariel Re (Holdings)                    100%
                           Lloyd's syndicate and   Limited
                           service company
                           employing Bermuda
                           staff
------------------------------------------------------------------------------------------------------------------------------------
Ariel Re Property &        Holding company for     Arrow Corporate Member                 100%
Casualty                   Lloyd's corporate       Holdings LLC
                           member
------------------------------------------------------------------------------------------------------------------------------------
Ariel Re UK Limitied       UK service company      Ariel Re (Holdings)                    100%
                           employing UK staff      Limited
------------------------------------------------------------------------------------------------------------------------------------
Arrow Corporate Member     Holding company for     Ariel Re (Holdings)                    100%
Holdings LLC               Lloyd's corporate       Limited
                           member and Ariel
                           Indemnity
------------------------------------------------------------------------------------------------------------------------------------
Cape Verity I, Inc.        Captive reinsurer for   Accordia Life and                      100%
                           ALAC business           Annuity Company
------------------------------------------------------------------------------------------------------------------------------------
Cape Verity II, Inc.       Captive reinsurer for   Accordia Life and                      100%
                           ALAC business           Annuity Company
------------------------------------------------------------------------------------------------------------------------------------
Cape Verity III, Inc.      Captive reinsurer for   Accordia Life and                      100%
                           ALAC business           Annuity Company
------------------------------------------------------------------------------------------------------------------------------------
Commonwealth Annuity and   Life insurance company  Forethought Services,                   79%  Global Atlantic                  21%
Life Insurance Company                             LLC                                          (Fin) Co
------------------------------------------------------------------------------------------------------------------------------------
Commonwealth Annuity and   Reinsurance company     Commonwealth Re Midco                  100%
Life Reinsurance Company                           Limited
Limited
------------------------------------------------------------------------------------------------------------------------------------
Commonwealth Re Midco      Intermediate holding    Global Atlantic                        100%
Limited                    company for L&A         Financial Life Limited
                           business of GAFGL
------------------------------------------------------------------------------------------------------------------------------------
Epoch Securities, Inc.     Registered              Global Atlantic (Fin)                  100%
                           broker/dealer           Co
------------------------------------------------------------------------------------------------------------------------------------
First Allmerica Financial  Life insurance company  Commonwealth Annuity                   100%
Life Insurance Company                             and Life Insurance
                                                   Company
------------------------------------------------------------------------------------------------------------------------------------
FLIC Properties            Title holder of         Forethought Life                       100%
                           certain real estate     Insurance Company
                           properties on behalf
                           of FLIC
------------------------------------------------------------------------------------------------------------------------------------
ForeLife Agency, Inc.      Holder of Texas         Forethought Services,                  100%
                           preneed permit          LLC
                           enabling FLIC to sell
                           preneed life insurance
                           in Texas
------------------------------------------------------------------------------------------------------------------------------------
Forethought Capital        Insurance policy        Forethought Financial                  100%
Funding, Inc               assignment business     Group, Inc
                           (for deceased
                           policyholders only)
                           assignment business
------------------------------------------------------------------------------------------------------------------------------------
Forethought Distributors,  Securities              Forethought Financial                  100%
LLC                        Broker-dealer           Group, Inc
                           registered with SEC
                           and FINRA
------------------------------------------------------------------------------------------------------------------------------------
Forethought Financial      Forethought Group       Global Atlantic (Fin)                  100%
Group, Inc                 holding company;        Co
                           parent company of life
                           insurance holding
                           company system
------------------------------------------------------------------------------------------------------------------------------------
Forethought Holdings, LLC  Marketing Company for   Forethought National                   100%
                           affiliates' products    Life Insurance Company
                           and services
------------------------------------------------------------------------------------------------------------------------------------
Forethought Investment     Investment advisor      Forethought Financial                  100%
Advisors, Inc.             registered with SEC     Group, Inc
------------------------------------------------------------------------------------------------------------------------------------
Forethought Life           Issuer of life          Commonwealth Annuity                    95%  Forethought                       5%
Insurance Company          insurance and           and Life Insurance                           Services, LLC
                           annuities contracts     Company
------------------------------------------------------------------------------------------------------------------------------------
Forethought National Life  Issuer of life          Commonwealth Annuity                    95%  Forethought                       5%
Insurance Company          insurance and           and Life Insurance                           Services, LLC
                           reinsurer of annuity    Company
                           contracts
------------------------------------------------------------------------------------------------------------------------------------
Forethought Services, LLC  Intermediate holding    Forethought Financial                  100%
                           company of life         Group, Inc
                           insurance holding
                           company system;
                           paymaster for
                           employees of FFG
                           entities
------------------------------------------------------------------------------------------------------------------------------------
GA Risk Advisors, Inc.     General partner of      Global Atlantic (Fin)                  100%
                           Global Atlantic Risk    Co
                           Advisors, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Global Atlantic (Fin)      Intermediate holding    Global Atlantic                        100%
Company                    company for L&A         Financial Life Limited
                           business of GAFGL
------------------------------------------------------------------------------------------------------------------------------------
Global Atlantic Financial  Service company and     Global Atlantic (Fin)                  100%
Company                    common employer for     Co
                           the L&A business of
                           GAFG
------------------------------------------------------------------------------------------------------------------------------------
Global Atlantic Financial  Ultimate parent and     The Goldman Sachs                       22%  Third-party                      78%
Group Limited              holding company         Group, Inc.                                  Investors
------------------------------------------------------------------------------------------------------------------------------------
Global Atlantic Financial  Parent and holding      Global Atlantic                        100%
Life Limited               company for L&A         Financial Group Limited
                           business of GAFGL
------------------------------------------------------------------------------------------------------------------------------------
Global Atlantic Risk       Reinsurance             Global Atlantic (Fin)                  100%
Advisors, L.P.             intermediary            Co
------------------------------------------------------------------------------------------------------------------------------------
Global Atlantic Risk       Insurance producer      Global Atlantic (Fin)                  100%
Services, LLC              and reinsurance         Co
                           intermediary
------------------------------------------------------------------------------------------------------------------------------------
Gotham Issuer, LLC         "Limited Liability      Accordia Life and                      100%
                           company with limited    Annuity Company
                           purpose of issuing
                           notes related to
                           Gotham Re, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Gotham Re, Inc.            Vermont special         Accordia Life and                      100%
                           purpose financial       Annuity Company
                           insurance company
------------------------------------------------------------------------------------------------------------------------------------
Syndicate 1910             Lloyd's underwriting    Ariel Corporate                        100%
                           syndicate               Member Limited
------------------------------------------------------------------------------------------------------------------------------------
Tapioca View, LLC          Limited liability       Accordia Life and                      100%
                           company with limited    Annuity Company
                           purpose of making note
                           payments and any
                           applicable early
                           termination fees
                           related to Cape Verity
                           I, LLC.

ITEM 27.  NUMBER OF CONTRACT OWNERS

     There are no Contract Owners.

ITEM 28.  INDEMNIFICATION

     The Company may indemnify any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses reasonably incurred by such person in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made or threatened to be made, a party by reason of being or having been in any such capacity, or arising out of his status as such, except in relation to matters as to which he is adjudged in such action, suit or proceeding, civil or criminal, to be liable for negligence or misconduct in the performance of duty to the Company; provided however, that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, By-Laws, resolution, or other authorization heretofore or hereafter adopted, after notice by a majority vote of all the voting shares then issued and outstanding.

ITEM 29.  PRINCIPAL UNDERWRITER

       (a) Forethought Distributors, LLC acts as principal underwriter for the following investment companies:

            Forethought Life Insurance Company Separate Account A

       (b)  Managers and Officers of Forethought Distributors, LLC

NAME                                         POSITION
------------------------------------------------------------------------
Robert Arena(1)            President, Manager
Paula Nelson(1)            Vice President, Head of Annuity Distribution
Michael Reardon(2)         Head of Principal Underwriter, Manager
Mary Cavanaugh(2)          Manager
Jeffrey Harpel(3)          Chief Financial Officer (FINOP)
Margot Wallin(4)           Chief Compliance Officer
Vanessa Armenta(2)         Vice President
Dean Siegel(1)             Vice President
Ronald Hensel(1)           Vice President

       (1)  82 Hopmeadow Street, Suite 200, Simsbury, CT 06089

       (2)  320 Southwest Freeway, Suite 1300 Houston, TX 77027

       (3)  4405 Cox Road, Suite 150, Glen Allen, VA 23060

       (4)  132 Turnpike Road, Suite 210, Southborough, MA 01772

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS

     All of the accounts, books, records or other documents required to be kept by Section 31(a) of the Investment Company Act of 1940 and rules thereunder, are maintained by Forethought Life Insurance Company at 3200 Southwest Freeway, Suite 1300, Houston, Texas 77027.

ITEM 31.  MANAGEMENT SERVICES

     All management contracts are discussed in Part A and Part B of this Registration Statement.

ITEM 32.  UNDERTAKINGS

       (a) The Registrant hereby undertakes to file a post-effective amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old so long as payments under the variable annuity Contracts may be accepted.

       (b) The Registrant hereby undertakes to include either (1) as part of any application to purchase a Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

       (c) The Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

       (d) Forethought Life Insurance Company hereby represents that the aggregate fees and charges under the Contract are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Forethought Life Insurance Company.

The Registrant is relying on the no-action letter issued by the Division of Investment Management to American Counsel of Life Insurance, Ref. No. IP-6-88, November 28, 1988. The Registrant has complied with conditions one through four of the no-action letter.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf, in the Town of Simsbury and State of Connecticut on this 16th day of April, 2014.

FORETHOUGHT LIFE INSURANCE COMPANY -
SEPARATE ACCOUNT A
(Registrant)

By:    Michael Reardon                      *By:   /s/ Sarah M. Patterson
       -----------------------------------         -----------------------------------
       Michael Reardon                             Sarah M. Patterson
       President*                                  Attorney-in-Fact

FORETHOUGHT LIFE INSURANCE COMPANY
(Depositor)

By:    Michael Reardon
       -----------------------------------
       Michael Reardon
       President*

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacity and on the date indicated.

Allan Steven Levine, Director, Chairman
Gilles M. Dellaert, Director                             *By:   /s/ Sarah M. Patterson
                                                                -----------------------------------
John Graf, Director                                             Sarah M. Patterson
Hanben Kim Lee, Director                                        Attorney-in-Fact
Michael A. Reardon, Director                             Date:  April 16, 2014
Richard V. Spencer, Director
Eric D. Todd, Director
Nicholas H. Von Moltke, Director

                                 EXHIBIT INDEX

(9)     Opinion and Consent of Sarah M. Patterson, Vice President and Assistant
        General Counsel
(10)    Consent of Independent Registered Public Accounting Firm
(99)    Copy of Power of Attorney